UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Cadence Bancorporation
(Exact name of registrant as specified in its charter)
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PROXY STATEMENT/OFFERING CIRCULAR

To the shareholders of BancorpSouth Bank and Cadence Bancorporation
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
On April 12, 2021, BancorpSouth Bank (“BancorpSouth”) and Cadence Bancorporation (“Cadence”) entered into an Agreement and Plan of Merger, which was amended as of May 27, 2021 (as further amended from time to time, the “merger agreement”), pursuant to which BancorpSouth and Cadence have agreed to combine their respective businesses in a merger. Under the merger agreement, Cadence will merge with and into BancorpSouth (the “merger”), with BancorpSouth as the surviving entity. Following the completion of the merger, Cadence Bank, N.A., a subsidiary of Cadence, will merge with and into BancorpSouth (the “bank merger”), with BancorpSouth as the surviving entity (the “combined company” or the “surviving entity,” as the case may be). The merger will bring together two companies with complementary franchises to create the fifth largest bank with headquarters in the combined nine-state footprint.
In the merger, holders of Cadence common stock will have the right to receive 0.70 shares (the “exchange ratio” and such shares, the “merger consideration”) of BancorpSouth common stock for each share of Cadence common stock they own. In addition, prior to the effective time of the merger and in connection with the closing, Cadence will declare and pay a special cash dividend of $1.25 per share of Cadence common stock (the “special dividend”) to holders of record of shares of Cadence common stock. Holders of BancorpSouth common stock will continue to own their existing shares of BancorpSouth common stock. Based on the closing price of BancorpSouth’s common stock on the New York Stock Exchange (the “NYSE”) on April 9, 2021, the last trading day before public announcement of the merger, the exchange ratio represented approximately $22.58 in value for each share of Cadence common stock, representing merger consideration of approximately $2.8 billion on an aggregate basis, not including the aggregate amount of the special dividend. Based on BancorpSouth’s closing price on June 29, 2021 of $28.29, the exchange ratio represented approximately $19.80 in value for each share of Cadence common stock, representing merger consideration of approximately $2.5 billion on an aggregate basis, not including the aggregate amount of the special dividend. The value of the BancorpSouth common stock at the time of completion of the merger could be greater than, less than or the same as the value of BancorpSouth common stock on the date of the accompanying joint proxy statement/offering circular. We urge you to obtain current market quotations of BancorpSouth common stock (trading symbol “BXS”) and Cadence common stock (trading symbol “CADE”).
We expect the merger will qualify as a reorganization for U.S. federal income tax purposes. Accordingly, holders of Cadence common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Cadence common stock for BancorpSouth common stock in the merger, except with respect to any cash received by such holders, as described in greater detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Based on the current number of shares of Cadence common stock outstanding or reserved for issuance, BancorpSouth expects to issue approximately 89 million shares of BancorpSouth common stock to holders of Cadence common stock in the aggregate in the merger. Following the completion of the merger, we estimate that former holders of Cadence common stock will own approximately 45% and former holders of BancorpSouth common stock will own approximately 55% of the common stock of the combined company.
BancorpSouth and Cadence will each hold a special meeting of its respective shareholders in connection with the merger. At our respective special meetings, in addition to other business, BancorpSouth will ask holders of its common stock and Cadence will ask holders of its common stock to approve the merger. Holders of BancorpSouth preferred stock are not entitled to and are not requested to vote at the BancorpSouth special meeting. Information about these meetings and the merger is contained in this document. In particular, see section entitled “Risk Factors” beginning on page 32. We urge you to read this document carefully and in its entirety.
The special meeting of holders of BancorpSouth common stock will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website: http://meetings.computershare.com/MTCW5QQ. The special meeting of holders of Cadence common stock will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website: www.virtualshareholdermeeting.com/CADE2021SM.
Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
This joint proxy statement/offering circular provides you with detailed information about the merger agreement and the merger. It also contains or references information about BancorpSouth and Cadence and certain related matters. You are encouraged to read this joint proxy statement/offering circular carefully. In particular, you should read the “Risk Factors” section beginning on page 32 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about BancorpSouth and Cadence from documents that have been filed with the Federal Deposit Insurance Corporation and the Securities and Exchange Commission, respectively, that are incorporated into this joint proxy statement/offering circular by reference.
James D. Rollins III Chairman of the Board and Chief Executive Officer BancorpSouth Bank	Paul B. Murphy, Jr. Chairman and Chief Executive Officer Cadence Bancorporation
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
THE SECURITIES TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER BANCORPSOUTH OR CADENCE. THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR HAS THE FEDERAL DEPOSIT INSURANCE CORPORATION PASSED ON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
The accompanying joint proxy statement/offering circular is dated July 7, 2021, and is first being mailed to holders of BancorpSouth common stock and BancorpSouth preferred stock and holders of Cadence common stock on or about July 12, 2021.

ADDITIONAL INFORMATION
The accompanying joint proxy statement/offering circular incorporates important business and financial information about BancorpSouth and Cadence from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Federal Deposit Insurance Corporation website at https://efr.fdic.gov/fcxweb/efr/index.html, and the Securities and Exchange Commission website at https://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:
if you are a BancorpSouth shareholder: BancorpSouth Bank One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi 38804 Attention: Corporate Secretary Telephone: (662) 680-2000	if you are a Cadence shareholder: Cadence Bancorporation 2800 Post Oak Boulevard, Suite 3800 Houston, Texas 77056 Attention: Valerie Toalson Telephone: (713) 871-4103
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of BancorpSouth common stock requesting documents must do so by August 2, 2021, in order to receive them before the BancorpSouth special meeting, and holders of Cadence common stock requesting documents must do so by August 2, 2021, in order to receive them before the Cadence special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated July 7, 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of BancorpSouth common stock or holders of Cadence common stock, nor the issuance by BancorpSouth of shares of BancorpSouth common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to BancorpSouth was provided by BancorpSouth and the information contained in this document with respect to Cadence was provided by Cadence.
See section entitled “Where You Can Find More Information” beginning on page 154 of the accompanying joint proxy statement/offering circular for further information.

BancorpSouth Bank
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To BancorpSouth Shareholders:
On April 12, 2021, BancorpSouth Bank (“BancorpSouth”) and Cadence Bancorporation (“Cadence”) entered into an Agreement and Plan of Merger, which was amended as of May 27, 2021 (as further amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/offering circular.
NOTICE IS HEREBY GIVEN that a special meeting of holders of BancorpSouth common stock (the “BancorpSouth special meeting”) will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website: http://meetings.computershare.com/MTCW5QQ. We are pleased to notify you of and invite you to the BancorpSouth special meeting.
At the BancorpSouth special meeting you will be asked to vote on the following matters:
•	Proposal to approve the merger agreement (the “BancorpSouth merger proposal”).
•
Proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by BancorpSouth to its named executive officers in connection with the merger (the “BancorpSouth compensation proposal”).

•
Proposal to adjourn the BancorpSouth special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the BancorpSouth merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/offering circular is timely provided to holders of BancorpSouth common stock (the “BancorpSouth adjournment proposal”).

The board of directors of BancorpSouth has fixed the close of business on July 6, 2021 as the record date for the BancorpSouth special meeting. BancorpSouth shareholders of record on the record date are entitled to notice of the BancorpSouth special meeting. Each holder of BancorpSouth common stock is entitled to cast one (1) vote on each matter properly brought before the BancorpSouth special meeting for each share of BancorpSouth common stock that such holder owned of record as of the record date. Holders of BancorpSouth preferred stock are not entitled to and are not requested to vote at the BancorpSouth special meeting.
BancorpSouth has determined that holders of BancorpSouth common stock and BancorpSouth preferred stock are not entitled to dissenters’ rights with respect to the proposed merger under Section 79-4-13.02 of the Mississippi Business Corporation Act (the “MBCA”).
The BancorpSouth board of directors unanimously recommends that holders of BancorpSouth common stock vote “FOR” the BancorpSouth merger proposal, “FOR” the BancorpSouth compensation proposal and “FOR” the BancorpSouth adjournment proposal.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of BancorpSouth common stock approve the merger agreement. The affirmative vote of a majority of the votes cast on the merger agreement by the holders of BancorpSouth common stock is required to approve the BancorpSouth merger proposal.

Whether or not you plan to attend the BancorpSouth special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by using the Internet, QR code scan or calling the toll-free telephone number as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, BancorpSouth 401(k) Profit-Sharing Plan trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, BancorpSouth 401(k) Profit-Sharing Plan trustee or other nominee.

By Order of the Board of Directors

James D. Rollins III Chairman of the Board and Chief Executive Officer
July 7, 2021

Cadence Bancorporation
2800 Post Oak Boulevard, Suite 3800
Houston, Texas 77056
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Cadence Shareholders:
On April 12, 2021, BancorpSouth Bank (“BancorpSouth”) and Cadence Bancorporation (“Cadence”) entered into an Agreement and Plan of Merger, which was amended as of May 27, 2021 (as further amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/offering circular.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Cadence common stock (the “Cadence special meeting”) will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website: www.virtualshareholdermeeting.com/CADE2021SM. We are pleased to notify you of and invite you to the Cadence special meeting.
At the Cadence special meeting, holders of Cadence common stock will be asked to vote on the following matters:
•	Proposal to adopt the merger agreement (the “Cadence merger proposal”).
•
Proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by Cadence to its named executive officers in connection with the merger (the “Cadence compensation proposal”).

•
Proposal to adjourn the Cadence special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Cadence merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/offering circular is timely provided to holders of Cadence common stock (the “Cadence adjournment proposal”).

The board of directors of Cadence has fixed the close of business on July 6, 2021 as the record date for the Cadence special meeting. Only holders of record of Cadence common stock as of the close of business on the record date for the Cadence special meeting are entitled to notice of the Cadence special meeting or any adjournment or postponement thereof. Only holders of record of Cadence common stock will be entitled to vote at the Cadence special meeting or any adjournment or postponement thereof.
Cadence has determined that holders of Cadence common stock are not entitled to appraisal rights with respect to the proposed merger under Section 262 of the Delaware General Corporation Law (the “DGCL”).
The Cadence board of directors unanimously recommends that holders of Cadence common stock vote “FOR” the Cadence merger proposal, “FOR” the Cadence compensation proposal and “FOR” the Cadence adjournment proposal.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Cadence common stock approve the merger agreement. The affirmative vote of a majority of the outstanding common stock of Cadence entitled to be cast on the merger agreement is required to approve the Cadence merger proposal.

Whether or not you plan to attend the Cadence special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope, call the toll-free number specified on your proxy card or authorize the individuals named on the accompanying proxy card to vote your shares by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, you will need to follow the voting instructions provided by your bank, broker or nominee to ensure that your shares are represented at the Cadence special meeting.

By Order of the Board of Directors

Paul B. Murphy, Jr. Chairman and Chief Executive Officer
July 7, 2021

i

ii

Page
Representations and Warranties	115
Covenants and Agreements	117
Combined Company Governance and Headquarters Matters	122
Shareholder Meetings and Recommendation of BancorpSouth’s and Cadence’s Boards of Directors	122
Agreement Not to Solicit Other Offers	123
Conditions to Complete the Merger	124
Termination of the Merger Agreement	125
Effect of Termination	125
Termination Fee	126
Expenses and Fees	126
Amendment, Waiver and Extension of the Merger Agreement	127
Governing Law	127
Specific Performance	127
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	128
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	132
COMPARISON OF SHAREHOLDERS’ RIGHTS	139
LEGAL MATTERS	151
EXPERTS	151
DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS	152
WHERE YOU CAN FIND MORE INFORMATION	154
Annex A – Agreement and Plan of Merger, dated as of April 12, 2021 and amended as of May 27, 2021, by and between BancorpSouth Bank and Cadence Bancorporation	A-1
Annex B – Opinion of Keefe, Bruyette & Woods, Inc.	B-1
Annex C – Opinion of Goldman Sachs & Co. LLC	C-1
Annex D – Opinion of J.P. Morgan Securities LLC	D-1
iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the BancorpSouth special meeting or the Cadence special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/offering circular because the information in this section does not provide all the information that might be important to you with respect to the merger and the BancorpSouth special meeting or the Cadence special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/offering circular. See the section entitled “Where You Can Find More Information” beginning on page 154.
In this joint proxy statement/offering circular, unless the context otherwise requires:
•	“BancorpSouth” refers to BancorpSouth Bank, a Mississippi state-chartered bank;
•	“BancorpSouth common stock” refers to the common stock, par value $2.50 per share, of BancorpSouth;
•
“BancorpSouth preferred stock” refers to the preferred stock of BancorpSouth, par value $0.01 per share, including the Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of BancorpSouth (the “BancorpSouth Series A preferred stock”);

•	“Cadence” refers to Cadence Bancorporation, a Delaware corporation;
•	“Cadence common stock” refers to the common stock, par value $0.01 per share, of Cadence, including the class A common stock, par value $0.01 per share (the “Cadence Class A common stock”); and
•	“shareholders” or “holders” refers to holders of shares of the capital stock of BancorpSouth, Cadence or the combined company (as defined below), as the context suggests.
Q:	Why am I receiving this joint proxy statement/offering circular?
A:
You are receiving this joint proxy statement/offering circular because BancorpSouth and Cadence have agreed to combine their companies in a merger structured through a merger of Cadence with and into BancorpSouth (the “merger”), with BancorpSouth as the surviving entity (the “combined company” or the “surviving entity,” as the case may be). A copy of the Agreement and Plan of Merger, dated as of April 12, 2021 and amended as of May 27, 2021, by and between BancorpSouth and Cadence (as further amended from time to time, the “merger agreement”) is attached as Annex A to this joint proxy statement/offering circular and is incorporated by reference herein. Following the completion of the merger, Cadence Bank, N.A., a subsidiary of Cadence, will merge with and into BancorpSouth with BancorpSouth as the surviving entity. In this joint proxy statement/offering circular, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:
•	holders of BancorpSouth common stock must approve the merger agreement (the “BancorpSouth merger proposal”);
•	holders of Cadence common stock must adopt the merger agreement (the “Cadence merger proposal”).
BancorpSouth is holding a special meeting of holders of BancorpSouth common stock (the “BancorpSouth special meeting”) to obtain approval of the BancorpSouth merger proposal. BancorpSouth shareholders of record on the record date are entitled to notice of the BancorpSouth special meeting. Each holder of BancorpSouth common stock is entitled to cast one (1) vote on each matter properly brought before the BancorpSouth special meeting for each share of BancorpSouth common stock that such holder owned of record as of the record date. Holders of BancorpSouth preferred stock are not entitled to and are not requested to vote at the BancorpSouth special meeting. Holders of BancorpSouth common stock will also be asked to approve the proposal to adjourn the BancorpSouth special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the BancorpSouth special meeting to approve the BancorpSouth merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/offering circular is timely provided to holders of BancorpSouth common stock (the “BancorpSouth adjournment proposal”). Pursuant to BancorpSouth’s bylaws, if a quorum is not established because a sufficient number of shares entitled to vote are not represented at the BancorpSouth special meeting, the meeting may be adjourned by the presiding officer of the BancorpSouth special meeting without further notice. Holders of BancorpSouth common stock will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by BancorpSouth to its named executive officers in connection with the merger (the “BancorpSouth compensation proposal”).
Cadence is holding a special meeting of holders of Cadence common stock (the “Cadence special meeting”) to obtain approval of the Cadence merger proposal. Holders of Cadence common stock will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by Cadence to its named executive officers in connection with the merger (the “Cadence compensation proposal”) and to approve the proposal to adjourn the Cadence special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the Cadence special meeting to approve the Cadence merger proposal or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/offering circular is timely provided to holders of Cadence common stock (the “Cadence adjournment proposal”). Under Cadence’s bylaws, the Chairperson of the board of directors or the President may adjourn the Cadence special meeting whether or not there is a quorum and no notice of the time and place, if any, of the adjourned meeting need be given except as required by law. Pursuant to Cadence’s bylaws, the Cadence special meeting may be postponed or cancelled, by resolution of the board of directors upon public notice given prior to the scheduled date of the Cadence special meeting.
This document is also an offering circular that is being delivered to holders of Cadence common stock because, in connection with the merger, BancorpSouth is offering shares of BancorpSouth common stock to holders of Cadence common stock. This joint proxy statement/offering circular contains important information about the merger and the other proposals being voted on at the BancorpSouth and Cadence special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, Cadence will merge with and into BancorpSouth. Each share of Cadence common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by BancorpSouth or Cadence) will be converted into the right to receive 0.70 shares (the “exchange ratio” and such shares, the “merger consideration”) of BancorpSouth common stock, par value $2.50. Prior to the effective time and in connection with the closing, Cadence will declare and pay a special cash dividend of $1.25 per share of Cadence common stock (the “special dividend”) to holders of record of shares of Cadence common stock. After completion of the merger, Cadence will no longer be a public company, and Cadence common stock will be delisted from the New York Stock Exchange (“NYSE”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to be publicly traded. Holders of BancorpSouth common stock will continue to own their existing shares of BancorpSouth common stock. The name of the surviving entity will be “Cadence Bank” and the common stock of the surviving entity will be listed on the NYSE under the symbol “CADE.” See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 112 and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?
A:
The BancorpSouth special meeting will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website (the “BancorpSouth special meeting website”): http://meetings.computershare.com/MTCW5QQ.

The Cadence special meeting will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website (the “Cadence special meeting website”): www.virtualshareholdermeeting.com/CADE2021SM.
Even if you plan to attend your respective company’s special meeting, BancorpSouth and Cadence recommend that you vote your shares in advance as described below under the section entitled “—How can I vote my shares at my respective special meeting?” so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. If your shares of BancorpSouth common stock are held in “street name,” you will receive instructions from the registered holder that must be followed in order for your shares to be voted on your behalf.

Q:	What matters will be considered at each of the special meetings?
A:	At the BancorpSouth special meeting, holders of BancorpSouth common stock will be asked to consider and vote on the following proposals:
•	BancorpSouth Proposal 1: The BancorpSouth merger proposal. Approval of the merger agreement;
•
BancorpSouth Proposal 2: The BancorpSouth compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by BancorpSouth to its named executive officers in connection with the merger; and

•
BancorpSouth Proposal 3: The BancorpSouth adjournment proposal. Approval of the adjournment of the BancorpSouth special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the BancorpSouth special meeting to approve the BancorpSouth merger proposal or (ii) if necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/offering circular is timely provided to holders of BancorpSouth common stock.

At the Cadence special meeting, holders of Cadence common stock will be asked to consider and vote on the following proposals:
•	Cadence Proposal 1: The Cadence merger proposal. Adoption of the merger agreement;
•
Cadence Proposal 2: The Cadence compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by Cadence to its named executive officers in connection with the merger; and

•
Cadence Proposal 3: The Cadence adjournment proposal. Approval of the adjournment of the Cadence special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the Cadence special meeting to approve the Cadence merger proposal or (ii) if necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/offering circular is timely provided to holders of Cadence common stock.

In order to complete the merger, among other things, holders of BancorpSouth common stock must approve the BancorpSouth merger proposal and holders of Cadence common stock must approve the Cadence merger proposal. None of the approval of the BancorpSouth compensation proposal, the BancorpSouth adjournment proposal, the Cadence compensation proposal or the Cadence adjournment proposal are conditions to the obligations of BancorpSouth or Cadence to complete the merger.
Q:	What will holders of Cadence common stock receive in the merger?
A:
In the merger, holders of Cadence common stock will have the right to receive 0.70 shares of BancorpSouth common stock for each share of Cadence common stock held immediately prior to the completion of the merger. BancorpSouth will not issue any fractional shares of BancorpSouth common stock in the merger. Holders of Cadence common stock who would otherwise be entitled to receive a fraction of a share of BancorpSouth common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the fraction of a share (after taking into account all shares of Cadence common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of BancorpSouth common stock to which the holder would otherwise be entitled to receive by the average closing-sale price per share of BancorpSouth common stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five (5) trading days ending on the day preceding the closing date of the merger.

In addition, prior to the effective time and in connection with the closing, Cadence will declare and pay the special dividend of $1.25 per share of Cadence common stock to holders of record of shares of Cadence common stock.
Q:	What will holders of BancorpSouth common stock receive in the merger?
A:
In the merger, holders of BancorpSouth common stock will not receive any consideration, and their shares of BancorpSouth common stock will remain outstanding and will constitute shares of the combined company. Following the merger, shares of the common stock of the surviving entity will continue to be traded on the NYSE under the symbol “CADE.”

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/offering circular and the time the merger is completed?
A:
Yes. Although the number of shares of BancorpSouth common stock that holders of Cadence common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/offering circular and the completion of the merger based upon the market value for BancorpSouth common stock. Any fluctuation in the market price of BancorpSouth common stock will change the value of the shares of BancorpSouth common stock that holders of Cadence common stock will receive. Neither BancorpSouth nor Cadence is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of BancorpSouth common stock or Cadence common stock.

Q:	How will the merger affect Cadence equity awards?
A:	With respect to Cadence equity awards granted prior to the execution of the merger agreement:
•
Each option to purchase shares of Cadence common stock (a “Cadence stock option”) that is outstanding immediately prior to the effective time will be equitably adjusted immediately prior to the effective time by an amount equal to the special dividend and, at the effective time, will automatically be converted into an option (a “BancorpSouth converted stock option”) to purchase shares of BancorpSouth common stock based on the exchange ratio and subject to the same terms and conditions, after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence stock option immediately prior to the effective time.

•
At the effective time, each restricted stock unit award in respect of shares of Cadence common stock (a “Cadence RSU award”) that is outstanding immediately prior to the effective time will automatically be converted into the right to receive (A) a restricted stock unit award in respect of shares of BancorpSouth common stock (each, a “BancorpSouth converted RSU award”) based on the exchange ratio and (B) the special dividend with respect to the number of shares of Cadence common stock subject to the Cadence RSU award, subject to the same terms and conditions, including vesting and settlement, as apply to the corresponding Cadence RSU award immediately prior to the effective time, and each such BancorpSouth converted RSU award will be subject to the same terms and conditions (including vesting terms), after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence RSU award immediately prior to the effective time.

•
At the effective time, each performance stock unit (a “Cadence PSU award”) that is outstanding immediately prior to the effective time will automatically be converted into the right to receive (A) a BancorpSouth converted RSU award based on the exchange ratio, assuming the higher of target performance and actual performance through the latest practicable date prior to the effective time, and (B) the special dividend with respect to the number of shares of Cadence common stock subject to such Cadence PSU award that is determined to be earned as provided above, subject to the same terms and conditions, including vesting and settlement, as applied with respect to the corresponding Cadence PSU award immediately prior to the effective time, and each such BancorpSouth converted RSU award will be subject to the same terms and conditions (including service-based vesting terms but not performance goals), after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence PSU award immediately prior to the effective time.

With respect to the BancorpSouth converted stock options and BancorpSouth converted RSU awards, upon a termination of employment of a holder by BancorpSouth without “cause” (as defined in the Cadence 2015 Omnibus Incentive Plan) or, in certain circumstances, a termination of employment by the holder for “good reason” (as defined in the individual agreement with the applicable holder) (such terminations, a “qualifying termination”), within the two-year period following the closing of the merger, such converted BancorpSouth equity awards will become fully vested, and the BancorpSouth converted stock options will remain exercisable for the full original term.

Q:	How will the merger affect the Cadence ESPP?
A:
Pursuant to the merger agreement, the offering period under the Cadence Employee Stock Purchase Plan (the “ESPP”) that commenced on April 1, 2021 will be the final offering period under the ESPP, the ESPP will terminate at the effective time and no further rights will be granted or exercised under the ESPP thereafter.

Q:	How will the merger affect BancorpSouth equity awards?
A:
With respect to BancorpSouth equity awards outstanding immediately prior to the effective time, upon a termination of employment of a holder by BancorpSouth without “Cause” (as defined in the BancorpSouth Long-Term Equity Incentive Plan) within 24 months following the closing of the merger, such BancorpSouth equity awards (other than any BancorpSouth performance stock units with an outstanding performance period (the “outstanding performance period BancorpSouth PSUs”)) will become fully vested. Any outstanding performance period BancorpSouth PSU will cease to be subject to any service-based vesting conditions and continue to be subject to performance-based vesting conditions in accordance with the terms of the award.

Q:	How does the BancorpSouth board of directors recommend that I vote at the BancorpSouth special meeting?
A:
The BancorpSouth board of directors unanimously recommends that you vote “FOR” the BancorpSouth merger proposal, “FOR” the BancorpSouth compensation proposal and “FOR” the BancorpSouth adjournment proposal.

In considering the recommendations of the BancorpSouth board of directors, holders of BancorpSouth common stock should be aware that BancorpSouth directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of BancorpSouth common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain BancorpSouth Directors and Executive Officers in the Merger” beginning on page 95.
Q:	How does the Cadence board of directors recommend that I vote at the Cadence special meeting?
A:	The Cadence board of directors unanimously recommends that you vote “FOR” the Cadence merger proposal, “FOR” the Cadence compensation proposal and “FOR” the Cadence adjournment proposal.
In considering the recommendations of the Cadence board of directors, holders of Cadence common stock should be aware that Cadence directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Cadence common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain Cadence Directors and Executive Officers in the Merger” beginning on page 98.
Q:	Who is entitled to vote at the BancorpSouth special meeting?
A:
The record date for the BancorpSouth special meeting is July 6, 2021. BancorpSouth shareholders of record at the close of business on the record date are entitled to notice of the BancorpSouth special meeting.

Each holder of BancorpSouth common stock is entitled to cast one (1) vote on each matter properly brought before the BancorpSouth special meeting for each share of BancorpSouth common stock that such holder owned of record as of the record date. As of July 6, 2021, there were 108,614,595 outstanding shares of BancorpSouth common stock. Holders of BancorpSouth preferred stock are not entitled to and are not requested to vote at the BancorpSouth special meeting.
Attendance at the special meeting is not required to vote. See below and the section entitled “The BancorpSouth Special Meeting—Proxies” beginning on page 42 for instructions on how to vote your shares without attending the BancorpSouth special meeting.
Q:	Who is entitled to vote at the Cadence special meeting?
A:
The record date for the Cadence special meeting is July 6, 2021. All holders of Cadence common stock who held shares at the close of business on the record date for the Cadence special meeting are entitled to receive notice of, and to vote at, the Cadence special meeting.

Each holder of Cadence common stock is entitled to cast one (1) vote on each matter properly brought before the Cadence special meeting for each share of Cadence common stock that such holder owned of record as of the record date. As of July 6, 2021, there were 124,752,738 outstanding shares of Cadence common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Cadence Special Meeting—Proxies” beginning on page 48 for instructions on how to vote your shares of Cadence common stock without attending the Cadence special meeting.
Q:	What constitutes a quorum for the BancorpSouth special meeting?
A:
Holders of shares representing a majority of the outstanding shares of BancorpSouth common stock entitled to vote that are present or represented by proxy will be necessary to constitute a quorum for purposes of taking actions on the BancorpSouth merger proposal, the BancorpSouth compensation proposal and the BancorpSouth adjournment proposal at the BancorpSouth special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Cadence special meeting?
A:
Holders of shares representing a majority of the outstanding shares of Cadence common stock entitled to vote, present or represented by proxy will be necessary to constitute a quorum for purposes of taking actions on the Cadence merger proposal, the Cadence compensation proposal and the Cadence adjournment proposal at the Cadence special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for the approval of each proposal at the BancorpSouth special meeting?
A:
BancorpSouth Proposal 1: BancorpSouth merger proposal. Approval of the BancorpSouth merger proposal requires the affirmative vote of a majority of the votes cast on the BancorpSouth merger proposal by the holders of BancorpSouth common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the BancorpSouth merger proposal.

BancorpSouth Proposal 2: BancorpSouth compensation proposal. Approval of the BancorpSouth compensation proposal requires the affirmative vote of a majority of the votes cast by the holders of BancorpSouth common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the BancorpSouth compensation proposal.
BancorpSouth Proposal 3: BancorpSouth adjournment proposal. Approval of the BancorpSouth adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of BancorpSouth common stock at the BancorpSouth special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the BancorpSouth adjournment proposal.
Q:	What vote is required for the approval of each proposal at the Cadence special meeting?
A:
Cadence Proposal 1: Cadence merger proposal. Approval of the Cadence merger proposal requires the affirmative vote of a majority of the outstanding common stock of Cadence entitled to be cast on the merger agreement. Shares of Cadence common stock not present, including by broker non-vote or otherwise, and shares present and not voted, whether by abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.

Cadence Proposal 2: Cadence compensation proposal. Approval of the Cadence compensation proposal requires the affirmative vote of the holders of a majority of the shares of Cadence common stock entitled to vote who are represented by virtual attendance or by proxy at the Cadence special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Cadence compensation proposal, while a failure to vote or instruct your bank, broker or other nominee how to vote will have no effect on the outcome of the Cadence compensation proposal.
Cadence Proposal 3: Cadence adjournment proposal. Approval of the Cadence adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Cadence common stock entitled to vote who are represented by virtual attendance or by proxy at the Cadence special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Cadence adjournment proposal, while a failure to vote or instruct your bank, broker or other nominee how to vote will have no effect on the outcome of the Cadence adjournment proposal.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the BancorpSouth and Cadence named executive officers (i.e., the BancorpSouth compensation proposal and the Cadence compensation proposal)?

A:
Under the applicable Federal Deposit Insurance Corporation (the “FDIC”) rules and Securities and Exchange Commission (the “SEC”) rules, BancorpSouth and Cadence are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to BancorpSouth’s or Cadence’s named executive officers, respectively, that is based on or otherwise relates to the merger.

Q:
What happens if holders of BancorpSouth or Cadence common stock do not approve, by non-binding, advisory vote, merger-related compensation arrangements for BancorpSouth’s or Cadence’s named executive officers (i.e., the BancorpSouth compensation proposal and the Cadence compensation proposal)?

A:
The votes on the proposals to approve the merger-related compensation arrangements for each of BancorpSouth’s and Cadence’s named executive officers are each separate and apart from the votes to approve the other proposals being presented at the BancorpSouth and Cadence special meetings. Because the votes on the proposals to approve the merger-related executive compensation are advisory in nature only, they will not be binding upon BancorpSouth, Cadence, or the combined company in the merger. Accordingly, the merger-related compensation will be paid to BancorpSouth’s and Cadence’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if the holders of BancorpSouth and/or Cadence common stock, respectively, do not approve the proposals to approve the merger-related executive compensation.

Q:	What if I hold shares in both BancorpSouth and Cadence?
A:
If you hold shares of both BancorpSouth common stock and Cadence common stock, you will receive separate packages of proxy materials. A vote cast as a holder of BancorpSouth common stock will not count as a vote cast as a holder of Cadence common stock, and a vote cast as a holder of Cadence common stock will not count as a vote cast as a holder of BancorpSouth common stock. Therefore, please submit separate proxies for your shares of BancorpSouth common stock and your shares of Cadence common stock.

Q:	How can I vote my shares at my respective special meeting?
A:
Record Holders. Shares held directly in your name as the holder of record of BancorpSouth or Cadence common stock may be voted at the BancorpSouth special meeting or the Cadence special meeting, as applicable.

If your shares of BancorpSouth common stock are registered directly in your name with BancorpSouth’s transfer agent, Computershare Limited (“Computershare”), you are considered the shareholder of record with respect to those shares. As a shareholder of record, you can attend the BancorpSouth special meeting by accessing the BancorpSouth special meeting website and entering the 15-digit control number on the enclosed proxy card.
If you are a holder of record of Cadence common stock as of the record date for the Cadence special meeting, you may vote by:
•	accessing the Internet website specified on your proxy card;
•	calling the toll-free number specified on your proxy card;
•	signing and returning the enclosed proxy card in the postage-paid envelope provided; or
•	attending the Cadence special meeting.
Shares in “street name.” Shares held in a brokerage or other account in “street name” may be voted at the BancorpSouth special meeting or Cadence special meeting, as applicable. If your shares of BancorpSouth common stock are held in “street name,” you will receive instructions from the registered holder that must be followed in order for your shares to be voted on your behalf. Please note that if you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Profit-Sharing Plan (the “BancorpSouth 401(k) Plan”), you will not be able to vote those shares at the BancorpSouth special meeting.
If your shares of BancorpSouth common stock are held in a stock brokerage account or by a bank, broker, trustee (including the BancorpSouth 401(k) Plan and the trustee for the BancorpSouth 401(k) Plan (such trustee, the “BancorpSouth 401(k) Plan trustee”)) or other nominee, the bank, broker, BancorpSouth 401(k)

Plan trustee or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” If you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan as of the record date, you can attend the BancorpSouth special meeting by accessing the BancorpSouth special meeting website and entering the 15-digit control number on the enclosed proxy card. You will not, however, be able to vote those shares at the BancorpSouth special meeting. If you are a beneficial owner of BancorpSouth common stock whose stock is held in a stock brokerage account or by a bank, broker, trustee or other nominee as of the record date and want to attend the BancorpSouth special meeting, you may register in advance to virtually attend the BancorpSouth special meeting by submitting to Computershare, along with your name and email address, one of the following documents: (i) a copy of the voting instruction form you received from your bank or broker, (ii) a copy of a brokerage statement validating your holdings as of the meeting record date or (iii) proof of your proxy power (“legal proxy”) from your broker, bank or other nominee reflecting your BancorpSouth common stock holdings. Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com or by mail to Computershare, BancorpSouth Bank Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m. (Central Time) on August 2, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials. If you did not submit a legal proxy, but did submit a voting instruction form or brokerage statement, you will not be entitled to vote at the meeting, but you will be able to attend and ask questions.
The platform for the virtual BancorpSouth special meeting is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the BancorpSouth special meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.
If you hold Cadence common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting. Street name holders may only vote at the Cadence special meeting if they have a legal proxy to vote their shares.
If you do not have Internet capabilities, you can listen to the virtual Cadence special meeting by telephone by calling the toll-free number specified on your proxy card.
Even if you plan to attend virtually the BancorpSouth special meeting or the Cadence special meeting, as applicable, BancorpSouth and Cadence recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Additional information on attending the special meetings virtually can be found under the section entitled “The BancorpSouth Special Meeting” on page 40 and under the section entitled “The Cadence Special Meeting” on page 47.
Q:	How can I vote my shares without attending my respective special meeting?
A:
Whether you hold your shares directly as the holder of record of BancorpSouth or Cadence or beneficially in “street name,” you may direct your vote by proxy without attending the BancorpSouth special meeting or the Cadence special meeting, as applicable.

If you are a record holder of BancorpSouth common stock, you can vote your shares by proxy over the Internet, QR code scan, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan, your proxies submitted by Internet, QR code scan, telephone or by mail must be received by 11:59 p.m. (Central Time) on August 4, 2021 in order to ensure that your vote is counted. If you are a record holder of Cadence common stock, you can vote your shares by accessing the Internet website specified on your proxy card, calling the toll-free number specified on your proxy card, signing and returning the enclosed proxy card in the postage-paid envelope provided or attending the Cadence special meeting. If your shares of

BancorpSouth common stock are held in “street name,” you will receive instructions from the registered holder that must be followed in order for your shares to be voted on your behalf. If your shares of Cadence common stock are held in “street name,” street name holders may only vote at the Cadence special meeting if they have a legal proxy to vote their shares.
Additional information on voting procedures can be found under the section entitled “The BancorpSouth Special Meeting” on page 40 and under the section entitled “The Cadence Special Meeting” on page 47.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this document, please vote as soon as possible. If you are a record holder of shares of BancorpSouth common stock, please respond by submitting your proxy through the Internet, QR code scan, by telephone or by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope; or if you are a record holder of Cadence common stock, submitting your proxy through the Internet, calling the toll-free number specified on your proxy card or by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, as soon as possible so that your shares may be represented at your respective meeting.

Please see below for instruction on voting your shares held beneficially in “street name.”
Q:	If my shares are held in “street name” by a broker, bank, trustee or other nominee, will my broker, bank, trustee or other nominee vote my shares for me?
A:
No. Your bank, broker, trustee (including the BancorpSouth 401(k) Plan trustee) or other nominee cannot vote your shares without instructions from you. If your shares of BancorpSouth common stock are held in “street name,” you will receive instructions from the registered holder that must be followed in order for your shares to be voted on your behalf. If your shares of Cadence common stock are held in “street name,” street-name holders may only vote at the Cadence special meeting if they have a legal proxy to vote their shares.

Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for BancorpSouth and Cadence to obtain the necessary quorum to hold its respective special meeting. If you fail to submit a proxy or vote at the BancorpSouth special meeting, or fail to instruct your bank, broker, BancorpSouth 401(k) Plan trustee or other nominee how to vote with respect to the BancorpSouth merger proposal, you will not be deemed to have cast a vote with respect to the BancorpSouth merger proposal. Your failure to submit a proxy or vote at the Cadence special meeting, or failure to instruct your bank or broker how to vote, or abstention from voting will have the same effect as a vote “AGAINST” approval of the Cadence merger proposal.

The merger agreement must be approved by the affirmative vote of a majority of votes cast on the BancorpSouth merger proposal by the holders of BancorpSouth common stock and by the affirmative vote of a majority of the outstanding common stock of Cadence entitled to be cast on the merger agreement. The BancorpSouth board of directors unanimously recommends that you vote “FOR” the BancorpSouth merger proposal and the Cadence board of directors unanimously recommends that you vote “FOR” the Cadence merger proposal and “FOR” the other proposals to be considered at the BancorpSouth special meeting and the Cadence special meeting, respectively.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of BancorpSouth common stock represented by your proxy will be voted as recommended by the BancorpSouth board of directors with respect to such proposals or the shares of Cadence common stock represented by your proxy will be voted as recommended by the Cadence board of directors with respect to such proposals, as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:
If you directly hold shares of BancorpSouth common stock or Cadence common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of BancorpSouth or Cadence, as applicable;

•	signing and returning a proxy card with a later date;
•
in the case of holders of BancorpSouth common stock, voting through the Internet, QR code scan or by telephone at a later time; or in the case of holders of Cadence common stock, voting through the Internet at a later time; or

•	attending the applicable special meeting virtually, and voting at the special meeting.
If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote. If you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan, you may change your instruction to the BancorpSouth 401(k) Plan trustee by submitting a subsequent instruction to such trustee by 11:59 p.m. (Central Time) on August 4, 2021. You will not be able to vote those shares at the BancorpSouth special meeting.
Q:	Will BancorpSouth be required to submit the BancorpSouth merger proposal to its shareholders even if the BancorpSouth board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the BancorpSouth special meeting, BancorpSouth is required to submit the BancorpSouth merger proposal to its shareholders even if the BancorpSouth board of directors has withdrawn or modified its recommendation.

Q:	Will Cadence be required to submit the Cadence merger proposal to its shareholders even if the Cadence board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the Cadence special meeting, Cadence is required to submit the Cadence merger proposal to its shareholders even if the Cadence board of directors has withdrawn or modified its recommendation.

Q:	Are holders of BancorpSouth common stock or holders of BancorpSouth preferred stock entitled to dissenters’ rights?
A:
No. Holders of BancorpSouth common stock and BancorpSouth preferred stock are not entitled to dissenters’ rights under the Mississippi Business Corporation Act (the “MBCA”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 110.

Q:	Are holders of Cadence common stock entitled to appraisal rights?
A:
No. Holders of Cadence common stock are not entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 110.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the BancorpSouth merger proposal, or the approval of the Cadence merger proposal?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 32. You also should read and carefully consider the risk factors of BancorpSouth and Cadence contained in the documents that are incorporated by reference into this joint proxy statement/offering circular.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Cadence common stock?
A:
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the respective obligations of BancorpSouth and Cadence to complete the merger that each of BancorpSouth and Cadence receives a legal opinion to that effect. Accordingly, subject to the discussion regarding the special dividend below, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Cadence common stock for BancorpSouth common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of BancorpSouth common stock.

Cadence intends to report the special dividend as a distribution with respect to its stock for U.S. federal income tax purposes. Accordingly, the receipt of the special dividend is expected to be treated as ordinary dividend income to the extent of Cadence’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, with any excess being treated first as a non-taxable return of capital to the extent of each U.S. holder’s tax basis in its Cadence common stock and thereafter as gain from the sale or exchange of a capital asset. It is possible, however, that the special dividend could be treated as cash received in the merger, in which case a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the special dividend received and (ii) the excess, if any, of (a) the sum of the special dividend plus the fair market value of the BancorpSouth common stock received in exchange for its shares of Cadence common stock in the merger over (b) such U.S. holder’s tax basis in its shares of Cadence common stock exchanged.
Tax consequences to you of the merger will depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/offering circular. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 128.
Q:	When is the merger expected to be completed?
A:
BancorpSouth and Cadence expect the merger to close in the fourth quarter of 2021. However, neither BancorpSouth nor Cadence can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. BancorpSouth and Cadence must first obtain the approval of holders of BancorpSouth common stock and holders of Cadence common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What are the conditions to complete the merger?
A:
The obligations of BancorpSouth and Cadence to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, authorization for listing on the New York Stock Exchange of the shares of the BancorpSouth common stock to be issued in the merger, subject to official notice of issuance, the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or the bank merger or making the completion of the merger or the bank merger illegal, receipt of certain tax opinions, approval by BancorpSouth shareholders of the BancorpSouth merger proposal and approval by Cadence shareholders of the Cadence merger proposal. For more information, see section entitled “The Merger Agreement—Conditions to Complete the Merger” beginning on page 124.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, holders of Cadence common stock will not receive any consideration for their shares of Cadence common stock in connection with the merger. Instead, Cadence will remain an independent public company, Cadence common stock will continue to be listed and traded on the NYSE, and BancorpSouth will not complete the issuance of shares of BancorpSouth common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $118 million will be payable by either BancorpSouth or Cadence, as applicable. See section entitled “The Merger Agreement—Termination Fee” beginning on page 126 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?
A:
Each of the BancorpSouth and Cadence record date is earlier than the date of the BancorpSouth special meeting and the Cadence special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of BancorpSouth common stock or Cadence common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Cadence common stock, you will not have the right to receive the merger consideration to be received by Cadence shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Cadence common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent selected by BancorpSouth and Cadence (the “exchange agent”) will send you instructions for exchanging Cadence stock certificates for the consideration to be received in the merger. See section entitled “The Merger Agreement—Conversion of Shares; Exchange of Cadence Stock Certificates” beginning on page 115. As of the date of this joint proxy statement/offering circular, Cadence does not have any stock certificates outstanding.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:
If you hold shares of BancorpSouth common stock or Cadence common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of BancorpSouth common stock or Cadence common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or over the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/offering circular to ensure that all of your shares of BancorpSouth common stock or Cadence common stock are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker, trustee (including the BancorpSouth 401(k) Plan trustee) or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.
Q:	Who can help answer my questions?
A:
BancorpSouth shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact BancorpSouth’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 295-8105.

Cadence shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Cadence’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 767-8867.
Q:	Where can I find more information about BancorpSouth and Cadence?
A:	You can find more information about BancorpSouth and Cadence from the various sources described under “Where You Can Find More Information” beginning on page 154.
Q:	What is householding and how does it affect me?
A:
The applicable regulatory rules permit companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of BancorpSouth common stock and Cadence common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding BancorpSouth common stock or Cadence common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/offering circular. The broker will arrange for delivery of a separate copy of this joint proxy statement/offering circular promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY
This summary highlights selected information in this joint proxy statement/offering circular and may not contain all the information that is important to you. You should carefully read this entire joint proxy statement/offering circular and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about BancorpSouth and Cadence into this joint proxy statement/offering circular. You may obtain the information incorporated by reference into this joint proxy statement/offering circular without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 154 of this joint proxy statement/offering circular.
The Parties to the Merger (page 53)
BancorpSouth Bank
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
(662) 680-2000
BancorpSouth is a Mississippi state-chartered bank headquartered in Tupelo, Mississippi. BancorpSouth has commercial banking, mortgage and insurance operations in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, Tennessee and Texas, and one loan production office in Durant, Oklahoma. BancorpSouth’s insurance agency subsidiary also operates an office in Illinois. BancorpSouth and its insurance agency subsidiary provide commercial banking, leasing, mortgage origination and servicing, insurance, brokerage and trust services to corporate customers, local governments, individuals and other financial institutions through an extensive network of branches and offices. As of March 31, 2021, BancorpSouth had total assets of $25.8 billion, deposits of $21.2 billion, and shareholders’ equity of $2.8 billion.
BancorpSouth common stock is traded on the NYSE under the symbol “BXS.”
Cadence Bancorporation
2800 Post Oak Boulevard, Suite 3800
Houston, Texas 77056
(713) 871-4103
Cadence is a financial holding company and a Delaware corporation headquartered in Houston, Texas, and is the parent company of Cadence Bank, N.A. As of March 31, 2021, Cadence operated a network of 98 locations across Texas, Georgia, Alabama, Florida, Mississippi, and Tennessee. Cadence focuses on middle-market commercial lending, complemented by retail banking and wealth management services, and provides a broad range of banking services to businesses, high-net-worth individuals and business owners. As of March 31, 2021, Cadence had total assets of $18.8 billion in assets, $12.4 billion in total loans (net of unearned discounts and fees), $16.1 billion in deposits and $2.1 billion in shareholders’ equity.
Cadence common stock is traded on the NYSE under the symbol “CADE.”
The Merger and the Merger Agreement (pages 54 and 112)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/offering circular. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the merger agreement, Cadence will merge with and into BancorpSouth, with BancorpSouth continuing as the surviving entity in the merger. Following the completion of the merger, Cadence Bank, N.A., a subsidiary of Cadence, will merge with and into BancorpSouth, with BancorpSouth as the surviving entity in the bank merger. The name of the surviving entity will be “Cadence Bank” and the stock of the surviving entity will be listed on the NYSE under the symbol “CADE.” For a more detailed description of the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 112.
Merger Consideration (page 112)
At the effective time, holders of Cadence common stock will have the right to receive 0.70 shares of BancorpSouth common stock for each share of Cadence common stock they hold immediately prior to the effective time. Prior to the effective time and in connection with the closing, Cadence will declare and pay the special dividend of $1.25 per share of Cadence common stock to holders of record of shares of Cadence common stock. BancorpSouth will not issue any fractional shares of BancorpSouth common stock in the merger. Holders of Cadence common stock who would otherwise be entitled to receive a fraction of a share of BancorpSouth common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying the fraction of a share (after taking into account all shares of Cadence common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of BancorpSouth common stock to which the holder would otherwise be entitled to receive by the average closing-sale price per share of BancorpSouth common stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five (5) trading days ending on the day preceding the closing date of the merger. BancorpSouth common stock is listed on the NYSE under the symbol “BXS,” and Cadence common stock is listed on the NYSE under the symbol “CADE.” The following table shows the closing sale prices of BancorpSouth common stock and Cadence common stock as reported on the NYSE, as applicable, on April 9, 2021, the last full trading day before the public announcement of the merger agreement, and on June 29, 2021, the last practicable trading day before the date of this joint proxy statement/offering circular. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Cadence common stock, which was calculated by multiplying the closing price of BancorpSouth common stock on those dates by the exchange ratio of 0.70, and not including the amount of the special dividend.
	BancorpSouth Common Stock	Cadence Common Stock	Implied Value of One Share of Cadence Common Stock
April 9, 2021	$32.26	$21.48	$22.58
June 29, 2021	$28.29	$20.82	$19.80
For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 54 and “The Merger Agreement—Merger Consideration” beginning on page 112.
Treatment of Cadence Equity Awards (page 113)
Cadence Stock Options
Each Cadence stock option that is outstanding immediately prior to the effective time will be equitably adjusted immediately prior to such date by an amount equal to the special dividend and, at the effective time, will automatically be converted into a BancorpSouth converted stock option to purchase shares of BancorpSouth common stock based on the exchange ratio and subject to the same terms and conditions, after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence stock option immediately prior to the effective time.
Cadence Restricted Stock Unit Awards
At the effective time, each Cadence RSU award that is outstanding immediately prior to the effective time will automatically be converted into the right to receive (A) a BancorpSouth converted RSU award based on the exchange ratio and (B) the special dividend with respect to the number of shares of Cadence common stock subject to the Cadence RSU award, subject to the same terms and conditions, including vesting and settlement, as apply to the corresponding Cadence RSU award immediately prior to the effective time, and each such BancorpSouth converted RSU Award will be subject to the same terms and conditions (including vesting terms), after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence RSU award immediately prior to the effective time.
Cadence PSU Awards
At the effective time, each Cadence PSU award that is outstanding immediately prior to the effective time will, automatically be converted into the right to receive (A) a BancorpSouth converted RSU award based on the exchange ratio, assuming the higher of target performance and actual performance through the latest practicable date prior to the effective time, and (B) the special dividend with respect to the number of shares of Cadence common stock subject to such Cadence PSU award that is determined to be earned as provided above, subject to the same terms and conditions, including vesting and settlement, as applied with respect to the corresponding Cadence PSU award immediately prior to the effective time, and each such BancorpSouth converted RSU award will be subject to the same terms and conditions (including service-based vesting terms but not performance goals), after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence PSU award immediately prior to the effective time.
Treatment upon Certain Terminations of Employment following the Effective Time
With respect to the BancorpSouth converted stock options and BancorpSouth converted RSU awards, upon a qualifying termination within the two-year period following the closing of the merger, such converted BancorpSouth equity awards will become fully vested, and the BancorpSouth converted stock options will remain exercisable for the full original term.
Treatment of Cadence ESPP
Pursuant to the merger agreement, the offering period under the ESPP that commenced on April 1, 2021 will be the final offering period under the ESPP, the ESPP will terminate at the effective time and no further rights will be granted or exercised under the ESPP thereafter.
Treatment of BancorpSouth Equity Awards (page 95)
With respect to BancorpSouth equity awards outstanding immediately prior to the effective time, upon a termination of employment of a holder by BancorpSouth without “Cause” (as defined in the BancorpSouth Long-Term Equity Incentive Plan) within 24 months following the closing of the merger, such BancorpSouth equity awards (other than any outstanding performance period BancorpSouth PSUs) will become fully vested. Any outstanding performance period BancorpSouth PSU will cease to be subject to any service-based vesting conditions and continue to be subject to performance-based vesting conditions in accordance with the terms of the award.
Material U.S. Federal Income Tax Consequences of the Merger (page 128)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and it is a condition to the respective obligations of BancorpSouth and Cadence to complete the merger that each of BancorpSouth and Cadence receives a legal opinion to that effect. Accordingly, subject to the discussion below regarding the special dividend, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Cadence common stock for BancorpSouth common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of BancorpSouth common stock.
Cadence intends to report the special dividend as a distribution with respect to its stock for U.S. federal income tax purposes. Accordingly, the receipt of the special dividend is expected to be treated as ordinary dividend income to the extent of Cadence’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, with any excess being treated first as a non-taxable return of capital to the extent of each U.S. holder’s tax basis in its Cadence common stock and thereafter as gain from the sale or exchange of a capital asset. It is possible, however, that the special dividend could be treated as consideration received in the merger, in which case a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the special dividend received and (ii) the excess, if any, of (a) the sum of the special dividend plus the fair market value of the BancorpSouth common stock received (including any fractional shares of BancorpSouth common stock deemed received) in exchange for its shares of Cadence common stock in the merger over (b) such U.S. holder’s tax basis in its shares of Cadence common stock exchanged.
The tax consequences to you of the merger will depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/offering circular. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 128.
BancorpSouth’s Reasons for the Merger; Recommendation of BancorpSouth’s Board of Directors (page 61)
The BancorpSouth board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of BancorpSouth and its shareholders and has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The BancorpSouth board of directors unanimously recommends that holders of BancorpSouth common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the BancorpSouth special meeting. For a more detailed discussion of the BancorpSouth board of directors’ recommendation, see “The Merger—BancorpSouth’s Reasons for the Merger; Recommendation of BancorpSouth’s Board of Directors” beginning on page 61.
Cadence’s Reasons for the Merger; Recommendation of Cadence’s Board of Directors (page 72)
After careful consideration, the Cadence board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Cadence and the shareholders of Cadence. The Cadence board of directors unanimously recommends that holders of Cadence common stock vote “FOR” the adoption of the merger agreement and “FOR” the other proposals presented at the Cadence special meeting. See section entitled “The Merger—Cadence’s Reasons for the Merger; Recommendation of Cadence’s Board of Directors” beginning on page 72 for a more detailed discussion of the Cadence board of directors’ recommendation.
Opinion of BancorpSouth’s Financial Advisor (page 64)
In connection with the merger, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated April 9, 2021, to the BancorpSouth board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to BancorpSouth of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this joint proxy statement/offering circular. The opinion was for the information of, and was directed to, the BancorpSouth board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of BancorpSouth to engage in the merger or enter into the merger agreement or constitute a recommendation to the BancorpSouth board of directors in connection with the merger, and it does not constitute a recommendation to any holder of BancorpSouth common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.
For more information, see the section entitled “The Merger—Opinion of BancorpSouth’s Financial Advisor” beginning on page 64 and the full text of KBW’s opinion attached as Annex B to this joint proxy statement/offering circular.
Opinions of Cadence’s Financial Advisors (page 75)
Opinion of Goldman Sachs & Co. LLC
At a meeting of the Cadence board of directors, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the Cadence board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion, dated April 12, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the 0.70 shares of BancorpSouth common stock plus the $1.25 special dividend per share to be paid to the holders (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated April 12, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/offering circular as Annex C. The summary of the Goldman Sachs opinion contained in this joint proxy statement/offering circular is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Cadence board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of Cadence Class A common stock should vote with respect to the proposed merger or any other matter.
Pursuant to an engagement letter between Cadence and Goldman Sachs, Cadence has agreed to pay Goldman Sachs for its services in connection with the merger an aggregate fee of up to $15 million, $2 million of which became payable upon the execution of the merger agreement, and the remainder of which is payable contingent upon completion of the proposed merger.

For more information, see the section entitled “The Merger—Opinions of Cadence’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 75 and Annex C.
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter dated April 7, 2021, Cadence retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the proposed merger.
At a meeting of the board of directors of Cadence on April 9, 2021, J.P. Morgan rendered its oral opinion to the board of directors of Cadence, subsequently confirmed by delivery of J.P. Morgan’s written opinion to the board of directors of Cadence, dated April 12, 2021, that, as of the date of J.P. Morgan’s written opinion, and based upon and subject to the factors and assumptions set forth in its written opinion, the 0.70 shares of BancorpSouth common stock plus the $1.25 special dividend per share to be paid to the holders of shares of Cadence Class A common stock in the proposed merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated April 12, 2021, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this proxy statement/offering circular and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/offering circular is qualified in its entirety by reference to the full text of such opinion. Cadence’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the board of directors of Cadence (in its capacity as such) in connection with and for the purposes of its evaluation of the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger, was directed only to the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Cadence, or as to the underlying decision by Cadence to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Cadence as to how such stockholder should vote with respect to the proposed merger or any other matter.
For more information, see the section entitled “The Merger—Opinions of Cadence’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page 84 and Annex D.
Appraisal or Dissenters’ Rights in the Merger (page 110)
Under Section 79-4-13.02 of the MBCA, the holders of BancorpSouth common stock and BancorpSouth preferred stock will not be entitled to dissenters’ rights in connection with the merger with respect to shares of any class or series that remain outstanding after completion of the merger. If the merger is completed, holders of BancorpSouth common stock and BancorpSouth preferred stock will not receive any consideration, and their shares of BancorpSouth common stock and BancorpSouth preferred stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of BancorpSouth common stock and BancorpSouth preferred stock are not entitled to any dissenters’ rights in connection with the merger.
Under Section 262 of the DGCL, the holders of Cadence common stock will not be entitled to appraisal rights in connection with the merger if, on the record date for the Cadence special meeting, Cadence’s shares are listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders and holders of Cadence common stock are not required to accept as consideration for their shares anything other than the shares of the combined company, shares of another corporation which at the effective date of the merger will be either listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, cash paid in lieu of fractional shares or any combination of the foregoing. Cadence common stock is currently listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the Cadence special meeting. Accordingly, the holders of Cadence common stock are not entitled to any appraisal rights in connection with the merger.
For more information, see section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 110.

Interests of Certain BancorpSouth Directors and Executive Officers in the Merger (page 95)
In considering the BancorpSouth board of directors’ recommendation to vote to approve the BancorpSouth merger proposal, holders of BancorpSouth common stock should be aware that BancorpSouth’s directors and executive officers may have interests in the merger, including financial interests, that may be different from, or in addition to, those of holders of BancorpSouth common stock generally. These interests include, among others:
•
BancorpSouth equity awards (other than any outstanding performance period BancorpSouth PSUs), including those held by its directors and executive officers, will become fully vested upon a qualifying termination within 24 months following the closing of the merger in accordance with the merger agreement, and any outstanding performance period BancorpSouth PSU will cease to be subject to any service-based vesting conditions and continue to be subject to performance-based vesting conditions in accordance with the terms of the award.

•
Each of Messrs. Rollins and Bagley have entered into a new employment agreement with BancorpSouth, in each case setting forth the terms of such executive’s post-closing service with BancorpSouth, including with respect to retention awards, and agreement to comply with restrictive covenants in exchange for certain compensation and benefits after the effective time.

•
In connection with the merger, Cadence and BancorpSouth may establish a cash retention program to promote retention and to incentivize efforts to consummate the transactions contemplated by the merger agreement and effectuate integration and conversion. BancorpSouth’s executive officers (including BancorpSouth’s named executive officers) will be eligible to participate in these retention programs.

•
While certain of BancorpSouth’s executive officers are party to a change in control agreement with BancorpSouth that provides for certain benefits upon a termination of employment within twelve (12) months following a change in control event, the merger will not constitute a change in control event for purposes of these change in control agreements, so no entitlements will arise thereunder.

•
Certain current members of the BancorpSouth board of directors and BancorpSouth executive officers will continue to serve as members, of the board of directors of BancorpSouth or executive officers or key leaders of BancorpSouth after the effective time.

The BancorpSouth board of directors was aware of and considered these respective interests when deciding to adopt the merger agreement and in determining to recommend to BancorpSouth shareholders that they vote for the BancorpSouth merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. For more information, see the section entitled “The Merger—Interests of Certain BancorpSouth Directors and Executive Officers in the Merger” beginning on page 95.
Interests of Certain Cadence Directors and Executive Officers in the Merger (page 98)
In considering the Cadence board of directors’ recommendation to vote to approve the Cadence merger proposal, holders of Cadence common stock should be aware that Cadence’s directors and executive officers may have interests in the merger, including financial interests, that may be different from, or in addition to, those of holders of Cadence common stock generally. These interests include, among others:
•
Cadence equity awards, including those held by its executive officers, will be converted into equity awards of BancorpSouth in accordance with the merger agreement (with any performance goals deemed satisfied at the greater of the target and actual level of performance prior to the effective time of the merger), and such converted Cadence equity awards will be subject to “double-trigger” vesting upon a qualifying termination within the two-year period following the merger, with stock options to remain exercisable for the remainder of the full original term;

•
Cadence performance cash awards will remain outstanding and will be subject to “double-trigger” vesting upon a qualifying termination within the two-year period following the merger (with any performance goals deemed satisfied at the greater of the target and actual level of performance prior to the effective time of the merger);

•
Each Cadence executive officer is party to an employment or change-in-control agreement with Cadence that provides that if such executive officer’s employment is terminated without cause by Cadence, or if the executive officer terminates his or her employment for good reason, in each case within two years following the merger, such executive officer will be entitled to cash severance benefits and, in certain instances, continued life insurance and medical benefits coverage at Cadence’s expense, although the new agreements between BancorpSouth and each of Paul B. Murphy, Jr., R. H. “Hank” Holmes, IV, Valerie Toalson, Jack Randall Schultz, Edward Braddock and Thomas Clark supersede the legacy Cadence agreements;
•
Each of Messrs. Murphy, Holmes, Braddock, Schultz and Clark and Ms. Toalson have entered into a new employment agreement with BancorpSouth, and each of Sheila Ray and Aimee Touchet Hamilton have entered into an offer letter with BancorpSouth, in each case setting forth the terms of such executives’ post-closing service with BancorpSouth, including with respect to retention awards, and their agreement to comply with restrictive covenants in exchange for certain compensation and benefits after the effective time;

•
Certain current members of the Cadence board of directors and Cadence executive officers will continue to serve as members of the board of directors of BancorpSouth or executive officers or key leaders of BancorpSouth after the effective time; and

•	Cadence’s directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.
The Cadence board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend to Cadence shareholders that they vote for the Cadence merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. For more information, see the section entitled “The Merger—Interests of Certain Cadence Directors and Executive Officers in the Merger” beginning on page 98.
Governance of the Combined Company After the Merger (page 107)
Charter
Effective as of the effective time, the articles of incorporation of the surviving entity will be amended (such amendment, the “BancorpSouth charter amendment”) to reflect (i) an increase in the size of the board of directors to twenty (20) directors as contemplated under the section entitled “—Board of Directors” below and (ii) the change in the name of the surviving entity to “Cadence Bank” as contemplated under the section entitled “—Corporate Name; Headquarters of the Combined Company After the Merger” below.
Bylaws
Prior to the effective time, the BancorpSouth board of directors will take all actions necessary to cause the bylaws of BancorpSouth to be amended as set forth in Exhibit A to the merger agreement (such amendment, the “BancorpSouth bylaw amendment”), and as so amended, effective upon the completion of the merger, the bylaws of BancorpSouth will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of BancorpSouth as amended pursuant to the merger agreement will implement certain governance and related matters for the combined company following completion of the merger, including: the roles of the Chairman of the board of directors and the Chief Executive Officer, the Executive Vice Chairman and the independent lead director, the composition and size of the combined company’s board of directors, the composition of the committees of the board of directors, the name of the combined company and the locations of the main office and bank headquarters and corporate headquarters. Each of the foregoing governance matters is discussed further below. For a more detailed description of the governing documents of the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 107.
Chairman; Executive Vice Chairman; Independent Lead Director; Chief Executive Officer
Effective as of the effective time, (i) James D. Rollins III, the current Chairman of the board of directors and Chief Executive Officer of BancorpSouth, will continue to serve as Chairman of the board of directors and Chief Executive Officer of the combined company, (ii) Paul B. Murphy, Jr., the current Chairman and Chief Executive Officer of Cadence, will serve as Executive Vice Chairman of the combined company, and (iii) Larry G. Kirk, a current member of the board of directors of BancorpSouth, will serve as independent lead director of the board of directors of the combined company.
From the effective time and until the thirty-six (36) month anniversary of the effective time, any removal of any of the individuals serving in the capacities described above, any amendment or modification to any employment or similar agreement to the extent such amendment or modification would materially and adversely affect such individual, or any termination of their employment by the combined company or any of its subsidiaries, in each case, will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Board of Directors
During the period between the effective time and the first (1st) annual meeting of shareholders of the combined company, the board of directors of the combined company will have twenty (20) members, consisting of:
•
eleven (11) members of the BancorpSouth board of directors as of the effective time who were directors of BancorpSouth as in existence immediately prior to the effective time (collectively, the “legacy BancorpSouth directors” and, each, a “legacy BancorpSouth director”), one of whom, as of the effective time, will be the Chief Executive Officer of BancorpSouth as of immediately prior to the effective time; and

•
nine (9) members of the Cadence board of directors as of the effective time who were directors of Cadence as in existence immediately prior to the effective time (collectively, the “legacy Cadence directors” and, each, a “legacy Cadence director”), one of whom, as of the effective time, will be the Chief Executive Officer of Cadence as of immediately prior to the effective time.

As a result, immediately following the effective time, the board of directors of the combined company is expected to consist of the members of the boards of directors of BancorpSouth and Cadence as of immediately prior to the effective time.
As of the first (1st) annual meeting of shareholders of the combined company, the board of directors of the combined company will be reduced to eighteen (18) directors and in connection with the first (1st) annual meeting of shareholders, the board of directors of the combined company will nominate a slate of directors to serve in designated classes that is comprised of:
•
all the legacy Cadence directors who are eligible to serve under the provisions of the bylaws and, in accordance with BancorpSouth’s corporate governance principles, who are under the age of seventy-five (75) as of the date of the first (1st) annual meeting of shareholders of the combined company; and

•	each legacy BancorpSouth director whose class term has expired as of the first (1st) annual meeting of shareholders of the combined company.
From the effective time and until the thirty-six (36) month anniversary of the effective time, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Composition of Committees
From the effective time and until the thirty-six (36) month anniversary of the effective time, (i) the board of directors of the combined company will have and maintain as standing committees, an audit committee, a risk management committee, an executive compensation and stock incentive committee, a nominating and corporate governance committee, a credit risk committee and a trust and financial services committee, (ii) the board of directors of the combined company may, by resolution, establish any committee not expressly contemplated by BancorpSouth’s bylaws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the combined company and may prescribe the composition, duties and procedures thereof, (iii) during any period in which an executive committee is in existence, the chair of the executive committee will be James D. Rollins III and each of Paul B. Murphy, Jr. and Larry G. Kirk will serve as a member of the executive committee, and (iv) no committee will be permitted to take any action, and the board of directors will not delegate to any committee the power to take any action, that, if taken by the board of directors, would require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.

From the effective time and until the thirty-six (36) month anniversary of the effective time, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Management Team
Effective as of the effective time, the officers of the combined company will include James D. Rollins III as Chairman and Chief Executive Officer, Paul B. Murphy, Jr. as Executive Vice Chairman, Chris A. Bagley as President, R.H. “Hank” Holmes, IV, as Chief Banking Officer and Valerie C. Toalson as Chief Financial Officer.
Corporate Name; Headquarters of the Combined Company After the Merger
From the effective time and until the thirty-six (36) month anniversary of the effective time, (i) the name of the combined company will be “Cadence Bank,” (ii) the shares of common stock of the surviving entity will be listed on the NYSE under the symbol “CADE” and (iii) the main office and bank headquarters of the combined company will be located in Tupelo, Mississippi and the corporate headquarters of the combined company will be located in Houston, Texas, and any modification or amendment to, or repeal of, the bylaw provisions implementing the foregoing arrangements will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Regulatory Approvals (page 109)
BancorpSouth and Cadence have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, waivers, orders, approvals and authorizations of all such governmental entities. These approvals or waivers include, among others, the approval or waiver, as applicable, of the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Mississippi Department of Banking and Consumer Finance (the “Mississippi Banking Department”). On May 7, 2021, BancorpSouth filed applications with the FDIC and the Mississippi Banking Department seeking approval for the merger and the bank merger. On May 13, 2021, BancorpSouth requested from the Federal Reserve Board a waiver from the approval requirements under Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), pursuant to 12 C.F.R. § 225.12(d)(2).
Although neither BancorpSouth nor Cadence knows of any reason why it cannot obtain these regulatory approvals in a timely manner, BancorpSouth and Cadence cannot be certain when or if they will be obtained.
Expected Timing of the Merger
BancorpSouth and Cadence expect to consummate the merger in the fourth quarter of 2021.
Conditions to Complete the Merger (page 124)
As more fully described in this joint proxy statement/offering circular and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•	approval of the merger agreement by the holders of BancorpSouth common stock and approval of the merger agreement by the holders of Cadence common stock;
•	authorization for listing on the NYSE, subject to official notice of issuance, of the shares of BancorpSouth common stock to be issued in the merger;
•
all requisite regulatory authorizations, consents, waivers, orders and approvals from the Federal Reserve Board, the FDIC and the Mississippi Banking Department or such other approvals the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the combined company and its subsidiaries, after giving effect to the merger (the “requisite regulatory approvals”) having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•
no order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger, the bank merger or the other transactions contemplated by the merger agreement illegal;

•	subject to materiality standards provided in the merger agreement, the accuracy of the representations and warranties of BancorpSouth and Cadence in the merger agreement;
•	performance in all material respects by each of BancorpSouth and Cadence of its obligations, covenants and agreements under the merger agreement; and
•	receipt by each of Cadence and BancorpSouth of an opinion from counsel as to certain tax matters.
Termination of the Merger Agreement (page 125)
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the required vote to approve the merger agreement by BancorpSouth shareholders or Cadence shareholders, in the following circumstances:
•	by mutual written consent of BancorpSouth and Cadence;
•
by either BancorpSouth or Cadence if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either BancorpSouth or Cadence if the merger has not been completed on or before April 12, 2022 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either BancorpSouth or Cadence (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party that either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Cadence, if: (1) the BancorpSouth board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Cadence its recommendation in this joint proxy statement/offering circular that the holders of BancorpSouth common stock approve the merger agreement (the “BancorpSouth board recommendation”); (ii) fails to make the BancorpSouth board recommendation in this joint proxy statement/offering circular; (iii) adopts, approves, recommends or endorses an acquisition proposal (as defined below in “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 123) or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the BancorpSouth board recommendation within ten (10) business days (or such fewer number of days as remains prior to the BancorpSouth special meeting) after an acquisition proposal is made public or any request by Cadence to do so; or (v) publicly proposes to do any of the foregoing; or (2) BancorpSouth or the BancorpSouth board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the BancorpSouth board recommendation; or

•
by BancorpSouth, if: (1) the Cadence board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to BancorpSouth its recommendation in this joint proxy statement/offering circular that the holders of Cadence common stock approve the merger agreement (the “Cadence board recommendation”); (ii) fails to make the Cadence board recommendation in this joint proxy statement/offering circular; (iii) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Cadence board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Cadence special meeting) after an acquisition proposal is made public or any request by BancorpSouth to do so; or (v) publicly proposes to do any of the foregoing; or (2) Cadence or the Cadence board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Cadence board recommendation.
Neither BancorpSouth nor Cadence is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of BancorpSouth common stock or Cadence common stock.
Termination Fee (page 126)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Cadence’s or BancorpSouth’s respective boards, Cadence or BancorpSouth may be required to pay a termination fee to the other equal to $118 million.
Accounting Treatment (page 108)
BancorpSouth and Cadence each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and BancorpSouth will be treated as the accounting acquirer.
The Rights of Holders of Cadence Common Stock Will Change as a Result of the Merger (page 23)
The rights of holders of Cadence common stock are governed by Delaware law and by the certificate of incorporation and bylaws of Cadence. In the merger, holders of Cadence common stock will become holders of BancorpSouth common stock, and their rights will be governed by Mississippi law and by BancorpSouth’s articles of incorporation, as amended by the BancorpSouth charter amendment, and bylaws, as amended by the BancorpSouth bylaw amendment. Holders of Cadence common stock will have different rights once they become holders of BancorpSouth common stock due to differences between the Cadence governing documents and Delaware law, on the one hand, and the BancorpSouth governing documents and Mississippi law, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 139.
The BancorpSouth Special Meeting (page 40)
The BancorpSouth special meeting will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website: http://meetings.computershare.com/MTCW5QQ. At the BancorpSouth special meeting, holders of BancorpSouth common stock will be asked to vote on the following matters:
•	the BancorpSouth merger proposal;
•	the BancorpSouth compensation proposal; and
•	the BancorpSouth adjournment proposal.
You may vote at the BancorpSouth special meeting if you owned shares of BancorpSouth common stock at the close of business on July 6, 2021. As of July 6, 2021, there were 108,614,595 shares of BancorpSouth common stock outstanding, of which less than 2 percent (1.27%) were owned and entitled to be voted by BancorpSouth directors and executive officers and their affiliates. We currently expect that BancorpSouth’s directors and executive officers will vote their shares in favor of the BancorpSouth merger proposal, although none of them has entered into any agreements obligating them to do so.
If you do not vote, it will be more difficult for BancorpSouth to obtain the necessary quorum to hold the BancorpSouth special meeting. The BancorpSouth merger proposal, BancorpSouth compensation proposal and BancorpSouth adjournment proposal will each be approved if a majority of the votes cast on each proposal by the holders of BancorpSouth common stock are voted in favor of each such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the BancorpSouth special meeting or fail to instruct your bank, broker, BancorpSouth 401(k) Plan trustee or other nominee how to vote with respect to the BancorpSouth merger proposal, BancorpSouth compensation proposal or BancorpSouth adjournment proposal, you will not be deemed to have cast a vote with respect to the applicable proposal and it will have no effect on the applicable proposal.

The Cadence Special Meeting (page 47)
The Cadence special meeting will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following website: www.virtualshareholdermeeting.com/CADE2021SM. At the Cadence special meeting, holders of Cadence common stock will be asked to vote on the following matters:
•	the Cadence merger proposal;
•	the Cadence compensation proposal; and
•	the Cadence adjournment proposal.
You may vote at the Cadence special meeting if you owned shares of Cadence common stock at the close of business on July 6, 2021. As of July 6, 2021, there were 124,752,738 shares of Cadence common stock outstanding, of which less than 2.1% were owned and entitled to be voted by Cadence directors and executive officers and their affiliates. We currently expect that Cadence’s directors and executive officers will vote their shares in favor of the Cadence merger proposal, although none of them has entered into any agreements obligating them to do so.
If you do not vote, it will be more difficult for Cadence to obtain the necessary quorum to hold the Cadence special meeting. The Cadence merger proposal will be approved if a majority of the outstanding shares of common stock of Cadence entitled to be cast on the merger agreement are voted in favor of such proposal. The Cadence compensation proposal and the Cadence adjournment proposal will each be approved if a majority of the shares of Cadence common stock entitled to vote, represented by virtual attendance or by proxy at the Cadence special meeting, are voted in favor of each such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Cadence special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Cadence merger proposal, it will have the same effect as a vote “AGAINST” the Cadence merger proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Cadence compensation proposal or the Cadence adjournment proposal, as applicable, and if you fail to submit a proxy or vote at the Cadence special meeting or fail to instruct your bank, broker or other nominee how to vote on the Cadence compensation proposal or the Cadence adjournment proposal, your shares will not be deemed to be represented at the Cadence special meeting and it will have no effect on the Cadence compensation proposal or the Cadence adjournment proposal, as applicable.
Risk Factors (page 32)
In evaluating the merger agreement, the merger or the issuance of shares of BancorpSouth common stock, you should carefully read this joint proxy statement/offering circular and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 32.
Litigation Relating to the Merger (page 111)
Beginning on May 28, 2021, three purported holders of Cadence common stock filed substantially similar complaints against Cadence and the members of the Cadence board of directors. Two complaints were filed in the United States District Court for the District of Delaware, while one complaint was filed in the United States District Court for the Southern District of New York. The complaints assert claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against Cadence and the members of the Cadence board of directors alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the SEC was materially incomplete and misleading in various respects. In addition, on June 9, 2021, a purported holder of BancorpSouth common stock filed a complaint against BancorpSouth and the members of the BancorpSouth board of directors in the United States District Court for the Eastern District of New York. The complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against BancorpSouth and the members of the BancorpSouth board of directors alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the SEC was materially incomplete and misleading in various respects. Among other remedies, the plaintiffs in each of the foregoing actions seek to enjoin the merger and, if the merger is completed, money damages.
If any case is not resolved, the lawsuit(s) could prevent or delay completion of the merger and result in costs to Cadence and BancorpSouth.
For more information, see the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 111.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANCORPSOUTH
The following table presents selected consolidated historical financial data of BancorpSouth. The selected consolidated historical financial data as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, have been derived from BancorpSouth’s audited consolidated financial statements and accompanying notes contained in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated into this joint proxy statement/offering circular by reference. The selected consolidated historical financial data as of December 31, 2018, 2017 and 2016, and for the years ended December 31, 2017 and 2016, have been derived from BancorpSouth’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this joint proxy statement/offering circular by reference. The selected consolidated historical financial data for BancorpSouth as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 has been derived from BancorpSouth’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which is incorporated into this joint proxy statement/offering circular by reference. The selected consolidated balance sheet data for BancorpSouth as of March 31, 2020 has been derived from BancorpSouth’s unaudited interim consolidated balance sheet as of March 31, 2020, which is not incorporated into this joint proxy statement/offering circular by reference.
You should read the following financial information relating to BancorpSouth in conjunction with the historical audited consolidated financial statements of BancorpSouth and the related notes, including those contained in its Quarterly Report on Form 10-Q for the period ended March 31, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020 and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such Quarterly Report and Annual Report, and in any subsequently filed Quarterly Reports on Form 10-Q, each of which are incorporated by reference in this joint proxy statement/offering circular. See “Where You Can Find More Information” beginning on page 154.
BancorpSouth’s historical results for any prior period are not necessarily indicative of results to be expected in any future period. The selected financial information in the tables immediately below do not include, on any basis, the results or financial condition of Cadence for any period or as of any date.
	At and for the Three months ended March 31,		At and for the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share amounts)
Earnings Summary:
Interest revenue	$192,783	$202,064	$799,493	$775,012	$653,493	$512,991	$483,179
Interest expense	19,994	34,534	108,526	125,068	78,271	38,955	29,727
Net interest revenue	172,789	167,530	690,967	649,944	575,222	474,036	453,452
Provision for credit losses	—	46,000	86,000	1,500	4,500	3,000	4,000
Net interest revenue, after provision for credit losses	172,789	121,530	604,967	648,444	570,722	471,036	449,452
Noninterest revenue	87,936	76,496	336,504	280,681	282,037	268,033	274,901
Noninterest expense	155,823	168,006	653,926	629,607	587,634	507,446	527,909
Income before income taxes	104,902	30,020	287,545	299,518	265,125	231,623	196,444
Income tax expense	23,347	5,759	59,494	65,257	43,808	78,590	63,716
Net income	81,555	24,261	228,051	234,261	221,317	153,033	132,728
Less: Preferred dividends	2,372	2,372	9,488	—	—	—	—
Net income available to common shareholders	$79,183	$21,889	$218,563	$234,261	$221,317	$153,033	$132,728

Balance Sheet – Period and Year-End Balances:
Total assets	$25,802,497	$21,032,524	$24,081,194	$21,052,576	$18,001,540	$15,298,518	$14,724,388
Total securities	7,640,268	4,468,340	6,231,006	4,481,974	2,749,188	2,835,367	2,531,676
Loans and leases, net of unearned income	15,038,808	14,224,645	15,022,479	14,089,683	13,112,149	11,056,434	10,811,991
Total deposits	21,173,186	16,887,916	19,846,441	16,410,699	14,069,966	11,915,596	11,688,141
Long-term debt	4,295	4,721	4,402	5,053	6,213	30,000	530,000
Junior subordinated debt	297,425	296,723	297,250	296,547	—	—	12,888
Total shareholders’ equity	2,825,198	2,681,904	2,822,477	2,685,017	2,205,737	1,713,485	1,723,883
Common shareholders’ equity	2,658,205	2,514,911	2,655,484	2,517,996	2,205,737	1,713,485	1,723,883

	At and for the Three months ended March 31,		At and for the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share amounts)
Balance Sheet - Average Balances:
Total assets	24,545,560	21,189,637	22,723,386	19,027,644	17,240,092	14,773,217	14,226,953
Total securities	6,606,027	4,461,298	5,010,378	2,934,654	2,867,439	2,454,545	2,193,937
Loans and leases, net of unearned income	15,029,076	14,226,788	14,984,356	13,606,951	12,481,534	10,932,505	10,557,103
Total deposits	20,472,080	16,905,229	18,559,655	15,319,130	13,641,476	11,871,281	11,520,186
Long-term debt	4,378	4,800	4,644	5,415	29,508	278,493	313,979
Junior subordinated debt	297,318	296,617	296,882	34,162	—	282	22,691
Total shareholders’ equity	2,813,001	2,658,699	2,725,545	2,366,745	2,086,922	1,702,176	1,701,052
Common shareholders’ equity	2,646,008	2,491,678	2,558,545	2,347,913	2,086,922	1,702,176	1,701,052

Common Share Data:
Basic earnings per share	$0.77	$0.21	$2.12	$2.31	$2.24	$1.67	$1.41
Diluted earnings per share	0.77	0.21	2.12	2.30	2.23	1.67	1.41
Cash dividends per share	0.19	0.185	0.745	0.710	0.620	0.530	0.450
Book value per share	25.90	24.50	25.89	24.09	22.10	18.97	18.40
Tangible book value per share(1)	17.08	15.66	17.04	15.62	14.62	15.44	14.95
Dividend payout ratio	24.62%	88.20%	35.12%	30.76%	27.72%	31.71%	31.94%

Financial Ratios (Annualized):
Return on average assets	1.35%	0.46%	1.00%	1.23%	1.28%	1.04%	0.93%
Return on average shareholders’ equity	11.76%	3.67%	8.37%	9.90%	10.60%	8.99%	7.80%
Total shareholders’ equity to total assets	10.95%	12.75%	11.72%	12.75%	12.25%	11.20%	11.71%
Total common shareholders’ equity to total assets	10.30%	11.96%	11.03%	11.96%	12.25%	11.20%	11.71%
Tangible shareholders’ equity to tangible assets (1)	7.71%	8.82%	8.26%	8.92%	8.46%	9.31%	9.73%
Tangible common shareholders’ equity to tangible assets (1)	7.04%	7.99%	7.54%	8.09%	8.46%	9.31%	9.73%
Net interest margin-fully taxable equivalent	3.15%	3.54%	3.36%	3.84%	3.72%	3.54%	3.52%

Credit Quality Ratios (Annualized):
Net charge-offs (recoveries) to average loans and leases	0.09%	0.39%	0.18%	0.02%	0.02%	0.08%	0.06%
Provision for credit losses to average loans and leases	—%	1.30%	0.57%	0.01%	0.04%	0.03%	0.04%
Allowance for credit losses to net loans and leases	1.60%	1.53%	1.63%	0.85%	0.92%	1.07%	1.14%
Allowance for credit losses to NPLs	237.97%	169.63%	201.71%	106.78%	124.11%	150.66%	121.50%
Allowance for credit losses to NPAs	217.87%	158.31%	184.37%	100.68%	113.25%	139.89%	112.84%
NPLs to net loans and leases	0.67%	0.90%	0.81%	0.79%	0.74%	0.71%	0.94%
NPAs to total assets	0.43%	0.66%	0.55%	0.56%	0.59%	0.55%	0.74%

Capital Adequacy:
Common Equity Tier 1 capital	10.97%	10.11%	10.74%	10.57%	10.84%	12.15%	12.23%
Tier 1 capital	11.95%	11.13%	11.74%	11.60%	10.84%	12.15%	12.34%
Total capital	14.65%	13.75%	14.48%	14.17%	11.68%	13.13%	13.38%
Tier 1 leverage capital	8.59%	8.90%	8.67%	9.69%	9.06%	10.12%	10.32%
(1)	Non-GAAP financial measures. See “—Non-GAAP Financial Measures and Reconciliations.”

Non-GAAP Financial Measures and Reconciliations
In addition to financial ratios based on measures defined by U.S. GAAP, BancorpSouth utilizes tangible shareholders’ equity, tangible shareholders’ common equity, tangible assets, tangible shareholders’ equity to tangible assets, tangible common shareholders’ equity to tangible assets and tangible book value per share measures when evaluating the performance of BancorpSouth. Tangible shareholders’ equity is defined by BancorpSouth as total shareholders’ equity less goodwill and identifiable intangible assets. Tangible common shareholders’ equity to tangible assets is defined by BancorpSouth as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, divided by total assets less goodwill and identifiable intangible assets. Tangible assets are defined by BancorpSouth as total assets less goodwill and identifiable intangible assets. Management believes the ratio of tangible shareholders’ equity to tangible assets and tangible common shareholders’ equity to tangible assets to be important to investors who are interested in evaluating the adequacy of BancorpSouth’s capital levels. Tangible book value per share is defined by BancorpSouth as tangible shareholders’ equity divided by total common shares outstanding. Management believes that tangible book value per share is important to investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. The following table reconciles tangible shareholders’ equity, tangible assets and tangible book value per share as presented above to U.S. GAAP financial measures as reflected in BancorpSouth’s unaudited consolidated financial statements:
	Three months ended March 31,		Year ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share amounts)
Tangible Assets:
Total assets	$25,802,497	$21,032,524	$24,081,194	$21,052,576	$18,001,540	$15,298,518	$14,724,388
Less: Goodwill	851,612	848,242	851,612	825,679	695,720	300,798	300,798
Other identifiable intangible assets	53,581	59,345	55,899	60,008	50,896	17,882	21,894
Total tangible assets	$24,897,304	$20,124,937	$23,173,683	$20,166,889	$17,254,924	$14,979,838	$14,401,696
Tangible Shareholders’ Equity:
Total shareholders’ equity	$2,825,198	$2,681,904	$2,822,477	$2,685,017	$2,205,737	$1,713,485	$1,723,883
Less: Goodwill	851,612	848,242	851,612	825,679	695,720	300,798	300,798
Other identifiable intangible assets	53,581	59,345	55,899	60,008	50,896	17,882	21,894
Total tangible shareholders’ equity	$1,920,005	$1,774,317	$1,914,966	$1,799,330	$1,459,121	$1,394,805	$1,401,191
Less: Preferred stock	166,993	166,993	166,993	167,021	—	—	—
Total tangible common shareholders’ equity	$1,753,012	$1,607,324	$1,747,973	$1,632,309	$1,459,121	$1,394,805	$1,401,191
Total common shares outstanding	102,624,818	102,632,484	102,561,480	104,522,804	99,797,271	90,312,378	93,696,687
Tangible shareholders’ equity to tangible assets	7.71%	8.82%	8.26%	8.92%	8.46%	9.31%	9.73%
Tangible common shareholders’ equity to tangible assets	7.04%	7.99%	7.54%	8.09%	8.46%	9.31%	9.73%
Tangible book value per common share	$17.08	$15.66	$17.04	$15.62	$14.62	$15.44	$14.95

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
The following table shows selected unaudited pro forma combined condensed financial information about the financial condition and results of operations of the combined company after giving effect to the merger, for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021.
The selected unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting, adjusted from BancorpSouth’s unaudited interim consolidated financial statements as of and for the period ended March 31, 2021 and BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2020 to give effect to the merger and the estimated purchase accounting adjustments resulting from the merger. The unaudited pro forma combined condensed consolidated balance sheet information as of March 31, 2021 in the tables below are presented as if the merger occurred on March 31, 2021, and the unaudited pro forma combined condensed consolidated statements of income information for the three months ended March 31, 2021 and the year ended December 31, 2020 is presented as if the merger occurred on January 1, 2020.
The selected unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition and results of operations of the combined company had BancorpSouth and Cadence actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company, which could differ materially from those shown in this information. The selected unaudited pro forma combined condensed financial information does not reflect the benefits of expected synergies, cost savings or other factors that may result as a consequence of the merger. Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 32 and appearing under the caption “Risk Factors” in BancorpSouth’s and Cadence’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K most recently filed with the FDIC and SEC, respectively, and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this joint proxy statement/offering circular, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.
The selected unaudited pro forma combined condensed financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined condensed financial information, including the notes thereto, which is included in this joint proxy statement/offering circular in the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” on page 132.
	For the three months ended March 31, 2021	For the year ended December 31, 2020(1)
	(In thousands)
Unaudited Pro Forma Condensed Consolidated Income Statement Information:
Net interest income	$314,067	$1,298,915
Provision (release) for credit losses	(48,262)	540,248
Income (loss) before income taxes	242,121	(82,949)
Net income (loss)	188,238	(126,446)
(1)
Cadence historical includes accelerated hedge revenue of $169.2 million in noninterest income, $129.5 million after tax that was recognized in the fourth quarter of 2020 and a non-cash goodwill impairment charge of $443.7 million in noninterest expense, $412.9 million after-tax that was recognized in the first quarter of 2020.

As of March 31, 2021
(In thousands)
Unaudited Pro Forma Condensed Consolidated Balance Sheet Information:
Net loans	$26,652,310
Total assets	44,934,140
Deposits	37,306,351
Shareholders’ equity	5,159,755

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Presented below are BancorpSouth’s historical per share data for the year ended December 31, 2020, as derived from the audited consolidated financial statements of BancorpSouth, and the three months ended March 31, 2021, as derived from the unaudited consolidated financial statements of BancorpSouth. Also presented below are Cadence’s historical per share data for the year ended December 31, 2020, as derived from the audited consolidated financial statements of Cadence, and the three months ended March 31, 2021, as derived from the unaudited consolidated financial statements of Cadence. The pro forma combined per share data for the year ended December 31, 2020 and three months ended March 31, 2021 and the per equivalent Cadence share information provided in the table below is unaudited. The unaudited pro forma data and equivalent per share information give effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2020, in the case of the earnings per share and dividends declared data.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. Accordingly, the pro forma adjustments reflect the assets and liabilities of Cadence at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below. This information should be read together with the information included in the section entitled “Selected Consolidated Historical Financial Data of BancorpSouth” on page 25, historical consolidated financial statements and related notes of BancorpSouth and Cadence filed by each with the FDIC and SEC, respectively, and incorporated by reference in this joint proxy statement/offering circular, and with the unaudited pro forma combined condensed consolidated financial statements included in the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” on page 132.
The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.
	BancorpSouth Historical	Cadence Historical	Pro Forma Combined	Per Equivalent Cadence Share(3)
For the three months ended March 31, 2021:
Earnings per share of common stock (Basic)(1)	$0.77	$0.85	$0.98	$0.68
Earnings per share of common stock (Diluted)(1)	0.77	0.84	0.98	0.68
Dividends declared per share(2)	0.19	0.15	0.19	0.13
Book value per share of common stock	25.90	16.78	26.29	19.26

For the year ended December 31, 2020:
Earnings (loss) per share of common stock (Basic)(1)	$2.12	$(1.63)	$(0.71)	$(0.49)
Earnings (loss) per share of common stock (Diluted)(1)	2.12	(1.63)	(0.71)	(0.49)
Dividends declared per share(2)	0.745	0.35	0.745	0.52
Book value per share of common stock	25.89	16.84
(1)
Reflects pro forma adjustments to the weighted-average shares of BancorpSouth common stock outstanding to eliminate weighted-average shares of Cadence common stock outstanding and record shares of BancorpSouth common stock issued in the merger, calculated using the exchange ratio of 0.70 shares of BancorpSouth common stock per each share of Cadence common stock. See the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” on page 132.

(2)	Pro forma combined cash dividends declared are based upon BancorpSouth’s historical amounts.
(3)	Pro forma per equivalent Cadence share information is calculated based on pro forma combined multiplied by the 0.70 exchange ratio.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference into this joint proxy statement/offering circular may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934.
Words such as “anticipate,” “believe,” “could,” “continue,” “seek,” “intend,” “estimate,” “expect,” “foresee,” “hope,” “intend,” “may,” “might,” “plan,” “positions,” “potential,” “predict,” “project,” “prospects,” “goal,” “objective,” “outlook,” “potential,” “should,” “target,” “will,” “will result,” “will likely result,” or “would” or future or conditional verb tenses and variations or negatives of such terms used in connection with any discussions regarding timing of completion of the merger, expected benefits of the merger and the future operating or financial performance of BancorpSouth, Cadence or the combined company identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties, many of which, by their nature, are inherently uncertain and beyond BancorpSouth’s and Cadence’s control, and could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 32 and the factors previously disclosed in BancorpSouth’s and Cadence’s reports filed with the FDIC and the SEC, respectively, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•	delays in completing the transaction;
•
the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the completion of the merger on a timely basis or at all;

•
the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BancorpSouth and Cadence do business;

•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate BancorpSouth’s and Cadence’s operations, or such integration may be more difficult, time consuming or costly than expected;

•	certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;
•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	ability of management to execute their respective business plans and strategies and manage the risks involved with consummating the transaction;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;

•
the ability to complete the transaction and integration of BancorpSouth and Cadence successfully, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to BancorpSouth’s or Cadence’s existing businesses;

•	the challenges of integrating, retaining and hiring key personnel;
•	failure to attract new customers and retain existing customers in the manner anticipated;
•	the effect of divestitures that may be required by regulatory authorities in certain markets in which BancorpSouth and Cadence compete;
•	any interruption or breach of security as a result of systems integration resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;
•	changes in BancorpSouth’s stock price before closing, including as a result of the financial performance of Cadence prior to closing;
•	the dilution caused by BancorpSouth’s issuance of additional shares of its capital stock in connection with the transaction;
•
operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which BancorpSouth and Cadence are highly dependent;

•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;
•
changes in interest rates, which may affect BancorpSouth’s or Cadence’s net income and other future cash flows, or the market value of BancorpSouth’s or Cadence’s assets, including its investment securities;

•	changes in accounting principles, policies, practices or guidelines;
•	changes in BancorpSouth’s credit ratings or in BancorpSouth’s or Cadence’s ability to access the capital markets;
•	market, operational, liquidity, credit, strategic and general risks associated with BancorpSouth’s or Cadence’s business;
•
natural disasters, war or terrorist activities, or pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which BancorpSouth and Cadence operate; and

•	other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting BancorpSouth’s or Cadence’s operations, pricing and services.
For any forward-looking statements made in this joint proxy statement/offering circular or in any documents incorporated by reference into this joint proxy statement/offering circular, BancorpSouth and Cadence claim the protection of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/offering circular or the dates of the documents incorporated by reference in this joint proxy statement/offering circular. Except as required by applicable law, neither BancorpSouth nor Cadence undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that BancorpSouth and Cadence have filed with the FDIC and the SEC as described under “Where You Can Find More Information” beginning on page 154.
We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/offering circular.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/offering circular, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30, you should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement.
Risks Relating to the Consummation of the Merger and the Combined Company Following the Merger
The ongoing social, political, and economic impact of the COVID-19 pandemic poses risks to BancorpSouth, Cadence and the combined company and may adversely affect the value of the merger consideration.
The economy, companies and individuals generally, including the customers of BancorpSouth and Cadence, have experienced and may continue to experience impacts from the COVID-19 pandemic and the range of related private and government actions and reactions to the pandemic. Among other things, the financial results of either company or both companies or the combined company may be impacted due to an inability of customers to meet their loan commitments in a timely manner because of their losses associated with impacts of the pandemic, including a decrease in revenues for certain businesses in areas that have been more adversely impacted by the pandemic or other changes in consumer behavior. In addition, downturns in the global market related to pandemic fears could result in a further lowering of interest rates as a stimulus to boost consumer spending, which could further negatively impact BancorpSouth’s, Cadence’s, both companies’ or the combined company’s results of operations. These factors, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the value of the merger consideration or could delay or prevent the consummation of the merger.
Because the market price of BancorpSouth common stock may fluctuate, holders of Cadence common stock cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of Cadence common stock issued and outstanding immediately prior to the effective time of the merger (other than certain shares held by BancorpSouth or Cadence) will be converted into 0.70 shares of BancorpSouth common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either BancorpSouth common stock or Cadence common stock. Changes in the price of BancorpSouth common stock between now and the time of the merger will affect the value that holders of Cadence common stock will receive in the merger. Neither BancorpSouth nor Cadence is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of BancorpSouth common stock or Cadence common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Cadence’s and BancorpSouth’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond Cadence’s or BancorpSouth’s control. Therefore, at the time of the BancorpSouth special meeting and the Cadence special meeting, holders of BancorpSouth common stock and holders of Cadence common stock will not know the market value of the consideration that Cadence shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of BancorpSouth common stock and for shares of Cadence common stock.
The market price of the combined company’s common stock after the merger may be affected by factors different from those affecting the shares of Cadence common stock or BancorpSouth common stock currently.
As a result of the merger, holders of Cadence common stock will become holders of BancorpSouth common stock. BancorpSouth’s business differs from that of Cadence. Accordingly, the results of operations and financial condition of the combined company and the market price of the combined company’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and financial condition of each of BancorpSouth and Cadence. For a discussion of the businesses of BancorpSouth and Cadence and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/offering circular and referred to under “Where You Can Find More Information” beginning on page 154.
The opinions delivered by KBW, Goldman Sachs and J.P. Morgan, respectively, to BancorpSouth’s and Cadence’s respective boards of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.
The opinions received by the respective boards of directors of BancorpSouth and Cadence from KBW, which is BancorpSouth’s financial advisor, or from Goldman Sachs or J.P. Morgan, each of which is Cadence’s financial advisor, were delivered on April 9, 2021 and confirmed with written opinions dated April 9, 2021, in the case of

KBW, and dated April 12, 2021, in the case of Goldman Sachs and J.P. Morgan. Changes in the operations and prospects of BancorpSouth or Cadence, general market and economic conditions and other factors which may be beyond the control of BancorpSouth and Cadence may have altered the value of BancorpSouth or Cadence or the prices of shares of BancorpSouth common stock and shares of Cadence common stock as of the date of this joint proxy statement/offering circular, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/offering circular or as of any date other than the dates of those opinions.
Combining BancorpSouth and Cadence may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated synergies, operating efficiencies and cost savings from combining the business operations of BancorpSouth and Cadence. To realize the anticipated benefits and cost savings from the merger, BancorpSouth and Cadence must integrate and combine their businesses in a manner that permits those benefits and cost savings to be realized, without adversely affecting current revenues and future growth. If BancorpSouth and Cadence are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, the costs associated with effecting the merger may be more than anticipated and integration may result in additional and unforeseen expenses. For more information, see the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 132.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement and the bank merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results and financial condition of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the merger.
BancorpSouth and Cadence have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key personnel, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of BancorpSouth and Cadence during this transition period and on the combined company for an undetermined period after completion of the merger. Other factors such as the strength of the economy and competitive factors in the areas where BancorpSouth and Cadence do business may also affect the ability of the combined company to realize the anticipated benefits of the merger.
Furthermore, the board of directors and executive leadership of the combined company will consist of former directors and executive officers from each of BancorpSouth and Cadence. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either BancorpSouth’s and Cadence’s respective businesses. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.

The combined company may be unable to retain BancorpSouth and/or Cadence personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key personnel currently employed by BancorpSouth and Cadence. It is possible that these personnel may decide not to remain with BancorpSouth or Cadence, as applicable, while the merger is pending or with the combined company after the merger is consummated. If BancorpSouth, Cadence or the combined company are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, the combined company could face disruptions in its operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key personnel terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating BancorpSouth and Cadence to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, BancorpSouth, Cadence or the combined company may not be able to locate or retain suitable replacements for any key employees who leave. For more information, see sections entitled “The Merger—Governance of the Combined Company After the Merger—Chairman; Executive Vice Chairman; Independent Lead Director; Chief Executive Officer” and “The Merger—Governance of the Combined Company After the Merger—Management Team” beginning on pages 107 and 108, respectively.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents, waivers and/or non-objections must be obtained from the FDIC, the Federal Reserve Board and the Mississippi Banking Department and various other regulatory authorities in the United States. In determining whether to grant these approvals or waivers, such regulatory authorities consider a variety of factors, including the regulatory standing of each company and the factors described under “The Merger—Regulatory Approvals” beginning on page 109. These approvals and waivers could be delayed or not obtained at all, including due to: an adverse development in either company’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.
The approvals and waivers that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement and the bank merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement and the bank merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement and the bank merger agreement.
In addition, despite the companies’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither BancorpSouth nor Cadence will be required, and neither company will be permitted without the prior written consent of the other company, to take actions or agree to conditions that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See section entitled “The Merger—Regulatory Approvals” beginning on page 109.
The unaudited pro forma combined condensed financial information included in this joint proxy statement/offering circular is preliminary and the actual purchase price as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma combined condensed financial information in this joint proxy statement/offering circular is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated.

The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to record the Cadence identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Cadence as of the date of the completion of the merger. Financial markets generally, and the market prices of stock of BancorpSouth and Cadence, are experiencing higher than normal volatility and, therefore, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma combined consolidated financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 132.
Certain of BancorpSouth’s and Cadence’s directors and executive officers may have interests in the merger that may differ from the interests of holders of BancorpSouth common stock and holders of Cadence common stock.
Holders of BancorpSouth common stock and holders of Cadence common stock should be aware that some of BancorpSouth’s and Cadence’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of BancorpSouth common stock and holders of Cadence common stock generally. The BancorpSouth and Cadence boards of directors were each aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement and the bank merger agreement, and in recommending that holders of common stock vote to approve the merger agreement. For a more complete description of these interests, please see sections entitled “The Merger—Interests of Certain BancorpSouth Directors and Executive Officers in the Merger” beginning on page 95 and “The Merger—Interests of Certain Cadence Directors and Executive Officers in the Merger” beginning on page 98.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: (i) the approval of the BancorpSouth merger proposal by the requisite vote of the BancorpSouth shareholders; (ii) the approval of the Cadence merger proposal by the requisite vote of the Cadence shareholders; (iii) authorization for listing on the NYSE of the shares of BancorpSouth common stock to be issued in the merger, subject to official notice of issuance; (iv) the receipt of all required regulatory authorizations, consents, waivers, orders or approvals that are necessary to close the merger and the bank merger being in full force and effect and the expiration or termination of all statutory waiting periods without the imposition of any materially burdensome regulatory condition; (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal; (vi) subject to certain exceptions, the accuracy of the representations and warranties of each company, generally subject to a material adverse effect qualification; (vii) the prior performance in all material respects by each company of the obligations required to be performed by it at or prior to the closing date; and (viii) receipt by each company of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the companies can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or BancorpSouth or Cadence may elect to terminate the merger agreement in certain other circumstances. See section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 125.
Failure to complete the merger could negatively impact BancorpSouth or Cadence.
If the merger is not completed for any reason, including as a result of either BancorpSouth shareholders failing to approve the BancorpSouth merger proposal or Cadence shareholders failing to approve the Cadence merger proposal, there may be various adverse consequences, and BancorpSouth and/or Cadence may experience negative reactions from the financial markets and from their respective customers and personnel. For example, BancorpSouth’s or Cadence’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of BancorpSouth common stock or Cadence common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. BancorpSouth and/or Cadence also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against BancorpSouth or Cadence to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either BancorpSouth or Cadence may be required to pay a termination fee of $118 million to the other party.
Additionally, each of BancorpSouth and Cadence has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/offering circular, and all filing and other fees paid in connection with the merger. If the merger is not completed, BancorpSouth and Cadence would have to pay these expenses without realizing the expected benefits of the merger.
BancorpSouth and Cadence will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on customers and personnel may have an adverse effect on BancorpSouth or Cadence. These uncertainties may impair BancorpSouth’s or Cadence’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with BancorpSouth or Cadence to seek to change existing business relationships with BancorpSouth or Cadence. The outcome of legal proceedings that may be instituted against BancorpSouth or Cadence in connection with the merger may also have an adverse effect on BancorpSouth, Cadence or the combined company. In addition, subject to certain exceptions, BancorpSouth and Cadence have agreed to operate their respective businesses in the ordinary course prior to the closing, and each company is restricted from making certain acquisitions and taking other specified actions without the consent of the other party until the merger is completed. These restrictions may prevent BancorpSouth and/or Cadence from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the merger. See section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 117 for a description of the restrictive covenants applicable to BancorpSouth and Cadence.
The merger agreement contains provisions that could discourage a potential acquirer that might be willing to pay more to acquire or merge with either BancorpSouth or Cadence.
The merger agreement contains provisions that restrict each of BancorpSouth’s and Cadence’s ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $118 million termination fee payable under certain circumstances, might discourage a potential acquirer that might have an interest in acquiring all or a significant part of BancorpSouth or Cadence from considering or proposing that acquisition even if, in the case of a potential acquisition of Cadence, it were prepared to pay consideration with a higher per share price to Cadence shareholders than what is contemplated in the merger, or might result in a potential acquirer’s proposing to pay a lower per share price to acquire BancorpSouth or Cadence than it might otherwise have proposed to pay. For more information, see sections entitled “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Shareholder Meetings and Recommendation of BancorpSouth’s and Cadence’s Boards of Directors” beginning on pages 123 and 122, respectively.
The shares of BancorpSouth common stock to be received by holders of Cadence common stock as a result of the merger will have different rights from the shares of Cadence common stock.
In the merger, holders of Cadence common stock will become holders of BancorpSouth common stock and their rights as shareholders will be governed by Mississippi law and the governing documents of the combined company. The rights associated with BancorpSouth common stock are different from the rights associated with Cadence common stock. See section entitled “Comparison of Shareholders’ Rights” beginning on page 139 for a discussion of the different rights associated with BancorpSouth common stock.
BancorpSouth and Cadence will incur transaction and integration costs in connection with the merger.
BancorpSouth and Cadence have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and the bank merger agreement and closing the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, regulatory fees, financial printing and other printing costs and other related costs. BancorpSouth and Cadence may also incur additional costs to maintain employee morale and to retain key employees. Some of these costs are payable by BancorpSouth, Cadence or both companies regardless of whether the merger is completed. See section entitled “The Merger Agreement—Expenses and Fees” beginning on page 126.
In addition, the combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. Although BancorpSouth and Cadence have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. Furthermore, there can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. For more information, see section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 132.
In connection with the merger, BancorpSouth will assume Cadence’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, BancorpSouth will assume Cadence’s outstanding indebtedness. As of March 31, 2021, Cadence had outstanding $100 million in Federal Home Loan Bank advances, approximately $50 million in senior debt, approximately $145 million in subordinated debt, approximately $50 million in junior subordinated debentures, approximately $2 million in notes payable and approximately $246 million in other liabilities. BancorpSouth’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for the combined company’s creditors and the combined company’s shareholders. For example, it could:
•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;
•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;
•	restrict the combined company from paying dividends to its shareholders;
•	increase the combined company’s vulnerability to general economic and industry conditions; and
•
require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness and dividends on the preferred stock, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Following completion of the merger, holders of BancorpSouth common stock will be subject to the prior dividend and liquidation rights of the holders of outstanding indebtedness of the combined company, including indebtedness of Cadence assumed by BancorpSouth in the merger. Holders of outstanding indebtedness of the combined company and holders of shares of BancorpSouth preferred stock and any shares of preferred stock that BancorpSouth may issue in the future would receive, upon the combined company’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of BancorpSouth common stock, their liquidation preferences as well as any accrued and unpaid distributions, as applicable. These payments would reduce the remaining amount of the combined company’s assets, if any, available for distribution to holders of its common stock.
Holders of BancorpSouth and Cadence common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of BancorpSouth and Cadence common stock currently have the right to vote in the election of the board of directors and on other matters affecting BancorpSouth and Cadence, respectively. When the merger is completed, each holder of Cadence common stock who receives shares of BancorpSouth common stock will become a shareholder of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of Cadence, and each holder of BancorpSouth common stock will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of BancorpSouth. Based on the number of shares of BancorpSouth and Cadence common stock currently outstanding, and based on the number of shares of BancorpSouth common stock expected to be issued in the merger, the former holders of Cadence common stock, as a group, are estimated to own approximately forty-five percent (45%) of the outstanding shares of the combined company immediately after the merger and current holders of BancorpSouth common stock as a group are estimated to own approximately fifty-five percent (55%) of the outstanding shares of common stock of the combined company immediately after the merger. Because of this, holders of Cadence common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of Cadence, and holders of BancorpSouth common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of BancorpSouth.
Holders of BancorpSouth common stock and BancorpSouth preferred stock and holders of Cadence common stock will not have dissenters’ rights or appraisal rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under Section 79-4-13.02 of the MBCA, the holders of BancorpSouth common stock and BancorpSouth preferred stock will not be entitled to dissenters’ rights in connection with the merger with respect to shares of any class or series that remain outstanding after consummation of the merger. If the merger is completed, holders of BancorpSouth common stock and BancorpSouth preferred stock will not receive any consideration, and their shares of BancorpSouth common stock and BancorpSouth preferred stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of BancorpSouth common stock and BancorpSouth preferred stock are not entitled to any dissenters’ rights in connection with the merger.
Under Section 262 of the Delaware General Corporation Law, the holders of Cadence common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the Cadence special meeting, Cadence’s shares are listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, and holders of Cadence common stock are not required to accept as consideration for their shares anything other than the shares of the combined company, shares of another corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, cash paid in lieu of fractional shares or any combination of the foregoing. Cadence common stock is currently listed on the New York Stock Exchange, a national securities exchange, and is expected to continue to be so listed on the record date for the Cadence special meeting. In addition, the holders of Cadence common stock will receive shares of BancorpSouth common stock as consideration in the merger, which shares are currently listed on the New York Stock Exchange, and are expected to continue to be so listed at the effective time of the merger. Accordingly, the holders of Cadence common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of BancorpSouth and Cadence.
Beginning on May 28, 2021, three purported holders of Cadence common stock filed substantially similar complaints against Cadence and the members of the Cadence board of directors. Two complaints were filed in the United States District Court for the District of Delaware, while one complaint was filed in the United States District Court for the Southern District of New York. The complaints assert claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against Cadence and the members of the Cadence board of directors alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the SEC was materially incomplete and misleading in various respects. In addition, on June 9, 2021, a purported holder of BancorpSouth common stock filed a complaint against BancorpSouth and the members of the BancorpSouth board of directors in the United States District Court for the Eastern District of New York. The complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against BancorpSouth and the members of the BancorpSouth board of directors alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the SEC was materially incomplete and misleading in various respects. Among other remedies, the plaintiffs in each of the foregoing actions seek to enjoin the merger and, if the merger is completed, money damages.
Additional lawsuits against Cadence, BancorpSouth and/or the directors and officers of either company in connection with the merger may be filed. If plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected time frame. The defense or settlement of any lawsuit or claim may result in costs to Cadence and BancorpSouth. See the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 111.
Risks Relating to BancorpSouth’s Business
You should read and consider risk factors specific to BancorpSouth’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2020, BancorpSouth’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in other documents incorporated by reference into this joint proxy statement/offering circular. Please see the section entitled “Where You Can Find More Information” beginning on page 154 of this joint proxy statement/offering circular for the location of information incorporated by reference into this joint proxy statement/offering circular.
Risks Relating to Cadence’s Business
You should read and consider risk factors specific to Cadence’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2020, Cadence’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in other documents incorporated by reference into this joint proxy statement/offering circular. Please see the section entitled “Where You Can Find More Information” beginning on page 154 of this joint proxy statement/offering circular for the location of information incorporated by reference into this joint proxy statement/offering circular.

THE BANCORPSOUTH SPECIAL MEETING
This section contains information for holders of BancorpSouth common stock about the special meeting that BancorpSouth has called to allow holders of BancorpSouth common stock to consider and vote on the BancorpSouth merger proposal and other related matters. This joint proxy statement/offering circular is accompanied by a notice of the BancorpSouth special meeting and a form of proxy card that the BancorpSouth board of directors is soliciting for use by holders of BancorpSouth common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The BancorpSouth special meeting will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following BancorpSouth special meeting website: http://meetings.computershare.com/MTCW5QQ.
Matters to Be Considered
At the BancorpSouth special meeting, holders of BancorpSouth common stock will be asked to consider and vote upon the following proposals:
•	the BancorpSouth merger proposal;
•	the BancorpSouth compensation proposal; and
•	the BancorpSouth adjournment proposal.
Recommendation of BancorpSouth’s Board of Directors
The BancorpSouth board of directors recommends that you vote “FOR” the BancorpSouth merger proposal, “FOR” the BancorpSouth compensation proposal and “FOR” the BancorpSouth adjournment proposal. See section entitled “The Merger—BancorpSouth’s Reasons for the Merger; Recommendation of BancorpSouth’s Board of Directors” beginning on page 61 for a more detailed discussion of the BancorpSouth board of directors’ recommendation.
Record Date and Quorum
The BancorpSouth board of directors has fixed the close of business on July 6, 2021 as the record date for determination of holders of BancorpSouth common stock entitled to notice of and to vote at the BancorpSouth special meeting. As of the record date, there were 108,614,595 shares of BancorpSouth common stock outstanding.
Holders of a majority of the shares of BancorpSouth common stock outstanding on the record date must be present, either in attendance virtually via the BancorpSouth special meeting website or by proxy, to constitute a quorum at the BancorpSouth special meeting. If you do not vote, it will be more difficult for BancorpSouth to obtain the necessary quorum to hold the BancorpSouth special meeting. If you fail to submit a proxy or to vote at the BancorpSouth special meeting via the BancorpSouth special meeting website, your shares of BancorpSouth common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the BancorpSouth special meeting for the purpose of determining the presence of a quorum. Broker non-votes are shares of common stock held of record by brokers or nominees as to which voting instructions have not been received from the beneficial owner with respect to any proposal that does not reflect a “routine” matter. It is expected that all proposals to be voted on at the BancorpSouth special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the BancorpSouth special meeting. If your bank, broker, BancorpSouth 401(k) Plan trustee or other nominee holds your shares of BancorpSouth common stock in “street name,” such entity will vote your shares of BancorpSouth common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, BancorpSouth 401(k) Plan trustee or other nominee with this joint proxy statement/offering circular.
At the BancorpSouth special meeting, each share of BancorpSouth common stock is entitled to one (1) vote on all matters properly submitted to holders of BancorpSouth common stock.
As of July 6, 2021, BancorpSouth directors and executive officers owned and were entitled to vote approximately 1.4 million shares of BancorpSouth common stock, representing representing less than 2 percent (1.27%) of the outstanding shares of BancorpSouth common stock. We currently expect that BancorpSouth’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote
BancorpSouth merger proposal:
Vote required: Approval of the BancorpSouth merger proposal requires the affirmative vote of a majority of the votes cast on the BancorpSouth merger proposal by the holders of BancorpSouth common stock. Approval of the BancorpSouth merger proposal is a condition to the completion of the merger.
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the BancorpSouth special meeting via the BancorpSouth special meeting website or fail to instruct your bank, broker, BancorpSouth 401(k) Plan trustee or other nominee how to vote with respect to the BancorpSouth merger proposal, you will not be deemed to have cast a vote with respect to the BancorpSouth merger proposal and it will have no effect on the BancorpSouth merger proposal.
BancorpSouth compensation proposal:
Vote required: Approval of the BancorpSouth compensation proposal requires the affirmative vote of a majority of the votes cast on the BancorpSouth compensation proposal at the BancorpSouth special meeting. Approval of the BancorpSouth compensation proposal is not a condition to the completion of the merger.
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the BancorpSouth special meeting via the BancorpSouth special meeting website or fail to instruct your bank, broker, BancorpSouth 401(k) Plan trustee or other nominee how to vote with respect to the BancorpSouth compensation proposal, you will not be deemed to have cast a vote with respect to the BancorpSouth compensation proposal and it will have no effect on the BancorpSouth compensation proposal.
BancorpSouth adjournment proposal:
Vote required: Approval of the BancorpSouth adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast on the BancorpSouth adjournment proposal at the BancorpSouth special meeting. Approval of the BancorpSouth adjournment proposal is not a condition to the completion of the merger.
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the BancorpSouth special meeting or fail to instruct your bank, broker, BancorpSouth 401(k) Plan trustee or other nominee how to vote with respect to the BancorpSouth adjournment proposal, you will not be deemed to have cast a vote with respect to the BancorpSouth adjournment proposal and it will have no effect on the BancorpSouth adjournment proposal.
Holders of BancorpSouth preferred stock are not entitled to and are not requested to vote at the BancorpSouth special meeting.

Attending the Special Meeting
If your shares of BancorpSouth common stock are registered directly in your name with BancorpSouth’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. As a shareholder of record, you can attend the BancorpSouth special meeting by accessing the BancorpSouth special meeting website and entering the 15-digit control number on the enclosed proxy card.
If your shares of BancorpSouth common stock are held in a stock brokerage account or by a bank, broker, trustee (including the BancorpSouth 401(k) Plan and the trustee for the BancorpSouth 401(k) Plan (such trustee, the “BancorpSouth 401(k) Plan trustee”)) or other nominee, the bank, broker, BancorpSouth 401(k) Plan trustee or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.”
If you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan as of the record date, you can attend the BancorpSouth special meeting by accessing the BancorpSouth special meeting website and entering the 15-digit control number on the enclosed proxy card. You will not, however, be able to vote those shares at the BancorpSouth special meeting.
If you are a beneficial owner of BancorpSouth common stock whose stock is held in a stock brokerage account or by a bank, broker, trustee or other nominee as of the record date and want to attend the BancorpSouth special meeting, you may register in advance to virtually attend the BancorpSouth special meeting by submitting to Computershare, along with your name and email address, one of the following documents: (i) a copy of the voting instruction form you received from your bank or broker, (ii) a copy of a brokerage statement validating your holdings as of the meeting record date or (iii) proof of your proxy power (“legal proxy”) from your broker, bank or other nominee reflecting your BancorpSouth common stock holdings. Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com or by mail to Computershare, BancorpSouth Bank Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m. (Central Time) on August 2, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials. If you did not submit a legal proxy, but did submit a voting instruction form or brokerage statement, you will not be entitled to vote at the meeting, but you will be able to attend and ask questions.
Please go to the BancorpSouth special meeting website for more information on the available options and registration instructions.
The platform for the virtual BancorpSouth special meeting is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the BancorpSouth special meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.
Proxies
A shareholder of record of BancorpSouth common stock, or a beneficial owner of BancorpSouth common stock (other than a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan) that has submitted a legal proxy to Computershare as described above, may vote at the BancorpSouth special meeting via the BancorpSouth special meeting website. In addition, if you hold your shares of BancorpSouth common stock in your name as a holder of record, to submit a proxy, you, as a holder of BancorpSouth common stock, may use one of the following methods:
•	By Internet by visiting or clicking www.envisionreports.com/BXS and following the instructions;
•	QR code scan;
•	By telephone at 1-800-652-VOTE (8683); or
•	By completing, signing, dating and returning the accompanying proxy card by mail using the postage paid return envelope.
BancorpSouth shareholders should vote only by one of the foregoing methods. If a BancorpSouth shareholder votes by more than one method, only the last vote that is submitted will be counted, and each previous vote will be disregarded. A BancorpSouth shareholder who votes by proxy using any method set forth above prior to the special meeting has the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The submission of a proxy will not, however, affect the right of any BancorpSouth shareholder to attend and vote at the BancorpSouth special meeting.
A proxy to vote by Internet, QR code scan or telephone may be submitted at any time prior to the BancorpSouth special meeting and any method should only require a few minutes to complete. To submit a proxy to vote by mail, follow the instructions in the enclosed proxy card. Please complete, sign, date and return the proxy card by mail using the postage prepaid return envelope included with the paper copy of your proxy materials.
Please note that if you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan, your proxies submitted by Internet, QR code scan, telephone or by mail must be received by 11:59 p.m. (Central Time) on August 4, 2021 in order to ensure that your vote is counted.
BancorpSouth requests that holders of BancorpSouth common stock vote their proxies via the Internet, QR code scan, telephone or by mail. If a proxy is properly given by a shareholder of record and not revoked, it will be voted at the BancorpSouth special meeting in accordance with the instructions provided, if any, and if no instructions are provided, it will be voted: “FOR” the BancorpSouth merger proposal, “FOR” the BancorpSouth compensation proposal and “FOR” the BancorpSouth adjournment proposal.
Every vote is important. Accordingly, you should vote via the Internet, QR code scan, by telephone, or signing, dating and returning the enclosed proxy card, whether or not you plan to attend the virtual BancorpSouth special meeting. Sending in your proxy card or voting by telephone, QR code scan or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares of BancorpSouth common stock are held in a stock brokerage account or by a bank, broker, BancorpSouth 401(k) Plan trustee or other nominee, the bank, broker, BancorpSouth 401(k) Plan trustee or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” If your shares are held in “street name” through a broker, bank, BancorpSouth 401(k) Plan trustee or other nominee, you will receive separate instructions from such broker, bank, BancorpSouth 401(k) Plan trustee or other nominee and you must instruct the broker, bank, BancorpSouth 401(k) Plan trustee or other nominee on how to vote your shares in accordance with those separate instructions. Your broker, bank, BancorpSouth 401(k) Plan trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank, BancorpSouth 401(k) Plan trustee or other nominee. Each method of voting referenced above is offered to shareholders who own their shares through a broker, bank, BancorpSouth 401(k) Plan trustee or other holder of record. If a beneficial holder provides specific voting instructions, the shares will be voted as instructed and as the proxy holders may determine how to vote within their discretion with respect to any other matters that may properly come before the BancorpSouth special meeting.
Please note that if you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan, your proxies submitted by Internet, QR code scan, telephone or by mail must be received by 11:59 p.m. (Central Time) on August 4, 2021 in order to ensure that your vote is counted.
Further, brokers, banks or other nominees who hold shares on behalf of their customers may not give a proxy to BancorpSouth to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on the proposals that will be voted upon at the BancorpSouth special meeting.
Revocability of Proxies
A holder of BancorpSouth common stock of record who votes by proxy using any method set forth above prior to the BancorpSouth special meeting has the right to revoke the proxy at any time before it is exercised by submitting a written request to BancorpSouth or by voting another proxy at a later date. The submission of a proxy will not, however, affect the right of any shareholder to attend and vote at the BancorpSouth special meeting.
If you are a beneficial owner of shares of BancorpSouth common stock held through the BancorpSouth 401(k) Plan, you may change your instruction to the BancorpSouth 401(k) Plan trustee by submitting a subsequent instruction to such trustee by 11:59 p.m. (Central Time) on August 4, 2021.

Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/offering circular is being delivered to holders of BancorpSouth common stock residing at the same address, unless such holders of BancorpSouth common stock have notified BancorpSouth of their desire to receive multiple copies of the joint proxy statement/offering circular.
BancorpSouth will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/offering circular to any holder of BancorpSouth common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed in writing to: BancorpSouth Bank, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804, Attention: Corporate Secretary or by calling (662) 680-2000.
Solicitation of Proxies
BancorpSouth and Cadence will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/offering circular. To assist in the solicitation of proxies, BancorpSouth has retained Georgeson LLC, and will pay Georgeson LLC a fee of $12,500 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. BancorpSouth and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of BancorpSouth common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of BancorpSouth. No additional compensation will be paid to our directors, officers or employees for solicitation.
Other Matters to Come Before the BancorpSouth Special Meeting
BancorpSouth management knows of no other business to be presented at the BancorpSouth special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding BancorpSouth’s special meeting or would like additional copies of this joint proxy statement/offering circular, please contact BancorpSouth’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 295-8105.

BANCORPSOUTH PROPOSALS
PROPOSAL 1: BANCORPSOUTH MERGER PROPOSAL
BancorpSouth is asking holders of BancorpSouth common stock to approve the merger agreement and the transactions contemplated thereby. Holders of BancorpSouth common stock should read this joint proxy statement/offering circular carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/offering circular as Annex A.
After careful consideration, the BancorpSouth board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BancorpSouth and its shareholders and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. See section entitled “The Merger—BancorpSouth’s Reasons for the Merger; Recommendation of BancorpSouth’s Board of Directors” beginning on page 61 in this joint proxy statement/offering circular for a more detailed discussion of the BancorpSouth board of directors’ recommendation.
The approval of the merger by holders of BancorpSouth common stock is a condition to the completion of the merger.
The BancorpSouth board of directors unanimously recommends a vote “FOR” the BancorpSouth merger proposal.
PROPOSAL 2: BANCORPSOUTH COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, as administered and enforced by the FDIC, BancorpSouth is seeking a non-binding, advisory shareholder approval of the compensation of BancorpSouth’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain BancorpSouth Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to BancorpSouth’s Named Executive Officers—Golden Parachute Compensation” beginning on page 97. The proposal gives holders of BancorpSouth common stock the opportunity to express their views on the merger-related compensation of BancorpSouth’s named executive officers.
Accordingly, BancorpSouth is asking holders of BancorpSouth common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the BancorpSouth named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain BancorpSouth Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to BancorpSouth’s Named Executive Officers—Golden Parachute Compensation” are hereby APPROVED.”
The advisory vote on the BancorpSouth compensation proposal is a vote separate and apart from the votes on the BancorpSouth merger proposal and the BancorpSouth adjournment proposal. Accordingly, if you are a holder of BancorpSouth common stock, you may vote to approve the BancorpSouth merger proposal and/or the BancorpSouth adjournment proposal and vote not to approve the BancorpSouth compensation proposal, and vice versa. The approval of the BancorpSouth compensation proposal by holders of BancorpSouth common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to BancorpSouth’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of BancorpSouth common stock fail to approve the advisory vote regarding merger-related compensation.
The BancorpSouth board of directors unanimously recommends a vote “FOR” the advisory BancorpSouth compensation proposal.
PROPOSAL 3: BANCORPSOUTH ADJOURNMENT PROPOSAL
The BancorpSouth special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the BancorpSouth special meeting to approve the BancorpSouth merger proposal or to ensure that any supplement or amendment to this joint proxy statement/offering circular is timely provided to holders of BancorpSouth common stock.

If, at the BancorpSouth special meeting, the number of shares of BancorpSouth common stock present or represented and voting in favor of the BancorpSouth merger proposal is insufficient to approve the BancorpSouth merger proposal, BancorpSouth intends to move to adjourn the BancorpSouth special meeting in order to enable the BancorpSouth board of directors to solicit additional proxies for approval of the BancorpSouth merger proposal. In that event, BancorpSouth will ask holders of BancorpSouth common stock to vote upon the BancorpSouth adjournment proposal, but not the BancorpSouth merger proposal.
In this proposal, BancorpSouth is asking holders of BancorpSouth common stock to authorize the holder of any proxy solicited by the BancorpSouth board of directors, on a discretionary basis, (i) if there are not sufficient votes at the time of the BancorpSouth special meeting to approve the BancorpSouth merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/offering circular is timely provided to holders of BancorpSouth common stock, to vote in favor of adjourning the BancorpSouth special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of BancorpSouth common stock who have previously voted.
The approval of the BancorpSouth adjournment proposal by holders of BancorpSouth common stock is not a condition to the completion of the merger.
The BancorpSouth board of directors unanimously recommends a vote “FOR” the BancorpSouth adjournment proposal.

THE CADENCE SPECIAL MEETING
This section contains information for holders of Cadence common stock about the special meeting that Cadence has called to allow holders of Cadence common stock to consider and vote on the Cadence merger proposal and other related matters. This joint proxy statement/offering circular is accompanied by a notice of the special meeting of holders of Cadence common stock and a form of proxy card that the Cadence board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Cadence special meeting will be held virtually on August 9, 2021, at 9:00 a.m. (Central Time), at the following Cadence special meeting website (the “Cadence special meeting website”): www.virtualshareholdermeeting.com/CADE2021SM.
Matters to Be Considered
At the Cadence special meeting, holders of Cadence common stock will be asked to consider and vote upon the following proposals:
•	the Cadence merger proposal;
•	the Cadence compensation proposal; and
•	the Cadence adjournment proposal.
Recommendation of Cadence’s Board of Directors
The Cadence board of directors recommends that you vote “FOR” the Cadence merger proposal, “FOR” the Cadence compensation proposal and “FOR” the Cadence adjournment proposal. See section entitled “The Merger—Cadence’s Reasons for the Merger; Recommendation of Cadence’s Board of Directors” beginning on page 72 for a more detailed discussion of the Cadence board of directors’ recommendation.
Record Date and Quorum
The Cadence board of directors has fixed the close of business on July 6, 2021 as the record date for determination of holders of Cadence common stock entitled to notice of and to vote at the Cadence special meeting. As of the record date, there were 124,752,738 shares of Cadence common stock outstanding.
The presence at the Cadence special meeting, virtually or by proxy, of the holders of a majority of the outstanding shares of Cadence common stock entitled to vote at the Cadence special meeting will constitute a quorum for purposes of taking actions on the Cadence merger proposal, the Cadence compensation proposal and the Cadence adjournment proposal. If you do not vote, it will be more difficult for Cadence to obtain the necessary quorum to hold the Cadence special meeting. If you fail to submit a proxy or to vote at the Cadence special meeting via Cadence special meeting website, your shares of Cadence common stock will not be counted toward a quorum. Abstentions will be included in determining the number of shares present at the Cadence special meeting for the purpose of determining the presence of a quorum. Broker non-votes are shares of common stock held of record by brokers or nominees as to which voting instructions have not been received from the beneficial owner with respect to any proposal that does not reflect a “routine” matter. It is expected that all proposals to be voted on at the Cadence special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Cadence special meeting. If your bank, broker, trustee or other nominee holds your shares of Cadence common stock in “street name,” such entity will vote your shares of Cadence common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/offering circular.
At the Cadence special meeting, each share of Cadence common stock is entitled to one (1) vote on all matters properly submitted to holders of Cadence common stock.
As of July 6, 2021, Cadence directors and executive officers and their affiliates owned and were entitled to vote approximately 2.7 million shares of Cadence common stock, representing approximately 2.1% of the outstanding shares of Cadence common stock. We currently expect that Cadence’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote
Cadence merger proposal:
Vote required: Approval of the Cadence merger proposal requires the affirmative vote of a majority of the outstanding common stock of Cadence entitled to be cast on the merger agreement. Approval of the Cadence merger proposal is a condition to the completion of the merger.
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Cadence special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Cadence merger proposal, it will have the same effect as a vote “AGAINST” the Cadence merger proposal.
Cadence compensation proposal:
Vote required: Approval of the Cadence compensation proposal requires the affirmative vote of the holders of a majority of the shares of Cadence common stock entitled to vote who are represented by virtual attendance or by proxy at the Cadence special meeting. Approval of the Cadence compensation proposal is not a condition to the completion of the merger.
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Cadence compensation proposal. If you fail to submit a proxy or vote at the Cadence special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Cadence compensation proposal, you will not be deemed to be present at the Cadence special meeting and it will have no effect on the Cadence compensation proposal.
Cadence adjournment proposal:
Vote required: Approval of the Cadence adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Cadence common stock entitled to vote who are represented by virtual attendance or by proxy at the Cadence special meeting. Approval of the Cadence adjournment proposal is not a condition to the completion of the merger.
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Cadence adjournment proposal. If you fail to submit a proxy or vote at the Cadence special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Cadence compensation proposal, you will not be deemed to be present at the Cadence special meeting and it will have no effect on the Cadence adjournment proposal.
Attending the Special Meeting
The Cadence special meeting will be conducted virtually over the Internet using an audio-only format. If you are a holder of record of Cadence common stock as of the record date for the Cadence special meeting, you may vote by:
•	accessing the Internet website specified on your proxy card;
•	calling the toll-free number specified on your proxy card;
•	signing and returning the enclosed proxy card in the postage-paid envelope provided; or
•	attending the Cadence special meeting.
If you hold Cadence common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting. Street name holders may only vote at the Cadence special meeting if they have a legal proxy to vote their shares.
Proxies
A holder of Cadence shares may vote by proxy or virtually at the Cadence special meeting. If you hold your shares in your name as a holder of record, to submit a proxy, you, as a holder of Cadence shares, may use one of the following methods:
•	By Internet by visiting or clicking www.proxyvote.com and following the instructions;

•	By calling the toll-free number specified on your proxy card; or
•	By completing, signing, dating and returning the accompanying proxy card by mail using the postage paid return envelope.
A proxy card is enclosed for your use. Cadence requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Cadence common stock represented by it will be voted at the Cadence special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
Every vote is important. Accordingly, you should vote via the Internet or sign, date and return the enclosed proxy card, whether or not you plan to attend the virtual Cadence special meeting. Sending in your proxy card or voting on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Cadence or by voting at the Cadence special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks or nominees who hold shares of Cadence common stock on behalf of their customers may not give a proxy to Cadence to vote those shares without specific instructions from their customers.
Further, brokers, banks or other nominees who hold shares on behalf of their customers may not give a proxy to Cadence to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Cadence special meeting.
Revocability of Proxies
If you are a holder of Cadence shares of record, you may revoke your proxy at any time before it is voted by:
•	voting at the virtual Cadence special meeting;
•	granting a subsequently dated proxy;
•	entering a new vote on the Internet; or
•	delivering written notice of revocation to our Secretary by mail at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.
If you hold your shares of Cadence common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.
Attendance at the Cadence special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Cadence after the vote will not affect the vote. If the Cadence special meeting is postponed or adjourned, it will not affect the ability of holders of Cadence common stock as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/offering circular is being delivered to holders of Cadence common stock residing at the same address, unless such holders of Cadence common stock have notified Cadence of their desire to receive multiple copies of the joint proxy statement/offering circular.
Solicitation of Proxies
BancorpSouth and Cadence will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/offering circular. To assist in the solicitation of proxies, Cadence has retained Georgeson LLC, and estimates it will pay Georgeson LLC a fee of approximately $12,500 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. Cadence and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Cadence common stock to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Cadence. No additional compensation will be paid to our directors, officers or employees for solicitation.
You should not send in any Cadence stock certificates with your proxy card (or, if you hold your shares in “street name,” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of Cadence common stock as soon as practicable after completion of the merger. As of the date of this joint proxy statement/offering circular, Cadence does not have any stock certificates outstanding.
Other Matters to Come Before the Cadence Special Meeting
Cadence management knows of no other business to be presented at the Cadence special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Cadence’s special meeting or would like additional copies of this joint proxy statement/offering circular, please contact the Corporate Secretary at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056 or Cadence’s proxy solicitor, Georgeson LLC, by calling toll-free at (866) 767-8867.

CADENCE PROPOSALS
PROPOSAL 1: CADENCE MERGER PROPOSAL
Cadence is asking holders of Cadence common stock to adopt the merger agreement. Holders of Cadence common stock should read this joint proxy statement/offering circular carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/offering circular as Annex A.
After careful consideration, the Cadence board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Cadence and the shareholders of Cadence. See section entitled “The Merger—Cadence’s Reasons for the Merger; Recommendation of Cadence’s Board of Directors” beginning on page 72 for a more detailed discussion of the Cadence board of directors’ recommendation.
The approval of the Cadence merger proposal by holders of the Cadence common stock is a condition to the completion of the merger.
The Cadence board of directors recommends a vote “FOR” the Cadence merger proposal.
PROPOSAL 2: CADENCE COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Cadence is seeking a non-binding, advisory shareholder approval of the compensation of Cadence’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain Cadence Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Cadence’s Named Executive Officers—Golden Parachute Compensation” beginning on page 106. The proposal gives holders of Cadence common stock the opportunity to express their views on the merger-related compensation of Cadence’s named executive officers.
Accordingly, Cadence is asking holders of Cadence common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Cadence named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Cadence Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Cadence’s Named Executive Officers—Golden Parachute Compensation,” are hereby APPROVED.”
The advisory vote on the Cadence compensation proposal is a vote separate and apart from the votes on the Cadence merger proposal and the Cadence adjournment proposal. Accordingly, if you are a holder of Cadence common stock, you may vote to approve the Cadence merger proposal and/or the Cadence adjournment proposal and vote not to approve the Cadence compensation proposal, and vice versa. The approval of the Cadence compensation proposal by holders of Cadence common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Cadence’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Cadence common stock fail to approve the advisory vote regarding merger-related compensation.
The Cadence board of directors unanimously recommends a vote “FOR” the advisory Cadence compensation proposal.
PROPOSAL 3: CADENCE ADJOURNMENT PROPOSAL
The Cadence special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Cadence special meeting to approve the Cadence merger proposal.
If, at the Cadence special meeting, the number of shares of Cadence common stock present or represented and voting in favor of the Cadence merger proposal is insufficient to approve the Cadence merger proposal, Cadence intends to move to adjourn the Cadence special meeting in order to enable the Cadence board of directors to solicit additional proxies for approval of the Cadence merger proposal. In that event, Cadence will ask holders of Cadence common stock to vote upon the Cadence adjournment proposal, but not the Cadence merger proposal or the Cadence compensation proposal.

In this proposal, Cadence is asking holders of Cadence common stock to authorize the holder of any proxy solicited by the Cadence board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the Cadence special meeting to approve the Cadence merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/offering circular is timely provided to holders of Cadence common stock, to vote in favor of adjourning the Cadence special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Cadence common stock who have previously voted. Pursuant to Cadence’s bylaws, the Cadence special meeting may be adjourned without new notice being given unless a new record date is set for the adjourned meeting or the adjournment is for more than 30 days.
The approval of the Cadence adjournment proposal by the holders of Cadence common stock is not a condition to the completion of the merger.
The Cadence board of directors recommends a vote “FOR” the Cadence adjournment proposal.

INFORMATION ABOUT BANCORPSOUTH
BancorpSouth is a Mississippi state-chartered bank headquartered in Tupelo, Mississippi. BancorpSouth has commercial banking, mortgage and insurance operations in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, Tennessee and Texas, and one loan production office in Durant, Oklahoma. BancorpSouth’s insurance agency subsidiary also operates an office in Illinois. BancorpSouth and its insurance agency subsidiary provide commercial banking, leasing, mortgage origination and servicing, insurance, brokerage and trust services to corporate customers, local governments, individuals and other financial institutions through an extensive network of branches and offices. As of March 31, 2021, BancorpSouth had total assets of $25.8 billion, deposits of $21.2 billion, and shareholders’ equity of $2.8 billion.
BancorpSouth common stock is traded on the NYSE under the symbol “BXS.”
INFORMATION ABOUT CADENCE
Cadence is a financial holding company and a Delaware corporation headquartered in Houston, Texas, and is the parent company of Cadence Bank, N.A. As of March 31, 2021, Cadence operated a network of 98 locations across Texas, Georgia, Alabama, Florida, Mississippi, and Tennessee. Cadence focuses on middle-market commercial lending, complemented by retail banking and wealth management services, and provides a broad range of banking services to businesses, high-net-worth individuals and business owners. As of March 31, 2021, Cadence had total assets of $18.8 billion in assets, $12.4 billion in total loans (net of unearned discounts and fees), $16.1 billion in deposits and $2.1 billion in shareholders’ equity. Cadence common stock is traded on the NYSE under the symbol “CADE.”

THE MERGER
This section of the joint proxy statement/offering circular describes material aspects of the merger. This summary may not contain all the information that is important to you. You should carefully read this entire joint proxy statement/offering circular and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 154.
Terms of the Merger
Each of BancorpSouth’s and Cadence’s respective boards of directors has approved and adopted the merger agreement. Pursuant to the merger agreement, Cadence will merge with and into BancorpSouth, with BancorpSouth continuing as the surviving entity in the merger. Following the completion of the merger, Cadence Bank, N.A., a subsidiary of Cadence, will merge with and into BancorpSouth pursuant to the bank merger agreement, with BancorpSouth as the surviving entity in the bank merger.
At the effective time, each share of Cadence common stock issued and outstanding immediately prior to the effective time (other than certain shares held by BancorpSouth or Cadence which will be cancelled and will cease to exist and for which no BancorpSouth common stock or other consideration will be delivered in exchange therefor) will be converted into the right to receive 0.70 shares of BancorpSouth common stock. No fractional shares of BancorpSouth common stock will be issued in connection with the merger, and holders of Cadence common stock will be entitled to receive cash in lieu thereof. Prior to the effective time and in connection with the closing, Cadence will declare and pay a special dividend to holders of record of shares of Cadence common stock in an amount of $1.25 per share of Cadence common stock.
Holders of BancorpSouth common stock are being asked to approve the merger agreement and holders of Cadence common stock are being asked to adopt the merger agreement. See section entitled “The Merger Agreement” beginning on page 112 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
Each of Cadence’s and BancorpSouth’s boards of directors (which we refer to as the “Cadence board” and the “BancorpSouth board,” respectively) and their respective senior managements have from time to time separately engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance their respective companies’ performance and prospects in light of competitive, regulatory and other developments, all with the goal of increasing long-term value for their respective shareholders while taking into account the interests of their other constituencies. The strategic reviews and discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and Cadence and BancorpSouth in particular, as well as conditions and trends in the banking industry, including assessments of ongoing consolidation in the financial services industry and the benefits and risks to Cadence and BancorpSouth, respectively, and their shareholders of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory burdens, interest rate environment and prospects, scale, credit risk, unpredictable market risk, including in connection with the COVID-19 pandemic, and rapid changes in and significance of technology and cyber-security. For each of Cadence and BancorpSouth, these reviews have also included consideration of discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions, and both companies have engaged in acquisitions as part of their corporate strategies.
As part of its strategy, from time to time, each of Cadence and BancorpSouth has evaluated potential strategic transactions with other banking institutions. In the three years prior to the execution of the merger agreement with BancorpSouth, Cadence held exploratory discussions with a number of financial institutions regarding potential strategic transactions, but none of these discussions advanced beyond preliminary stages. Cadence management regularly updated the Cadence board regarding these discussions when they occurred. BancorpSouth management discusses potential strategic transactions with the BancorpSouth board in the ordinary course of business, and in the three years prior to the execution of the merger agreement with Cadence, BancorpSouth has completed numerous mergers with other financial institutions located in the south and southeastern United States. The BancorpSouth board’s consideration of a potential strategic transaction with Cadence originated over a year prior to the execution of the merger agreement as part of such ordinary-course-of-business discussions.
Paul B. Murphy, Jr., the Chairman and Chief Executive Officer of Cadence, and James D. Rollins III, the Chairman and Chief Executive Officer of BancorpSouth, have periodically discussed with each other trends in the financial services industry, including recent consolidations among financial institutions, and their respective institutions generally. These discussions occurred during meetings at investor and banking industry conferences and in social settings.
On November 26, 2019, Mr. Murphy and Marc Shapiro, a member of the Cadence board, held a meeting with Mr. Rollins at which they discussed the market and industry conditions affecting each of their respective financial institutions. At this meeting, the potential for a strategic transaction between Cadence and BancorpSouth was raised. Messrs. Murphy, Shapiro and Rollins agreed that a potential transaction could be beneficial to both parties and that additional discussions could be held at a later date.
In June and July 2020, Messrs. Murphy and Rollins held a number of informal discussions regarding updated industry conditions and market dynamics, including but not limited to the effect that the COVID-19 pandemic has had on the respective businesses of Cadence and BancorpSouth as well as the financial services industry in general. During these discussions Messrs. Murphy and Rollins discussed potentially exploring a strategic combination of Cadence and BancorpSouth. They agreed that such a combination could be compelling for both parties and their respective shareholders and that it could be beneficial to have further discussions.
On July 22, 2020, the BancorpSouth board held its regularly scheduled video meeting, at which certain members of BancorpSouth management were also present. At this meeting, Mr. Rollins provided an update to the BancorpSouth board regarding his recent discussions with Mr. Murphy and led a discussion on the potential strategic transaction with Cadence. The BancorpSouth board supported Mr. Rollins having further discussions with Cadence regarding a potential transaction.
On July 27, 2020, the Executive Committee of the Cadence board (which we refer to as the “Cadence Executive Committee”) held a video meeting to discuss the potential strategic transaction with BancorpSouth. At this meeting, Mr. Murphy provided an update to the Cadence Executive Committee regarding his recent discussions with Mr. Rollins, including the potential to explore a strategic combination with BancorpSouth. The Cadence Executive Committee supported further exploratory discussions with BancorpSouth regarding a potential transaction.
From time to time, Cadence management discussed possible strategic alternatives with Goldman Sachs & Co. LLC (“Goldman Sachs”) and J.P. Morgan Securities LLC (“J.P. Morgan”), and Cadence management would routinely update the Cadence board on potential combination partners. On July 28, 2020, Cadence management asked Goldman Sachs and J.P. Morgan to assist in evaluating a potential strategic combination with BancorpSouth.
Over the next few weeks, Messrs. Murphy and Rollins held additional conversations regarding the potential strategic combination between Cadence and BancorpSouth. Messrs. Murphy and Rollins agreed to discuss further with their respective boards, management teams and advisors.
On August 12, 2020, the Cadence board held a meeting by video at which members of Cadence management and representatives of Goldman Sachs and J.P. Morgan were also present. Mr. Murphy provided an update to the board regarding the recent discussions with BancorpSouth regarding a potential combination of the parties and the rationale for such a potential combination. Representatives of Goldman Sachs and J.P. Morgan reviewed financial aspects of a possible strategic transaction with BancorpSouth, including a preliminary analysis of potential structural and financial terms of such a combination, building upon the prior conversations that Messrs. Murphy and Rollins had. The Cadence board discussed with Cadence management and financial advisors the potential benefits and risks of such a combination, taking into account the effects on the potential consideration per share and the parties’ respective stock prices that the COVID-19 pandemic and related market uncertainty was causing. After further discussion, the Cadence board supported further exploratory discussions between the parties.
Following these meetings and discussions, management of both companies agreed that further discussions would be facilitated by the exchange of nonpublic information. Accordingly, on August 24, 2020, Cadence and BancorpSouth entered into a mutual nondisclosure agreement.

On August 28, 2020, Messrs. Murphy and Rollins held a video meeting during which they discussed various aspects of the potential transaction, including potential terms regarding economics and governance of the combined company.
Over the following three months, representatives of Cadence and BancorpSouth and their respective advisors held periodic discussions regarding the potential combination, including the potential economic and corporate governance terms of the combination. Mr. Murphy and other representatives of Cadence regularly updated the Cadence board regarding these discussions. However, in light of the volatility in the markets and in the price of shares of each of Cadence common stock and BancorpSouth common stock as a result of the COVID-19 pandemic, among other factors, the parties did not reach an understanding on the consideration per share of Cadence common stock that would be payable in the potential combination.
On September 23, 2020, the BancorpSouth board held its regularly scheduled video meeting, at which certain members of BancorpSouth management were also present. Mr. Rollins provided the BancorpSouth board with an update regarding the potential transaction with Cadence.
On October 9, 2020, Cadence and BancorpSouth executed an updated mutual nondisclosure agreement to add an obligation relating to non-solicitation for employment of certain officers.
On October 14 and 15, 2020, Mr. Murphy and other members of the Cadence executive management team held meetings with Mr. Rollins and other members of the BancorpSouth executive management team. At these meetings, the members of the parties’ respective management teams discussed the potential combination transaction, including the parties’ respective businesses, governance structures and cultures and the potential benefits of and considerations regarding the potential transaction between the parties.
On October 22, 2020, the Cadence board held a meeting by video at which members of Cadence management provided an update to the Cadence board regarding the recent discussions with BancorpSouth.
On October 28, 2020, the BancorpSouth board held its regularly scheduled meeting, via video meeting, at which certain members of BancorpSouth management and certain representatives of Keefe, Bruyette & Woods, Inc. (“KBW”) (as part of its ongoing business relationship with BancorpSouth) participated for a strategic discussion regarding the potential merger with Cadence. Members of the BancorpSouth executive management team provided an update to the BancorpSouth board regarding the recent discussions with Cadence. There was also discussion of the strategic rationale behind the potential merger, recent strategic mergers and preliminary review of potential structural and economic terms of the potential merger, including preliminary transaction assumptions and a potential range of exchange ratios for the potential merger.
On November 3, 2020, BancorpSouth sent a draft written proposal letter (the “November 3 Proposal”) to Cadence, which proposal letter provided for an all-stock combination of Cadence and BancorpSouth at an exchange ratio of 0.540 shares of BancorpSouth common stock per share of Cadence common stock, representing approximately $13.19 in implied value per share of Cadence common stock and approximately 8.47% premium based on the closing price of $12.16 per share of Cadence common stock on that date.
Following the receipt of the November 3 Proposal, Mr. Murphy and other members of Cadence management discussed the proposal with representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Cadence’s legal counsel.
On November 5, 2020, the Cadence Executive Committee held a video meeting at which members of Cadence management and representatives of Goldman Sachs and J.P. Morgan were also present. Mr. Murphy provided an update to the Cadence board regarding the potential business combination with BancorpSouth, including the November 3 Proposal. Representatives of Goldman Sachs and J.P. Morgan presented to the Cadence board an updated preliminary financial analysis regarding the financial terms of the November 3 Proposal. After further discussion, the Cadence board supported further discussions between the parties at a higher exchange ratio than was represented by the November 3 Proposal.
Following the November 5, 2020 meeting of the Cadence Executive Committee, Messrs. Murphy and Rollins held a number of in-person meetings and telephonic discussions over the following three months regarding the potential business combination, including the potential strategic benefits that each party could achieve as a result of such combination, such as increased scale and diversification as well as shareholder value creation through synergies and cost savings. During certain of these conversations, the financial advisors of the parties were also present. Mr. Murphy regularly updated the Cadence board regarding these discussions.

On November 24, 2020, Messrs. Murphy and Rollins met to discuss the potential combination transaction. While they agreed that the parties had not yet arrived at mutually agreeable financial terms, they also both expressed that a combination transaction could be beneficial to Cadence and BancorpSouth and their respective shareholders and other constituencies. They agreed that the parties should touch base again in a few weeks.
On December 15, 2020, Mr. Murphy provided Mr. Rollins with financial analysis materials prepared by Cadence’s financial advisors. On December 18, 2020, Mr. Murphy and Valerie Toalson, Cadence’s Chief Financial Officer, together with representatives of J.P. Morgan, held a video meeting with Mr. Rollins to discuss these materials. Following this discussion, on December 28, 2020, Mr. Murphy provided Mr. Rollins with additional financial analysis materials prepared by Cadence’s financial advisors. On December 30, 2020, Mr. Murphy, Ms. Toalson and representatives of J.P. Morgan held a video meeting with Mr. Rollins to discuss these materials.
On January 27, 2021, the BancorpSouth board held its regularly scheduled meeting, via video meeting, at which certain members of BancorpSouth management were also present. Mr. Rollins presented and discussed an overview of the strategic rationale behind the potential merger with Cadence. Among other things, members of the BancorpSouth board asked and Mr. Rollins responded to questions relating to integration of the two companies’ cultures. After discussion, the BancorpSouth board determined that Mr. Rollins should move forward with negotiations with Cadence within the parameters discussed during the meeting.
On January 29, 2021, Mr. Murphy and Mr. Rollins held a call during which they discussed potential financial terms of the potential transaction and the belief that they each continued to have in the benefits that a potential transaction could bring to each company and their respective shareholders and other constituencies.
Following this discussion, on February 4, 2021, BancorpSouth sent an updated draft written proposal letter (the “February 4 Proposal”) to Cadence, which updated proposal letter provided for an all-stock combination of Cadence and BancorpSouth at an exchange ratio of 0.675 shares of BancorpSouth common stock per share of Cadence common stock and a special pre-closing cash dividend to holders of Cadence common stock equal to $0.50 per share, representing approximately $20.05 in implied value per share of Cadence common stock and approximately 4.43% premium based on the closing price of $19.20 per share of Cadence common stock on that date.
Following the receipt of the February 4 Proposal, and with the support of the Cadence board, Mr. Murphy held a number of discussions with Mr. Rollins regarding the February 4 Proposal and the potential financial and other terms of the potential business combination, including with respect to corporate governance and a board and management structure designed to achieve meaningful participation by both companies in the future strategic direction of the combined company, the name of the combined company and the location of the combined company’s headquarters and major operational centers. Messrs. Murphy and Rollins agreed that they would speak to their respective boards, management teams and advisors with the goal of continuing the discussions.
On February 15, 2021, Messrs. Murphy and Shapiro, together with R.H. “Hank” Holmes IV, President of Cadence Bank, and Joseph Evans, Vice Chairman of the Cadence board, held a meeting with Mr. Rollins. During this meeting, the parties continued to express the potential benefits that a combination could bring. Mr. Murphy also expressed his belief that the exchange ratio and the magnitude of the special pre-closing dividend would need to be increased before the Cadence board would support moving forward with the potential business combination.
On February 17, 2021, Bloomberg published a report stating that Cadence was exploring a sale with the assistance of financial advisors. Following this media report, Mr. Murphy was contacted by four parties with which he had previously had preliminary discussions, but none of these discussions advanced beyond preliminary, exploratory stages.
On February 18, 2021, the Cadence Executive Committee held a special meeting by video at which members of Cadence management and representatives of Goldman Sachs, J.P. Morgan and Wachtell Lipton were also present. The Cadence Executive Committee discussed with Cadence management and its advisors the February 4 Proposal and the discussions held between the parties following such proposal.
On February 23, 2021, the Cadence board held a regular meeting by video at which members of Cadence management and representatives of Goldman Sachs, J.P. Morgan and Wachtell Lipton were also present. Mr. Murphy provided an update to the Cadence board regarding the February 4 Proposal and the recent discussions with Mr. Rollins. Representatives of Goldman Sachs and J.P. Morgan presented to the Cadence board an updated preliminary financial analysis regarding the financial terms of the February 4 Proposal. The Cadence board discussed the possible benefits and risks of a strategic combination with BancorpSouth to Cadence and its shareholders and other key constituencies and compared a potential transaction with BancorpSouth to other possible alternatives, investments and business strategies. After further discussion, the Cadence board supported further discussions, including further negotiation on financial terms to increase the aggregate consideration that would be payable to holders of Cadence common stock.
Following the meeting of the Cadence board, on the February 24, 2021, Mr. Murphy expressed the message conveyed by the Board to Mr. Rollins and the two discussed, among other matters, the February 4 Proposal and the discussions that the parties had held since that proposal. Mr. Rollins indicated that representatives of BancorpSouth would send a revised proposal following this discussion.
On February 25, 2021, the BancorpSouth board held a special meeting, via video meeting, at which BancorpSouth management was also present. Mr. Rollins presented and led a discussion regarding information on the potential merger, including the strategic rationale behind such a merger, proposed combined franchise, financial impact, preliminary timeline, an overview of Cadence’s franchise, the future governance structure for the combined company and pricing of the proposed transaction.
On February 27, 2021, Mr. Rollins and Chris Bagley, President and Chief Operating Officer of BancorpSouth, met with Messrs. Murphy and Holmes and Ms. Toalson. At this meeting, the parties discussed various potential terms of the combination transaction, including the potential board composition and management team of the combined company, pricing of the potential transaction as well as the diligence process and timing for the potential transaction.
On February 28, 2021, Mr. Rollins sent an updated draft written proposal letter (the “February 28 Proposal”) to Mr. Murphy, which updated proposal letter provided for an all-stock combination of Cadence and BancorpSouth at an exchange ratio of 0.70 shares of BancorpSouth common stock per share of Cadence common stock and a special pre-closing cash dividend to holders of Cadence common stock equal to $1.25 per share, representing approximately $22.29 in implied value per share of Cadence common stock and approximately 8.63% premium based on the closing price of $20.52 per share of Cadence common stock on that date. The February 28 Proposal also proposed certain matters regarding the combined company’s board of directors and management team and proposed an exclusive negotiating period of 60 days.
On March 2, 2021, the Cadence Executive Committee held a video meeting, at which members of Cadence management and representatives of Goldman Sachs, J.P. Morgan and Wachtell Lipton were also present, to discuss the February 28 Proposal. After discussion, the Cadence Executive Committee determined that certain terms of the February 28 Proposal merited further negotiation with BancorpSouth and the Cadence Executive Committee supported further discussions and negotiations with BancorpSouth.
On March 4, 2021, the Cadence board held a special meeting with Mr. Murphy, Mr. Rollins, Mr. Bagley and certain other members of the management teams of Cadence and BancorpSouth. Cadence’s financial and legal advisors were also present. At this meeting, representatives of BancorpSouth presented on a potential strategic combination between the two parties under the terms of the February 28 Proposal.
Following this meeting, the Cadence board held a special telephonic meeting on March 4, 2021, at which members of Cadence management and representatives of Goldman Sachs and J.P. Morgan were also present. Representatives of Goldman Sachs and J.P. Morgan presented to the Cadence board an updated preliminary financial analysis regarding the terms of the February 28 Proposal. The Cadence board discussed with management and Cadence’s financial advisors a potential response to BancorpSouth, including with respect to corporate governance terms of the potential business combination and a potential exclusive negotiation period between the parties. After further discussion, the Cadence board supported responding to BancorpSouth with a proposal that included an exchange ratio of 0.70 shares of BancorpSouth common stock per share of Cadence common stock and a special pre-closing cash dividend to holders of Cadence common stock equal to $1.25 per share, a 30-day exclusive negotiation period and certain governance and other terms as proposed by representatives of Cadence and discussed with the Cadence board, subject to completion of confirmatory due diligence and negotiation of definitive transaction agreements.
Following this meeting of the Cadence board, on March 4, 2021, Cadence sent a written response letter (the “March 4 Response”) to BancorpSouth, which response letter provided for an exchange ratio of 0.70 shares of BancorpSouth common stock per share of Cadence common stock and a special pre-closing cash dividend to holders of Cadence common stock equal to $1.25 per share. The March 4 Response also proposed that the combined company’s board of directors would initially consist of all nine (9) members of the Cadence board and 11 members of the BancorpSouth board.

On March 5, 2021, the BancorpSouth board held a special meeting, via video meeting, to consider the potential merger with Cadence. BancorpSouth management, representatives of KBW, BancorpSouth’s financial advisor, and representatives of Sullivan & Cromwell LLP (“Sullivan & Cromwell”) and Alston & Bird LLP (“Alston & Bird”), BancorpSouth’s legal counsels, were also present. A representative from Sullivan & Cromwell led a discussion on legal diligence and a representative from Alston & Bird discussed fiduciary duties of the BancorpSouth board. Mr. Rollins led a discussion regarding matters to be negotiated with Cadence before moving forward with due diligence. Representatives of KBW reviewed preliminary financial aspects of the potential transaction, including various transaction assumptions, potential pro forma impact and pro forma valuation considerations. The BancorpSouth board discussed the terms of the potential transaction with Cadence, approved the proposed terms, subject to certain pre-due diligence, and recessed until there would be an update on such diligence.
On March 5, 2021, BancorpSouth sent an executed written response letter (the “March 5 Response”) to Cadence, which response letter reflected the terms of the March 4 Response in all material respects and requested countersignature by Cadence to enter into an exclusive negotiating period of 40 days to complete confirmatory due diligence and to negotiate and execute definitive agreements in respect of the proposed transaction.
On March 8, 2021, the BancorpSouth board reconvened the March 5 special meeting, at which BancorpSouth management, and representatives of KBW, Sullivan & Cromwell and Alston & Bird were also present. Representatives of Sullivan & Cromwell and Alston & Bird led discussions regarding pre-due diligence. After discussion, the BancorpSouth board authorized its management to proceed with due diligence.
On March 8, 2021, representatives of Cadence countersigned the March 5 Response.
On March 9, 2021, the Cadence board held a dinner meeting with the BancorpSouth board and certain members of the management teams of Cadence and BancorpSouth in Atlanta, Georgia.
From March 9 to March 12, 2021, the parties, with the assistance of their respective legal and financial advisors, exchanged diligence requests and developed plans and procedures for the completion of due diligence regarding financial, legal and other matters. Each of Cadence and BancorpSouth provided access to a virtual data room to the other party and its management and advisors.
Over the following four weeks, the parties engaged in mutual diligence and discussions, including in-person, video and telephonic diligence meetings between the management teams of both parties and documentary diligence through virtual data rooms covering financial, risk-management and other operational and legal and regulatory matters.
Also during this period, representatives of Cadence management conferred with representatives of each of Goldman Sachs, J.P. Morgan and Piper Sandler & Co. (“Piper Sandler”), who was also serving as Cadence’s financial advisor, and representatives of BancorpSouth management conferred with representatives of KBW, in each case, regarding the financial aspects of the proposed merger and related matters.
On March 24, 2021, the BancorpSouth board held its regularly scheduled video meeting, at which certain members of BancorpSouth management were also present. Mr. Rollins led a discussion on the due diligence process, with certain members of BancorpSouth management providing an overview of due diligence, and provided other updates on the terms and timeline for the proposed merger with Cadence.
On March 26, 2021, representatives of Sullivan & Cromwell, BancorpSouth’s legal counsel, sent a first draft of the merger agreement to Wachtell Lipton, Cadence’s legal counsel.
Following receipt of the draft merger agreement, Wachtell Lipton discussed various aspects of the draft merger agreement with representatives of Cadence management and its financial advisors, Goldman Sachs, J.P. Morgan and Piper Sandler, including certain financial and corporate governance terms set forth in the draft merger agreement. Following these discussions, on March 29, 2021, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Sullivan & Cromwell.
Over the following two weeks, the parties and their respective management teams and legal and financial advisors continued to negotiate and finalize the transaction agreements, including employment agreements with respect to members of Cadence management who the parties expected to serve on the management team of the combined company following the closing of the transaction. During this period the parties also continued to finalize their respective mutual due diligence.

On April 2, 2021, the BancorpSouth Credit Risk Committee of the BancorpSouth board held its meeting to discuss the credit diligence process with respect to Cadence, at which all members of the BancorpSouth board and BancorpSouth management were also present. Mr. Rollins and certain members of BancorpSouth management provided an overview of the results of the credit due diligence to the Committee.
On April 9, 2021, the Cadence board held a telephonic special meeting to review the status of the negotiations of the draft merger agreement and proposed transaction. Members of Cadence management and representatives of Goldman Sachs, J.P. Morgan, Piper Sandler and Wachtell Lipton were also present. Mr. Murphy provided an update to the Cadence board regarding the finalization of the transaction documents and that the respective teams were on track to announce the execution of the merger agreement prior to the market open on April 12, 2021, subject to the approval of the Cadence board and the BancorpSouth board. Representatives of Wachtell Lipton provided an overview of the transaction agreements, including that the merger agreement was in agreed form. Representatives of Goldman Sachs presented to the Cadence board Goldman Sachs’ financial analysis summarized below under “—Opinion of Goldman Sachs & Co. LLC” and rendered to the Cadence board the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion dated April 12, 2021, to the Cadence board of directors, and attached to this joint proxy statement/offering circular as Annex C, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, merger consideration plus special dividend (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Representatives of J.P. Morgan reviewed with the Cadence board its financial analysis of the consideration provided for in the merger agreement as summarized below under “—Opinion of J.P. Morgan Securities LLC” and rendered to the Cadence board the oral opinion of J.P. Morgan, subsequently confirmed by delivery of J.P. Morgan’s written opinion to the Cadence board, dated April 12, 2021, attached to this joint proxy statement/offering circular as Annex D, that, as of such date, and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “—Opinion of J.P. Morgan Securities LLC.” Representatives of Wachtell Lipton then discussed and reviewed with the Cadence board the proposed resolutions to authorize the proposed transaction. At the conclusion of the meeting, after careful review and discussion by the Cadence board, including consideration of the factors described below under “The Merger—Cadence’s Reasons for the Merger; Recommendation of Cadence’s Board of Directors,” the Cadence board unanimously (i) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) declared the merger agreement and such transactions to be advisable and in the best interest of Cadence and its shareholders, (iii) resolved to recommend to the holders of Cadence common stock that they adopt the merger agreement and (iv) directed that the proposal to adopt the merger agreement be submitted to a vote of the Cadence stockholders entitled to vote thereon at a special meeting of the Cadence stockholders.
On the afternoon of April 9, 2021, the BancorpSouth board held a special meeting to consider a proposed definitive merger agreement. Members of BancorpSouth management and representatives of KBW, Sullivan & Cromwell and Alston & Bird were also present. Prior to the meeting, an executive session of the BancorpSouth board was called, at which a representative from BancorpSouth’s consulting firm for executive compensation matters discussed market data of target pay levels for peer groups, and a representative of Sullivan & Cromwell led a discussion on the terms of the proposed employment agreements for the named executive officers of the combined company. During the full board meeting, Mr. Rollins provided an update to the BancorpSouth board of the due diligence of key areas including financial, risk-management and other operational and legal and regulatory matters, and Mr. Bagley reported on credit due diligence. KBW presented to the BancorpSouth board KBW’s financial analyses summarized below under the section entitled “—Opinion of BancorpSouth’s Financial Advisor,” and KBW rendered to the BancorpSouth board the opinion of KBW, initially rendered verbally and confirmed by delivery of a written opinion, dated April 9, 2021, attached to this joint proxy statement/offering circular as Annex B, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to BancorpSouth. Representatives of Sullivan & Cromwell provided an overview of the transaction and the terms of the merger agreement, and Mr. Rollins presented the expected timeline of events in connection with the announcement of the merger. Representatives of Sullivan & Cromwell then presented and discussed with the BancorpSouth board the proposed resolutions to authorize the proposed transaction. At the conclusion of the meeting, after careful review and discussion by the BancorpSouth board, including consideration of the factors described below under “The Merger—BancorpSouth Reasons for the Merger; Recommendation of BancorpSouth’s Board of

Directors,” the BancorpSouth board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of BancorpSouth and its shareholders, (ii) declared BancorpSouth’s entry into the merger agreement advisable, (iii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, the bank merger and the issuance of BancorpSouth common stock in connection with the merger, and (iv) directed that the proposal to approve the merger be submitted to a vote of the BancorpSouth shareholders at a meeting of the BancorpSouth shareholders.
Following the meetings of the Cadence board and the BancorpSouth board, the parties finalized the transaction documents.
On the morning of April 12, 2021, before market open, representatives of Cadence and BancorpSouth executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.
BancorpSouth’s Reasons for the Merger; Recommendation of BancorpSouth’s Board of Directors
After careful consideration, the BancorpSouth board, at a special meeting held on April 9, 2021, unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of BancorpSouth and its shareholders, (ii) declared BancorpSouth’s entry into the merger agreement advisable, (iii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, the bank merger and the issuance of BancorpSouth common stock in connection with the merger, and (iv) directed that the proposal to approve the merger be submitted to a vote of the BancorpSouth shareholders at a meeting of the BancorpSouth shareholders. Accordingly, the BancorpSouth board unanimously recommends that the BancorpSouth shareholders vote “FOR” the BancorpSouth merger proposal, “FOR” the BancorpSouth compensation proposal and “FOR” the BancorpSouth adjournment proposal.
In reaching the decision to approve the merger agreement, and to adopt the plan of merger and recommend approval of the plan of merger by BancorpSouth’s shareholders, the BancorpSouth board evaluated the merger, the merger agreement and the other matters contemplated by the merger agreement in consultation with BancorpSouth senior management, as well as with BancorpSouth’s legal and financial advisors, and considered a number of factors, including the following:
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each of BancorpSouth’s, Cadence’s and the combined company’s business, operations, financial condition, stock performance, asset quality, earnings and prospects, and legal and regulatory compliance. In reviewing these factors, including the information obtained through due diligence, the BancorpSouth board concluded that the merger was financially attractive as BancorpSouth seeks to maximize returns for its shareholders, and in evaluating the financial aspects of the merger, the BancorpSouth board considered Cadence’s financial condition and asset quality; that BancorpSouth’s and Cadence’s respective businesses, operations, loan portfolios and risk profiles complement each other; and that the companies’ separate earnings and prospects create the opportunity for the combined company to leverage complementary, diversified and durable business mixes with recurring and growing fee income streams and to have superior future earnings and prospects compared to BancorpSouth’s earnings and prospects on a stand-alone basis;

•
the combined company’s scale and growth profile in attractive markets throughout Texas and the southeastern United States and position as one of the largest banks in the combined nine-state footprint, with presence in seven (7) of the top ten (10) largest metropolitan statistical areas therein;

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the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity, capital and reserve levels, and the likelihood of the combined company’s continued growth trajectory;

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the complementary nature of BancorpSouth’s and Cadence’s products, customers and markets, including Cadence’s focus on banking services to middle market businesses and governmental commercial clients; capabilities in oil and gas lending; investment advisory services; and payroll services, human resources services, payroll cards and employee health insurance offered through Altera Payroll and Insurance, Inc.; and other services;

•
BancorpSouth’s increased commercial loan capacity, capabilities in offering a broader array of mortgage products and a more scalable and efficient mortgage delivery channel, specialized equipment finance services, insurance products, and investment tax credit services, and;

•	the ability to leverage the combined company’s investments in technology across a greater number of customers;
•	the compatibility of Cadence’s and BancorpSouth’s shared customer-focused operating philosophies and strong commitment to local communities;
•	that the combined company will benefit from the long histories both companies have in many of their respective markets and their respective long-standing institutional foundations;
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the fact that James D. Rollins III, the current Chairman of the board of directors and Chief Executive Officer of BancorpSouth, will continue to serve as Chairman of the board of directors and Chief Executive Officer of the combined company, Paul B. Murphy Jr., the current Chairman and Chief Executive Officer of Cadence, will serve as Executive Vice Chairman of the combined company and the governance structure for the combined company, including the composition of the board of directors and executive management;

•	BancorpSouth’s and Cadence’s past records of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions;
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the current and prospective environment in the financial services industry, including economic conditions, the interest rate and regulatory environments, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on BancorpSouth’s and the combined company’s potential growth, development, productivity and strategic options;

•	the expectation that the transaction would be generally tax-free for United States federal income tax purposes to BancorpSouth’s shareholders;
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the opinion, dated April 9, 2021, of KBW to the BancorpSouth board as to the fairness, from a financial point of view and as of the date of the opinion, to BancorpSouth of the exchange ratio in the merger, as more fully described below in the section “—Opinion of BancorpSouth’s Financial Advisor” beginning on page 64;

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the fact that the exchange ratio would be fixed, which the BancorpSouth board believed was consistent with market practice for transactions of this type and with the strategic nature of the transaction, as more fully described above under “—Terms of the Merger” beginning on page 54;

•	the fact that BancorpSouth’s shareholders will have a chance to vote on the stock issuance in connection with the transaction;
•	its expectation that the required regulatory approvals could be obtained in a timely fashion;
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its review and discussions with BancorpSouth’s senior management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Cadence; and

•
its review of the financial terms of the merger in consultation with BancorpSouth’s financial advisor and its review with its legal advisors of the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions.

The BancorpSouth board also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with Cadence were likely to outweigh these risks substantially. These potential risks included:
•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of BancorpSouth and Cadence;

•
the requirement in the merger agreement that BancorpSouth conduct its business in the ordinary course and the other restrictions on the conduct of BancorpSouth’s business prior to the completion of the merger, which may delay or prevent BancorpSouth from undertaking business opportunities that may arise pending completion of the merger;

•	the possible diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
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that the combined company would be changing its name, and the risks and costs associated with such name change, balanced by recognition that BancorpSouth has previously undergone name changes successfully;

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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•
the possibility that the merger and the bank merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied or Cadence may exercise its rights allowing termination;

•	the possibility that new or existing legal or regulatory issues may arise or may not be resolved satisfactorily;
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certain anticipated costs to be incurred in connection with the merger and the bank merger, including the costs of integrating the businesses of BancorpSouth and Cadence and the transaction expenses arising from the transaction;

•	the risk of losing key BancorpSouth or Cadence employees during the pendency of the merger and following the closing;
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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of BancorpSouth common stock or Cadence common stock, the value of the shares of BancorpSouth common stock to be issued to Cadence’s shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•	the potential for legal claims challenging the merger; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the BancorpSouth board is not intended to be exhaustive (or listed in order of importance), but includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BancorpSouth board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including through discussions with, and questioning of, BancorpSouth’s management and BancorpSouth’s independent financial and legal advisors, and overall considered the factors to support its determination.
For the reasons set forth above, the BancorpSouth board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of BancorpSouth, and adopted and approved the merger agreement and the transactions contemplated thereby.
In considering the recommendation of the BancorpSouth board, you should be aware that certain directors and executive officers of BancorpSouth may have interests in the merger that are different from, or in addition to, interests of shareholders of BancorpSouth generally. The BancorpSouth board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to BancorpSouth’s shareholders that they vote in favor of the BancorpSouth merger proposal. See “The Merger—Interests of Certain BancorpSouth Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the BancorpSouth board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 30.

For the reasons set forth above, the BancorpSouth board unanimously recommends that holders of BancorpSouth common stock vote “FOR” the BancorpSouth merger proposal.
Opinion of BancorpSouth’s Financial Advisor
BancorpSouth engaged KBW to render financial advisory and investment banking services to BancorpSouth, including an opinion to the BancorpSouth board as to the fairness, from a financial point of view, to BancorpSouth of the exchange ratio in the proposed merger. BancorpSouth selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the BancorpSouth board held on April 9, 2021 at which the BancorpSouth board evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the BancorpSouth board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to BancorpSouth. The BancorpSouth board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/offering circular and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the BancorpSouth board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to BancorpSouth. It did not address the underlying business decision of BancorpSouth to engage in the merger or enter into the merger agreement or constitute a recommendation to the BancorpSouth board in connection with the merger, and it does not constitute a recommendation to any holder of BancorpSouth common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder or stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BancorpSouth and Cadence and bearing upon the merger, including, among other things:
•	a draft of the merger agreement, dated April 8, 2021 (the most recent draft then made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of BancorpSouth;
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Cadence;
•
certain regulatory filings of BancorpSouth and Cadence and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2020;

•	certain other interim reports and other communications of BancorpSouth and Cadence to their respective shareholders or stockholders; and
•
other financial information concerning the respective businesses and operations of BancorpSouth and Cadence furnished to KBW by BancorpSouth and Cadence or which KBW was otherwise directed to use for purposes of its analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of BancorpSouth and Cadence;
•	the assets and liabilities of BancorpSouth and Cadence;
•	a comparison of certain financial and stock market information of BancorpSouth and Cadence with similar information for certain other companies, the securities of which were publicly traded;
•
publicly available consensus “street estimates” of BancorpSouth and Cadence, as well as assumed BancorpSouth and Cadence long-term growth rates provided to KBW by BancorpSouth management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the BancorpSouth board;

•
pro forma balance sheet and capital data of BancorpSouth as of December 31, 2020, as adjusted for BancorpSouth’s then-pending acquisitions of National United Bancshares, Inc., publicly announced on December 2, 2020, and FNS Bancshares, Inc., publicly announced on January 13, 2021 (which acquisitions were subsequently completed effective as of May 1, 2021), which data was prepared by, and provided to and discussed with KBW by, BancorpSouth management, and used and relied upon by KBW at the direction of such management and with the consent of the BancorpSouth board; and

•
estimates regarding certain pro forma financial effects of the merger on BancorpSouth (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, BancorpSouth management, and used and relied upon by KBW at the direction of such management and with the consent of the BancorpSouth board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of BancorpSouth and Cadence regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon BancorpSouth management as to the reasonableness and achievability of the publicly available consensus “street estimates” of BancorpSouth and Cadence, the assumed BancorpSouth and Cadence long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on BancorpSouth (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the BancorpSouth and Cadence “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of BancorpSouth management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of BancorpSouth and Cadence that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of BancorpSouth and Cadence referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of BancorpSouth and with the consent of the BancorpSouth board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on BancorpSouth and Cadence. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BancorpSouth or Cadence since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with BancorpSouth’s consent, that the aggregate allowances for loan and lease losses for BancorpSouth and Cadence are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BancorpSouth or Cadence, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of BancorpSouth or Cadence under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including, without limitation, the bank merger and the special dividend) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Cadence common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	each party to the merger agreement and all related documents would perform all the covenants and agreements required to be performed by such party under such documents;
•
there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of BancorpSouth, Cadence or the pro forma combined company or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of BancorpSouth that BancorpSouth relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BancorpSouth, Cadence, the merger and any related transaction and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to BancorpSouth. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the special dividend), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger to BancorpSouth, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of BancorpSouth to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BancorpSouth or the BancorpSouth board;
•
any business, operational or other plans with respect to Cadence or the pro forma combined company that may be contemplated by BancorpSouth or the BancorpSouth board or that may be implemented by BancorpSouth or the BancorpSouth board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of BancorpSouth’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of BancorpSouth common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of BancorpSouth, Cadence or any other party to any transaction contemplated by the merger agreement;

•	the actual value of BancorpSouth common stock to be issued in the merger;
•
the prices, trading range or volume at which BancorpSouth common stock or Cadence common stock would trade following the public announcement of the merger or the prices, trading range or volume at which BancorpSouth common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to BancorpSouth, Cadence, any of their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger and the special dividend), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, BancorpSouth and Cadence. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the BancorpSouth board in making its determination to approve the merger and the merger agreement. Consequently, the analyses described below should not be viewed as determinative of the decision of the BancorpSouth board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between BancorpSouth and Cadence and the decision of BancorpSouth to enter into the merger agreement was solely that of the BancorpSouth board.
The following is a summary of the material financial analyses presented by KBW to the BancorpSouth board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the BancorpSouth board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Transaction Multiples. In connection with the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $22.31 per outstanding share of Cadence common stock, or $2,824.7 million in the aggregate (inclusive of the implied value of Cadence RSU awards and in-the-money Cadence stock options), based on the 0.70x exchange ratio in the proposed merger and the closing price of BancorpSouth common stock on April 8, 2021. KBW reviewed with the BancorpSouth board for informational purposes, among other things, the following implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $22.31 per outstanding share of Cadence common stock) using historical financial information for Cadence as of or for the latest 12 months (“LTM”) ended December 31, 2020 and the publicly available calendar year 2021 and calendar year 2022 earnings per share (“EPS”) consensus “street estimates” of Cadence.
Implied Transaction Price / Cadence LTM Ended December 31, 2020 Adjusted EPS(1)	21.8x
Implied Transaction Price / Cadence 2021 EPS Estimate	12.2x
Implied Transaction Price / Cadence 2022 EPS Estimate	13.1x
Implied Transaction Price / Cadence December 31, 2020 Tangible Book Value per Share	1.41x
Implied Transaction Price / Cadence December 31, 2020 Tangible Book Value per Share (Adjusted for the Special Dividend)	1.53x
(1)	Adjusted LTM EPS excluded the non-cash goodwill impairment charge, the gain on ineffective hedge (after-tax), and other non-routine gains (after-tax), per Cadence’s public filings.
BancorpSouth and Cadence Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of BancorpSouth and Cadence to 16 selected major exchange-traded banks that were headquartered in Texas, Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, or Tennessee with total assets between $10.0 billion and $35.0 billion.
The selected companies were as follows:
Ameris Bancorp	International Bancshares Corporation
Bank OZK	Pinnacle Financial Partners, Inc.
FB Financial Corporation	Prosperity Bancshares, Inc.
First Financial Bankshares, Inc.	Renasant Corporation
Hancock Whitney Corporation	ServisFirst Bancshares, Inc.
Hilltop Holdings Inc.	Simmons First National Corporation
Home Bancshares, Inc.	Trustmark Corporation
Independent Bank Group, Inc.	United Community Banks, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or most recent completed fiscal quarter (“MRQ”) available (which were the periods ended December 31, 2020) or as of the end of such periods and market price information as of April 8, 2021. KBW also used EPS estimates taken from consensus “street estimates” for BancorpSouth, Cadence and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for one of the selected companies). Where consolidated holding-company-level financial data for BancorpSouth, Cadence or the selected companies was unreported, subsidiary bank-level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in BancorpSouth’s or Cadence’s historical financial statements, or the data prepared by Cadence’s financial advisors presented under the section “Opinions of Cadence’s Financial Advisors,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of BancorpSouth, Cadence and the selected companies:
			Selected Companies
	BancorpSouth	Cadence	75th Percentile	Average	Median	25th Percentile
MRQ Core Return on Average Assets(1)	1.28%	1.53%	1.94%	1.65%	1.55%	1.37%
MRQ Core Return on Average Tangible Common Equity(1)	17.74%	14.43%	20.67%	17.85%	17.64%	15.18%
MRQ Net Interest Margin	3.29%	3.54%	3.57%	3.37%	3.34%	3.20%
MRQ Fee Income / Revenue Ratio(2)	30.8%	20.0%	36.9%	28.8%	26.4%	15.6%
MRQ Noninterest Expense / Average Assets	2.74%	2.29%	1.70%	2.64%	2.33%	3.00%
MRQ Efficiency Ratio (%)	61.3%	50.9%	42.0%	51.0%	50.5%	58.9%
(1)
Core net income calculated after taxes and before extraordinary items, excluding gains on the sale of available-for-sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Global.

(2)	Excluded gain on sale of securities.
KBW’s analysis also showed the following concerning the financial condition of BancorpSouth, Cadence and the selected companies:
			Selected Companies
	BancorpSouth	Cadence	75th Percentile	Average	Median	25th Percentile
Tangible Common Equity / Tangible Assets	7.45%(1)	10.72%	10.86%	9.80%	8.67%	8.42%
Total Capital Ratio	14.30%(1)	16.69%	17.02%	16.14%	15.18%	14.20%
Loans Held-for-Investment / Deposits	75.3%(1)	79.2%	74.2%	78.7%	77.3%	85.9%
Loan Loss Reserves / Loans	1.66%(1)	2.88%	1.63%	1.47%	1.43%	1.25%
Nonperforming Assets / Loans and OREO	0.77%	1.29%	0.42%	0.72%	0.71%	0.92%
MRQ Net Charge-offs / Average Loans	0.29%	0.64%	0.09%	0.22%	0.12%	0.42%
(1)
Adjusted pro forma for BancorpSouth’s then-pending acquisitions of FNS Bancshares, Inc. and National United Bancshares, Inc. (which acquisitions were subsequently completed effective as of May 1, 2021).

In addition, KBW’s analysis showed the following concerning the market performance of BancorpSouth, Cadence and, to the extent publicly available, the selected companies (excluding the impact of the LTM, 2021 and 2022 EPS multiples for one of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0x):
			Selected Companies
	BancorpSouth	Cadence	75th Percentile	Average	Median	25th Percentile
One-Year Price Change	54.3%	256.5%	109.8%	90.8%	95.4%	69.0%
Year-to-date Price Change	16.1%	27.2%	35.5%	26.5%	23.7%	21.0%
Price / Tangible Book Value	1.89x(1)	1.32x	2.40x	2.19x	1.99x	1.55x
Price / LTM EPS	15.0x	20.4x	20.2x	17.4x	17.5x	13.4x
Price / 2021 Estimated EPS	13.1x	11.4x	15.8x	14.2x	14.0x	12.4x
Price / 2022 Estimated EPS	13.1x	12.2x	16.1x	14.8x	14.5x	13.5x
Dividend Yield	2.4%	2.9%	2.5%	1.9%	2.1%	1.3%
LTM Dividend Payout Ratio	35.1%	57.2%(2)	39.2%	31.2%	32.9%	22.0%
(1)
Adjusted pro forma for BancorpSouth’s then-pending acquisitions of FNS Bancshares, Inc. and National United Bancshares, Inc. (which acquisitions were subsequently completed effective as of May 1, 2021).

(2)
Adjusted LTM EPS and dividend payout ratio excluded non-cash goodwill impairment charge, gain on ineffective hedge (after-tax), and other non-routine gains (after-tax), all as reported in Cadence’s public filings.

No company used as a comparison in the above-selected companies analysis is identical to BancorpSouth or Cadence. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis. KBW analyzed the relative stand-alone contribution of BancorpSouth and Cadence to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for BancorpSouth and Cadence as of December 31, 2020, and (ii) publicly available consensus “street estimates” of BancorpSouth and Cadence. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of BancorpSouth shareholders and Cadence stockholders in the combined company based on the 0.70x exchange ratio in the proposed merger:
	BancorpSouth as a % of Total	Cadence as a % of Total
Ownership
Pro Forma Ownership at 0.70x Merger Exchange Ratio	55.3%	44.7%
Balance Sheet
Assets	57.8%	42.2%
Gross Loans Held-for-Investment (excluding Paycheck Protection Program Loans)	56.0%	44.0%
Deposits	56.9%	43.1%
Tangible Common Equity	47.9%	52.1%
Tangible Common Equity (Adj. for the Special Dividend)	50.0%	50.0%
Income Statement
2021 Estimated Earnings	53.1%	46.9%
2022 Estimated Earnings	56.1%	43.9%
Market Information
Pre-Deal Market Capitalization	57.1%	42.9%
Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of BancorpSouth and Cadence. Using (i) closing balance sheet estimates as of October 1, 2021 for BancorpSouth and Cadence taken from publicly available consensus “street estimates” of BancorpSouth and Cadence and adjusted for the special dividend, (ii) publicly available consensus earnings per share “street estimates” of BancorpSouth and Cadence, and (iii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by BancorpSouth management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to BancorpSouth’s estimated EPS in 2021 and 2022 and accretive to BancorpSouth’s estimated tangible book value per share at closing as of October 1, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of BancorpSouth’s tangible common equity to tangible assets ratio and leverage ratio at closing as of October 1, 2021 could be higher and each of BancorpSouth’s Common Equity Tier 1 Ratio, Tier 1 Capital Ratio, and total risk-based capital ratio at closing as of October 1, 2021 could be lower. For all of the above analysis, the actual results achieved by BancorpSouth following the merger may vary from the projected results, and the variations may be material.
BancorpSouth Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of BancorpSouth. In this analysis, KBW used publicly available consensus “street estimates” of BancorpSouth and assumed long-term growth rates for BancorpSouth provided by BancorpSouth management, and KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that BancorpSouth could generate over the five-year period from January 1, 2021 through December 31, 2025 as a stand-alone company and (ii) the present value of BancorpSouth’s implied terminal value at the end of such period. KBW assumed that BancorpSouth would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of BancorpSouth, KBW applied a range of 12.5x to 16.5x BancorpSouth’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of BancorpSouth common stock of $28.25 per share to $40.04 per share.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of BancorpSouth or the pro forma combined company.
Cadence Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Cadence. In this analysis, KBW used publicly available consensus “street estimates” of Cadence and assumed long-term growth rates for Cadence provided by BancorpSouth management, and KBW assumed discount rates ranging from 12.0% to 16.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Cadence could generate over the five-year period from January 1, 2021 through December 31, 2025 as a stand-alone company, and (ii) the present value of Cadence’s implied terminal value at the end of such period. KBW assumed that Cadence would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Cadence, KBW applied a range of 12.5x to 16.5x to Cadence’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of Cadence common stock of $22.52 to $29.82.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Cadence.
Pro Forma Combined Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate an illustrative range for the implied equity value of the pro forma combined company. In this analysis, KBW used publicly available consensus “street estimates” of BancorpSouth and Cadence, assumed BancorpSouth and Cadence long-term growth rates provided by BancorpSouth management and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by BancorpSouth management, and KBW assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined company could generate over the five-year period from January 1, 2021 through December 31, 2025 and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period, in each case applying pro forma assumptions. KBW assumed that the pro forma combined company would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the pro forma combined company, KBW applied a range of 12.5x to 16.5x the pro forma combined company’s estimated 2026 earnings. This dividend discount model analysis resulted in an illustrative range of implied values per share of the pro forma combined company’s common stock of $31.86 to $44.65.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined company.
Miscellaneous. KBW acted as financial advisor to BancorpSouth in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships between a KBW broker-dealer affiliate and each of BancorpSouth and Cadence, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, BancorpSouth and Cadence. In addition, as a market-maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BancorpSouth or Cadence for its and their own respective accounts and for the accounts of its and their respective customers and clients.

The engagement letter between BancorpSouth and KBW provides for a transaction fee of up to $20 million, $3 million of which became payable to KBW with the rendering of KBW's opinion and the balance of which is contingent upon the consummation of the merger. BancorpSouth also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two (2) years preceding the date of the opinion, KBW provided investment banking and financial advisory services to BancorpSouth and received compensation for such services. KBW acted as: (i) joint book-running manager for BancorpSouth’s November 2019 offering of Series A non-cumulative perpetual preferred stock, and (ii) sole book-running manager for BancorpSouth’s November 2019 offering of fixed-to-floating rate subordinated notes. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Cadence. KBW may in the future provide investment banking and financial advisory services to BancorpSouth or Cadence and receive compensation for such services.
Cadence’s Reasons for the Merger; Recommendation of Cadence’s Board of Directors
After careful consideration, the Cadence board, at a special meeting held on April 9, 2021, unanimously (i) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) declared the merger agreement and such transactions to be advisable and in the best interest of Cadence and its shareholders, (iii) resolved to recommend to the holders of Cadence common stock that they adopt the merger agreement and (iv) directed that the proposal to adopt the merger agreement be submitted to a vote of the Cadence stockholders entitled to vote thereon at a special meeting of the Cadence stockholders. Accordingly, the Cadence board unanimously recommends that the Cadence stockholders vote “FOR” the Cadence merger proposal, “FOR” the Cadence compensation proposal and “FOR” the Cadence adjournment proposal.
In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Cadence’s stockholders adopt the merger agreement, the Cadence board evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Cadence’s management, as well as with Cadence’s legal and financial advisors, and considered a number of factors, including the following:
•
the Cadence board’s familiarity with the current and prospective environment in the financial services industry generally and in the markets in which Cadence and BancorpSouth operate, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both nationwide banks and non-bank financial and financial technology firms, increased technology requirements and current financial market conditions and the likely effects of these factors on Cadence’s and the combined company’s potential growth, development, productivity and strategic options, and the likely effect of these factors on Cadence both with and without the proposed transaction;

•
the Cadence board’s view that the merger is a strategically compelling transaction that will create a stronger combined company, elevate growth and provide meaningful long-term value for the shareholders and other constituencies of both Cadence and BancorpSouth;

•
the Cadence board’s view that the combination strengthens the competitive position of the combined business in highly attractive markets throughout Texas and the Southeast, creating the fifth largest bank headquartered in the nine-state footprint of the combined company, with presence in seven (7) of the top ten (10) largest metropolitan statistical areas therein;

•
the Cadence board’s view that the combination will create a stronger banking franchise with relationship-focused financial services and better opportunities for employees, customers, communities and shareholders, including through combining BancorpSouth’s community banking focus with Cadence’s commercial banking expertise;

•
the Cadence board’s view that the combined company will be well positioned to capitalize on market opportunities and increase its client base through greater scale, strategic investments in advanced technologies and expanded product offerings;

•
that shareholders of Cadence and BancorpSouth would benefit from expected annual cost synergies from maximizing efficiencies across the combined organization and that each company has significant M&A integration expertise;

•	the Cadence board’s view that Cadence and BancorpSouth share a strong commitment to their respective customers, communities, shareholders and the employees;
•
the Cadence board’s view that the combined company will benefit from the long histories both companies have in many of their respective markets and their respective long-standing institutional foundations;

•
the Cadence board’s view that, in light of the governance arrangements of the combined company, the combined company would have a stronger, deeper leadership team with complementary expertise to drive enhanced operational performance, strategic growth and risk management;

•
the anticipated impact of the transaction on the combined company, including the expected impact on financial metrics (including earnings per share, tangible book value per share, return on average assets, return on average tangible common equity and cash efficiency ratio);

•	the historical performance of shares of Cadence common stock and BancorpSouth common stock;
•	the Cadence board’s review and discussions with Cadence’s management and its legal advisors concerning the due diligence review of BancorpSouth;
•
the Cadence board’s views with respect to other strategic alternatives potentially available to Cadence, including continuing as a standalone company focusing exclusively on organic growth, making smaller acquisitions of other banks, transformative transactions (including large acquisitions or a merger of equals) and a transaction involving the sale of Cadence;

•
the provisions of the merger agreement setting forth the corporate governance of the combined company, including that the board of directors of the combined company will initially be comprised of 20 directors – 11 from BancorpSouth and nine from Cadence, that James D. Rollins III, the current Chairman of the board of directors and Chief Executive Officer of BancorpSouth, will be the Chairman and Chief Executive Officer and Paul B. Murphy Jr., the current Chairman and Chief Executive Officer of Cadence, will serve as Executive Vice Chairman of the combined company and the other provisions regarding the management team and governance of the combined company, each of which and in combination the Cadence board believes enhances the likelihood that the strategic benefits that Cadence expects to achieve as a result of the merger will be realized;

•
the belief that the transaction is likely to increase value to shareholders, given that the transaction is expected to be immediately accretive to tangible book value per share at close and to earnings per share in 2022;

•
the oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs’ written opinion dated as of April 12, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the merger consideration plus special dividend to be paid to the holders (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in the section entitled “—Opinion of Goldman Sachs & Co. LLC” on page C-1;

•
the oral opinion of J.P. Morgan, subsequently confirmed by delivery of J.P. Morgan’s written opinion, dated as of April 12, 2021, to the Cadence board, that, as of such date, and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “—Opinion of J.P. Morgan Securities LLC” on page D-1; and

•	the financial and other terms of the merger agreement, which Cadence reviewed with its outside financial and legal advisors, including:
○	its expectation that, upon consummation of the merger, Cadence stockholders would own approximately 45% of the combined company;
○	the fact that the exchange ratio is fixed, which the Cadence board believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

○	that the merger agreement provides for a special pre-closing cash dividend payable to Cadence stockholders equal to $1.25 per share;
○	the fact that Cadence’s shareholders will have an opportunity to vote on the adoption of the merger agreement;
○
the right of the Cadence board under the merger agreement to withdraw its recommendation to the Cadence stockholders that they adopt the merger agreement and the right of the BancorpSouth board under the merger agreement to withdraw its recommendation to the BancorpSouth shareholders that they approve the merger agreement, in each case, in certain circumstances, as more fully described under “The Merger Agreement—Covenants and Agreements” and “The Merger Agreement—Termination of the Merger Agreement; Termination Fee”; and

○
the rights of Cadence and BancorpSouth to terminate the merger agreement in certain circumstances, as more fully described under “The Merger Agreement—Termination of the Merger Agreement; Termination Fee”.

The Cadence board also considered the potential risks related to the transaction. The Cadence board concluded that the anticipated benefits of combining with BancorpSouth were likely to outweigh these risks substantially. These potential risks included:
•
the potential for the value of the merger consideration to be received by holders of shares of Cadence common stock to be adversely affected by a decrease in the trading price of shares of BancorpSouth common stock;

•	the potential risks associated with achieving anticipated cost reductions and savings and successfully integrating Cadence’s business, operations and workforce with those of BancorpSouth;
•	the potential risk of diverting management attention and resources from the operation of Cadence’s business and towards the completion of the merger and the integration of the two companies;
•
the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions;

•
the restrictions on the conduct of Cadence’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Cadence from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Cadence’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the risk of losing key Cadence, BancorpSouth or the combined company employees during the pendency of the merger and thereafter;
•
the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Cadence and BancorpSouth, transaction fees, expenses and other payments that will or may arise from the merger;

•	the fact that Cadence stockholders will not be entitled to appraisal or dissenters’ rights in connection with the merger;
•
that Cadence’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as more fully described under “—Interests of Certain Cadence Directors and Executive Officers in the Merger” on page 98;

•
that the merger may not be completed despite the combined efforts of Cadence and BancorpSouth or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from Cadence and BancorpSouth shareholders;

•
the fact that Cadence may be obligated to pay BancorpSouth a termination fee of $118 million in certain circumstances, as more fully described under “The Merger Agreement—Termination of the Merger Agreement; Termination Fee” on page 125, may deter others from proposing an alternative transaction that may be more advantageous to Cadence stockholders; and

•	the other risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” each on page 32 and page 30.
The foregoing discussion of the information and factors considered by the Cadence board is not intended to be exhaustive and may not include all of the factors considered by the Cadence board. In view of the variety of factors considered in connection with its consideration of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Cadence board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The Cadence board considered all these factors as a whole.
In considering the recommendation of the Cadence board, you should be aware that certain directors and executive officers of Cadence may have interests in the merger that are different from, or in addition to, interests of shareholders of Cadence generally. The Cadence board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Cadence stockholders that they vote in favor of the Cadence merger proposal. See “The Merger—Interests of Certain Cadence Directors and Executive Officers in the Merger” on page 98.
It should be noted that this explanation of the reasoning of the Cadence board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” on page 30.
For the reasons set forth above, the Cadence board unanimously recommends that holders of Cadence common stock vote “FOR” the Cadence merger proposal.
Opinions of Cadence’s Financial Advisors
Opinion of Goldman Sachs & Co. LLC
At a meeting of the Cadence board, Goldman Sachs rendered to the Cadence board its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion, dated April 12, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the merger consideration plus special dividend to be paid to the holders (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated April 12, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/offering circular as Annex C. The summary of the Goldman Sachs opinion contained in this joint proxy statement/offering circular is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Cadence board in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of Cadence Class A common stock should vote with respect to the proposed merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of Cadence and BancorpSouth for the four years ended December 31, 2020;
•	Cadence’s Registration Statement on Form S-1, including the prospectus, dated November 9, 2017;
•	certain publicly available research analyst reports for Cadence and BancorpSouth;

•	certain internal financial analyses and forecasts for BancorpSouth on a stand-alone basis as prepared by the management of BancorpSouth; and
•
certain internal financial analyses and forecasts for Cadence on a stand-alone basis, and certain financial analyses and forecasts for BancorpSouth on a stand-alone basis and pro-forma for the proposed merger, in each case, as prepared by the management of Cadence and approved for Goldman Sachs’ use by Cadence, which are referred to in this section as the “Forecasts,” including certain operating synergies projected by the managements of Cadence and BancorpSouth to result from the proposed merger, as approved for Goldman Sachs’ use by Cadence, which are referred to in this section as the “Synergies” (as described in the section entitled “—Certain Unaudited Prospective Financial Information,” beginning on page 91).

Goldman Sachs also held discussions with members of the senior managements of Cadence and BancorpSouth regarding their assessment of the strategic rationale for, and the potential benefits of, the proposed merger and the past and current business operations, financial condition and future prospects of Cadence and BancorpSouth; reviewed the reported price and trading activity for the shares of Cadence Class A common stock and shares of BancorpSouth common stock; compared certain financial and stock market information for Cadence and BancorpSouth with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the consent of the Cadence board, relied upon and assumed the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Cadence board that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cadence. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Cadence or BancorpSouth or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, Goldman Sachs assumed that such allowances and marks for losses for Cadence or BancorpSouth were, in the aggregate, adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on Cadence or BancorpSouth or on the expected benefits of the proposed merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the proposed merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion did not address the underlying business decision of Cadence to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may be available to Cadence; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Cadence or any other alternative transaction. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock, as of April 12, 2021, of the merger consideration plus special dividend to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including, any allocation of the merger consideration plus special dividend, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Cadence; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cadence, or class of such persons, in connection with the proposed merger, whether relative to the merger consideration plus special dividend to be paid to the holders (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the shares of BancorpSouth common stock or shares of Cadence Class A common stock would trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on Cadence, BancorpSouth or the proposed merger, or as to the impact of the proposed merger on the solvency or viability of Cadence or BancorpSouth or the ability of Cadence or BancorpSouth to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect, and the information made available to Goldman Sachs as of the date of Goldman Sachs’ written opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the Goldman Sachs written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Cadence board in connection with its consideration of the proposed merger and such opinion does not constitute a recommendation as to how any holder of shares of Cadence Class A common stock should vote with respect to the proposed merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Goldman Sachs to the Cadence board in connection with rendering to the Cadence board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 8, 2021, and is not necessarily indicative of current market conditions.
Analysis of Implied Deal Premia and Multiples
Goldman Sachs calculated and compared certain implied premia and multiples using the closing price for shares of Cadence Class A common stock on April 8, 2021, and the implied value of the merger consideration plus special dividend to be paid by BancorpSouth for each share of Cadence Class A common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration plus special dividend of $23.56 by multiplying the exchange ratio of 0.70 shares of BancorpSouth common stock for each share of Cadence Class A common stock pursuant to the merger agreement by $31.87, the closing price for the shares of BancorpSouth common stock on April 8, 2021, and adding the $1.25 special dividend.
Goldman Sachs calculated and/or compared the following:
•
the implied premia represented by the closing price of $20.89 per share of Cadence Class A common stock on April 8, 2021 and the $23.56 implied value of the merger consideration plus special dividend, in each case, relative to:

○	$20.89, the closing price for shares of Cadence Class A common stock on April 8, 2021,
○	$20.85 and $21.60, the average trading prices for shares of Cadence Class A common stock over the 10-day and 30-day periods ended April 8, 20, respectively,
○	$23.88, the high trading price for shares of Cadence Class A common stock over the 52-week period ended April 8, 2021, and
○	$31.24, the all-time high closing price for shares of Cadence Class A common stock;
•	the closing price of $20.89 for shares of Cadence Class A common stock on April 8, 2021 and the $23.56 implied value of the merger consideration plus special dividend, in each case, as a multiple of:
○
the estimated earnings per share (“EPS”) for 2021 and 2022 for Cadence, calculated using both the EPS estimates for Cadence reflected in the Forecasts and median EPS estimates for Cadence published by Institutional Broker Estimate System (“IBES”) as of April 8, 2021; and

○	the tangible book value (“TBV”) per share, for Cadence, as of December 31, 2020, using TBV per share information provided by management of Cadence.

The results of these calculations were as follows:
Premia/(Discount)
Implied Premium/(Discount) to:	Cadence April 8, 2021 Closing Price of $20.89	Implied Value of Merger Consideration plus Special Dividend of $23.56
April 8, 2021 Closing Price of $20.89	—	12.8%
10-Day Average Price of $20.85	0.2%	13.0%
30-Day Average Price of $21.60	(3.3)%	9.1%
52-Week High Price of $23.88	(12.5)%	(1.3)%
All-Time High Price of $31.24	(33.1)%	(24.6)%
Implied Multiples
	Management Forecasts		IBES Median Estimates
	Cadence April 8, 2021 Closing Price of $20.89	Implied Value of Merger Consideration plus Special Dividend of $23.56	Cadence April 8, 2021 Closing Price of $20.89	Implied Value of Merger Consideration plus Special Dividend of $23.56
Price/2021E EPS	11.3x	12.8x	11.6x	13.1x
Price/2022E EPS	10.4x	11.7x	11.9x	13.5x
	Cadence April 8, 2021 Closing Price of $20.89	Implied Value of Merger Consideration plus Special Dividend of $23.56
Price/December 31, 2020 TBV per share	1.3x	1.5x
Selected Companies Analysis for Cadence
Goldman Sachs reviewed and compared certain financial information for Cadence to corresponding financial information and public market multiples for the 18 selected publicly traded companies in the banking industry listed below. Although none of the selected companies is directly comparable to Cadence, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Cadence.
For each of Cadence and the selected companies, Goldman Sachs calculated and compared its closing price per share, as of April 8, 2021, as a multiple of each of:
•	estimated EPS for calendar years 2021 and 2022; and
•
stated book value (“SBV”) per share and TBV per share as of the company’s most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of April 8, 2021.

For purposes of its calculations, Goldman Sachs used 2021 and 2022 EPS estimates for Cadence and the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of April 8, 2021. For Cadence, Goldman Sachs also used the 2021 and 2022 EPS estimates reflected in the Forecasts.

The multiples calculated by Goldman Sachs for the selected companies and multiples calculated by Goldman Sachs for Cadence are as follows:
Company	Price/2021E EPS	Price/2022E EPS	Price/SBV per share	Price/TBV per share
Synovus Financial Corporation	12.5x	12.0x	1.5x	1.6x
BOK Financial Corporation	12.7x	13.3x	1.2x	1.5x
Cullen/Frost Bankers, Inc.	21.3x	22.8x	1.7x	2.0x
South State Corporation	13.7x	13.3x	1.2x	1.9x
Texas Capital Bancshares, Inc.	15.4x	14.5x	1.2x	1.2x
BankUnited, Inc.	14.3x	12.9x	1.4x	1.4x
Pinnacle Financial Partners, Inc.	16.5x	16.0x	1.4x	2.4x
Prosperity Bancshares, Inc.	13.9x	14.0x	1.1x	2.4x
Hancock Whitney Corporation	11.1x	11.3x	1.0x	1.4x
Bank OZK	12.0x	12.1x	1.2x	1.4x
Simmons First National Corporation	14.6x	14.5x	1.1x	1.8x
Ameris Bancorp	12.0x	13.1x	1.4x	2.2x
United Community Banks, Inc.	14.4x	14.4x	1.5x	1.9x
Independent Bank Corporation	14.5x	15.0x	1.2x	2.2x
Hilltop Holdings Inc.	11.0x	13.3x	1.2x	1.3x
Trustmark Corp	15.6x	16.8x	1.2x	1.6x
Home BancShares Inc.	16.1x	16.6x	1.7x	2.7x
Renasant Corp.	17.3x	19.3x	1.1x	2.0x
Median	14.3x	14.2x	1.2x	1.8x
Cadence
Management Forecasts/Public Information	11.3x	10.4x	1.2x	1.3x
IBES Median EPS Estimates/Public Information	11.6x	11.9x	1.2x	1.3x
Illustrative Present Value of Future Stock Price Analysis for Cadence on a Stand-Alone Basis
Goldman Sachs performed an illustrative analysis of the implied present value of the future value of the shares of Cadence Class A common stock on a stand-alone basis.
Goldman Sachs derived a range of theoretical future values per share for the shares of Cadence Class A common stock on a stand-alone basis as of December 31, 2021, 2022 and 2023 by applying illustrative one year forward price to EPS multiples of 10.5x and 12.5x to the estimates of the EPS of Cadence on a stand-alone basis for 2022, 2023 and 2024, respectively, using the Forecasts. By applying a discount rate of 13%, reflecting an estimate of Cadence’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of December 31, 2020 both the theoretical future values per share it derived for Cadence on a stand-alone basis and the estimated dividends to be paid per share of Cadence Class A common stock on a stand-alone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of Cadence Class A common stock on a stand-alone basis ranging from $19.84 to $24.32.
The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for Cadence.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the U.S. financial markets generally.
Regression Analysis for Cadence on a Stand-Alone Basis
Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the selected companies calculated by Goldman Sachs as described above under “—Selected Companies Analysis for Cadence.” Goldman Sachs compared to the 2022 estimated return on average tangible common equity (“2022E ROATCE”) for those selected companies using the median estimates for such companies published by IBES as of April 8, 2021 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCE for the selected companies. Goldman Sachs observed that the 2022E ROATCE for Cadence as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 2.0x on the regression line. Goldman Sachs calculated that the closing price for the shares of Cadence Class A common stock on April 8, 2021 reflected a multiple of approximately 1.3x the TBV per share as of December 31, 2020 for Cadence, as reflected in Cadence’s public filings.
Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.7x (0.3x, one standard error, less than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple of 2.0x) to 2.3x (0.3x, one standard error, more than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple) to the TBV per share as of December 31, 2020 for Cadence as reflected in Cadence’s public filings, and applied a 25% discount (reflecting the Wall Street analysts’ consensus discount to the regression implied Price/TBV per share multiple applied to Cadence) to derive regression implied values per share of Cadence Class A common stock on a stand-alone basis ranging from $19.85 to $26.87.
Illustrative Discounted Dividend Analysis for Cadence on a Stand-Alone Basis
Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for Cadence on a stand-alone basis, to derive a range of illustrative present values per share of the Cadence Class A common stock on a stand-alone basis.
Using discount rates ranging from 10.5% to 15.5%, reflecting estimates of the cost of equity for Cadence on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for Cadence on a stand-alone basis by discounting to present value as of December 31, 2020, (a) the implied distributions to Cadence shareholders on a stand-alone basis over the period beginning December 31, 2020 through December 31, 2025 calculated using the Forecasts, which assumes distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for Cadence as of December 31, 2025, calculated by applying illustrative price to EPS multiples ranging from 10.5x to 12.5x to the estimate of Cadence’s terminal year net income on a stand-alone basis, as reflected in the Forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for Cadence, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above under “—Selected Companies Analysis for Cadence.”
Goldman Sachs divided the range of illustrative equity values it derived for Cadence by the total number of fully diluted shares of Cadence Class A common stock outstanding as provided by Cadence management to derive illustrative present values per share of Cadence Class A common stock on a stand-alone basis ranging from $20.35 to $26.37.
Selected Companies Analysis for BancorpSouth on a Stand-Alone Basis
Goldman Sachs reviewed and compared certain financial information for BancorpSouth on a stand-alone basis to corresponding financial information and public market multiples for the 18 selected publicly traded companies in the banking industry set forth above under “—Selected Companies Analysis for Cadence.” Although none of the selected companies is directly comparable to BancorpSouth, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of BancorpSouth.
For each of BancorpSouth on a stand-alone basis and the selected companies, Goldman Sachs calculated and compared its closing price per share as of April 8, 2021 as a multiple of each of:
•	estimated EPS for the calendar years 2021 and 2022; and
•	SBV per share and TBV per share as of the company’s most recently completed fiscal quarter for which SBV per share and TBV per share information were publicly available as of April 8, 2021.
For purposes of its calculations, Goldman Sachs used 2021 and 2022 EPS estimates for BancorpSouth on a stand-alone basis and for the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of April 8, 2021. For BancorpSouth on a stand-alone basis, Goldman Sachs also used the 2021 and 2022 EPS estimates reflected in the Forecasts.

The multiples calculated by Goldman Sachs for the selected companies are set forth above under “—Selected Companies Analysis for Cadence.” The multiples calculated by Goldman Sachs for BancorpSouth on a stand-alone basis are as follows:
BancorpSouth	Price/ 2021E EPS	Price/ 2022E EPS	Price/SBV per share	Price/TBV per share
Management Forecasts/Public Information	13.3x	13.2x	1.2x	1.9x
IBES Median EPS Estimates/Public Information	13.3x	13.2x	1.2x	1.9x
Illustrative Present Value of Future Stock Price Analysis for BancorpSouth on a Stand-Alone Basis
Goldman Sachs performed an illustrative analysis of the implied present value of the future value of the shares of BancorpSouth common stock on a stand-alone basis.
Goldman Sachs derived a range of theoretical future values per share for the shares of BancorpSouth common stock on a stand-alone basis as of December 31, 2021, 2022 and 2023 by applying an illustrative one year forward price to EPS multiples of 12.5x and 14.5x to the estimates of the EPS of BancorpSouth on a stand-alone basis for 2022, 2023 and 2024, respectively, using the Forecasts. By applying a discount rate of 9.0%, reflecting an estimate of BancorpSouth’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of December 31, 2020 both the theoretical future values per share it derived for BancorpSouth on a stand-alone basis and the estimated dividends to be paid per share of BancorpSouth common stock on a stand-alone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of BancorpSouth common stock on a stand-alone basis ranging from $28.92 to $34.33.
The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgement and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for Cadence” and the multiples it calculated for BancorpSouth on a stand-alone basis as set forth above under “—Selected Companies Analysis for BancorpSouth on a Stand-Alone Basis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of CAPM.
Regression Analysis for BancorpSouth on a Stand-Alone Basis
Goldman Sachs observed that the estimated 2022 ROATCE for BancorpSouth on a stand-alone basis as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 2.0x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Regression Analysis for Cadence on a Stand-Alone Basis.”
Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.7x (0.3x, one standard error, less than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple of 2.0x) to 2.3x (0.3x, one standard error more than the 2022E ROATCE implied market stand-alone Price/TBV per share multiple) to the TBV per share as of December 31, 2020 for BancorpSouth on a stand-alone basis, as provided by Cadence management, to derive regression implied values per share of BancorpSouth common stock on a stand-alone basis ranging from $29.19 to $39.08.
Illustrative Discounted Dividend Analysis for BancorpSouth on a Stand-Alone Basis
Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analyses for BancorpSouth on a stand-alone basis, to derive a range of illustrative present values per share of BancorpSouth common stock on a stand-alone basis.
Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the cost of equity for BancorpSouth on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for BancorpSouth on a stand-alone basis by discounting to present value as of December 31, 2020, (a) the implied distributions to BancorpSouth shareholders on a stand-alone basis over the period beginning December 31, 2020 through December 31, 2025, on a stand-alone basis, calculated using the Forecasts, which assumes that BancorpSouth would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for BancorpSouth on a stand-alone basis as of December 31, 2025, calculated by applying illustrative price to EPS multiples ranging from 12.5x to 14.5x to the estimate of BancorpSouth’s terminal year net income on a stand-alone basis, as reflected in the Forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for BancorpSouth on a stand-alone basis, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated for the selected companies as described above under “—Selected Companies Analysis for Cadence” and the multiples it calculated for BancorpSouth on a stand-alone basis as set forth above under “—Selected Companies Analysis for BancorpSouth on a Stand-Alone Basis.”
Goldman Sachs divided the range of illustrative equity values it derived for BancorpSouth on a stand-alone basis by the total number of fully diluted shares of BancorpSouth common stock outstanding as provided by Cadence management to derive illustrative present values per share of BancorpSouth common stock on a stand-alone basis ranging from $32.15 to $38.59.
Illustrative Present Value of Future Stock Price Analysis for Cadence Shares on a Pro Forma Basis
Goldman Sachs performed an illustrative analysis of the implied present value of the future value of the 0.70 shares of BancorpSouth common stock plus the $1.25 special dividend to be received for each share of Cadence Class A common stock in the proposed merger.
Goldman Sachs derived a range of theoretical future values per share for the shares of BancorpSouth common stock on a pro forma basis (giving effect to the proposed merger) as of December 31, 2021, 2022 and 2023 by applying illustrative one-year forward price to EPS multiples of 11.5x and 13.5x to the estimates of the EPS of BancorpSouth on a pro forma basis for 2022, 2023 and 2024, respectively, using the Forecasts taking into account the Synergies. By applying a discount rate of 10.75%, reflecting an estimate of BancorpSouth’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of BancorpSouth and Cadence on a stand-alone basis blended based on their respective market capitalization contributions to the pro forma company), Goldman Sachs discounted to present value as of December 31, 2020 both the theoretical future values per share it derived for BancorpSouth on a pro forma basis and the estimated dividends to be paid per share of BancorpSouth common stock on a pro forma basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per share of BancorpSouth common stock on a pro forma basis. Goldman Sachs then multiplied this range by 0.70 and added to the results $1.25 to yield illustrative present values ranging from $22.51 to $27.63 for the 0.70 shares of BancorpSouth common stock plus the $1.25 special dividend to be received for each share of Cadence Class A common stock in the proposed merger.
The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for Cadence.”
Regression Analysis for Cadence Shares on a Pro Forma Basis
Goldman Sachs observed that the estimated 2022 ROATCE for BancorpSouth on a pro forma basis as reflected in the Forecasts, assuming the 2022E Synergies are fully phased in, corresponded to an implied Price/TBV per share multiple of 2.4x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Regression Analysis for Cadence.”
Goldman Sachs applied implied Price/TBV per share multiples ranging from 2.1x (one standard error less than the 2022E ROATCE regression implied pro forma Price/TBV per share multiple) to 2.7x (one standard error more than the 2022E ROATCE implied market pro forma Price/TBV per share multiple) to the TBV per share as of December 31, 2020 for BancorpSouth on a pro forma basis, reflecting the estimated TBV per share dilution to BancorpSouth at close, as reflected in the Forecasts, and applied a 14% discount (reflecting Wall Street analysts’ consensus discount to the regression line implied Price/TBV per share multiple applied to Cadence and BancorpSouth on a stand-alone basis and blended based on their respective market capitalization), to derive a range of regression implied present values per share of BancorpSouth common stock on a pro forma basis. Goldman Sachs multiplied this range by 0.70 and added to the results $1.25 to derive regression implied values ranging from $22.47 to $28.43 for the 0.70 shares of BancorpSouth common stock plus the $1.25 special dividend to be received for each share of Cadence Class A common stock in the proposed merger.
Illustrative Discounted Dividend Analyses for Cadence Shares on a Pro Forma Basis
Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analysis for BancorpSouth on a pro forma basis giving effect to the proposed merger. Using discount rates ranging from 9.0% to 12.5%, reflecting estimates of the cost of equity for BancorpSouth on a pro forma basis, Goldman Sachs derived a range of illustrative equity values for BancorpSouth on a pro forma basis by discounting to present value as of December 31, 2020, (a) the implied distributions to/infusions from BancorpSouth’s shareholders on a pro forma basis from December 31, 2021 through December 31, 2025 calculated using the Forecasts, taking into account the Synergies, which assumes that BancorpSouth would on a pro forma basis make distributions/require infusions of capital as necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for BancorpSouth on a pro forma basis as of December 31, 2025, calculated by applying illustrative price to EPS multiples ranging from 11.5x to 13.5x to the estimate of BancorpSouth’s terminal year net income on a pro forma basis, as reflected in the Forecasts, taking into account the Synergies. To derive illustrative terminal values for BancorpSouth on a pro forma basis, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience, the multiples it calculated for the selected companies and Cadence on a stand-alone basis as described above under “—Selected Companies Analysis for Cadence” and the multiples it calculated for BancorpSouth on a stand-alone basis as set forth above under “—Selected Companies Analysis for BancorpSouth on a Stand-Alone Basis.”
Goldman Sachs divided the range of illustrative equity values it derived for BancorpSouth on a pro forma basis by the total number of fully diluted shares of BancorpSouth common stock outstanding, increased by the number of shares of BancorpSouth common stock anticipated to be issued in the proposed merger, as provided by Cadence management to derive a range of illustrative present values per share of BancorpSouth common stock on a pro forma basis. Goldman Sachs then multiplied this range by 0.70 and added to the results $1.25, to derive illustrative present values ranging from $24.49 to $30.48 for the 0.70 shares of BancorpSouth common stock plus the $1.25 special dividend to be received for each share of Cadence Class A common stock in the proposed merger.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Cadence or BancorpSouth or the proposed merger.
Goldman Sachs prepared these analyses for purposes of providing its opinion to the Cadence board that, as of the date of its written opinion, the merger consideration plus special dividend to be paid to the holders (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cadence, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration plus special dividend to be paid to the holders (other than BancorpSouth and its affiliates) of shares of Cadence Class A common stock pursuant to the merger agreement was determined through arm’s-length negotiations between Cadence and BancorpSouth and was approved by the Cadence board. Goldman Sachs provided advice to Cadence during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Cadence or that any specific exchange ratio or amount of consideration constituted the only appropriate consideration for the proposed merger.
As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the Cadence board in making its determination to approve the proposed merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Cadence board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/offering circular.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Cadence, BancorpSouth, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the proposed merger. Goldman Sachs acted as financial advisor to Cadence in connection with, and participated in certain of the negotiations leading to, the proposed merger. Goldman Sachs expects to receive fees from Cadence for its services in connection with the proposed merger, the principal portion of which is contingent upon consummation of the proposed merger, and Cadence has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. During the two-year period ended April 12, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by Cadence, BancorpSouth or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to Cadence, BancorpSouth and their respective affiliates for which its Investment Banking Division may receive compensation.
Cadence selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to an engagement letter dated April 7, 2021, Goldman Sachs was engaged to serve as the financial advisor to the Cadence board in connection with the proposed merger. The engagement letter between Cadence and Goldman Sachs provides for a transaction fee of up to $15 million, $2 million of which became payable upon the execution of the merger agreement, and the remainder of which is contingent upon consummation of the proposed merger. In addition, Cadence agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter dated April 7, 2021, Cadence retained J.P. Morgan as its financial advisor in connection with the proposed merger.
At a meeting of the Cadence board on April 9, 2021, J.P. Morgan rendered its oral opinion to the Cadence board, subsequently confirmed by delivery of J.P. Morgan’s written opinion to the Cadence board, dated April 12, 2021, that, as of the date of J.P. Morgan’s written opinion, and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated April 12, 2021, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this proxy statement/offering circular and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/offering circular is qualified in its entirety by reference to the full text of such opinion. Cadence’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the Cadence board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger, was directed only to the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Cadence, or as to the underlying decision by Cadence to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Cadence as to how such stockholder should vote with respect to the proposed merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed the merger agreement;
•	reviewed certain publicly available business and financial information concerning Cadence and BancorpSouth and the industries in which they operate;

•
compared the financial and operating performance of Cadence and BancorpSouth with publicly available information concerning certain other companies deemed relevant and reviewed the current and historical market prices of Cadence Class A common stock and BancorpSouth common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of BancorpSouth relating to BancorpSouth’s business on a stand-alone basis;
•
reviewed certain internal financial analyses and forecasts prepared by the management of Cadence relating to Cadence’s business on a stand-alone basis and certain financial analyses and forecasts prepared by the management of Cadence relating to the business of BancorpSouth on a stand-alone basis (the “Forecasts”);

•	reviewed the estimated amount and timing of the cost savings and related expenses and synergies expected by management of Cadence to result from the proposed merger (the “Synergies”); and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Cadence and BancorpSouth with respect to certain aspects of the proposed merger, and the past and current business operations of Cadence and BancorpSouth, the financial condition and future prospects and operations of Cadence and BancorpSouth, the effects of the proposed merger on the financial condition and future prospects of Cadence and BancorpSouth, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Cadence and BancorpSouth or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Cadence, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Cadence or BancorpSouth under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the Forecasts, including the Synergies, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the then best currently available estimates and judgments by management of Cadence as to the expected future results of operations and financial condition of Cadence and BancorpSouth to which such Forecasts relate. J.P. Morgan expressed no view as to such Forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement would qualify as a tax-free reorganization for United States federal income tax purposes, and would be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Cadence and BancorpSouth in the merger agreement and the related agreements were and would be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Cadence with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on Cadence or BancorpSouth or on the contemplated benefits of the proposed merger.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion notes that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Cadence or as to the underlying decision by Cadence to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the merger consideration plus special dividend to be paid to the holders of Cadence Class A common stock in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Cadence Class A common stock or BancorpSouth common stock will trade at any future time. J.P. Morgan’s opinion noted that J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Cadence or any other alternative transaction.
The terms of the merger agreement were determined through arm’s-length negotiations between Cadence and BancorpSouth, and Cadence’s decision to enter into the merger agreement was solely that of the Cadence board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Cadence board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Cadence board or Cadence’s management with respect to the proposed merger or the merger consideration plus special dividend.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its oral opinion to the Cadence board on April 9, 2021 and in the presentation delivered to the Cadence board on such date in connection with the rendering of such oral opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and, to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples Analysis – Cadence Stand-Alone.
Using publicly available information, J.P. Morgan compared selected financial and market data of Cadence with similar data for selected publicly traded companies engaged in businesses which, for purposes of its analysis, J.P. Morgan considered to be sufficiently analogous to Cadence. The companies selected by J.P. Morgan were:
•	Prosperity Bancshares, Inc.;
•	BOK Financial Corporation;
•	South State Corporation;
•	Ameris Bancorp;
•	Synovus Financial Corporation;
•	Hancock Whitney Corporation; and
•	First Horizon Corporation.
These companies were selected by J.P. Morgan, based on its experience and familiarity with Cadence’s industry, because of similarities to Cadence in one or more of their business or regional characteristics and, in certain cases, similarities to Cadence based on certain operational characteristics and/or certain financial metrics. However, none of the companies selected is identical or directly comparable to Cadence, and certain of the companies may have characteristics that are materially different from those of Cadence. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to Cadence and other factors that could affect the public trading value of the selected companies and Cadence.
For each of the following analyses performed by J.P. Morgan, financial and market data for the selected companies were based on the selected companies’ public filings and publicly available Wall Street research analyst consensus estimates for calendar year 2022 that J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.
For each of Cadence and the selected companies, J.P. Morgan calculated and compared, among other things:
•
the multiple of the company’s share price as of April 8, 2021, to the Wall Street research analyst consensus estimate of the company’s earnings per share (“EPS”) for the calendar year 2022 (Price/2022E EPS);

•	the multiple of the company’s share price as of April 8, 2021, to the company’s tangible book value per share as of December 31, 2020 (Price/2020 YE TBVPS); and

•	the Wall Street research analyst consensus estimates of the company’s 2022 return on average tangible common equity (2022E ROATCE).
Results of this analysis are as follows:
Company	Price/2022E EPS	Price/2020 YE TBVPS	2022E ROATCE
Prosperity Bancshares, Inc.	14.0x	2.45x	15.2%
BOK Financial Corporation	13.4x	1.51x	10.3%
South State Corporation	13.3x	1.91x	13.0%
Ameris Bancorp	13.1x	2.17x	13.5%
Synovus Financial Corporation	12.0x	1.64x	12.5%
Hancock Whitney Corporation	11.3x	1.44x	11.4%
First Horizon Corporation	11.3x	1.68x	13.9%
Using the Price/2020 YE TBVPS multiples and the 2022E ROATCE percentages calculated for the selected companies identified above, J.P. Morgan performed a regression analysis to derive relationships for the selected companies between their Price/2020 YE TBVPS multiples and their 2022E ROATCE.
Based on the above analyses, and such other factors as J.P. Morgan considered appropriate based on its experience and judgment, J.P Morgan then applied multiple reference ranges of 11.3x to 14.0x and 1.54x to 1.92x to the estimate of Cadence’s EPS for calendar year 2022 reflected in the Forecasts and to Cadence’s tangible book value per share (“TBVPS”) as of December 31, 2020, respectively. The analysis indicated the ranges of equity values per share of Cadence Class A common stock, rounded to the nearest $0.25, reflected in the table below, as compared to the implied value of the merger consideration plus special dividend of $23.56 per share of Cadence Class A common stock (calculated by multiplying the $31.87 closing stock price per share of BancorpSouth common stock on April 8, 2021 by the 0.70 exchange ratio and adding the $1.25 special dividend) and the $20.89 closing stock price per share of Cadence Class A common stock on April 8, 2021.
Equity Value Per Share
2022E EPS	$22.75 - $28.25
TBVPS as of 12/31/2020	$24.50 - $30.25
Dividend Discount Analysis – Cadence Stand-Alone.
J.P. Morgan calculated a range of implied values for the Cadence Class A common stock by discounting to present value the amounts that would be available for distribution to Cadence stockholders in the form of dividends and share repurchases and/or that would be required to be contributed to Cadence as a capital infusion during each year from 2021 through 2025, in each case based on the Forecasts, to achieve a target common equity to Tier 1 capital ratio of 10.0% (as provided by Cadence management) as of the end of each year and estimates of Cadence’s terminal value at the end of 2025. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were provided, or reviewed and approved by, Cadence management:
•	December 31, 2020 valuation date;
•
a range of terminal values for Cadence as of December 31, 2025 derived by applying terminal next-twelve-months (“NTM”) price to earnings (“P/E”) multiples ranging from 10.0x to 12.0x to Cadence estimated adjusted net income for the terminal year (2026); and

•
discount rates representing estimates of Cadence cost of equity ranging from 11.0% to 13.0%, chosen by J.P. Morgan taking into account macroeconomic assumptions, estimates of risk, Cadence capital structure and other appropriate factors based on its experience and judgment.

This analysis implied a range of equity values of $21.00 to $25.00 per share of Cadence Class A common stock as of December 31, 2020, rounded to the nearest $0.25, as compared to the implied value of the merger consideration plus special dividend of $23.56 per share of Cadence Class A common stock and the $20.89 closing stock price per share of Cadence common stock on April 8, 2021.
Public Trading Multiples Analysis – BancorpSouth Stand-Alone.

Using publicly available information, J.P. Morgan compared selected financial and market data of BancorpSouth with similar data for selected publicly traded companies engaged in businesses which, for purposes of its analysis, J.P. Morgan considered to be sufficiently analogous to BancorpSouth. The companies selected by J.P. Morgan were:
•	Independent Bank Group, Inc.
•	Prosperity Bancshares, Inc.;
•	South State Corporation;
•	Ameris Bancorp; and
•	Synovus Financial Corporation;
These companies were selected by J.P. Morgan, based on its experience and familiarity with BancorpSouth’s industry, because of similarities to BancorpSouth in one or more of their business or regional characteristics and, in certain cases, similarities to BancorpSouth based on certain operational characteristics and/or certain financial metrics. However, none of the companies selected is identical or directly comparable to BancorpSouth, and certain of the companies may have characteristics that are materially different from those of BancorpSouth. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to BancorpSouth and other factors that could affect the public trading value of the selected companies and BancorpSouth.
For each of the following analyses performed by J.P. Morgan, financial and market data for the selected companies were based on the selected companies’ public filings and publicly available Wall Street research analyst consensus estimates for calendar year 2022 that J.P. Morgan obtained from FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.
For each of BancorpSouth and the selected companies, J.P. Morgan calculated and compared, among other things:
•	the multiple of the company’s share price as of April 8, 2021, to the Wall Street research analyst consensus estimate of the company’s EPS for the calendar year 2022 (Price/2022E EPS);
•	the multiple of the company’s share price as of April 8, 2021, to the company’s tangible book value per share as of December 31, 2020 (Price/2020 YE TBVPS); and
•	the Wall Street research analyst consensus estimates of the company’s 2022 return on average tangible common equity (2022E ROATCE).
Results of this analysis are as follows:
Company	Price/2022E EPS	Price/2020 YE TBVPS	2022E ROATCE
Independent Bank Group, Inc.	15.0x	2.19x	13.3%
Prosperity Bancshares, Inc.	14.0x	2.45x	15.2%
South State Corporation	13.3x	1.91x	13.0%
Ameris Bancorp	13.1x	2.17x	13.5%
Synovus Financial Corporation	12.0x	1.64x	12.5%
Using the Price/2020 YE TBVPS multiples and the 2022E ROATCE percentages calculated for the selected companies identified above, J.P. Morgan performed a regression analysis to derive relationships for the selected companies between their Price/2020 YE TBVPS multiples and their 2022E ROATCE.
Based on the above analyses, and such other factors as J.P. Morgan considered appropriate based on its experience and judgment, J.P Morgan then applied multiple reference ranges of 12.0x to 15.0x and 1.60x to 2.15x to the estimate of BancorpSouth’s EPS for calendar year 2022 reflected in the Forecasts and to BancorpSouth’s TBVPS as of December 31, 2020, respectively. The analysis indicated the ranges of equity values per share of BancorpSouth common stock, rounded to the nearest $0.25, reflected in the table below, as compared to the $31.87 closing stock price per share of BancorpSouth common stock on April 8, 2021.
Equity Value Per Share
2022E EPS	$29.00 - $36.25
TBVPS as of 12/31/2020	$27.00 - $36.25

Dividend Discount Analysis – BancorpSouth Stand-Alone.
J.P. Morgan calculated a range of implied values for the BancorpSouth common stock by discounting to present value the amounts that would be available for distribution to BancorpSouth shareholders in the form of dividends and share repurchases and/or that would be required to be contributed to BancorpSouth as a capital infusion during each year from 2021 through 2025, in each case based on the Forecasts, to achieve a target common equity to Tier 1 capital ratio of 10.0% (as provided by Cadence management) as of the end of each year and estimates of BancorpSouth’s terminal value at the end of 2025. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which provided, or were reviewed and approved by, Cadence management:
•	December 31, 2020 valuation date;
•
a range of terminal values for BancorpSouth as of December 31, 2025 derived by applying terminal NTM P/E multiples ranging from 12.0x to 14.0x to BancorpSouth estimated adjusted net income for the terminal year (2026); and

•
discount rates representing estimates of Cadence cost of equity ranging from 10.0% to 12.0% chosen by J.P. Morgan taking into account macroeconomic assumptions, estimates of risk, BancorpSouth capital structure and other appropriate factors based on its experience and judgment.

This analysis implied a range of equity values of $28.75 to $34.50 per share of BancorpSouth common stock as of December 31, 2020, rounded to the nearest $0.25, as compared to the $31.87 closing stock price per share of Cadence Class A common stock on April 8, 2021.
Relative Value Analysis.
Based upon the implied valuations for each of Cadence and BancorpSouth calculated under the trading multiples analyses and stand-alone dividend discount analyses described above under “Public Trading Multiples Analysis—Cadence Stand-Alone,” “Dividend Discount Analysis—Cadence Stand-Alone,” “Public Trading Multiples Analysis—BancorpSouth Stand-Alone” and “Dividend Discount Analysis—BancorpSouth Stand-Alone.” J.P. Morgan calculated a range of implied exchange ratios of a share of BancorpSouth common stock to a share of Cadence Class A common stock (adjusted to reflect the $1.25 special dividend per share of Cadence Class A common stock) and then compared that range of implied exchange ratios to the implied exchange ratio in the merger of 0.6163 shares of BancorpSouth common stock per share of Cadence Class A common stock (calculated using the share price of Cadence Class A common stock adjusted to reflect the $1.25 special dividend per share of Cadence Class A common stock).
For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Cadence by the high end of each implied equity value of BancorpSouth. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Cadence by the low end of each implied equity value of BancorpSouth.
This analysis implied the following ranges of exchange ratios, compared in each case to the implied exchange ratio in the merger of 0.6163 shares of BancorpSouth common stock per share of Cadence Class A common stock:
Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
Price/2022E EPS	0.5907x – 0.9262x
Price/2020 YE TBVPS	0.6375x – 1.0793x
Dividend Discount Analysis	0.5738x – 0.8242x
Value Creation Analysis.
J.P. Morgan performed a value creation analysis that compared the equity value of Cadence (implied by the dividend discount analysis) to the implied equity value to be held in the pro forma combined company by the pre-merger holders of Cadence Class A common stock. J.P. Morgan derived an implied equity value for the pro forma combined company by calculating the sum of (i) the range of implied equity values for Cadence derived by J.P. Morgan based on its dividend discount analysis described above in “Dividend Discount Analysis—Cadence Stand-Alone,” (ii) the range of implied equity values for BancorpSouth derived by J.P. Morgan based on its dividend discount analysis described above in “—Dividend Discount Analysis—BancorpSouth Stand-Alone,” and (iii) an estimated present value of the cost Synergies expected by Cadence management to result from the proposed transaction, net of Cadence management’s expected restructuring charges. The value creation analysis yielded implied value creation for the pre-merger holders of Cadence Class A common stock ranging from negative 1% to 19%. There can be no assurance that the synergies and restructuring charges will not be substantially greater or less than the amounts estimated by Cadence management.
Other Information.
For reference purposes only and not as a component of its fairness analysis, J.P. Morgan performed the following analyses:
Historical Trading Range for Cadence. J.P. Morgan reviewed the historical prices of Cadence Class A common stock during the 52-week period prior to April 8, 2021, noting that the low and high closing prices during such period ranged from $4.93 per share of Cadence Class A common stock to $23.79 per share of Cadence Class A common stock, in each case, as compared to the implied value of the merger consideration plus special dividend of $23.56 per share of Cadence Class A common stock and the $20.89 closing stock price per share of Cadence Class A common stock as of April 8, 2021.
Analyst Share Price Targets for Cadence. J.P. Morgan reviewed certain publicly available analyst share price targets for Cadence Class A common stock, noting that these share price targets ranged from $22.00 per share of Cadence Class A common stock to $25.00 per share of Cadence Class A common stock, rounded to the nearest $0.25, in each case, as compared to the implied value of the merger consideration plus special dividend of $23.56 per share of Cadence Class A common stock and the $20.89 closing stock price per share of Cadence Class A common stock as of April 8, 2021.
Historical Trading Range for BancorpSouth. J.P. Morgan reviewed the historical prices of BancorpSouth common stock during the 52-week period prior to April 8, 2021, noting that the low and high closing prices during such period ranged from $18.25 per share of BancorpSouth common stock to $34.95 per share of BancorpSouth common stock, in each case, as compared to the $31.87 closing stock price per share of BancorpSouth common stock as of April 8, 2021.
Analyst Share Price Targets for BancorpSouth. J.P. Morgan reviewed certain publicly available analyst share price targets for BancorpSouth common stock, noting that these share price targets ranged from $31.00 per share of BancorpSouth common stock to $37.00 per share of BancorpSouth common stock, rounded to the nearest $0.25, in each case, as compared to the $31.87 closing stock price per share of BancorpSouth common stock as of April 8, 2021.
Miscellaneous.
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Cadence. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical or directly comparable to Cadence or BancorpSouth, as the case may be, and they may have characteristics that are materially different from those of Cadence or BancorpSouth, as applicable, and none of the selected transactions reviewed was identical to the proposed merger. Certain of these transactions may have characteristics that are materially different from those of the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses which, for purposes of J.P. Morgan’s analysis, may be considered to be sufficiently analogous in certain respects to that of Cadence or BancorpSouth, or aspects thereof based on J.P. Morgan’s experience and familiarity with the industries in which the companies operate. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Cadence and the transactions compared to the proposed merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Cadence with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Cadence and the industries in which it operates.
For financial advisory services rendered in connection with the proposed merger, Cadence has agreed to pay J.P. Morgan a fee of up to $15 million, $2 million of which was payable upon delivery by J.P. Morgan of its opinion, and the remainder of which will become due upon the closing of the proposed merger. In addition, Cadence has agreed to reimburse J.P. Morgan for certain of its reasonable costs and expenses incurred in connection with its services, including certain of the fees and disbursements of counsel, and has agreed to indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Cadence or BancorpSouth. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Cadence and BancorpSouth. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Cadence were approximately $695.4 thousand and from BancorpSouth were approximately $2.5 thousand. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Cadence or BancorpSouth for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.
Certain Unaudited Prospective Financial Information
BancorpSouth and Cadence do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, in connection with the merger, (i) BancorpSouth management approved for KBW’s use certain publicly available consensus “street estimates” for BancorpSouth and Cadence, as extrapolated for certain fiscal years based on assumed long-term growth rates provided by BancorpSouth management, which were provided to and used by KBW for the purpose of performing its financial analysis in connection with its opinion, as described in this joint proxy statement/offering circular under the heading “—Opinion of BancorpSouth’s Financial Advisor” beginning on page 64 (the “BancorpSouth consensus ‘street estimates”’) and (ii) Cadence management approved for Goldman Sachs’ and J.P. Morgan’s use certain publicly available consensus “street estimates” for BancorpSouth, as extrapolated for certain fiscal years by Cadence management, and certain forecasted financial information of BancorpSouth and Cadence prepared by Cadence senior management (together, the “Cadence financial forecasts”), which were provided to and used by each of Goldman Sachs and J.P. Morgan for the purpose of performing their respective financial analysis in connection with their opinions, as described in this joint proxy statement/offering circular under the heading “—Opinions of Cadence’s Financial Advisors” beginning on page 75. The BancorpSouth consensus “street estimates” and the Cadence financial forecasts are collectively referred to in this joint proxy statement/offering circular as the “financial forecasts.”

The financial forecasts were not prepared for the purposes of, or with a view toward, public disclosure (except in the case of the publicly available consensus “street estimates,” excluding, for the avoidance of doubt, the extrapolations included in the consensus “street estimates”) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the FDIC or the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/offering circular solely for the purpose of providing BancorpSouth shareholders and Cadence shareholders access to certain prospective financial information made available to BancorpSouth’s and Cadence’s financial advisors for the purpose of performing financial analyses in connection with their respective opinions. The information included below does not comprise all of the prospective financial information provided to BancorpSouth’s or Cadence’s financial advisors.
Although presented with numeric specificity, the Cadence financial forecasts reflect numerous estimates and assumptions made by Cadence management at the time such forecasts were prepared, or approved for use by Cadence’s financial advisors, and represent Cadence senior management’s evaluation of Cadence’s expected future financial performance on a stand-alone basis, without reference to the merger, and the consensus “street estimates” for BancorpSouth included in the Cadence financial forecasts were not prepared by Cadence management and reflect numerous estimates and assumptions, and the extrapolations for BancorpSouth included in the Cadence financial forecasts reflect numerous estimates and assumptions made by Cadence management at the time such forecasts were prepared, or approved for use by Cadence’s financial advisors and represent Cadence senior management’s evaluation of BancorpSouth’s expected future financial performance on a standalone basis, without reference to the merger. In addition, the publicly available consensus “street estimates” included in the BancorpSouth consensus “street estimates” were not prepared by BancorpSouth management and reflect numerous estimates and assumptions, and the extrapolations included in the BancorpSouth consensus “street estimates” reflect numerous estimates and assumptions made by BancorpSouth management at the time such forecasts were confirmed for BancorpSouth’s financial advisor to use and represent BancorpSouth management’s evaluations of Cadence’s and BancorpSouth’s expected future financial performance on a standalone basis, without reference to the merger. Since the financial forecasts cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Cadence and BancorpSouth operate and the risks and uncertainties described under “Risk Factors” beginning on page 32, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30 and in the reports that BancorpSouth and Cadence respectively file with the FDIC and the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Cadence and BancorpSouth and will be beyond the control of the combined company following completion of the merger. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of Cadence or BancorpSouth could or might have taken during these time periods. The inclusion in this joint proxy statement/offering circular of the unaudited prospective financial information below should not be regarded as an indication that BancorpSouth, Cadence or their board of directors or financial advisors, considered, or now consider, these projections and forecasts to be material information to any BancorpSouth shareholder or Cadence shareholder, as the case may be, particularly in light of the inherent risks and uncertainties associated with those projections and forecasts. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results, and this information should not be relied on as such. This information was prepared or approved solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on BancorpSouth or Cadence of the merger, and do not attempt to predict or suggest actual future results of the combined company or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on BancorpSouth or

Cadence of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if these financial forecasts and the underlying assumptions had been prepared as of the date of this joint proxy statement/offering circular, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which the combined company would operate after the merger.
BKD, LLP (BancorpSouth’s independent registered public accounting firm), KPMG LLP (BancorpSouth’s independent registered public accounting firm for the year ended December 31, 2018) and Ernst & Young LLP (Cadence’s independent registered public accounting firm) have not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, each of BKD, LLP, KPMG LLP and Ernst & Young LLP does not express any opinion or give any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/offering circular relate to the historical financial information of Cadence and BancorpSouth, as applicable. Such reports do not extend to the financial forecasts and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
In light of the foregoing, and taking into account that the BancorpSouth special meeting and the Cadence special meeting will be held several months after the financial forecasts were prepared or approved for use, as well as the uncertainties inherent in any forecasted information, BancorpSouth shareholders and Cadence shareholders are strongly cautioned not to place unwarranted reliance on such information, and BancorpSouth and Cadence urge all BancorpSouth shareholders and Cadence shareholders to review BancorpSouth’s and Cadence’s respective most recent FDIC filings and SEC filings for descriptions of BancorpSouth’s and Cadence’s respective reported financial results. See section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/offering circular.
Consensus “Street Estimates”
BancorpSouth management confirmed that KBW should use the following publicly available consensus “street estimates” for BancorpSouth, as extrapolated for certain fiscal years based on assumed long-term growth rates provided by BancorpSouth management: (1) 2021 and 2022 earnings of $259.7 million and $264.5 million, respectively, and (2) 2021 and 2022 earnings per share of $2.43 per share and $2.44 per share, respectively, which BancorpSouth advised were consistent with BancorpSouth’s internal estimates. BancorpSouth management confirmed that KBW should use the following publicly available consensus “street estimates” for Cadence, as extrapolated for certain fiscal years based on assumed long-term growth rates provided by BancorpSouth management: (1) 2021 and 2022 earnings of $229.4 million and $207.3 million, respectively, and (2) 2021 and 2022 earnings per share of $1.83 per share and $1.71 per share, respectively, which Cadence advised were consistent with Cadence’s ’internal estimates. In addition, BancorpSouth confirmed that KBW should use an estimated 5.0% long-term growth rate for earnings and 3.0% long-term growth rate for assets for each of BancorpSouth and Cadence for 2023 and thereafter, and Cadence confirmed that Goldman Sachs and J.P. Morgan should use the same for BancorpSouth.

Cadence Financial Forecasts
Cadence management approved for use by Goldman Sachs and J.P. Morgan the following forecasted financial information of BancorpSouth and Cadence prepared by Cadence senior management:
BancorpSouth Standalone
($ in millions, except per share data)
	2021E	2022E	2023E(1)	2024E(1)	2025E(1)	2026E(1)
Net income to common	$257	$265	$278	$292	$306	$316
Earnings per share	$2.40	$2.42	$2.55	$2.67	$2.81	$2.89
Dividends per share	$0.77	$0.80	$0.84	$0.88	$0.93	$0.95
Total assets	$24,929	$25,548	$26,315	$27,104	$27,917	$28,755
ROATCE (%)	13.8%	12.8%	12.3%	11.9%	11.5%	11.0%
(1)	Extrapolations prepared by Cadence management.
Cadence Standalone
($ in millions, except per share data)
	2021E	2022E	2023E	2024E	2025E	2026E
Net income	$221	$232	$250	$261	$274	$282
Earnings per share	$1.85	$2.02	$2.23	$2.37	$2.49	$2.56
Dividends per share	$0.60	$0.60	$0.60	$0.60	$0.63	$0.65
Total assets	$18,102	$19,047	$20,199	$21,657	$22,307	$22,976
ROATCE (%)	11.9%	12.3%	12.4%	12.0%	11.5%	10.9%
Certain Estimated Synergies Attributable to the Merger
BancorpSouth management and Cadence management jointly developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated cost synergies to be realized by the combined company. Such prospective financial information, which we refer to in this “—Certain Estimated Synergies Attributable to the Merger” section as the “synergies,” also was (i) provided to BancorpSouth’s financial advisor and approved by BancorpSouth for BancorpSouth’s financial advisor’s use and reliance, and (ii) provided to Cadence’s financial advisors and approved by Cadence for Cadence’s financial advisors’ use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/offering circular in the sections entitled “—Opinion of BancorpSouth’s Financial Advisor” and “—Opinions of Cadence’s Financial Advisors”.
The synergies and purchase accounting adjustments consisted of estimated pre-tax cost savings of $78 million, phased in 75% in 2022 and 100% thereafter, with a 3% annual growth in cost savings base in 2023 and thereafter. The synergies assume a hypothetical September 30, 2021 closing date for the merger.
See the section above entitled “—Certain Unaudited Prospective Financial Information” for further information regarding the uncertainties underlying the synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.
General
The financial forecasts were prepared separately using, in some cases, different assumptions, and are not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this joint proxy statement/offering circular a summary of the financial forecasts, neither BancorpSouth nor Cadence nor any of their representatives has made or makes any representation to any person regarding the ultimate performance of BancorpSouth or Cadence compared to the information contained in the financial forecasts. Neither BancorpSouth, Cadence, nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The financial forecasts summarized in this section are not being included in this joint proxy statement/offering circular in order to induce any BancorpSouth shareholder to vote in favor of the BancorpSouth merger proposal or any of the other proposals to be voted on at the BancorpSouth special meeting or to induce any Cadence shareholder to vote in favor of the Cadence merger proposal or any of the other proposals to be voted on at the Cadence special meeting.
Interests of Certain BancorpSouth Directors and Executive Officers in the Merger
In considering the recommendation of the BancorpSouth board to vote to approve the BancorpSouth merger proposal, holders of BancorpSouth common stock should be aware that the directors and executive officers of BancorpSouth may have interests in the merger that are different from, or in addition to, the interests of holders of BancorpSouth common stock generally. The BancorpSouth board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of BancorpSouth common stock that they vote to approve the BancorpSouth merger proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 54 and “The Merger—BancorpSouth’s Reasons for the Merger; Recommendation of BancorpSouth’s Board of Directors” beginning on page 61. Any such interests are described in more detail below. Note that the merger will not constitute a change in control for purposes of the BancorpSouth’s compensation programs, including the Change in Control Agreements between BancorpSouth and certain of its employees, which includes the BancorpSouth executive officers.
Treatment of BancorpSouth Equity Awards
With respect to outstanding BancorpSouth equity awards held by BancorpSouth’s directors and employees (including the executive officers) immediately prior to the effective time, upon a termination of employment of a holder by BancorpSouth without “Cause” (as defined in the BancorpSouth Long-Term Equity Incentive Plan) within 24 months following the closing of the merger, such BancorpSouth equity awards (other than any outstanding performance period BancorpSouth PSUs) will become fully vested. Any outstanding performance period BancorpSouth PSU will cease to be subject to any service-based vesting conditions and continue to be subject to performance-based vesting conditions in accordance with the terms of the award.
The closing will not constitute a change in control for purposes of the outstanding BancorpSouth equity awards, including those held by BancorpSouth’s directors and employees (including the executive officers.) As such, the merger will not result in BancorpSouth’s directors and executive officers receiving any enhanced, accelerated or additional vesting or other entitlements with respect to their outstanding BancorpSouth equity awards, except as described herein.
Employment Letter Agreements with Continuing BancorpSouth Executives
In connection with the merger, BancorpSouth and each of Messrs. Rollins and Bagley entered into letter agreements (collectively, the “continuing BancorpSouth executive letter agreements”) with respect to the terms of their continued employment following the closing of the merger. The effectiveness of the continuing BancorpSouth executive letter agreements is contingent upon the closing of the merger.
The continuing BancorpSouth executive letter agreements provide that Mr. Rollins will serve as the Chief Executive Officer of the surviving entity and will be nominated to serve as Chairman of the board of the surviving entity, and that Mr. Bagley will serve as President of the surviving entity.
The continuing BancorpSouth executive letter agreements provide for a term through the later of the third anniversary of the closing of the merger and December 31, 2024 (the “initial period”). Following the initial period, the continuing BancorpSouth executive letter agreements may be renewed for two successive one-year periods (each such one-year period, a “renewal period”) (the initial period and, if applicable, any renewal period, the “employment period”).

The continuing BancorpSouth executive letter agreements establish the terms of the continuing BancorpSouth executives’ total target direct compensation. Annual base salary will be $1,000,000 (Mr. Rollins) and $675,000 (Mr. Bagley), and the continuing BancorpSouth executives will be eligible to receive an annual cash incentive payment, (the “incentive payment”) with the actual earned amount to be determined by the compensation committee of the surviving entity. During the employment period, Messrs. Rollins and Bagley will each have a target incentive payment opportunity of 150% and 125% of annual base salary, respectively, and a maximum target incentive payment opportunity of 300% and 250% of annual base salary, respectively.
The continuing BancorpSouth executives will also be eligible to participate in the equity and other long-term compensation programs established by the surviving entity for senior executive officers (the “LTIP”). Commencing in the first quarter of the 2022 fiscal year, the continuing BancorpSouth executives will be entitled to an annual target LTIP opportunity of not less than 275% (Mr. Rollins) or 150% (Mr. Bagley) of annual base salary. The continuing BancorpSouth executives will also continue to be provided benefits and perquisites as are made available to similarly situated executives, as well as standard indemnification protection.
The continuing BancorpSouth executive letter agreements also provide for compensation upon a continuing BancorpSouth executives’ termination of employment with the surviving entity. If a continuing BancorpSouth executive’s employment is terminated by the surviving entity other than for Cause, death or Disability, or by the continuing BancorpSouth executive for Good Reason (as such terms are defined in the applicable continuing BancorpSouth executive letter agreement) during the employment period, the surviving entity will pay: (i) as soon as reasonably practicable following the date of termination, any accrued obligations (including accrued salary, earned incentive payments and accrued vacation) and, to the extent unpaid, any other owed benefits and expenses (including, as applicable, benefits under BancorpSouth’s restoration plan, supplemental executive retirement plan (“the SERP”) and split-dollar life benefit plan); (ii) a prorated incentive payment for the year of termination calculated based on target levels of performance; (iii) severance equal to the product of three (Mr. Rollins) or two (Mr. Bagley) multiplied by the sum of (x) annual base salary plus (y) the target incentive payment; and (iv) for 24 months following the date of termination, continued coverage under COBRA at the active employee rate. The Rollins letter agreement further provides for the acceleration and full vesting and lapse of restrictions on long-term incentive awards, while the Bagley letter agreement provides for similar acceleration and vesting of long-term incentive awards upon such a termination within 24 months of the closing of the merger. Other than the accrued obligations and other benefits as described in (i) above, such payments and benefits are generally subject to the continuing BancorpSouth executive’s execution, delivery and non-revocation of a release of claims in favor of the surviving entity and continued compliance with the restrictive covenants contained in the continuing BancorpSouth executive letter agreements.
The continuing BancorpSouth executive letter agreements provide that the continuing BancorpSouth executives will continue to be subject to the terms of their existing change in control agreements, which will not be triggered as a result of the merger, except that the amounts payable to each such executive under the applicable cash severance portion of his change in control agreement will be 300% (Mr. Rollins) and 250% (Mr. Bagley) of his target incentive payment instead of his maximum incentive payment. Under the continuing BancorpSouth executive letter agreements, the continuing BancorpSouth executives agree to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants, beginning on the effective date and ending 12 months after termination, as well as perpetual mutual non-disparagement and confidentiality covenants.
Retention Program
In connection with the merger, Cadence and BancorpSouth may establish a cash retention program to promote retention and to incentivize efforts to consummate the transactions contemplated by the merger agreement and effectuate integration and conversion. Additionally, prior to the effective time, subject to the approval of the BancorpSouth compensation committee, BancorpSouth may grant BancorpSouth RSU awards to promote retention and to incentivize efforts to consummate the merger. For more information, see the section entitled “The Merger Agreement—Covenants and Agreements—Employee Matters” beginning on page 120.
Board of Directors of the Surviving Entity
At the Effective Time, the board of directors of the surviving entity after the merger will initially be comprised of twenty (20) directors, of which eleven (11) will be current members of the BancorpSouth board (including Mr. Rollins).

Quantification of Payments and Benefits to BancorpSouth’s Named Executive Officers
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of BancorpSouth that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to BancorpSouth’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of BancorpSouth common stock, as described in the section entitled “BancorpSouth Proposals—Proposal 2: BancorpSouth Compensation Proposal” beginning on page 45. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of BancorpSouth’s named executive officers would receive, using the following assumptions:
•	the effective time will occur on June 29, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•
each of BancorpSouth’s named executive officers will experience a qualifying termination under the BancorpSouth Long-Term Equity Incentive Plan or, if applicable, the continuing BancorpSouth executive letter agreements, at such time;

•	the named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of June 29, 2021;
•	equity awards that were outstanding as of June 29, 2021;
•
a price per share of BancorpSouth common stock of $30.85 (the average closing market price of BancorpSouth common stock over the first five (5) business days following the public announcement of the merger on April 12, 2021);

•
for purposes of the unvested BancorpSouth performance stock units (“BancorpSouth PSUs”) set forth in the table, actual or estimated actual performance for performance periods that have been completed or substantially completed, and target performance for more recent performance periods; and

•	for the unvested BancorpSouth performance stock awards, restricted stock awards and restricted stock units set forth in the table, includes associated dividend equivalent rights accrued thereon.
The calculations in the table do not include amounts that BancorpSouth’s named executive officers were already entitled to receive, or were vested in, as of the date of this joint proxy statement/offering circular. The calculations in the table also do not include amounts that do not relate to the merger, including any amounts under any change in control agreements for the named executive officers described above, as no such amounts will become payable in connection with the merger. For each of Messrs. Rollins and Bagley, the calculations in the table do not include any amounts that may become payable under the Rollins letter agreement and Bagley letter agreement, as described in the section entitled “Employment Letter Agreements with Continuing BancorpSouth Executives” beginning on page 95, as, in each case, those amounts are contingent upon, and will be paid as compensation for, services provided to BancorpSouth following the closing. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances, vesting events or forfeitures that may occur, including potential grants under the contemplated retention programs or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger and do not reflect any BancorpSouth equity or other incentive awards that are expected to vest in accordance with their terms prior to June 29, 2021. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)	Equity ($)(1)	Perquisites / benefits ($)	Total ($)
James D. Rollins III	$—	$7,219,265	$—	$7,219,265
Chris A. Bagley	$—	$3,316,931	$—	$3,316,931
John G. Copeland	$—	$1,246,372	$—	$1,246,372
Charles J. Pignuolo	$—	$1,328,125	$—	$1,328,125
Michael J. Meyer	$—	$1,100,025	$—	$1,100,025

(1)
As described above, pursuant to the merger agreement, with respect to any BancorpSouth equity awards outstanding immediately prior to the effective time, including such awards held by BancorpSouth’s named executive officers, upon a termination of employment of the holder by BancorpSouth without “cause” within twenty-four (24) months following the closing of the merger, such BancorpSouth equity awards (other than any outstanding performance period BancorpSouth PSUs) will become fully vested. Any outstanding performance period BancorpSouth PSUs will cease to be subject to any service-based vesting conditions and continue to be subject to performance-based vesting conditions in accordance with the terms of the award. Set forth below are the separate values of each type of unvested equity-based award held by each of BancorpSouth’s named executive officers and the aggregate dividends or dividend equivalent rights accrued thereon that, in each case, would vest on a qualifying termination within twenty-four (24) months following the closing, based on the assumptions set forth on page 95 and assuming for the PSUs actual performance for PSUs granted in 2019, estimated actual performance for PSUs granted in 2020 (estimated as of June 29, 2021), and target performance for PSUs granted in 2021. Treatment of all such equity awards is “double trigger,” and such awards are payable only upon the named executive officer’s qualifying termination within twenty-four (24) months following the closing.

Name	Restricted Stock Awards ($)	Unvested RSUs ($)	Unvested PSUs ($)	Dividend Equivalent Rights ($)	Total ($)
James D. Rollins III	$4,411,396	$819,438	$1,957,188	$31,244	$7,219,265
Chris A. Bagley	$1,960,363	$548,729	$792,663	$15,176	$3,316,931
John G. Copeland	$615,396	$246,522	$377,428	$7,026	$1,246,372
Charles J. Pignuolo	$817,001	$206,387	$299,020	$5,718	$1,328,125
Michael J. Meyer	$554,899	$224,125	$314,887	$6,115	$1,100,025
Interests of Certain Cadence Directors and Executive Officers in the Merger
In considering the recommendation of the Cadence board to vote to approve the Cadence merger proposal, holders of Cadence common stock should be aware that the directors and executive officers of Cadence may have interests in the merger that are different from, or in addition to, the interests of holders of Cadence common stock generally. The Cadence board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Cadence common stock that they vote to approve the Cadence merger proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 54 and “The Merger—Cadence’s Reasons for the Merger; Recommendation of Cadence’s Board of Directors” beginning on page 72. Any such interests are described in more detail below. Note that the merger will constitute a change in control for purposes of Cadence’s compensation programs and agreements.
Treatment of Outstanding Cadence Equity Awards
The outstanding Cadence equity awards held by Cadence’s executive officers immediately prior to the effective time will be generally treated in the same manner as those Cadence equity awards held by other employees of Cadence. As further described in “The Merger Agreement—Treatment of Cadence Equity Awards,” at the effective time of the merger, each outstanding Cadence equity award granted under the Cadence equity compensation plans will be converted into a corresponding award with respect to BancorpSouth common stock, with the number of shares underlying such award (and, in the case of Cadence stock options, the applicable exercise price) adjusted based on the exchange ratio in the merger, with the special dividend to be credited to a dividend equivalent account for the Cadence RSUs and Cadence PSUs and the exercise price of the Cadence stock options to be equitably adjusted immediately prior to the effective time by an amount equal to the special dividend. Each such award will continue to be subject to the same terms and conditions as applied to the award immediately prior to the effective time of the merger, except as described below or as agreed in an individual agreement with a Cadence executive officer, and, in the case of Cadence PSUs, the number of shares underlying the award will be determined with any performance goals deemed satisfied at the greater of the target and actual level of performance through the latest practicable date prior to the effective time of the merger.
The Cadence equity compensation plan and award agreements provide for “double-trigger” vesting upon the termination of an executive officer’s employment by Cadence without cause within the two-year period following a change in control of Cadence, and, upon such a termination, Cadence stock options may be exercised until the expiration of their original term. Pursuant to the merger agreement, the equity awards held by Cadence executive officers may be modified prior to the effective time of the merger to provide that a termination of employment for good reason (as defined in the applicable executive’s employment or change in control agreement) within two years following the effective time will be treated in the same manner as a termination by Cadence without cause.

For an estimate of the amounts that would be realized by each of Cadence’s named executive officers upon the effective time and upon a qualifying termination immediately following the effective time in respect of their unvested Cadence equity awards that are outstanding on June 29, 2021, see the section entitled “—Quantification of Payments and Benefits to Cadence’s Named Executive Officers” beginning on page 105. The estimated aggregate amount that would be realized by the five Cadence executive officers who are not named executive officers (each, referred to as a “non-NEO”) upon a qualifying termination immediately following the effective time in respect of their unvested Cadence equity awards that are outstanding on June 29, 2021 is $2,521,467 in the aggregate (which for purposes of the Cadence PSUs is based on achievement at target level). The amount in this paragraph was determined using a price per share of Cadence common stock of $22.53 (the average closing market price of Cadence common stock over the first five business days following the public announcement of the merger on April 12, 2021). These amounts do not attempt to forecast any additional equity award grants, vesting events or forfeitures that may occur prior to the closing or performance above target level for the Cadence PSUs. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Cadence’s non-NEOs may materially differ from the amounts set forth above. Cadence’s nonemployee directors do not have outstanding Cadence equity awards, whether vested or unvested.
Cadence Performance Cash Awards
The Cadence performance cash award agreements provide for “double-trigger” vesting upon the termination of an executive officer’s employment by Cadence without cause within the two-year period following a change in control of Cadence. Pursuant to the merger agreement, the performance cash awards held by Cadence executive officers may be modified prior to the effective time of the merger to provide that a termination of employment for good reason (as defined in the applicable executive’s employment or change in control agreement) within two years following the effective time will be treated in the same manner as a termination by Cadence without cause. Prior to the effective time of the merger, Cadence may determine the level of achievement of the performance goals applicable to the performance cash awards at the greater of the target and actual level of performance through the latest practicable date prior to the effective time of the merger.
For an estimate of the amounts that would be realized by each of Cadence’s named executive officers upon the effective time and upon a qualifying termination immediately following the effective time in respect of their unvested Cadence performance cash awards that are outstanding on June 29, 2021, see the section entitled “—Quantification of Payments and Benefits to Cadence’s Named Executive Officers” beginning on page 105.
The estimated aggregate amount that would be realized by the five non-NEOs upon a qualifying termination immediately following the effective time in respect of their unvested Cadence performance cash awards that are outstanding on June 29, 2021 is $396,577 in the aggregate (which is based on achievement at target level). These amounts do not attempt to forecast any additional performance cash award grants, vesting events or forfeitures that may occur prior to the closing or performance above target level for the Cadence performance cash awards. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Cadence’s non-NEOs may materially differ from the amounts set forth above. Cadence’s nonemployee directors do not have outstanding Cadence performance cash awards, whether vested or unvested.
New Employment Arrangements with BancorpSouth and Certain Cadence Executive Officers
Employment Letter Agreements with Messrs. Murphy and Holmes and Ms. Toalson.
In connection with the merger, BancorpSouth and each of Messrs. Murphy and Holmes and Ms. Toalson entered into letter agreements (collectively, the “employment letter agreements”) with respect to the terms of their employment following the closing of the merger. The effectiveness of the employment letter agreements is each contingent upon the closing of the merger and the applicable executive’s continued employment with Cadence through the closing of the merger. Contingent on the closing of the merger, the employment letter agreements will each supersede the applicable executive’s existing employment agreement with Cadence and Cadence Bank, as described in the section entitled “—Existing Employment Agreements with Cadence” beginning on page 103.

The employment letter agreements provide that Mr. Murphy will serve as the Executive Vice Chairman of the surviving entity, will be appointed to the surviving entity’s board of directors effective as of the closing of the merger, and thereafter will be nominated to serve on the surviving entity’s board of directors; Mr. Holmes will serve as Chief Banking Officer of the surviving entity; and Ms. Toalson will serve as Chief Financial Officer of the surviving entity.
The employment letter agreements each provide for a term through the later of the third anniversary of the closing of the merger and December 31, 2024 (the “initial period”). Following the initial period, the employment letter agreements may each be renewed for two successive one-year periods (together with the initial period, the “employment period”), and Mr. Murphy’s service to the surviving entity may further continue into the consulting period (as discussed below).
The employment letter agreements establish the terms of the applicable executive’s total target direct compensation. Annual base salary will be $1,000,000 (Mr. Murphy), $600,000 (Mr. Holmes), and $550,000 (Ms. Toalson), and Messrs. Murphy and Holmes and Ms. Toalson will each be eligible to receive an annual cash incentive payment, with the actual earned amount to be determined by the compensation committee of the surviving entity. During the employment period, Mr. Murphy, Mr. Holmes and Ms. Toalson will each have a target cash incentive payment opportunity as follows: Mr. Murphy – 135% of base salary (or, if higher, the percentage equal to 90% of the percentage of salary applicable to the Chief Executive Officer of BancorpSouth); Mr. Holmes and Ms. Toalson – 100% of base salary; and Mr. Murphy, Mr. Holmes and Ms. Toalson will each have a maximum target cash incentive payment opportunity as follows: Mr. Murphy – 270% of base salary (or, if higher, then a percentage equal to 90% of the percentage of salary applicable to the Chief Executive Officer of BancorpSouth); Mr. Holmes and Ms. Toalson – 200% of base salary. However, if the closing of the merger occurs in the 2021 fiscal year, the cash incentive payment will be at least equal to the amount that the executive would have earned under the applicable Cadence incentive plan based on actual performance using reasonable assumptions through the end of such year (reduced by any pro rata incentive amount paid to the executive upon the closing of the merger for the portion of the year prior to the closing). Notwithstanding anything to the contrary, for each year during the employment period, Mr. Murphy’s annual base salary and cash incentive payment will be no less than 90% of the annual base salary and annual cash incentive payment of the Chief Executive Officer of BancorpSouth for the same period, and the compensation and benefits to which Mr. Murphy is entitled will be subject to upward adjustment based on review of the surviving entity’s peer group at the same time as such review is generally conducted for the Chief Executive Officer of BancorpSouth.
Messrs. Murphy and Holmes and Ms. Toalson will each also be eligible to participate in the equity and other long-term compensation programs established by the surviving entity for senior executive officers. Commencing in the first quarter of the 2022 fiscal year, Messrs. Murphy and Holmes and Ms. Toalson will each be entitled to an annual target long-term incentive compensation opportunity of not less than 150% (Mr. Murphy), 125% (Mr. Holmes) and 100% (Ms. Toalson) of annual base salary. The grant timing, form and terms and conditions of the long-term incentive awards will generally be no less favorable than those applicable to the Chief Executive Officer of BancorpSouth (in the case of Mr. Murphy) or similarly situated executives of the surviving entity (in the case of Mr. Holmes and Ms. Toalson). In addition, prior to the effective time, Messrs. Murphy and Holmes and Ms. Toalson will each be eligible to receive an incentive award granted by the Cadence board to support a successful integration of BancorpSouth and Cadence, although as of the date hereof, no such awards have been granted. Each executive will also be provided benefits and perquisites as are made available to similarly situated surviving entity executives as well as standard indemnification protection. For purposes of the BancorpSouth welfare and benefit plans other than the BancorpSouth Retirement Plan and Trust Agreement, Messrs. Murphy and Holmes and Ms. Toalson will each be credited for prior service with Cadence.
The employment letter agreement with Mr. Murphy further provides that, unless Mr. Murphy’s employment is terminated (i) by the surviving entity for cause or (ii) by Mr. Murphy without good reason (as each term is defined in the employment letter agreement) prior to the 18-month anniversary of the closing of the merger, then for a two-year period immediately following the employment period (the “consulting period”), Mr. Murphy will serve as a special advisor to the Chief Executive Officer of BancorpSouth and will receive an annual consulting fee equal to $3,000,000. During the consulting period, BancorpSouth will provide Mr. Murphy perquisites no less favorable than as provided to him during the employment period. Mr. Murphy will generally be entitled to any unpaid consulting fees for the remainder of the consulting period upon termination of his services other than by the surviving entity for cause or upon Mr. Murphy’s voluntary resignation.

The employment letter agreements each also provide for compensation upon the applicable executive’s termination of employment with the surviving entity. If Mr. Murphy, Mr. Holmes or Ms. Toalson’s employment is terminated by the surviving entity other than for cause, death or disability, or by the applicable executive for good reason (or by Mr. Murphy without good reason on or after the date that is 18 months after the closing of the merger) during the employment period, BancorpSouth will pay the applicable executive: (i) any accrued obligations (including accrued salary, earned cash incentive payments and accrued vacation) and, to the extent unpaid, any other owed benefits and expenses (including, as applicable, benefits under BancorpSouth’s restoration plan, SERP and split dollar life benefit plan), (ii) a prorated cash incentive payment for the year of termination calculated based on target levels of performance, (iii) severance equal to (A) in the case of Mr. Holmes and Ms. Toalson, the product of two multiplied by the sum of (x) annual base salary plus (y) the target cash incentive payment, or (B) in the case of Mr. Murphy, the amount of salary and cash incentive payments (measured at target) that Mr. Murphy would have received had Mr. Murphy’s employment continued through the end of the then-current employment period, provided that, if such termination is within 12 months of a “change in control” of BancorpSouth, such severance will be no less than the product of two and one half multiplied by the sum of (x) annual base salary plus (y) the target cash incentive payment; and (iv) for two years following the date of termination (Mr. Holmes and Ms. Toalson) or for the period equal to the number of months remaining in the employment period following the date of termination (or, if such termination is within 12 months of a change in control, 36 months) (Mr. Murphy), continued coverage under COBRA at the active employee rate. The employment letter agreement with Mr. Murphy also provides for the acceleration and full vesting and lapse of restrictions on long-term incentive awards and for the consulting period to commence, while the employment letter agreements with each of Mr. Holmes and Ms. Toalson provide for acceleration and vesting in respect of incentive awards granted by Cadence prior to the closing of the merger agreement upon such a termination during the initial period. Other than the accrued obligations and other benefits, such payments and benefits are generally subject to the executive’s execution, delivery and non-revocation of a release of claims in favor of the surviving entity and continued compliance with restrictive covenants contained in the applicable employment letter agreement. Under the employment letter agreements, in the event that payments to the applicable executive become subject to Sections 280G and 4999 of the Internal Revenue Code, such payments would be reduced if such reduction would leave such executive better off on an after-tax basis.
Upon the closing of the merger, BancorpSouth will pay transaction awards to Mr. Holmes and Ms. Toalson in the amount of $2,625,000 and $2,500,000, respectively, in each case subject to a clawback of 50% of the after-tax amount if the executive is terminated by the surviving entity for cause or by the executive other than for good reason prior to the first anniversary of the closing of the merger. BancorpSouth will also pay Mr. Murphy $5,737,500, which is the cash severance amount that would have been payable to Mr. Murphy under his existing Cadence employment agreement as a result of the merger.
Under the employment letter agreements, the executives each agree to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants, which begin on the effective date and end (i) in the case of Mr. Holmes and Ms. Toalson, on the later of the 12-month anniversary of termination of employment with the surviving entity and the third anniversary of the closing of the merger, and (ii) in the case of Mr. Murphy, on the later of the 12-month anniversary of the first day on which Mr. Murphy is neither an employee of nor a consultant to the surviving entity and the fifth anniversary of the closing of the merger. The employment letter agreements each also contain perpetual mutual non-disparagement and confidentiality covenants.
The employment letter agreements with Mr. Holmes and Ms. Toalson each provide that the executive will enter into change in control agreements with BancorpSouth on terms and conditions substantially similar to those entered into by similarly situated executives of BancorpSouth.
Employment Agreements with Messrs. Braddock, Schultz and Clark
In connection with the merger, BancorpSouth and each of Messrs. Braddock, Schultz and Clark entered into employment agreements (the “BancorpSouth employment agreements”) with respect to the terms of such executives’ employment following the closing of the merger. The effectiveness of the terms and conditions relating to compensation and benefits under the BancorpSouth employment agreements is generally contingent upon the closing of the merger, although restrictive covenants under the BancorpSouth employment agreements apply immediately. Contingent on the closing of the merger, the BancorpSouth employment agreements will each supersede the applicable executive’s existing employment agreement with Cadence, as described in the section entitled “—Existing Employment Agreements with Cadence” beginning on page 103.

The BancorpSouth employment agreements each provide for a two-year term and provide that Mr. Braddock will serve as Executive Vice President and Chief Credit Officer, Commercial Banking of the surviving entity; Mr. Schultz will serve as Executive Vice President and Specialized Industries Executive Officer of the surviving entity; and Mr. Clark will serve as Executive Vice President and Chief Information Officer of the surviving entity.
The BancorpSouth employment agreements establish the terms of the applicable executive’s total target direct compensation with BancorpSouth. Annual base salary will be $375,000 (Mr. Braddock), $309,000 (Mr. Schultz), and $325,000 (Mr. Clark), and Messrs. Braddock, Schultz and Clark will each be eligible to participate in all incentive compensation programs available to other similarly situated employees of BancorpSouth, with an annual incentive compensation opportunity as follows: Mr. Braddock – 75% of base salary; Mr. Schultz – 100% of base salary; and Mr. Clark – 70% of base salary. In addition, Messrs. Braddock, Schultz and Clark are each eligible to receive a guaranteed bonus of no less than 75% of the annual target cash incentive in respect of the year in which the effective time occurs, subject to continued employment through December 31st of the year in which the effective time occurs and, in the case of Messrs. Braddock and Schultz, subject to the loan portfolio managed by the executive attaining certain credit quality standards established by BancorpSouth. Each of the executives will be eligible to participate in the same benefit plans, policies and programs as other similarly situated employees of BancorpSouth.
Following the effective time, the BancorpSouth compensation committee will grant to each of Messrs. Braddock, Schultz and Clark BancorpSouth RSUs, with a grant date fair value as follows: Mr. Braddock – $281,000; Mr. Schultz – $250,000; and Mr. Clark – $200,000. Such RSU awards will vest in full on the third anniversary of the effective time of the merger, and will remain outstanding and will vest on such third anniversary in the event the executive is terminated without cause or resigns with good reason prior to the third anniversary of the effective time, regardless of whether the employment agreement has previously expired. In the event of a termination without cause or resignation with good reason by the executive that occurs following a change in control of BancorpSouth occurring after the effective time, such RSUs will immediately vest in full. The RSUs will vest on a pro rata basis upon a termination due to death, disability or retirement (defined as termination on or after age 65 where the executive executes a post-retirement 24-month non-competition agreement). The RSUs will be subject to the executive’s compliance with restrictive covenants, including a perpetual confidentiality covenant and a customer and employee non-solicitation covenant that survives for one year following termination of employment for any reason. In addition, Messrs. Braddock, Schultz and Clark will each be entitled to an annual equity award grant under BancorpSouth’s equity plan with a target value as follows: Mr. Braddock – $285,000; Mr. Schultz – $250,000; and Mr. Clark – $175,000.
Messrs. Braddock, Schultz and Clark are each eligible to receive a retention payment under the terms of their employment agreements with BancorpSouth, in the amounts and to be paid as follows, in each case generally subject to continued employment through the applicable payment date and subject to a release of claims: Messrs. Braddock – $1,312,504, to be paid in full at the closing of the merger; Mr. Schultz – $1,000,000, to be paid 30% at the closing of the merger, 30% upon the first anniversary of the closing of the merger and 40% upon the second anniversary of the closing of the merger; and Mr. Clark – $525,000, to be paid in full at the closing of the merger. If Mr. Schultz’s employment is terminated prior to the second anniversary of the closing of the merger by BancorpSouth other than for cause or by Mr. Schultz for good reason, Mr. Schultz will be entitled to receive any unpaid portion of the retention payment. In the event Mr. Braddock’s employment is terminated by BancorpSouth for cause or Mr. Braddock resigns his employment without good reason, in either case prior to the first anniversary of the closing, 50% of the retention payment will be subject to clawback by BancorpSouth. Such retention payments are in lieu of any cash severance amounts that would have been payable to Messrs. Braddock, Schultz and Clark under their superseded agreements with Cadence.
Upon a termination by BancorpSouth without cause or resignation by the executive for good reason, the executive will be entitled to earned, unpaid base salary and benefits and incentive compensation (including any earned but unpaid guaranteed bonus) and, subject to an effective release of claims, (i) an amount equal to unpaid base salary for the remainder of the term, and (ii) any guaranteed bonus that the executive would have earned had he remained employed through the end of the term.
Under the BancorpSouth employment agreements, the executives each agree to be bound by certain restrictive covenants, including a perpetual confidentiality covenant and a mutual non-disparagement covenant, a noncompetition covenant (which does not apply to Mr. Clark) and covenants relating to nonsolicitation of customers and employees that each apply during employment and for a period of two years following termination of employment, unless the executive is terminated by BancorpSouth without cause, resigns for good reason or remains employed for the duration of the two-year term, in which case such covenants will expire at the end of the two-year term.
Offer Letters with Sheila Ray and Aimee Hamilton
BancorpSouth has entered into offer letters with each of Mmes. Sheila E. Ray and Aimee T. Hamilton in respect of such executives’ service with BancorpSouth following the effective time of the merger. Under their offer letters, Mmes. Ray and Hamilton will serve as Chief Talent Officer and Deputy Chief Risk Officer, respectively, with a base salary of no less than $260,000 (in the case of Ms. Ray) and $249,991 (in the case of Ms. Hamilton). Mmes. Ray and Hamilton will also be eligible to participate in all incentive compensation programs available to similarly situated BancorpSouth employees, with target annual incentive compensation equal to 60% of base salary (Ms. Ray) or 50% of base salary (Ms. Hamilton). For calendar years 2021 and 2022, Ms. Ray is guaranteed a minimum incentive award equal to $156,000, subject to her continued employment for the full calendar year.
Under their offer letters, Mmes. Ray and Hamilton are each entitled to receive a retention payment, subject in each case to the closing of the merger, continued employment through the closing, and compliance with a release of claims requirement. Ms. Ray is eligible to receive a retention payment equal to $388,551 to be paid in full at the closing, and Ms. Hamilton is eligible to receive a retention payment equal to $347,450 in the aggregate, with payment in equal installments of $173,725 each, with the first to be paid within 30 days of the closing and the second to be paid within 30 days of the first anniversary of the closing. In the event the executive is terminated by BancorpSouth or resigns with good reason, in each case within two years following the closing of the merger, the retention payment(s) will be deducted from any severance payable under the applicable executive’s change in control agreement with Cadence.
In addition, Mmes. Ray and Hamilton are each entitled to receive a BancorpSouth equity award contingent on the closing of the merger with a fair value equal to $300,000 (in the case of Ms. Ray) or $100,000 (in the case of Ms. Hamilton), which award will fully vest on the third anniversary of the grant date. The number of shares underlying such award will be calculated based on BancorpSouth’s volume-weighted average share price for 20 days prior to the announcement of the merger.
Existing Employment Agreements with Cadence
Superseded Employment Agreements with Messrs. Murphy and Holmes and Ms. Toalson
As noted above, Cadence is party to employment agreements with Messrs. Murphy and Holmes and Ms. Toalson, each of which will be superseded at the effective time by the employment letter agreements between BancorpSouth and each of Messrs. Murphy and Holmes and Ms. Toalson, as described in the section entitled “—New Employment Arrangements with BancorpSouth and Certain Cadence Executive Officers—Employment Letter Agreements with Messrs. Murphy and Holmes and Ms. Toalson” beginning on page 99.
Under the superseded employment agreements with Messrs. Murphy and Holmes and Ms. Toalson, in the event of a termination of employment by Cadence other than for cause, death or disability or resignation by the executive for good reason (as such terms are defined in the superseded employment agreements), in each case that occurs within two years following a change in control of Cadence, such as the merger, the executive would be entitled to the following payments and benefits: (i) accrued base salary and other benefits, (ii) any earned but unpaid annual bonus, (iii) in the case of Mr. Holmes and Ms. Toalson, a lump sum cash severance payment equal to two and one-half times (in the case of Mr. Holmes) or two times (in the case of Ms. Toalson) the sum of the executive’s annual base salary plus target annual bonus for the year in which termination of employment occurs, (iv) a monthly payment equal to the cost of continued coverage under COBRA for twenty-four months (in the case of Messrs. Murphy and Holmes) or twelve months (in the case of Ms. Toalson), and (v) continued coverage under a term life insurance policy providing the same life insurance benefits that the executive would have received had the executive remained employed, for twenty-four months (in the case of Messrs. Murphy and Holmes) or twelve months (in the case of Ms. Toalson). Such amounts are generally subject to a release of claims requirement, other than with respect to accrued payments and benefits. In addition, under the superseded employment agreement with Mr. Murphy, upon the consummation of the merger, Mr. Murphy will be entitled to a lump sum cash payment (which payment is not subject to a release of claims) equal to three times the sum of his annual base salary plus target annual bonus for the year of termination. Under the superseded Cadence employment agreements, in the event that payments to the applicable executive become subject to Sections 280G and 4999 of the Internal Revenue Code, such payments would be reduced if such reduction would leave such executive better off on an after-tax basis.

For an estimate of the amounts that would become payable to Messrs. Murphy and Holmes and Ms. Toalson in respect of their existing employment agreements with Cadence, see the section entitled “—Quantification of Payments and Benefits to Cadence’s Named Executive Officers” beginning on page 105.
Other Employment Agreements and Change in Control Agreements with Cadence
Cadence is also party to employment agreements with Messrs. Schultz and Samuel M. Tortorici and change in control agreements with Messrs. Braddock, Clark and Jerry W. Powell and Mmes. Ray and Hamilton that provide for payments and benefits payable in connection with certain terminations of employment following the closing of the merger. The employment agreement with Mr. Schultz and the change in control agreement with each of Messrs. Braddock and Clark will be superseded at the effective time by such executives’ employment arrangement with BancorpSouth, as described in the section entitled “—New Employment Arrangements with BancorpSouth and Certain Cadence Executive Officers” beginning on page 105.
Under the Cadence employment agreements with Messrs. Schultz and Tortorici, such executives are generally eligible to receive the same compensation and benefits and are subject to the same restrictive covenants and other provisions as Mr. Holmes and Ms. Toalson as described above in the section entitled “—Superseded Cadence Employment Agreements—Employment Agreements with Messrs. Murphy and Holmes and Ms. Toalson,” except that Messrs. Tortorici and Schultz are entitled to: (i) a lump sum cash payment equal to three times base salary (in the case of Mr. Tortorici) or two times (in the case of Mr. Schultz), calculated in the same manner as described above, and (ii) a COBRA continuation payment and continued life insurance coverage for 24 months (in the case of Mr. Tortorici) or 12 months (in the case of Mr. Schultz).
Under the change in control agreements with Messrs. Braddock, Clark and Powell and Mmes. Ray and Hamilton, in the event of termination by Cadence other than for cause or disability or by the executive for good reason (as such terms are defined in the change in control agreements), in each case that occurs within two years following the closing of the merger, the executives would be entitled to the following payments and benefits: (i) accrued base salary and other benefits, (ii) any earned but unpaid annual bonus, (iii) a prorated target annual bonus for the year of termination, and (iv) a lump sum cash payment equal to the sum of the executive’s annual base salary plus average annual bonuses earned for the two full fiscal years preceding the date of the completion of the merger. Such amounts are generally subject to a release of claims requirement, other than with respect to accrued payments and benefits.
The change in control agreements with Messrs. Braddock, Clark and Powell and Mmes. Ray and Hamilton contain certain restrictive covenants, including a perpetual nondisclosure covenant, a mutual nondisparagement covenant, and covenants concerning nonsolicitation of customers and employees, each of which apply during the term of employment and for six months (in the case of Mr. Braddock) or one year (in the case of Mr. Clark and Mmes. Ray and Hamilton) following termination of employment.
Under the Cadence employment agreements with Messrs. Schultz and Tortorici and the change in control agreements with Messrs. Braddock, Clark and Powell and Mmes. Ray and Hamilton, in the event that payments to the applicable executive become subject to Sections 280G and 4999 of the Internal Revenue Code, such payments would be reduced if such reduction would leave such executive better off on an after-tax basis.
For an estimate of the value of the payments and benefits described above that would be payable to Messrs. Tortorici and Braddock in connection with the merger, see the section entitled “—Quantification of Payments and Benefits to Cadence’s Named Executive Officers” beginning on page 105. The estimated aggregate amount that would be realized by the five non-NEOs upon the effective time and upon a termination without cause or for good reason under the employment agreements or change in control agreements, as applicable, immediately following the effective time is $3,236,477 in the aggregate.
Board of Directors and Management of the Surviving Entity
Under the merger agreement and the bylaws of the surviving entity, upon the effective time, Mr. Murphy will be appointed as Executive Vice Chairman and a member of the board of directors of the surviving entity. The officers of the surviving entity will include three former officers of Cadence, as set forth in the Merger Agreement. In addition, at the Effective Time, the Board of Directors of the surviving entity will initially be comprised of twenty directors, of which nine will be former members of the Cadence board (including Mr. Murphy).

Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the merger agreement, certain directors and officers of Cadence and its subsidiaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 121.
Quantification of Payments and Benefits to Cadence’s Named Executive Officers
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Cadence that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Cadence’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Cadence common stock, as described in the section entitled “Cadence Proposals—Proposal 2: Cadence Compensation Proposal” beginning on page 51. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Cadence’s named executive officers would receive, using the following assumptions:
•	the effective time will occur on June 29, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•	each of Cadence’s named executive officers will experience a qualifying termination under their employment agreements or change in control agreements at such time;
•	each named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of June 29, 2021;
•	equity awards that were outstanding as of June 29, 2021;
•
a price per share of Cadence common stock of $22.53 (the average closing market price of Cadence common stock over the first five business days following the public announcement of the merger on April 12, 2021);

•	for purposes of the unvested Cadence performance cash awards and PSUs set forth in the table, assuming achievement of target level performance;
•	for the unvested Cadence RSUs and Cadence PSUs set forth in the table, includes associated dividend equivalent rights accrued thereon, and reflects the value of the special dividend; and
•	for the unvested Cadence Stock Options, reflects the equitable adjustment of the exercise price due to the special dividend.
The calculations in the table do not include amounts that Cadence’s named executive officers were already entitled to receive, or were vested in, as of the date of this joint proxy statement/offering circular. The calculations in the table do not include any amounts that may become payable under the employment letter agreements with each of Messrs. Murphy and Holmes and Ms. Toalson and the BancorpSouth employment agreement with Mr. Braddock, as described in the section entitled “New Employment Arrangements with BancorpSouth and Certain Cadence Executive Officers” beginning on page 99, as, in each case, those amounts are contingent upon, and will be paid as compensation for, services provided to BancorpSouth following the closing. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances, vesting events or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites / benefits ($)(3)	Total ($)
Paul B. Murphy, Jr.	$6,268,750	$4,195,346	$24,000	$10,488,096
Valerie C. Toalson	$2,225,000	$2,019,125	$27,000	$4,271,125
Samuel M. Tortorici	$3,575,000	$2,120,530	$51,000	$5,746,530
Rudolph H. Holmes, IV	$2,875,000	$1,911,959	$54,000	$4,840,959
Edward H. Braddock	$815,683	$660,129	$—	$1,475,812
(1)
The cash severance amounts payable to each of the named executive officers consist of the amounts described below. In addition to such cash severance payments, each named executive officer is entitled to full vesting of his or her outstanding performance cash awards (based on the higher of target performance and actual performance and included at target level for purposes hereof) upon termination of employment by Cadence within two years following the merger (i.e., “double-trigger”).

Mr. Murphy. A lump sum cash payment equal to three times the sum of Mr. Murphy’s annual base salary plus target annual bonus for the year of termination, which amount is not subject to a release of claims requirement. This amount is “single-trigger” and will be payable upon the closing of the merger.
Messrs. Tortorici and Holmes and Ms. Toalson. In the event of a termination of employment by Cadence other than for cause, death or disability or resignation by the executive for good reason, in each case that occurs within two years following the merger, the executive would be entitled, subject to a release of claims, to a lump sum cash payment equal to three times (in the case of Mr. Tortorici), two and one-half times (in the case of Mr. Holmes) or two times (in the case of Ms. Toalson) the sum of the executive’s annual base salary plus target annual bonus for the year in which termination of employment occurs. These cash payments are “double-trigger” and are payable only upon a qualifying termination within two years following the merger.
Mr. Braddock. In the event of termination by Cadence other than for cause or disability or by Mr. Braddock for good reason, in each case that occurs within two years following the closing of the merger, Mr. Braddock would be entitled, subject to a release of claims, to the following cash payments: (i) a prorated target annual bonus for the year of termination, and (ii) a lump sum cash payment equal to the sum of Mr. Braddock’s annual base salary plus average annual bonuses earned for the two full fiscal years preceding the date of the completion of the merger.
Name	Prorated Bonus ($)	Cash Severance ($)	Performance Cash Awards ($)	Total ($)
Paul B. Murphy, Jr.	$—	$5,737,500	$531,250	$6,268,750
Valerie C. Toalson	$—	$2,000,000	$225,000	$2,225,000
Samuel M. Tortorici	$—	$3,300,000	$275,000	$3,575,000
Rudolph H. Holmes, IV	$—	$2,625,000	$250,000	$2,875,000
Edward H. Braddock	$138,699	$615,683	$87,500	$841,882
(2)
As described above, under the merger agreement, (i) each Cadence Stock Option that remains outstanding and unexercised as of immediately prior to the effective time will be converted into a BancorpSouth stock option based on the exchange ratio, with the exercise price equitably adjusted immediately prior to the effective time by an amount equal to the special dividend, and (ii) each Cadence RSU and Cadence PSU will be converted into the right to receive the special dividend (through a dividend equivalent account) and a BancorpSouth Converted RSU Award (in the case of Cadence PSUs, with the number of shares of Cadence common stock determined based on the higher of target performance and actual performance and included at target level for purposes hereof). The converted BancorpSouth equity awards will otherwise remain subject to the same terms and conditions as applied to the corresponding Cadence equity awards immediately prior to the effective time, which provide for full vesting of outstanding awards upon a termination of employment by Cadence within two years following the closing of the merger (i.e., “double trigger”).

Name	Unvested Cadence Stock Options ($)	Unvested Cadence RSUs ($)	Unvested Cadence PSUs ($)	Total ($)
Paul B. Murphy, Jr.	$507,342	$2,458,226	$1,229,778	$4,195,346
Valerie C. Toalson	$181,736	$1,161,444	$675,945	$2,019,125
Samuel M. Tortorici	$237,653	$1,246,292	$636,585	$2,120,530
Rudolph H. Holmes, IV	$195,714	$1,124,585	$591,660	$1,911,959
Edward H. Braddock	$—	$456,345	$203,784	$660,129
(3)
Reflects the value of continued COBRA coverage for twenty-four months (in the case of Messrs. Murphy, Tortorici and Holmes) or twelve months (in the case of Ms. Toalson) and the value of continued coverage under a term life insurance policy providing the same life insurance benefits that the executive would have received had the executive remained employed, for twenty-four months (in the case of Messrs. Murphy, Tortorici and Holmes) or twelve months (in the case of Ms. Toalson).

Governance of the Combined Company After the Merger
Charter
Effective as of the effective time, the articles of incorporation of the combined company will be amended (such amendment, the “BancorpSouth charter amendment”) to reflect (i) an increase in the size of the board of directors to twenty (20) directors as contemplated under the section entitled “—Board of Directors” below and (ii) the change in the name of the surviving entity to “Cadence Bank” as contemplated under the section entitled “—Corporate Name; Headquarters of the Combined Company After the Merger” below.
Bylaws
Prior to the effective time, the BancorpSouth board of directors will take all actions necessary to cause the bylaws of BancorpSouth to be amended as set forth in Exhibit A to the merger agreement (such amendment, the “BancorpSouth bylaw amendment”), and as so amended, effective upon the completion of the merger, the bylaws of BancorpSouth will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of BancorpSouth as amended pursuant to the merger agreement will implement certain governance and related matters for the combined company following completion of the merger, including: the roles of the Chairman of the board of directors and the Chief Executive Officer, the Executive Vice Chairman and the independent lead director, the composition and size of the combined company’s board of directors, the composition of the committees of the board of directors, the name of the combined company and the locations of the main office and bank headquarters and corporate headquarters. Each of the foregoing governance matters is discussed further below.
Chairman; Executive Vice Chairman; Independent Lead Director; Chief Executive Officer
Effective as of the effective time, (i) James D. Rollins III, the current Chairman of the board of directors and Chief Executive Officer of BancorpSouth, will continue to serve as Chairman of the board of directors and Chief Executive Officer of the combined company, (ii) Paul B. Murphy, Jr., the current Chairman and Chief Executive Officer of Cadence, will serve as Executive Vice Chairman of the combined company and (iii) Larry G. Kirk, a current member of the BancorpSouth board, will serve as independent lead director of the board of directors of the combined company.
From the effective time and until the thirty-six (36) month anniversary of the effective time, any removal of any of the individuals serving in the capacities described above, any amendment or modification to any employment or similar agreement to the extent such amendment or modification would materially and adversely affect such individual, or any termination of their employment by the combined company or any of its subsidiaries, in each case, will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Board of Directors
During the period between the effective time and the first (1st) annual meeting of shareholders of the combined company, the board of directors of the combined company will have twenty (20) members, consisting of:
•
eleven (11) members of the BancorpSouth board as of the effective time who were directors of BancorpSouth as in existence immediately prior to the effective time (collectively, the “legacy BancorpSouth directors” and, each, a “legacy BancorpSouth director”), one of whom, as of the effective time, will be the Chief Executive Officer of BancorpSouth as of immediately prior to the effective time; and

•
nine (9) members of the Cadence board as of the effective time who were directors of Cadence as in existence immediately prior to the effective time (collectively, the “legacy Cadence directors” and, each, a “legacy Cadence director”), one of whom, as of the effective time, will be the Chief Executive Officer of Cadence as of immediately prior to the effective time.

As a result, immediately following the effective time, the board of directors of the combined company is expected to consist of the members of the boards of directors of BancorpSouth and Cadence as of immediately prior to the effective time.

As of the first (1st) annual meeting of shareholders of the combined company, the board of directors of the combined company will be reduced to eighteen (18) directors and in connection with the first (1st) annual meeting of shareholders, the board of directors of the combined company will nominate a slate of directors in their designated class that is comprised of:
•
all the legacy Cadence directors who are eligible to serve under the provisions of the bylaws and, in accordance with BancorpSouth’s corporate governance principles, who are under the age of seventy-five (75) as of the date of the first (1st) annual meeting of shareholders of the combined company; and

•	each legacy BancorpSouth director whose class term has expired as of the first (1st) annual meeting of shareholders of the combined company.
From the effective time and until the thirty-six (36) month anniversary of the effective time, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Composition of Committees
From the effective time and until the thirty-six (36) month anniversary of the effective time, (i) the board of directors of the combined company will have and maintain as standing committees, an audit committee, a risk management committee, an executive compensation and stock incentive committee, a nominating and corporate governance committee, a credit risk committee and a trust and financial services committee, (ii) the board of directors of the combined company may, by resolution, establish any committee not expressly contemplated by BancorpSouth’s bylaws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the combined company and may prescribe the composition, duties and procedures thereof, (iii) in which an executive committee is in existence, the chair of the executive committee will be James D. Rollins III and each of Paul B. Murphy, Jr. and Larry G. Kirk will serve as a member of the executive committee, and (iv) no committee will be permitted to take any action, and the board of directors will not delegate to any committee the power to take any action, that, if taken by the board of directors, would require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
From the effective time and until the thirty-six (36) month anniversary of the effective time, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Management Team
Effective as of the effective time, the officers of the combined company will include James D. Rollins III as Chairman and Chief Executive Officer, Paul B. Murphy, Jr. as Executive Vice Chairman, Chris A. Bagley as President, R.H. “Hank” Holmes, IV, as Chief Banking Officer and Valerie C. Toalson as Chief Financial Officer of the combined company.
Corporate Name; Headquarters of the Combined Company After the Merger
From the effective time and until the thirty-six (36) month anniversary of the effective time, (i) the name of the combined company will be “Cadence Bank,” (ii) the common stock of the surviving entity will be listed on the NYSE under the symbol “CADE” and (iii) the main office and bank headquarters of the combined company will be located in Tupelo, Mississippi and the corporate headquarters of the combined company will be located in Houston, Texas, and any modification or amendment to, or repeal of, the bylaw provisions implementing the foregoing arrangements will require the affirmative vote of at least two-thirds (66.7%) of the entire board of directors of the combined company.
Accounting Treatment
BancorpSouth and Cadence prepare their respective financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting, and BancorpSouth will be treated as the accounting acquirer. In identifying BancorpSouth as the acquiring entity for accounting purposes, BancorpSouth and Cadence took into account a number of factors as of the date of this joint proxy statement/offering circular, including the relative voting rights of all equity instruments in the combined company and the intended corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that BancorpSouth is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

Regulatory Approvals
To complete the merger, BancorpSouth and Cadence need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state regulatory authorities. Subject to the terms of the merger agreement, BancorpSouth and Cadence have agreed to cooperate with each other and use reasonable best efforts to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals or waivers include, among others, the approval or waiver, as applicable, of the FDIC and the Mississippi Banking Department. Under the terms of the merger agreement, neither BancorpSouth nor Cadence is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger.
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Cadence common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
BancorpSouth and Cadence believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals.
However, there can be no assurance that all of the regulatory approvals or waivers described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals or waivers, the companies’ ability to obtain the approvals or waivers on satisfactory terms or the absence of litigation challenging such approvals or waivers. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Deposit Insurance Corporation
The merger of Cadence and the bank merger of Cadence Bank, N.A. with and into BancorpSouth are subject to the prior approval of the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”), as amended, and related federal regulations. In evaluating an application filed under the Bank Merger Act, the FDIC considers: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution; (iii) the convenience and needs of the communities to be served; (iv) the depository institutions’ effectiveness in combating money-laundering activities; and (v) the risk to the stability of the U.S. banking and financial system. BancorpSouth will also comply with any obligations to make filings with the FDIC relating to the merger under the Exchange Act.
In connection with the FDIC application, BancorpSouth has published notice as of May 2, 2021, May 9, 2021 and May 27, 2021 regarding the proposed bank merger in newspapers of general circulation in the communities in which each bank's respective main offices are located. The public has an opportunity to comment on and to protest the application. The FDIC is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. Any public hearing or meeting or substantiated public comments with allegations related to consumer compliance, including fair lending or Community Reinvestment Act performance, can delay or present a barrier to regulatory approval.
On May 7, 2021, BancorpSouth filed an application with the FDIC seeking approval for the merger and the bank merger.
Mississippi Banking Department
Certain of the transactions contemplated by the merger agreement are subject to approval by the Mississippi Banking Department pursuant to Section 81-5-85 of the Mississippi Code (Miss. Code Ann § 81-5-85). BancorpSouth submitted on May 7, 2021 an application pursuant to Section 81-5-85 seeking the prior approval of the Mississippi Banking Department for BancorpSouth to merge with Cadence Bank, N.A., with BancorpSouth as the surviving entity. The Mississippi Banking Department provided a preliminary non-objection to the merger application on

June 4, 2021. In evaluating an application filed under Section 81-5-85, the Mississippi Banking Department considers criteria essentially similar to the criteria that the FDIC uses in considering applications under the Bank Merger Act. In addition, BancorpSouth will file articles of merger with the Mississippi Banking Department and the Mississippi Secretary of State.
Federal Reserve Board
The merger may be subject to the approval of the Federal Reserve Board, unless such merger does not require Federal Reserve Board approval under regulations promulgated by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended. BancorpSouth and Cadence believe that the merger is exempt from the Federal Reserve Board’s approval requirements pursuant to 12 C.F.R. §225.12(d)(2) and will seek a waiver of those requirements accordingly. On May 13, 2021, BancorpSouth requested from the Federal Reserve Board a waiver of the approval requirements under Section 3 of the BHC Act, pursuant to 12 C.F.R. § 225.12(d)(2).
Waiting Periods
In addition to the FDIC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the FDIC and, thus, it is possible that the DOJ could reach a different conclusion than the FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments.
Stock Exchange Listings
BancorpSouth common stock is listed for trading on the NYSE under the symbol “BXS,” and Cadence common stock is listed on the NYSE under the symbol “CADE.” In the merger, the Cadence common stock currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act.
Under the terms of the merger agreement, BancorpSouth will cause the shares of BancorpSouth common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, and the merger agreement provides that neither BancorpSouth nor Cadence will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance. Following the merger, shares of BancorpSouth common stock will continue to be traded on the NYSE.
Appraisal or Dissenters’ Rights in the Merger
Holders of BancorpSouth Common and BancorpSouth Preferred Stock
Under Section 79-4-13.02 of the MBCA, the holders of BancorpSouth common stock and BancorpSouth preferred stock will not be entitled to dissenters’ rights in connection with the merger with respect to shares of any class or series that remain outstanding after completion of the merger. If the merger is completed, holders of BancorpSouth common stock and BancorpSouth preferred stock will not receive any consideration, and their shares of BancorpSouth common stock and BancorpSouth preferred stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of BancorpSouth common stock and BancorpSouth preferred stock are not entitled to any dissenters’ rights in connection with the merger.
Holders of Cadence Common Stock
Under Section 262 of the DGCL, the holders of Cadence common stock will not be entitled to appraisal rights in connection with the merger if, on the record date for the Cadence special meeting, Cadence’s shares are listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders and holders of

Cadence common stock are not required to accept as consideration for their shares anything other than the shares of the combined company, shares of another corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, cash paid in lieu of fractional shares or any combination of the foregoing. Cadence common stock is currently listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the Cadence special meeting. Accordingly, the holders of Cadence common stock are not entitled to any appraisal rights in connection with the merger.
Litigation Relating to the Merger
Beginning on May 28, 2021, three purported holders of Cadence common stock filed substantially similar complaints against Cadence and the members of the Cadence board of directors. Two complaints were filed in the United States District Court for the District of Delaware, while one complaint was filed in the United States District Court for the Southern District of New York. The complaints are captioned as follows: Stein v. Cadence Bancorporation et al., No. 1:21-cv-00784 (D. Del. filed May 28, 2021); Raul v. Cadence Bancorporation et al., No. 1:21-cv-05695 (S.D.N.Y. filed July 1, 2021); and Waterman v. Cadence Bancorporation et al., No. 1:21-cv-00821 (D. Del. filed June 4, 2021). The complaints assert claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against Cadence and the members of the Cadence board of directors alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the SEC was materially incomplete and misleading in various respects. In addition, on June 9, 2021, a purported holder of BancorpSouth common stock filed a complaint against BancorpSouth and the members of the BancorpSouth board of directors in the United States District Court for the Eastern District of New York. The complaint is captioned as Harris v. BancorpSouth Bank et al., No. 1:21-cv-03255 (E.D.N.Y. filed June 9, 2021). The complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against BancorpSouth and the members of the BancorpSouth board of directors alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the SEC was materially incomplete and misleading in various respects. Among other remedies, the plaintiffs in each of the foregoing actions seek to enjoin the merger and, if the merger is completed, money damages.
If any case is not resolved, the lawsuit(s) could prevent or delay completion of the merger and result in costs to Cadence and BancorpSouth. If plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected time frame. Other potential plaintiffs may file additional lawsuits against Cadence, BancorpSouth and/or the directors and officers of either company in connection with the merger.

THE MERGER AGREEMENT
This section of the joint proxy statement/offering circular describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/offering circular is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about BancorpSouth or Cadence. Such information can be found elsewhere in this joint proxy statement/offering circular and in the public filings BancorpSouth and Cadence make with the FDIC and the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 154 of this joint proxy statement/offering circular.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about BancorpSouth and Cadence contained in this joint proxy statement/offering circular or in the public reports of BancorpSouth or Cadence filed with the FDIC and the SEC, respectively, may supplement, update or modify the factual disclosures about BancorpSouth and Cadence contained in the merger agreement. The merger agreement contains representations and warranties by BancorpSouth, on the one hand, and by Cadence, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by BancorpSouth and Cadence were qualified and subject to important limitations agreed to by BancorpSouth and Cadence in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the FDIC or the SEC, as applicable, and some were qualified by the matters contained in the confidential disclosure schedules that BancorpSouth and Cadence each delivered in connection with the merger agreement and certain documents filed with the FDIC and the SEC, as applicable. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/offering circular, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about BancorpSouth and Cadence at the time they were made or otherwise.
Structure of the Merger
Each of BancorpSouth’s and Cadence’s respective boards of directors has unanimously approved and adopted the merger agreement. Pursuant to the merger agreement, Cadence will merge with and into BancorpSouth, with BancorpSouth continuing as the surviving entity in the merger. Following the completion of the merger, Cadence Bank, N.A., a subsidiary of Cadence, will merge with and into BancorpSouth, with BancorpSouth as the surviving entity in the bank merger.
Prior to the completion of the merger, BancorpSouth and Cadence may, by mutual agreement, change the method or structure of effecting the combination of BancorpSouth and Cadence, except that no such change may (1) alter or change the exchange ratio or the number of shares of BancorpSouth common stock received by holders of Cadence common stock in exchange for each share of Cadence common stock, (2) adversely affect the tax treatment of holders of Cadence common stock or holders of BancorpSouth common stock, (3) adversely affect the tax treatment of Cadence or BancorpSouth or (4) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
At the effective time, each share of Cadence common stock issued and outstanding immediately prior to the effective time, except for shares of Cadence common stock held by Cadence or BancorpSouth (in each case other than shares of Cadence common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held directly or indirectly by Cadence or BancorpSouth in respect of debts previously contracted, which will be cancelled and will cease to exist and no BancorpSouth common stock or other consideration will be delivered in exchange therefor), will be converted into the right to receive 0.70 shares of BancorpSouth common stock. Prior to the effective time and in connection with the closing, Cadence will declare and pay the special dividend of $1.25 per share of Cadence common stock to holders of record of shares of Cadence common stock.
If, prior to the effective time, the outstanding shares of Cadence common stock or BancorpSouth common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, then an appropriate and proportionate adjustment will be made to the exchange ratio to give BancorpSouth and the holders of Cadence common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit Cadence or BancorpSouth to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.
Fractional Shares
BancorpSouth will not issue any fractional shares of BancorpSouth common stock in the merger. Instead, a former holder of Cadence common stock who otherwise would have received a fraction of a share of BancorpSouth common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share (after taking into account all shares of Cadence common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of BancorpSouth common stock to which such holder would otherwise be entitled to receive by the average closing-sale price per share of BancorpSouth common stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five (5) trading days ending on the day preceding the closing date of the merger.
Governing Documents
At the effective time, the articles of incorporation of BancorpSouth, in effect immediately prior to the effective time, as amended by the BancorpSouth charter amendment, will be the articles of incorporation of the combined company, and the bylaws of BancorpSouth, as in effect immediately prior to the effective time, as amended by the BancorpSouth form of bylaw amendment, will be the bylaws of the combined company. For a more detailed description of the governing documents of the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 107.
Treatment of Cadence Equity Awards
Cadence Stock Options.
Each Cadence stock option that is outstanding immediately prior to the effective time shall be equitably adjusted immediately prior to the effective time by an amount equal to the special dividend, and, at the effective time, will automatically be converted into a BancorpSouth converted stock option to purchase (i) that number of shares of BancorpSouth common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Cadence common stock subject to such Cadence stock option immediately prior to the effective time multiplied by (B) the exchange ratio (as adjusted if necessary pursuant to the merger agreement), (ii) at an exercise price per share of BancorpSouth common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Cadence common stock of such Cadence stock option immediately prior to the effective time divided by (B) the exchange ratio (as adjusted if necessary pursuant to the merger agreement); provided, however, that the exercise price and the number of shares of BancorpSouth common stock purchasable pursuant to the BancorpSouth converted stock options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code; provided, further, that in the case of any BancorpSouth converted stock option to which Section 422 of the Internal Revenue Code applies, the exercise price and the number of shares of BancorpSouth common stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code. Except as expressly provided in the merger agreement, each such BancorpSouth converted stock option shall be subject to the same terms and conditions (including exercisability and forfeiture terms), after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence stock option immediately prior to the effective time.

Cadence Restricted Stock Awards.
At the effective time, each Cadence RSU award that is outstanding immediately prior to the effective time shall be converted into the right to receive (A) a BancorpSouth converted RSU award in respect of that number of shares of BancorpSouth common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Cadence common stock subject to the Cadence RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio (as it may be adjusted if necessary pursuant to the merger agreement) and (B) the special dividend with respect to the number of shares of Cadence common stock subject to the Cadence RSU award, which will be credited in cash to a dividend equivalent account (“DEU account”) for the benefit of the award holder, with the BancorpSouth converted RSU award and the amount credited to the DEU account in respect thereof to be subject to the same terms and conditions, including vesting and settlement, as applicable to the corresponding Cadence RSU award immediately prior to the effective time. Except as expressly provided in the merger agreement, each such BancorpSouth converted RSU award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Cadence RSU award immediately prior to the effective time.
Cadence PSU Awards.
At the effective time, each Cadence PSU award that is outstanding immediately prior to the effective time shall be converted into the right to receive (A) a BancorpSouth converted RSU award in respect of that number of shares of BancorpSouth common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Cadence common stock subject to the Cadence PSU award immediately prior to the effective time, with the number of shares of Cadence common stock determined based on the higher of target performance and actual performance through the latest practicable date prior to the effective time as reasonably determined by the Cadence compensation committee in consultation with BancorpSouth, multiplied by (ii) the exchange ratio (as it may be adjusted if necessary pursuant to the merger agreement) and (B) the special dividend with respect to the number of shares of Cadence common stock subject to such Cadence PSU award that is determined to be earned as provided herein, which will be credited in cash to a DEU account for the benefit of the award holder, with the BancorpSouth converted RSU award and the amount credited to such DEU account to be subject to the same terms and conditions, including vesting and settlement, as applied with respect to the corresponding Cadence PSU award immediately prior to the effective time. Except as specifically provided in the merger agreement, each such BancorpSouth converted RSU award shall be subject to the same terms and conditions (including service-based vesting terms but not performance goals) as applied to the corresponding Cadence PSU award immediately prior to the effective time.
Treatment upon Certain Terminations of Employment Following the Effective Time
With respect to the BancorpSouth converted stock options and BancorpSouth converted RSU awards, upon a qualifying termination within the two-year period following the closing of the merger, such converted BancorpSouth equity awards will become fully vested, and the BancorpSouth converted stock options will remain exercisable for the full original term.
Treatment of Cadence ESPP
Pursuant to the merger agreement, the offering period under the ESPP that commenced on April 1, 2021 will be the final offering period under the ESPP, the ESPP will terminate at the effective time and no further rights will be granted or exercised under the ESPP thereafter.
Closing and Effective Time of the Merger
The merger will become effective at such time specified in the certificate of merger to be filed with the Mississippi Secretary in accordance with the MBCA and the Mississippi Department of Banking and Consumer Finance, in accordance with the Mississippi Code of 1972 (the “MS Code”), and the certificate of merger to be filed with the Delaware Secretary in accordance with the DGCL, or at such other time provided by applicable law. The closing of the merger and the bank merger will occur at 10:00 a.m., Central time on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Cadence and BancorpSouth.

Conversion of Shares; Exchange of Cadence Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, and in any event within five (5) business days thereafter, BancorpSouth and Cadence will cause the exchange agent to mail to each holder of record of shares of Cadence common stock immediately prior to the effective time that have been converted at the effective time into the right to receive shares of BancorpSouth common stock pursuant to the merger agreement a letter of transmittal and instructions for use in surrendering shares of Cadence common stock in exchange for the consideration the holder is entitled to receive under the merger agreement.
In the event a certificate for Cadence common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration under the merger agreement upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by BancorpSouth or the exchange agent, the posting of a bond in an amount as BancorpSouth or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate. After the effective time, there will be no further transfers on the stock transfer books of Cadence common stock that was issued and outstanding immediately prior to the effective time.
As of the date of this joint proxy statement/offering circular, Cadence does not have any stock certificates outstanding.
Withholding
BancorpSouth will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, cash dividends or distributions or any other cash amounts payable under the merger agreement to any holder of Cadence common stock or Cadence equity awards the amounts it is required to deduct and withhold under the Internal Revenue Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to BancorpSouth common stock will be paid to the holder of any unsurrendered certificates of Cadence common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of BancorpSouth common stock which the shares of Cadence common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of BancorpSouth and Cadence relating to a number of matters, including the following:
•	corporate matters, including due organization and business qualifications and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal and regulatory proceedings;

•	tax matters;
•	employee compensation and benefit matters;
•	FDIC reports or SEC reports, as applicable;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory authorities;
•	environmental matters;
•	investment securities and commodities;
•	real property;
•	intellectual property;
•	related-party transactions;
•	inapplicability of takeover statutes;
•	absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;
•	opinions from each party’s respective financial advisor(s);
•	the accuracy of information supplied for inclusion in this joint proxy statement/offering circular and other similar documents;
•	loan portfolio matters;
•	insurance matters;
•	investment advisor subsidiaries, or the lack thereof;
•	insurance subsidiaries;
•	broker-dealer subsidiaries, or the lack thereof;
•	accuracy of representations and warranties in the bank merger agreement; and
•	no other representations and warranties.
Certain representations and warranties of BancorpSouth and Cadence are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Cadence, BancorpSouth or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (1), a material adverse effect will not be deemed to include the impact of:
•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;
•
changes, after the date of the merger agreement, in laws, rules or regulations (including the “pandemic measures,” such as any quarantine, “shelter in place,” or other laws, directives, policies, guidelines or recommendations promulgated by any governmental entity in connection with or in response to a pandemic) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of a pandemic such as the COVID-19 pandemic or any pandemic measures);
•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a pandemic);

•
public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

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a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred, except to the extent otherwise excepted);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such changes are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Each of BancorpSouth and Cadence has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to (a) conduct its business in the ordinary course of business in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either BancorpSouth or Cadence to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement on a timely basis.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither BancorpSouth nor Cadence may, and neither BancorpSouth nor Cadence may permit any of their respective subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Cadence or any of its wholly owned subsidiaries to Cadence or any of its wholly owned subsidiaries, on the one hand, or of BancorpSouth or any of its wholly owned subsidiaries to BancorpSouth or any of its wholly owned subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (provided that the incurrence of indebtedness in the ordinary course of business may include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

•	adjust, split, combine or reclassify any capital stock;
•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Cadence or any securities of its subsidiaries, in the case of Cadence, or any securities of BancorpSouth or any securities of its subsidiaries, in the case of BancorpSouth, except, in each case, (A) regular quarterly cash dividends by Cadence at a rate not in excess of $0.15 per share of Cadence common stock, (B) regular quarterly cash dividends by BancorpSouth at a rate not in excess of $0.22 per share of BancorpSouth common stock, (C) dividends paid by any of the subsidiaries of each of BancorpSouth and Cadence to BancorpSouth or Cadence or any of their wholly owned subsidiaries, respectively, (D) in the case of BancorpSouth, dividends provided for and paid on shares of BancorpSouth preferred stock in accordance with the terms of the BancorpSouth preferred stock, (E) in the case of Cadence, regular distributions of outstanding trust preferred securities in accordance with their terms, (F) in the case of Cadence, the special dividend, or (G) the acceptance of shares of Cadence common stock or BancorpSouth common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements;
•
grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of Cadence or any securities of its subsidiaries, in the case of Cadence, or any securities of BancorpSouth or any securities of its subsidiaries, in the case of BancorpSouth;

•
issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Cadence or any securities of its subsidiaries, in the case of Cadence, any securities of BancorpSouth or any securities of its subsidiaries, in the case of BancorpSouth, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Cadence or any securities of its subsidiaries, in the case of Cadence, or any securities of BancorpSouth or any securities of its subsidiaries, in the case of BancorpSouth, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Cadence or BancorpSouth, as applicable;

•
in each case, except in the ordinary course of business, terminate, materially amend, or waive any material provision of certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Cadence or BancorpSouth, as applicable, or enter into certain material contracts;

•
subject to certain exceptions, including as required under applicable law or the terms of any benefit plans of Cadence or BancorpSouth existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any Cadence benefit plan or BancorpSouth benefit plan, or any arrangement that would be a Cadence benefit plan or a BancorpSouth benefit plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any Cadence benefit plan or BancorpSouth benefit plan, as the case may be, or under certain material contracts of either Cadence or BancorpSouth, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice after prior notice to the other party, or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention or collective bargaining agreement or similar agreement or arrangement, other than entry into retention agreements or arrangements not related to the transactions contemplated by the merger agreement with employees at or below the level of senior vice president in the ordinary course of business consistent with past practice, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Cadence benefit plan or BancorpSouth benefit plan, as the case may be, or certain material contracts of either Cadence or BancorpSouth, (vi) terminate the employment or services of any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act), other than for cause, or (vii) hire any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act) (other than as a replacement hire receiving substantially similar terms of employment);
•
settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Cadence or BancorpSouth, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the combined company following consummation of the merger;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	amend its charter, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
•
other than in prior consultation with the other party, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;
•
enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	abandon or allow to lapse any material intellectual property, other than in the ordinary course of business consistent with past practice;
•
make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes, except, in each case, in the ordinary course of business;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve any of its subsidiaries;
•
take any action that is intended or expected to result in any of the conditions to the completion of the merger as set forth in the merger agreement not being satisfied, except as may be required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
BancorpSouth and Cadence have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such regulatory agencies and governmental entities. Each of BancorpSouth and Cadence has agreed to use its reasonable best efforts to avoid or resolve any objection that may be asserted by any governmental entity that would restrain, prevent or delay the closing of the merger. However, in no event will BancorpSouth or Cadence or any of their respective subsidiaries be required, and in no event will BancorpSouth or Cadence or any of their respective subsidiaries be permitted (without the written consent of the other party) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, waivers, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. BancorpSouth and Cadence have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement. BancorpSouth and Cadence have further agreed to promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity in connection with or affecting the transactions contemplated by the merger agreement, to the extent permitted by such governmental entity and subject to applicable law and the merger agreement.
Employee Matters
From and after the effective time, unless otherwise mutually determined by Cadence and BancorpSouth prior to the effective time, BancorpSouth will provide to employees of Cadence and its subsidiaries who at the effective time become employees of BancorpSouth or its subsidiaries (the “continuing employees”), employee compensation and benefits under the BancorpSouth benefit plans on terms and conditions that are no less favorable in the aggregate than those that apply to similarly situated BancorpSouth employees. Notwithstanding the foregoing, BancorpSouth and Cadence agree that, during the period commencing at the effective time and ending on the eighteen (18)-month anniversary thereof, any continuing employee or continuing employee of BancorpSouth and its subsidiaries (in each case, other than those employees who are party to individual agreements that provide for severance benefits) who is involuntarily terminated during such eighteen (18)-month period will be provided with severance benefits as described in the Cadence and BancorpSouth disclosure schedules.
For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan or any purpose under the BancorpSouth Retirement Plan and Trust Agreement or to the extent that such credit would result in a duplication of benefits) under the BancorpSouth benefit plans and the Cadence benefit plans, service with or credited by BancorpSouth, Cadence or any of their respective subsidiaries or predecessors for continuing employees or continuing employees of BancorpSouth or its subsidiaries will be treated as service with BancorpSouth to the same extent that such service was taken into account under the analogous Cadence benefit plan or BancorpSouth benefit plan prior to the effective time; provided that continuing employees (i) will receive service credit with respect to the BancorpSouth 401(k) Plan and (ii) will not receive service credit with respect to the BancorpSouth Retirement Plan and Trust Agreement. Additionally, with respect to any Cadence benefit plan or BancorpSouth benefit plan in which any employees of BancorpSouth or Cadence (or their subsidiaries) prior to the effective time first become eligible to participate on or after the effective time, and in which such employees did not participate prior to the effective time, each party and the combined company will: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous BancorpSouth benefit plan or Cadence benefit plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the effective time under a BancorpSouth benefit plan or Cadence benefit plan (to the same extent that such credit was given under the analogous Cadence or BancorpSouth benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any Cadence benefit plan or BancorpSouth benefit plan in which such employee first becomes eligible to participate after the effective time.
The combined company agrees to honor in accordance with their terms all BancorpSouth benefit plans and Cadence benefit plans, including, without limitation, the BancorpSouth benefit plans as described in the BancorpSouth and Cadence disclosure schedules.
If requested by BancorpSouth before the closing date, the Cadence board (or the appropriate committee or officers thereof) will adopt resolutions and take such corporate actions that are necessary to terminate the Cadence 401(k) plan, effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If BancorpSouth requests that the Cadence 401(k) plan be terminated, the continuing employees will be eligible as of the effective time to participate in a 401(k) plan sponsored by BancorpSouth and will be eligible to make rollover contributions to the BancorpSouth 401(k) Plan.
Under the merger agreement, prior to the effective time, Cadence and BancorpSouth may each grant retention awards in the form of Cadence RSU awards or BancorpSouth RSU awards, as applicable, in an aggregate amount as mutually agreed upon between BancorpSouth and Cadence to promote retention and to incentivize efforts to consummate the closing. Any such RSUs granted in respect of Cadence common stock will generally be treated like other Cadence RSU awards under the merger agreement but will not be entitled to receive the special dividend. The retention RSU awards will generally be allocated as discussed between the chief executive officers of each of Cadence and BancorpSouth and will generally vest in full on the third anniversary of the closing date, or earlier upon a termination following the closing date by BancorpSouth other than for “cause” or due to the recipient’s death or disability, or upon a termination for “good reason.”
Under the merger agreement, Cadence and BancorpSouth will work together to establish a cash retention program to promote retention and to incentivize efforts to consummate the merger and effectuate integration and conversion, with the size of the retention pool to be mutually agreed between Cadence and BancorpSouth and the allocation of awards to be mutually agreed. Such awards will generally vest 30 days following integration, or earlier upon a termination following the closing date by BancorpSouth other than for “cause” or due to the recipient’s death or disability. In addition, subject to the execution and non-revocation of a general release of claims in favor of BancorpSouth prior to the first payment, cash retention awards may be granted to certain Cadence employees in an amount at least equal to the cash severance that would otherwise be payable under the employee’s employment agreement or change in control agreement with Cadence in connection with a qualifying termination, which awards will generally vest in installments following the closing date, subject to continued employment, or earlier upon a termination following the closing date by BancorpSouth other than for “cause” or due to the recipient’s death or disability, or upon a termination for “good reason.”
Director and Officer Indemnification and Insurance
The merger agreement provides that, after the effective time, the combined company will indemnify and hold harmless all present and former directors, officers and employees of Cadence and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Cadence or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, in each case to the extent permitted by applicable law, Cadence’s certificates of incorporation and bylaws and the governing or organizational documents of any subsidiary of Cadence; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger to the extent permitted by applicable law and be honored by the combined company.
The merger agreement requires the combined company to cause to be maintained for a period of six (6) years after consummation of the merger Cadence’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, the combined company is not required to spend annually more than three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by Cadence for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the combined company will maintain policies of insurance which, in its good-faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, BancorpSouth or Cadence, in consultation with, but only upon the consent of BancorpSouth, may (and at the request of BancorpSouth, Cadence will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under Cadence’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Restructuring Efforts
The merger agreement provides that if either Cadence or BancorpSouth fails to obtain the required vote of its holders of common stock to approve the merger agreement, each of the parties will in good-faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Cadence as provided for in the merger agreement, in a manner adverse to such party or its shareholders, or any term that would adversely affect the tax treatment of the transactions contemplated in the merger agreement) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective holders of common stock for approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/offering circular, obtaining required consents, the listing of the shares of BancorpSouth common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by BancorpSouth of Cadence indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.
Combined Company Governance and Headquarters Matters
Under the merger agreement, BancorpSouth and Cadence have agreed to certain provisions relating to the governance and headquarters of the combined company, including the composition of the combined company board of directors and committees; the roles of Chairman and Chief Executive Officer, Executive Vice Chairman and independent lead director; and identification of members of the combined company’s management team. For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 107.
Shareholder Meetings and Recommendation of BancorpSouth’s and Cadence’s Boards of Directors
Each of BancorpSouth and Cadence has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable and on the same date. The BancorpSouth board and Cadence board have each agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders the BancorpSouth board recommendation and the Cadence board recommendation, as applicable. Each of BancorpSouth and Cadence has agreed that each of BancorpSouth and Cadence and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the BancorpSouth board recommendation, in the case of BancorpSouth, or the Cadence board recommendation, in the case of Cadence, (ii) fail to make the BancorpSouth board recommendation, in the case of BancorpSouth, or the Cadence board recommendation, in the case of Cadence, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the BancorpSouth board recommendation, in the case of BancorpSouth, or the Cadence board recommendation, in the case of Cadence, in each case within ten (10) business days (or such fewer number of days as remain prior to the BancorpSouth special meeting or the Cadence special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).
However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the BancorpSouth board or the Cadence board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BancorpSouth board recommendation or the Cadence board recommendation, as applicable, then, in the case of BancorpSouth, prior to the receipt of the approval of the BancorpSouth merger proposal by holders of BancorpSouth common stock (the “requisite BancorpSouth vote”), and in the case of Cadence, prior to the receipt of the approval of the Cadence merger proposal by holders of Cadence common stock (the “requisite Cadence vote”), it may submit the merger agreement to its shareholders without recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (1) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (2) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BancorpSouth board recommendation or Cadence board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.
Notwithstanding any recommendation change by the BancorpSouth board or the Cadence board, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders. BancorpSouth and Cadence must adjourn or postpone such meeting if there are insufficient shares of BancorpSouth common stock or Cadence common stock, as the case may be, represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, BancorpSouth or Cadence, as applicable, has not received proxies representing a sufficient number of shares necessary for approval of the merger agreement, and, subject to the terms and conditions of the merger agreement, Cadence or BancorpSouth, as applicable, will continue to use reasonable best efforts to solicit proxies from its shareholders.
Agreement Not to Solicit Other Offers
Each of BancorpSouth and Cadence has agreed that it will not, and will cause, and use its reasonable best efforts to cause, each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties), or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to BancorpSouth or Cadence, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
However, in the event that after the date of the merger agreement and prior to the receipt of the required vote of BancorpSouth shareholders to approve the merger agreement, in the case of BancorpSouth, or the required vote of

Cadence shareholders to approve the merger agreement, in the case of Cadence, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the BancorpSouth or Cadence board, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing and confidential or nonpublic information, such party provides such information to the other party to the merger agreement and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between BancorpSouth and Cadence, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.
Each of BancorpSouth and Cadence has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than BancorpSouth or Cadence, with respect to any acquisition proposal. In addition, each party has agreed to (1) promptly (and within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), to provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and to keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Conditions to Complete the Merger
BancorpSouth’s and Cadence’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
•	the approval of the merger agreement by holders of BancorpSouth common stock, and the approval of the merger agreement by holders of Cadence common stock;
•	the authorization for listing on the NYSE, subject to official notice of issuance, of the BancorpSouth common stock to be issued in the merger;
•
all requisite regulatory authorizations, consents, waivers, orders and approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any requirement to take or commit to take any action or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

•
no order, injunction, or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•
receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Neither BancorpSouth nor Cadence can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the required vote to approve the merger agreement by BancorpSouth shareholders or Cadence shareholders, in the following circumstances:
•	by mutual written consent of BancorpSouth and Cadence;
•
by either BancorpSouth or Cadence if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either BancorpSouth or Cadence if the merger has not been completed on or before the termination date, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either BancorpSouth or Cadence (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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by Cadence, if (1) BancorpSouth or the BancorpSouth board has made a recommendation change or (2) BancorpSouth or the BancorpSouth board breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the BancorpSouth board recommendation; or

•
by BancorpSouth, if (1) Cadence or the Cadence board has made a recommendation change or (2) Cadence or the Cadence board breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Cadence board recommendation.

Neither BancorpSouth nor Cadence is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of BancorpSouth common stock or Cadence common stock.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) neither BancorpSouth nor Cadence will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below. For purposes of the merger agreement, “willful and material breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.

Termination Fee
Cadence will pay BancorpSouth a termination fee of $118 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by BancorpSouth pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to BancorpSouth within two (2) business days of the date of termination.

•
In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Cadence board or Cadence’s senior management or has been made directly to Cadence shareholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the Cadence special meeting) an acquisition proposal with respect to Cadence, and (i) (A) thereafter the merger agreement is terminated by either BancorpSouth or Cadence because the merger has not been completed prior to the termination date, and Cadence has not obtained the required vote of Cadence shareholders approving the merger agreement but all other conditions to Cadence’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by BancorpSouth based on a breach of the merger agreement by Cadence that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is twelve (12) months after the date of such termination, Cadence enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that, for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to BancorpSouth on the earlier of the date Cadence enters into such definitive agreement and the date of consummation of such transaction.

BancorpSouth will pay Cadence the termination fee if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by Cadence pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to Cadence within two (2) business days of the date of termination.

•
In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the BancorpSouth board or BancorpSouth’s senior management or has been made directly to BancorpSouth shareholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the BancorpSouth special meeting) an acquisition proposal with respect to BancorpSouth, and (i) (A) thereafter the merger agreement is terminated by either BancorpSouth or Cadence because the merger has not been completed prior to the termination date, and BancorpSouth has not obtained the required vote of BancorpSouth shareholders approving the merger agreement but all other conditions to BancorpSouth’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by Cadence based on a breach of the merger agreement by BancorpSouth that would constitute the failure of an applicable closing condition and (ii) prior to the date that is twelve (12) months after the date of such termination, BancorpSouth enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Cadence on the earlier of the date BancorpSouth enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/offering circular and all filing and other fees paid to the FDIC and the SEC in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by BancorpSouth and Cadence.

Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite BancorpSouth vote or the requisite Cadence vote, except that after the receipt of the requisite BancorpSouth vote or the requisite Cadence vote, there may not be, without further approval of the holders of common stock of BancorpSouth or Cadence, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the completion of the merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite BancorpSouth vote or the requisite Cadence vote, there may not be, without further approval of the holders of common stock of BancorpSouth or Cadence, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Mississippi applicable to agreements made and to be performed within the State of Mississippi, without regard to any applicable conflicts of law principles.
Specific Performance
BancorpSouth and Cadence will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) that exchange their shares of Cadence common stock for the merger consideration and that receive the special dividend. This discussion is based upon the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/offering circular. These authorities may be subject to change or differing interpretation, possibly retroactively with effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those U.S. holders that hold their shares of Cadence common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Cadence common stock in light of their particular circumstances or that may be applicable to holders subject to special treatment under the U.S. federal income tax laws, including:
•	banks or other financial institutions;
•	tax-exempt organizations;
•	partnerships and other pass-through entities (or investors in there);
•	insurance companies;
•	mutual funds and regulated investment companies;
•	dealers or brokers in stocks, securities or currencies;
•	traders in securities that elect mark-to-market treatment;
•	holders of Cadence common stock that received Cadence common stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;
•	persons that are not U.S. holders;
•	U.S. holders that have a functional currency other than the U.S. dollar;
•	real estate investment trusts;
•	pension funds;
•	personal holding companies;
•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;
•
persons that directly, indirectly or constructively, own or at any time during the five-year period ending on the closing date owned, 5% or more of the total combined voting power or value of any class of Cadence or BancorpSouth common stock;

•	persons that hold Cadence common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or
•	U.S. expatriates.
In addition, the discussion does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any alternative minimum tax or state, local or foreign tax considerations, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any reporting requirements. Determining the actual tax consequences of the merger to a U.S. holder may be complex. They will depend on such U.S. holder’s specific situation and on factors that are not within the control of Cadence or BancorpSouth. All holders should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Cadence common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Cadence common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Cadence common stock should consult their own tax advisors.
The following discussion does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. All holders of Cadence common stock should consult their own tax advisors as to the specific tax consequences to them of the merger, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws in light of their particular circumstances.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to BancorpSouth’s obligation to complete the merger that BancorpSouth receive an opinion from Sullivan & Cromwell LLP (or other nationally recognized tax counsel), dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Cadence’s obligation to complete the merger that Cadence receive an opinion from Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel), dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on customary representation letters provided by BancorpSouth and Cadence and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. BancorpSouth and Cadence have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.
Subject to the discussion below in the section entitled “Tax Consequences of the Special Dividend,” for a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders generally are as follows:
•
a U.S. holder generally will not recognize any gain or loss upon exchange of Cadence common stock for BancorpSouth common stock pursuant to the merger, except with respect to the cash received in lieu of a fractional share of BancorpSouth common stock;

•
the aggregate tax basis of the BancorpSouth common stock received in the merger (including fractional share interests in BancorpSouth common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Cadence common stock for which it is exchanged; and

•
the holding period of BancorpSouth common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder’s holding period of the Cadence common stock for which it is exchanged.

U.S. holders of shares of Cadence common stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or at different prices, should consult with their own tax advisors with respect to the tax bases and holding periods of the BancorpSouth common stock received in the merger.

Cash Instead of a Fractional Share
A U.S. holder who receives cash instead of a fractional share of BancorpSouth common stock will be treated as having received the fractional share of BancorpSouth common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such U.S. holder’s fractional share of BancorpSouth common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of Cadence common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Tax Consequences of the Special Dividend
Cadence intends to report the special dividend as a distribution with respect to its stock for U.S. federal income tax purposes. Accordingly, the receipt of the special dividend is expected to be treated as ordinary dividend income to the extent of Cadence’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the special dividend exceeds Cadence’s current and accumulated earnings and profits, the excess would be treated as a non-taxable return of capital to the extent of the tax basis of each U.S. holder in its Cadence common stock (and will reduce such tax basis accordingly) and thereafter as either long-term or short-term capital gain depending upon whether such U.S. holder held the Cadence common stock for more than one year as of the time the special dividend is actually or constructively received. Dividends received by certain non-corporate U.S. holders, including individuals, currently qualify for taxation at preferential rates applicable to “qualified dividends” if such U.S. holder meets certain holding period and other requirements. U.S. holders should consult their own tax advisers regarding the availability of the reduced qualified dividend tax rate in light of their particular circumstances. Dividends received by U.S. holders that are corporations may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amounts treated as a divided received by a corporate U.S. holder may be subject to the “extraordinary dividend” provisions of the Internal Revenue Code.
It is possible, however, that the Internal Revenue Service could disagree with the characterization of the special dividend as a distribution with respect to Cadence’s stock for U.S. federal income tax purposes and instead assert that the special dividend should be treated as consideration received in the merger. If the special dividend were to be treated as consideration received in the merger, a U.S. holder would generally recognize gain (but not loss) in the merger in an amount equal to the lesser of: (i) the amount of the special dividend received; and (ii) the excess, if any, of (a) the sum of the amount of special dividend plus the fair market value of the shares of BancorpSouth common stock received (including any fractional BancorpSouth common shares deemed received) in exchange for its shares of Cadence common stock in the merger, over (b) such U.S. holder’s tax basis in its shares of Cadence common stock exchanged. Any such gain generally would be capital gain, and would be long-term capital gain if, as of the effective time of the merger, the holding period for the shares (including the holding period of Cadence common stock surrendered therefor) is greater than one year. If the special dividend were to be treated as consideration received in the merger, the aggregate tax basis of the shares of BancorpSouth common stock a U.S. holder receives in the merger (including any fractional shares of BancorpSouth common stock deemed received) generally would be the same as such U.S. holder’s aggregate tax basis in its shares of Cadence common stock surrendered in exchange therefor, decreased by the amount of the special dividend such U.S. holder receives and increased by the amount of gain (excluding any gain recognized with respect to cash received in lieu of a fractional share), if any, such U.S. holder recognizes in the merger.
Backup Withholding
Payments of cash to a non-corporate U.S. holder in connection with the merger (including the special dividend) may be subject to information reporting and backup withholding (currently at a rate of 24%). U.S. holders generally will not be subject to backup withholding, however, if they:
•
furnish a correct taxpayer identification number, certifying that they are not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form), and otherwise comply with all the applicable backup withholding rules; or

•	otherwise establish an applicable exemption from backup withholding.
Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. U.S. holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.
This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your own tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
The tables below set forth the condensed consolidated financial information for each of BancorpSouth and Cadence as well as unaudited pro forma combined condensed consolidated financial information for BancorpSouth and Cadence reflecting the merger contemplated in the merger agreement, for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021. Except as otherwise noted in the footnotes to the table, (i) the financial information included under the “BancorpSouth Historical” column is derived from the unaudited interim consolidated financial statements of BancorpSouth as of and for the period ended March 31, 2021 and the audited consolidated financial statements for the year ended December 31, 2020, and (ii) the financial information under the “Cadence Historical” column is derived from Cadence’s unaudited consolidated financial statements for the period ended March 31, 2021 and Cadence’s audited consolidated financial statements for the year ended December 31, 2020.
The unaudited interim consolidated financial statements for BancorpSouth and Cadence are included in their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, and the audited consolidated financial statements for BancorpSouth and Cadence are included in their respective Annual Reports on Form 10-K for the year ended December 31, 2020, each of which are incorporated by reference into this joint proxy statement/offering circular.
The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, adjusted from our respective unaudited interim financial statements as of and for the period ended March 31, 2021 and our respective audited consolidated financial statements for the year ended December 31, 2020 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2021 in the table below is presented as if the merger occurred on March 31, 2021, and the unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 2021 and the year ended December 31, 2020 are presented as if the merger occurred on January 1, 2020. You should read such information in conjunction with BancorpSouth’s and Cadence’s consolidated financial statements for the three months ended March 31, 2021 and the year ended December 31, 2020 and related notes, as well as the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet and Statements of Income beginning on page 136.
The pro forma adjustments reflected in the table are subject to change as additional information becomes available and additional analyses are performed. The actual adjustments may be materially different from those reflected in the unaudited pro forma adjustments presented herein. Assumptions and estimates underlying the adjustments to the unaudited pro forma financial information are described in the accompanying notes. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the merger.
The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had BancorpSouth and Cadence actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company, which could differ materially from those shown in this information. The unaudited pro forma financial information does not reflect the benefits of expected synergies, cost savings or other factors that may result as a consequence of the merger. Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 32 and appearing under the caption “Risk Factors” in BancorpSouth’s and Cadence’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K most recently filed with the FDIC and SEC, respectively, and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this joint proxy statement/offering circular, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	As of March 31, 2021
			Proforma Adjustments
(In thousands, except share data)	BancorpSouth Historical	Cadence Historical	Fair Value Adjustments	Other Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$599,542	$1,888,518		$(156,614)	A	$2,331,446
Securities available-for-sale	7,640,268	3,918,666				11,558,934
Loans held for sale	518,352	46,696				565,048
Loans	15,038,808	12,365,334	$(334,515)	259,369	B,D	27,328,996
Less: allowance for credit losses	(241,117)	(308,037)	308,037	(435,569)	C,D	(676,686)
Net loans	14,797,691	12,057,297				26,652,310
Premises and equipment, net	508,508	124,303				632,811
Goodwill	851,612	43,061	634,398		E	1,529,071
Other intangible assets, net	53,581	78,795	(6,868)		F	125,508
Other assets	832,943	643,014	20,486	42,619	G	1,539,062
Total Assets	$25,802,497	$18,800,350				$44,934,190
Liabilities and Shareholder's Equity
Liabilities:
Noninterest-bearing deposits	$6,990,880	$5,556,217				$12,547,097
Interest-bearing deposits	14,182,306	10,572,982	3,966		H	24,759,254
Total deposits	21,173,186	16,129,199				37,306,351
Borrowings	962,205	332,984	17,631		H	1,312,820
Other liabilities	841,908	245,631	53,975	13,750	I,J,L	1,155,264
Total liabilities	22,977,299	16,707,814				39,774,435
Shareholders' equity	2,825,198	2,092,536	389,352	(147,331)	K,L	5,159,755
Total Liabilities and Shareholders' Equity	$25,802,497	$18,800,350				$44,934,190
Total shares of Preferred stock outstanding	6,900,000	—	—			6,900,000
Total shares of Class A common stock outstanding	102,624,818	124,698,518	(37,409,555)		M	189,913,781

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	For the Three-Months Ended March 31, 2021
(In thousands, except share and per share data)	BancorpSouth Historical	Cadence Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest Income
Interest and fees on loans	$170,790	$139,824	$(5,232)	N	$305,382
Interest on securities	21,993	14,877	4,184	N	41,054
Total interest income	192,783	154,701			346,436
Interest Expense
Interest on deposits	16,462	7,981	430	O	24,873
Interest on borrowed funds	3,532	3,972	(8)	O	7,496
Total interest expense	19,994	11,953			32,369
Net interest income	172,789	142,748			314,067
Provision (release) for credit losses	—	(48,262)			(48,262)
Net interest income after provision for credit losses	172,789	191,010			362,329
Noninterest Income	87,936	43,696			131,632
Noninterest Expense	155,823	97,822	(1,805)	P	251,840
Income before income taxes	104,902	136,884			242,121
Income tax expense	23,347	30,459	77	R	53,883
Net income	81,555	106,425			188,238
Preferred stock dividends	2,372	—			2,372
Income available to common shareholders	$79,183	$106,425			$185,866
Weighted average common shares outstanding (Basic)	102,622,111	125,079,250	(37,790,287)	S	189,911,074
Weighted average common shares outstanding (Diluted)	102,711,584	125,621,508	(38,332,545)	S	190,000,547
Earnings per common share (Basic)	$0.77	$0.85			$0.98
Earnings per common share (Diluted)	$0.77	$0.84			$0.98

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
	For the Year Ended December 31, 2020
			Proforma Adjustments
(In thousands, except share and per share data)	BancorpSouth Historical	Cadence Historical	Fair Value Adjustments	Other Adjustments	Reference	Pro Forma Combined
Interest Income
Interest and fees on loans	$708,422	$648,138	$(13,962)		N	$1,342,598
Interest on securities	91,071	63,028	5,921		N	160,020
Total interest income	799,493	711,166				1,502,618
Interest Expense
Interest on deposits	93,031	75,415	2,280		O	170,726
Interest on borrowed funds	15,495	16,785	697		O	32,977
Total interest expense	108,526	92,200				203,703
Net interest income	690,967	618,966				1,298,915
Provision for credit losses	86,000	278,048		176,200	D	540,248
Net interest income after provision for credit losses	604,967	340,918				758,667
Noninterest Income	336,504	307,355(1)				643,859
Noninterest Expense	653,926	826,464(2)	(7,915)	13,000	P,Q	1,485,475
Income (loss) before income taxes	287,545	(178,191)				(82,949)
Income tax expense	59,494	27,336	(714)	(42,619)	R	43,497
Net income (loss)	228,051	(205,527)				(126,446)
Preferred stock dividends	9,488	—				9,488
Income (loss) available to common shareholders	$218,563	$(205,527)				$(135,934)
Weighted average common shares outstanding (Basic)	103,023,000	126,120,534	(38,831,571)		S	190,311,963
Weighted average common shares outstanding (Diluted)	103,305,000	126,120,534	(38,831,571)	(282,000)	S	190,311,963
Earnings (loss) per common share (Basic)	$2.12	$(1.63)				$(0.71)
Earnings (loss) per common share (Diluted)	$2.12	$(1.63)				$(0.71)
(1) - Cadence historical includes accelerated hedge revenue of $169.2 million in noninterest income, $129.5 million after tax that was recognized in the fourth quarter of 2020.
(2) - Cadence historical includes the non-cash goodwill impairment charge of $443.7 million in noninterest expense, $412.9 million after-tax that was recognized in the first quarter of 2020.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED BALANCE SHEET AND STATEMENTS OF INCOME
Note 1—Basis of Presentation
The pro forma combined condensed financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with BancorpSouth treated as the acquirer. The pro forma combined condensed financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of operations of the combined company had the companies been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Cadence, as of the effective date of the merger, will be recorded by BancorpSouth at their respective fair values and the excess of the merger consideration over the fair value of Cadence’s net assets will be allocated to goodwill.
The merger, which is currently expected to be completed in the fourth quarter of 2021, provides for holders of Cadence common stock to receive 0.70 shares of BancorpSouth common stock, valuing the transaction at approximately $2.5 billion based on the closing share price of BancorpSouth common stock on the NYSE of $28.29 on June 29, 2021. Additionally, holders of Cadence common stock will receive the special dividend of $1.25 per share prior to closing of the merger.
The pro forma allocation of the purchase price reflected in the pro forma combined condensed financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Cadence’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of BancorpSouth common stock varies from the assumed $28.29 per share, which represents the closing share price of BancorpSouth common stock on the NYSE on June 29, 2021; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
Note 2—Preliminary Purchase Price Allocation
The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma combined condensed financial information are based upon available information and certain assumptions considered reasonable and may be revised as additional information becomes available.
Core deposit intangible assets of $39 million are included in the pro forma adjustments separate from goodwill and are amortized using the sum-of-the-years-digits method over ten years. Goodwill totaling $677 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on the price per share of BancorpSouth’s common stock at the effective time of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in BancorpSouth’s most recently used price per share of common stock would result in a corresponding goodwill adjustment of approximately $247 million.

The preliminary purchase price allocation is as follows:
(In thousands, except share and per share amounts)
Pro Forma Purchase Price
Shares of Cadence common stock currently outstanding	124,698,518
Exchange ratio	0.7
Total number of shares of BancorpSouth common stock issued	87,288,963
Share price of BancorpSouth common stock	$28.29
Pro Forma consideration for outstanding common stock	2,469,405
Consideration for equity awards	12,483
Total pro forma estimated consideration to be paid	2,481,888
Cadence Bank Net Assets at Fair Value
Assets acquired
Cash and cash equivalents	1,731,904
Investment securities	3,918,666
Loans	12,077,515
Core deposit intangibles	39,131
Other assets	820,599
Total assets acquired	18,587,815
Liabilities assumed
Deposits	16,133,165
Borrowings	350,615
Other liabilities	299,606
Total liabilities assumed	16,783,386
Net assets acquired	1,804,429
Preliminary pro forma goodwill	$677,459
Note 3—Pro Forma Adjustments
The following pro forma adjustments have been reflected in the pro forma combined condensed financial information. All taxable adjustments were calculated using a 23.0% tax rate to arrive at the deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.
A.	Adjustment to cash and cash equivalents to reflect estimated aggregate special dividend of approximately $157 million ($1.25 per common share) to Cadence shareholders immediately prior to the merger.
B.	Adjustment to Cadence loans, net of unearned income to reflect estimated fair value adjustments, which include lifetime credit loss expectations, current interest rates and liquidity.
C.	Adjustment to eliminate Cadence existing allowance for credit losses.
D.
Adjustments of approximately $259 million to increase both loans and the allowance for credit losses for the gross-up of estimated lifetime credit losses for purchased credit-deteriorated (“PCD”) loans, and of $176 million to increase the allowance for credit losses and provision for estimated lifetime credit losses for non-PCD loans.

E.	Adjustments to goodwill to eliminate Cadence goodwill of $43 million at the merger date and record estimated goodwill associated with the merger of $677 million.
F.
Adjustments to other intangible assets to eliminate Cadence net intangible assets of $79 million and record BancorpSouth’s estimated core deposit intangible assets of $39 million, which are estimated to be approximately 0.25% of total core deposits.

G.	Adjustment of $63 million to deferred taxes to reflect the effects of the acquisition accounting adjustments.
H.	Adjustments to interest-bearing deposits and borrowings to reflect the estimated fair value of acquired interest-bearing deposits and debt.

I.	Adjustments to accrued expenses and other liabilities to reflect the effects of the acquisition accounting adjustments and contractually obligated transactions costs.
J.	Adjustment to reverse Cadence existing reserve for unfunded commitments and record a $13 million reserve.
K.	Adjustments to eliminate Cadence equity and record the issuance of BancorpSouth common stock to holders of Cadence common stock.
L.
Adjustment to BancorpSouth’s equity for costs related to issuance of common stock, after-tax contractually obligated transaction costs and provision for estimated lifetime credit losses for non-PCD loans.

M.
Adjustments to common shares outstanding to eliminate 124.7 million shares of Cadence common stock outstanding as of March 31, 2021 and record 87.3 million shares of BancorpSouth’s common stock issued in the merger calculated using the exchange ratio of 0.70 shares of BancorpSouth common stock per share of Cadence common stock (see Note 2—Preliminary Purchase Price Allocation).

N.
Net adjustments to interest income for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, to eliminate Cadence amortization of premiums and accretion of discounts on previously acquired loans and securities and record estimated amortization of premiums and accretion of discounts on acquired loans and securities.

O.
Net adjustments to interest expense for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, to eliminate Cadence amortization of premiums and accretion of discounts on previously acquired deposits and debt and record estimated amortization of premiums and accretion of discounts on acquired deposits and debt.

P.
Net adjustments to noninterest expense for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, to eliminate Cadence amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets.

Q.	Reflects certain advisory and legal fees of the merger incurred by BancorpSouth.
R.
Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated blended federal and state tax rate of 23.0% for the three months ended March 31, 2021 and year ended December 31, 2020, respectively.

S.
Adjustments to weighted-average shares of BancorpSouth’s common stock outstanding to eliminate weighted-average shares of Cadence common stock outstanding and record shares of BancorpSouth common stock issued in the merger, calculated using the exchange ratio of 0.70 shares of BancorpSouth common stock per each share of Cadence common stock. Additionally, the effects of BancorpSouth common stock equivalents were eliminated as these are considered anti-dilutive due to the pro forma combined loss for the year ended 2020. The pro forma combined loss is primarily the result of the non-cash goodwill impairment charge of $443.7 million, $412.9 million after-tax, that was recognized by Cadence in the first quarter of 2020.

Note 4—Merger- and Integration-Related Costs
Merger- and integration-related costs are not included in the pro forma combined condensed statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been combined during the periods presented. Additionally, the unaudited pro forma financial information does not reflect the benefits of expected synergies, cost savings or other factors that may result because of the merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of Cadence common stock will receive shares of BancorpSouth common stock in the merger and will cease to be stockholders of Cadence. BancorpSouth is organized under the laws of the State of Mississippi. Cadence is organized under the laws of the State of Delaware. The following is a summary of certain material differences between (1) the current rights of Cadence shareholders under Cadence’s certificate of incorporation and bylaws and Delaware law and (2) the current rights of BancorpSouth shareholders under BancorpSouth’s articles of incorporation and bylaws and Mississippi law.
The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Cadence’s and BancorpSouth’s governing documents, which we urge you to read carefully and in their entirety. Copies of BancorpSouth’s and Cadence’s governing documents have been filed with the FDIC and the SEC, respectively, unless indicated otherwise in the following summary. See section entitled “Where You Can Find More Information” beginning on page 154.
	Cadence	BancorpSouth
Authorized Capital Stock:
Cadence’s certificate of incorporation currently authorizes Cadence to issue up to 600,000,000 shares of common stock, of which 300,000,000 shares have been classified as Class A common stock, par value $0.01 per share, and 300,000,000 have been classified as Class B common stock, par value $0.01 per share, and up to 50,000,000 shares of preferred stock, par value $0.01 per share.

As of July 6, 2021, there were 124,752,738 shares of Class A common stock outstanding and no shares of Class B common stock outstanding and no shares of Cadence preferred stock outstanding.

BancorpSouth’s articles of incorporation authorizes BancorpSouth to issue 500,000,000 shares of common stock, par value $2.50 per share, and 500,000,000 shares of preferred stock, par value $0.01 per share, of which 6,900,000 have been designated as BancorpSouth Series A preferred stock.

As of July 6, 2021, there were 108,614,595 shares of BancorpSouth common stock outstanding and 6,900,000 shares of BancorpSouth Series A preferred stock outstanding.

Voting:
Cadence Class A common shareholders are entitled to one (1) vote per share in the election of directors and on all other matters submitted to a vote at a meeting of stockholders. Cadence Class B common stockholders are not entitled to vote or participate in any meeting of shareholders, except as required by law or any action that would significantly and adversely affect the rights of the Class B common stock with respect to the modification of the terms of the securities or dissolution.

Except as otherwise required by the DGCL or Cadence’s certificate of incorporation or bylaws, all matters brought before Cadence’s stockholders, other than the election of directors, require the affirmative vote of at least a majority of the votes cast. Under Cadence’s bylaws, directors are

Holders of BancorpSouth common stock are entitled to one (1) vote per share on all matters requiring a vote of the shareholders. Holders of BancorpSouth preferred stock do not have any voting rights, except in limited circumstances concerning late dividend payments as set forth in BancorpSouth’s articles of incorporation or as otherwise required by the MBCA.

Except as otherwise required by the MS Code, BancorpSouth’s articles of incorporation or bylaws, approval for any matter brought before BancorpSouth’s shareholders at any meeting of the shareholders, other than the election of directors, requires that the votes cast in favor of the action exceed the votes cast opposing the action. Under BancorpSouth’s bylaws, directors are elected by a plurality of the votes cast by shares entitled to vote

	Cadence	BancorpSouth
	elected by plurality of the votes cast by shares entitled to vote.	in the election at a meeting where a quorum is present.
Rights of Preferred Stock:
Cadence’s certificate of incorporation provides that the board of directors is authorized to issue all or any shares of the preferred stock in one or more classes or series and to fix by resolution for each such class or series the number of shares thereof, full or limited or no voting rights, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions providing for the issuance of such class or series, including the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of Cadence; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, at such price or prices or at such rates of exchange and with such adjustments.

BancorpSouth’s articles of incorporation authorize the board of directors to establish and designate classes or series of preferred stock, to fix the number of shares constituting each class or series and to fix the designations and voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each class or series and the variations in the relative powers, rights, preferences and limitations as between or among classes or series, and to increase and to decrease the number of shares constituting each class or series. BancorpSouth’s articles of incorporation further authorize the board of directors, with respect to any class or series, to fix and determine the rights of the preferred stock including the rate(s) at which dividends will be paid and whether dividends shall be cumulative, whether the shares shall be redeemable and the terms and conditions of such redemption, the amount payable on the shares in the event of a liquidation, dissolution or winding up of BancorpSouth Bank, voting rights, conversion privileges and any other powers, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall not be inconsistent with the bylaws or limitations provided by applicable law.

Size of Board of Directors
Section 141(b) of the DGCL provides that the number of directors constituting the board may be fixed by the articles of incorporation or bylaws of a corporation. Cadence’s certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which Cadence would have if there were no vacancies. Cadence currently has nine (9) directors.

BancorpSouth’s articles of incorporation and bylaws provide that its board of directors shall consist of not less than nine (9) directors nor more than fifteen (15) directors, the exact number to be fixed and determined from time to time by resolution of a majority of the entire board of directors. A vote of at least eighty percent (80%) of the outstanding voting stock of BancorpSouth is required to increase the maximum number of the board of directors if the board of directors does not recommend to increase the maximum number of members of the board.

	Cadence	BancorpSouth

BancorpSouth currently has eleven (11) directors. Upon completion of the merger and before the first (1st) annual meeting of shareholders of the combined company, the board of directors will be comprised of twenty (20) directors, of which eleven (11) shall be the legacy BancorpSouth directors and nine (9) shall be the legacy Cadence directors. At the first (1st) annual meeting of shareholders of the combined company, the board of directors shall be reduced to eighteen (18) directors.

Classes of Directors
Cadence’s board of directors is divided into three classes, designated Class I, Class II and Class III, and any increase or decrease in the number of directors shall be apportioned among the classes in such a manner so as to maintain the number of directors as nearly equal as possible. Cadence’s certificate of incorporation provides that the board of directors will be declassified commencing with the annual meeting of Cadence’s shareholders to be held in 2023, after which each director will be elected for a one-year term.

Under BancorpSouth’s articles of incorporation, BancorpSouth’s board of directors must be divided into three classes of as nearly equal size as possible. The members of each class will be elected for a term of three years and only one class of directors will be elected annually.

Director Eligibility and Mandatory Retirement	None.
Under BancorpSouth’s corporate governance principles, dated March 3, 2021, a director will not stand for reelection for another term after reaching the age of seventy-five (75). The corporate governance principles have not been filed with the FDIC, but are available at https://www.bancorpsouth.com.

Election of Directors	Under Cadence’s bylaws, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors.
Under BancorpSouth’s bylaws, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. In an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election shall promptly tender his or her resignation following the certification of the shareholder vote.

Removal of Directors
Under Cadence’s certificate of incorporation and bylaws, any director who, prior to the 2020 annual meeting of shareholders, was elected to a three-year term that continues beyond the date of the 2020 annual meeting of shareholders (a “classified director”)

BancorpSouth’s articles of incorporation and bylaws provide that any director may be removed for cause by the affirmative vote of the entire board of directors or a majority of shareholders. Shareholders may also remove a director without cause by the

	Cadence	BancorpSouth

may be removed during such term only for cause, and only by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of directors, and any director who is not a classified director may be removed by the shareholders with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding voting stock of BancorpSouth. A director may be removed by shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state that the purpose, or one of the purposes is to remove the director.

Filling Vacancies on the Board of Directors
Cadence’s certificate of incorporation and bylaws provide that, subject to applicable law, all vacancies, including vacancies resulting from newly created directorships from any increase in the authorized number of directors, may be filled only by the affirmative vote of at least a majority of the remaining directors, even if less than a quorum. Pursuant to Cadence’s certificate of incorporation, a director elected to fill a vacancy shall serve until the next annual meeting of shareholders and until such director’s successor has been duly elected and qualified.

Under BancorpSouth’s articles of incorporation and bylaws, all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled by the board of directors, provided that the board of directors may elect instead to (i) not fill the vacancy or (ii) have the vacancy filled by vote of shareholders at any regular or special meeting of shareholders. A vacancy that will occur at a later date by reason of resignation or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Special Meetings of Stockholders/ Shareholders
Cadence’s certificate of incorporation and bylaws authorize the calling of a special meeting of stockholders by the chairperson of the board, the chief executive officer or an officer at the request of a majority of the members of the board of directors.

Under BancorpSouth’s articles of incorporation and bylaws, a special meeting of shareholders may be called at any time by the chairman, chief executive officer or secretary or at the written request of a majority of the entire BancorpSouth board of directors or of shareholders owning not less than twenty percent (20%) of all shares of capital stock of BancorpSouth issued and outstanding and entitled to vote at such a meeting. Such written request must state the purpose or purposes for which the meeting is called and the person or persons calling the meeting.

Quorum
Under Cadence’s bylaws, except as otherwise provided by law, the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors constitutes a quorum at all meetings of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series constitutes a quorum of such class or

Under BancorpSouth’s bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. If a quorum is not established because a sufficient number of shares entitled to vote are not represented at the meeting in person or by proxy, the meeting may be adjourned by the presiding officer of the meeting without further notice. At such adjourned meeting at which a quorum shall be present

	Cadence	BancorpSouth

series.The chairperson of the board of directors or the president may adjourn the meeting from time to time, whether or not there is a quorum. When a quorum is present, it is not broken by the subsequent withdrawal of stockholders notwithstanding that less than a quorum remains.

or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The shareholders present at a duly called meeting may continue to transact business for that meeting and for any adjournment thereof, unless a new record date must be set for that adjourned meeting, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Notice of Stockholders/ Shareholder Meetings
In accordance with Section 222 of the DGCL, Cadence’s bylaws provide that Cadence must give written notice not less than ten (10) days nor more than sixty (60) days prior to the day fixed for a stockholder meeting to each stockholder entitled to vote at such meeting. The notice must state the place, if any, date and hour of the meeting, the means of remote communication, if any, and in the case of a special meeting of the stockholders, the notice of the meeting must state the purposes of the meeting. Any previously scheduled meeting may be postponed, and (unless otherwise provided in Cadence’s certificate of incorporation) any special meeting may be cancelled, by resolution of Cadence’s board of directors upon public notice given prior to the date previously scheduled for such meeting.

BancorpSouth’s bylaws require BancorpSouth to deliver written notice of a meeting of shareholders not less than ten (10) nor more than sixty (60) days before any shareholders meeting to each shareholder of record entitled to vote at such meeting, by or at the direction of the board of directors, the chairman, chief executive officer or the secretary. The notice must state the (i) place or providing instructions on how to access the meeting by electronic transmission or other means of remote communication, (ii) date and (iii) time of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

Advance Notice of Stockholders/ Shareholder Proposals and Nominations
Cadence’s bylaws establish advance notice requirements for shareholders intending to nominate a candidate for election to the board of directors or to bring a proposal at an annual stockholders’ meeting. Stockholders must provide the secretary at the principal office of Cadence with timely notice. To be considered timely, the notice must be delivered to the secretary not earlier than one hundred twenty (120) days and not later than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting. In the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be delivered not earlier than one hundred twenty (120) days prior to the date of such annual meeting and not later than ninety (90) days prior to the date of such annual meeting or if the first public announcement of the date of such annual

BancorpSouth’s bylaws require advance notice for a shareholder who intends to nominate a candidate for election to the board of directors at an annual meeting by delivering timely written notice to the secretary at the principal office of BancorpSouth. To be considered timely, the notice must be received by the secretary no earlier than one hundred twenty (120) calendar days and no later than ninety (90) calendar days before the first anniversary date on which BancorpSouth mailed its first proxy statement to the shareholders. However, if BancorpSouth did not hold an annual meeting during the previous year, or if the date of the applicable year’s annual meeting has been changed by more than thirty (30) calendar days from the first anniversary of the date of the previous year’s annual meeting, then a shareholder’s notice must be received by the secretary not earlier than the date which is one hundred

Cadence	BancorpSouth

meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is made by Cadence.

In the event of a special meeting of stockholders for the purpose of electing one or more directors, any shareholder may nominate an individual for such position(s), provided that the stockholder gives timely notice. To be considered timely, the notice must be delivered to the secretary at the principal office of Cadence not earlier than one hundred twenty (120) days and not later ninety (90) days prior to the date of the special meeting or if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is made and of the nominees proposed by the board of directors to be elected at such meeting.

Cadence’s bylaws provide that for nominations of individuals for election to the board of directors or, in the case of an annual meeting, proposals of other business to be properly requested by a shareholder to be made at a meeting, a shareholder must (i) be a stockholder of record at the time of giving of notice of such meeting by or at the direction of the board of directors and at the time of the meeting, (ii) be entitled to vote at such meeting and (iii) comply with the procedures set forth in Cadence’s bylaws as to such business or nomination. This shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act, and included in Cadence’s notice of meeting) before a meeting of stockholders.

To be in proper written form, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must set forth (i) the name and address of the stockholder and their twenty (120) calendar days before the date on which BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the date of the later to occur of (i) ninety (90) calendar days before the date on which the BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting of shareholders or (ii) ten (10) calendar days after BancorpSouth’s first public announcement of the date of the applicable year’s annual meeting of shareholders.

In the event of a special meeting of shareholders for the purpose of electing one or more directors, no nominations of any person for election to the board of directors shall be made, and no business to be considered or acted upon by the shareholders of BancorpSouth shall be proposed, at any special meeting of shareholders, except as shall be: (i) specified in the notice of meeting or (ii) otherwise brought before the meeting by or at the direction of the board of directors. Nominations by shareholders of persons for election to the board of directors may be made at a special meeting of shareholders if the shareholder’s notice required is delivered to the secretary at the principal office of BancorpSouth not earlier than the date which is one hundred twenty (120) calendar days before the date of such special meeting and not later than the date of the later to occur of (i) ninety (90) calendar days before the date of such special meeting of shareholders or (ii) ten (10) calendar days after BancorpSouth’s first public announcement of the date of the special meeting of shareholders.

BancorpSouth’s bylaws further provide that shareholder’s notice to the secretary to submit a nomination or other business to an annual meeting, or nomination election at a special meeting, of shareholders shall set forth: (i) the name and address of the shareholder; (ii) the class and number of shares of stock of BancorpSouth held of record and beneficially owned by such shareholder; (iii) the name(s), including any

	Cadence	BancorpSouth

respective affiliates or associates or others acting in concert therewith, (ii) the class and number of shares of Cadence stock beneficially owned by such stockholder on the date of such stockholder’s notice and their respective affiliates or associates or others acting in concert therewith. Cadence may also require any proposed nominee to furnish such other information as it may reasonably request to determine the eligibility of the proposed nominee to serve as an independent director and to comply with applicable law. If the notice relates to any business other than a nomination of a director, in addition to the above notice requirements, a stockholders notice must also set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder, (ii) the text of the proposal or business, and (iii) a description of all agreements, arrangements, and understandings between such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on the stock transfer books of BancorpSouth; (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the nomination or business specified in such notice; (v) in the case of an annual meeting, a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders; (vi) any personal or other material interest of the shareholder in the nomination or business to be submitted; (vii) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (viii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information reasonably requested by BancorpSouth.

Proxy Access	Same as above. Stockholders may request inclusion of proposals in Cadence’s proxy statement pursuant to Rule 14a-8, the certificate of incorporation and the bylaws.	Same as above.

Anti-Takeover Provisions and Other Shareholder / Shareholder Protections
Cadence’s certificate of incorporation contains provisions that may serve as takeover protections, including a provision providing for a classified board of directors, though the board of directors will be declassified commencing with the annual meeting of Cadence’s shareholders to be held in 2023.

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with an interested

BancorpSouth’s articles of incorporation provide that the affirmative vote of the holders of not less eighty percent (80%) of the outstanding shares of all voting stock of BancorpSouth is required in the event that the board of directors of BancorpSouth does not recommend to the shareholders of BancorpSouth a vote in favor of (a) a merger or consolidation of BancorpSouth with, or (b) a sale, exchange or lease of all or substantially all of the assets of BancorpSouth to, any person or entity.

Cadence	BancorpSouth

stockholder or any entity for a period of three (3) years from the date on which the stockholder first became an interested stockholder. There is an exception to the three-year waiting period requirement if:

• prior to the stockholder becoming an interested stockholder, the board of directors approved the business combination or the transaction in which the stockholder became an interested stockholder;

• upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least eighty-five percent (85%) of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

• the business combination is approved by the board of directors and by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers with an aggregate market value of at least ten percent (10%) of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least fifteen percent (15%) of the outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its articles of incorporation or bylaws, but Cadence has not done so.

Section 203 of the DGCL applies to all Delaware corporations that have not expressly opted out of its provisions in their certificate of incorporation. Cadence has not explicitly opted out of Section 203 of the

BancorpSouth’s articles of incorporation further provide that the affirmative vote of the holders of not less eighty percent (80%) of the outstanding shares of all voting stock of BancorpSouth and the affirmative vote of the holders of not less than sixty-seven (67%) of the outstanding shares of voting stock held by shareholders other than a controlling party (as defined below) shall be required for the approval or authorization of any merger, consolidation, sale, exchange of lease of all or substantially all of the assets of BancorpSouth if such transaction involves any shareholders owning or controlling 20% or more of BancorpSouth’s voting stock (“controlling party”); provided, however, that these voting requirements shall not be applicable in such transactions in which (i) the cash or fair market value of the property, securities or other consideration to be received per share by holders of BancorpSouth common stock is not less than the highest share price paid by the controlling party in the acquisition of any of its holdings of BancorpSouth common stock in the three (3) years preceding the announcement of the proposed transaction or (ii) the transaction is approved by a majority of the entire board of directors.

	Cadence	BancorpSouth
DGCL in Cadence’s certificate of incorporation.

Limitation of Personal Liability of Officers and Directors
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Cadence’s certificate of incorporation provides that no director shall be personally liable to Cadence or its stockholders for any monetary damages for breach of a fiduciary duty except to the extent exculpation is not permitted by the DGCL.

BancorpSouth’s articles of incorporation provide that a director shall not be held personally liable to BancorpSouth or its shareholders for monetary damages unless the director acted in a grossly negligent manner or engaged in conduct which demonstrates a greater disregard of the duty of care than gross negligence, standard intentional tortious conduct, intentional breach of his or her duty of loyalty or intentional commission of corporate waste.

Indemnification of Directors and Officers and Insurance
Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another entity) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be

Under BancorpSouth’s articles of incorporation and bylaws, BancorpSouth must indemnify, and upon request must advance expenses prior to final disposition of a proceeding to, any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of BancorpSouth, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, partner, trustee, employee or agent of BancorpSouth, or is or was serving at the request of the BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding: (i) to the full extent permitted by Section 79-4-8.51 of the MBCA, and (ii) despite the fact that such person has not met the standard of conduct set forth in Section 79-4-8.51(a) of the MBCA or would be disqualified for indemnification under Section 79-4-8.51(d)

	Cadence	BancorpSouth

in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation.

Cadence’s certificate of incorporation and bylaws provide that Cadence shall indemnify, to the fullest extent permitted under the DGCL, any person who is or was a director or officer of Cadence against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise tax or penalties and amounts paid or to be paid in settlement) incurred by such person in connection with such proceeding. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of Cadence and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Cadence is also expressly required to advance certain expenses to its directors and officers and may also carry directors’ and officers’ insurance providing indemnification for its directors and officers for certain liabilities.

of the MBCA, if a determination is made by a person or persons enumerated in Section 79-4-8.55(b) of the MBCA that (a) the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (b) the acts or omissions of the officer, employee or agent did not constitute gross negligence or willful misconduct. BancorpSouth’s articles of incorporation and bylaws state that the foregoing rights are intended to be greater than those which are otherwise provided for in the MS Code. BancorpSouth may also carry directors’ and officers’ insurance providing indemnification for its directors and officers for certain liabilities.

Dissenters’/ Appraisal Rights
Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, dissenters’ rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000

Pursuant to Section 79-4-13.02 of the MBCA, a BancorpSouth shareholder generally is entitled to appraisal rights and to obtain payment of the fair value of shares in the event of the following corporate actions, with certain exceptions and limits: (i) consummation of a merger to which BancorpSouth is a party if shareholder approval is required for the merger by the MBCA and the shareholder

	Cadence	BancorpSouth

holders. Appraisal rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.

is entitled to vote on the merger, except that appraisal rights are not available with respect to shares of any class or series that remain outstanding after consummation of the merger; (ii) consummation of a share exchange to which BancorpSouth is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available with respect to any class or series of BancorpSouth shares that is not exchanged; (iii) consummation of certain dispositions of assets if the shareholder is entitled to vote on the disposition; (iv) amendment of the amended and restated articles of incorporation of BancorpSouth that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if BancorpSouth has the obligation or right to repurchase the fractional share so created; or (v) other situations provided for in BancorpSouth’s governing documents or by resolution of the board of directors.

Dividends
Cadence’s certificate of incorporation and bylaws provide that Cadence’s board of directors may declare dividends on Cadence’s outstanding shares. Stockholders will be entitled to receive and share equally in such dividends provided that in the event of a dividend of common stock, shares of Class B common stock shall only be entitled to receive shares of Class B common stock and shares of Class A common stock shall only be entitled to receive shares of Class A common stock.

BancorpSouth’s bylaws provide that, from time to time, the board of directors may, in its discretion, when surplus profits justify, declare cash and/or stock dividends to the shareholders of BancorpSouth, subject to the conditions and limitations prescribed by applicable statutes and regulations, including that no dividend shall be paid to holders of common stock unless BancorpSouth has received written approval by the Commissioner of Banking and Consumer Finance.

Amendments to Charter and Bylaws
Under Section 242 of the DGCL, the certificate of incorporation may be amended by resolution of the board of directors and approved by the holders of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding shares of each class entitled to a class vote thereon, if any. The DGCL also provides that when articles of incorporation require a vote of a greater proportion than is required by the DGCL for action by the board of directors or by security holders with voting power, such a provision of the articles of incorporation may not be amended or repealed except by such a greater proportion of the vote.

Pursuant to Section 79-4-10.03 of the MBCA, except as provided in certain other sections of the MBCA and unless the articles of incorporation requires a greater vote or a greater number of shares to be present, an amendment to the articles of incorporation generally requires that (i) the proposed amendment be adopted by the board of directors, and (ii) approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the amendment exists. BancorpSouth’s articles of incorporation require an affirmative vote of at least 80% of the outstanding voting stock to amend or repeal Article 13 and

	Cadence	BancorpSouth

Cadence’s bylaws may be adopted, amended, altered or repealed either by an affirmative vote of a majority of the entire board of directors or by the affirmative vote of the holders of a majority of shares of Cadence entitled to vote at an election of directors.

Article 14.

Under BancorpSouth’s bylaws, the board of directors may amend or repeal the bylaws unless (i) the articles of incorporation or the applicable law reserves this power exclusively to shareholders, or (ii) the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal the bylaw. Shareholders may amend or repeal any bylaw, even though the bylaws may also be amended or repealed by the board of directors.

Action by Written Consent of the Stockholders/ Shareholders
Under Section 228 of the DGCL, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting by written consent of the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize such action. However, Cadence’s certificate of incorporation prohibits stockholder action by written consent, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock.

BancorpSouth’s articles of incorporation provide that, as permitted by the MS Code, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all of the shareholders entitled to vote on the action and delivered to BancorpSouth.

Stockholder/ Shareholder Rights Plan	Cadence does not have a rights plan in effect.	BancorpSouth does not have a rights plan in effect.

Forum Selection
Cadence’s certificate of incorporation provides that unless Cadence consents to an alternative forum in writing, a state court within the state of Delaware (or, if no such state court has jurisdiction, the federal court for the district of Delaware) will be the sole and exclusive forum for certain actions or proceedings against or involving Cadence, including derivative actions, actions claiming breach of a fiduciary duty, actions pursuant to the DGCL or Cadence’s certificate of incorporation, and actions involving the internal affairs legal doctrine.

BancorpSouth’s articles of incorporation provide that Lee County, Mississippi shall be the sole and exclusive venue for derivative actions, actions claiming breach of a fiduciary duty, actions involving Chapter 4 of Title 79 or Title 81 of the MS Code, or BancorpSouth’s articles of incorporation or bylaws, and actions involving the internal affairs legal doctrine.

LEGAL MATTERS
The validity of the BancorpSouth common stock to be issued in connection with the merger will be passed upon for BancorpSouth by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee, counsel for BancorpSouth.
EXPERTS
BANCORPSOUTH. The consolidated financial statements of BancorpSouth as of December 31, 2020 and 2019, and for each of the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the reports of BKD, LLP, and for the year ended December 31, 2018, by KPMG LLP, independent registered public accounting firms, as set forth in their respective reports thereon appearing in BancorpSouth’s annual report on Form 10-K for the year ended December 31, 2020. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of that firm as experts in accounting and auditing.
CADENCE. The consolidated financial statements of Cadence at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, and the effectiveness of Cadence’s internal control over financial reporting as of December 31, 2020 appearing in Cadence’s annual report on Form 10-K for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Cadence management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 are incorporated herein by reference in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
BANCORPSOUTH
Proxy Statement Proposals. As set forth in BancorpSouth’s bylaws, a shareholder desiring to make a nomination or proposal for consideration at the 2022 annual meeting of BancorpSouth shareholders (the “BancorpSouth 2022 annual meeting”) must present such proposal, along with proof of ownership of BancorpSouth common stock in accordance with Rule 14a-8(b)(2) promulgated under the Exchange Act, in writing and mailed to the following address: Corporate Secretary, BancorpSouth Bank, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. BancorpSouth must receive all nominations and proposals not later than November 12, 2021 in order for the nomination or proposal to be included in BancorpSouth’s proxy statement. Shareholder nominations and proposals submitted after November 12, 2021 but before December 12, 2021, will not be included in BancorpSouth’s proxy statement, but may be included in the agenda for the BancorpSouth 2022 annual meeting if submitted to the corporate secretary at the address listed above. Such proposal must be furnished to BancorpSouth in accordance with, and including such information required by, BancorpSouth’s bylaws.
Advance Notice Procedures. As set forth in BancorpSouth’s bylaws, a shareholder who intends to nominate a candidate for election to the board of directors at an annual shareholders’ meeting can do so by delivering timely written notice to the corporate secretary. Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded and, upon the instructions of the presiding officer of the BancorpSouth 2022 annual meeting, all votes cast for each such nominee and any such proposal will be disregarded. To be considered timely, the notice must be received by the secretary no earlier than one hundred twenty (120) days and no later than ninety (90) days before the first anniversary date on which BancorpSouth first mailed its proxy statement to shareholders in connection with the prior year’s annual meeting of shareholders. However, if BancorpSouth did not hold an annual meeting during the previous year, or if the date of the applicable year’s annual meeting has been changed by more than thirty (30) calendar days from the first anniversary of the date of the previous year’s annual meeting, then a shareholder’s notice must be received by the secretary not earlier than the date which is one hundred twenty (120) calendar days before the date on which BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the date of the later to occur of (i) ninety (90) calendar days before the date on which the BancorpSouth first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting of shareholders or (ii) ten (10) calendar days after BancorpSouth’s first public announcement of the date of the applicable year’s annual meeting of shareholders. Furthermore, in order for any BancorpSouth shareholder to properly propose any business for consideration at the BancorpSouth 2022 annual meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the BancorpSouth shareholder’s intention to make such proposal must be furnished to BancorpSouth in accordance with, and including such information required by, BancorpSouth’s bylaws. BancorpSouth’s bylaws require its shareholders who desire to raise new business to provide certain information to BancorpSouth concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide BancorpSouth with certain information concerning the nominee and the proposing shareholder. A copy of BancorpSouth’s bylaws is available on its website at https://www.bancorpsouth.com/.
Other Proposals and Nominations. BancorpSouth’s bylaws provide that in the event of a special meeting of shareholders, no nominations of any person for election to the board of directors shall be made, and no business to be considered or acted upon by the shareholders of BancorpSouth shall be proposed, except as shall be: (i) specified in the notice of meeting or (ii) otherwise brought before the meeting by or at the direction of the board of directors. When the notice of meeting provides that directors will be elected at a special meeting of shareholders, nominations of persons for election to the board of directors may be made only (i) by or at the direction of the board of directors or the nominating committee or (ii) by any shareholder of BancorpSouth who is a shareholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complies with the notice procedures set forth in BancorpSouth’s bylaws in addition to any other applicable law, rule or regulation, applicable to such meeting. Nominations by shareholders of persons for election to the board of directors may be made at a special meeting of shareholders if the shareholder’s notice required by BancorpSouth’s bylaws is delivered to the secretary not earlier than the date which is one hundred twenty (120) calendar days before the date of such special meeting and not later than the date of the later to occur of (i) ninety (90) calendar days before the date of such special meeting of shareholders or (ii) ten (10) calendar days after BancorpSouth’s first public announcement of the date of the special meeting of shareholders.

CADENCE
If the merger is consummated, the separate corporate existence of Cadence will terminate and there will be no future meetings of Cadence shareholders. If the merger is consummated in the fourth quarter of 2021, as is currently anticipated, Cadence will not expect to hold its 2022 annual meeting of Cadence shareholders (the “Cadence 2022 annual meeting”). However, if the merger is not consummated, Cadence will remain an independent public company and Cadence shareholders will continue to be entitled to attend and participate in meetings of Cadence shareholders.
Proxy Statement Proposals. Cadence shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by Cadence in connection with the Cadence 2022 annual meeting must submit their proposals by certified mail, return receipt requested, and such proposals must be received by the secretary at its principal offices, Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, on or before November 26, 2021, to be eligible for inclusion in its proxy statement and proxy card relating to that meeting. In the event that Cadence holds its Cadence 2022 annual meeting more than 30 days before or after the one-year anniversary date of its 2021 annual meeting, then the deadline to submit shareholder proposals for inclusion in the proxy statement for the Cadence 2022 annual meeting will be a reasonable time before Cadence begins to print and mail its proxy materials for the Cadence 2022 annual meeting. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
Advance Notice Procedures. In accordance with the Cadence’s bylaws, proposals of Cadence shareholders intended to be presented at the Cadence 2022 annual meeting must be received by the secretary no later than February 5, 2022 and no earlier than January 6, 2022, provided that if the Cadence 2022 annual meeting is held more than thirty (30) days before, or sixty (60) days after, May 6, 2022, such notice must be given by the later of the close of business on the date one hundred and twenty (120) days prior to the meeting and not later than the close of business on the date ninety (90) days prior to the meeting, or, if the first public announcement of the date of the meeting is less than one hundred (100) days prior to the date of the meeting, the tenth (10th) day following the date the meeting date is first publicly announced or disclosed. Furthermore, in order for any Cadence shareholder to properly propose any business for consideration at the Cadence 2022 annual meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the Cadence shareholder’s intention to make such proposal must be furnished to Cadence in accordance with, and including such information required by, Cadence’s bylaws. A copy of Cadence’s bylaws is available on its website at www.cadencebancorporation.com.
Other Proposals and Nominations. With respect to nominations by shareholders of candidates for election to the board of directors, if the number of directors to be elected to the board is increased and there is no public announcement by Cadence naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, notice of any shareholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to Cadence’s secretary no later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by Cadence.

WHERE YOU CAN FIND MORE INFORMATION
In accordance with the Exchange Act and as a state-chartered bank that is not a member of the Federal Reserve System, BancorpSouth files certain annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the FDIC, copies of which can be inspected and copied at the public reference facilities maintained by the FDIC, at the Public Reference Section, Room F-6043, 550 17th Street, N.W., Washington, D.C. 20429. Requests for copies may be made by telephone at (202) 898-8913 or by fax at (202) 898-3909. The FDIC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the FDIC, including BancorpSouth, which can be accessed at https://efr.fdic.gov/fcxweb/efr/index.html. In addition, documents filed with the FDIC by BancorpSouth, will be available free of charge by accessing BancorpSouth’s website at https://www.bancorpsouth.com/, selecting “Investor Relations” and then selecting “Public Filings,” or, alternatively, by directing a request by telephone or mail to BancorpSouth Bank, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804, (662) 628-2000.
Prior to November 1, 2017, BancorpSouth was required to file certain reports, proxy materials, information statements and other information required by the Exchange Act with the SEC. Accordingly, information filed electronically by BancorpSouth prior to November 1, 2017, may be obtained by visiting the SEC’s website at https://www.sec.gov/. You will also be able to obtain these documents, free of charge, from BancorpSouth’s investor relations website at https://www.bancorpsouth.com/.
Cadence files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Cadence, which can be accessed at https://www.sec.gov/. In addition, documents filed with the SEC by Cadence, will be available free of charge by accessing Cadence will be available free of charge by accessing Cadence’s website at https://www.cadencebancorporation.com/ under the heading “SEC Filings,” or, alternatively, by directing a request by telephone or mail to Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, (713) 871-4000. The web addresses of the FDIC, SEC, BancorpSouth and Cadence are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/offering circular, information on those web sites is not part of this joint proxy statement/offering circular.
Statements contained in this joint proxy statement/offering circular, or in any document incorporated by reference into this joint proxy statement/offering circular regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the FDIC and the SEC. The FDIC and the SEC allow BancorpSouth and Cadence to incorporate by reference information into this joint proxy statement/offering circular from documents previously filed with the FDIC or the SEC by BancorpSouth and Cadence, respectively. This means that the companies can disclose important information to you by referring you to another document filed separately with the FDIC or the SEC. The information incorporated by reference is considered to be a part of this document, and later information that we file with the FDIC or the SEC will automatically update and supersede that information. BancorpSouth and Cadence incorporate by reference the documents listed below and any documents filed by BancorpSouth or Cadence under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of our meetings, except to the extent that any information contained in such filings is deemed “furnished” and not “filed”:
BancorpSouth filings (FDIC Cert. No. 11813)	Periods Covered or Date of Filing with the FDIC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed on February 25, 2021

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2021, filed on May 6, 2021

Current Reports on Form 8-K	Filed on January 27, 2021, April 12, 2021, April 16, 2021 and April 30, 2021 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 12, 2021

BancorpSouth filings (FDIC Cert. No. 11813)	Periods Covered or Date of Filing with the FDIC
Description of BancorpSouth’s common stock, par value $2.50, filed as Exhibit 4(e) to BancorpSouth’s Form 10-K for year ended December 31, 2019 and any amendment or report filed for the purpose of updating that description
Filed on February 27, 2020

Description of BancorpSouth’s Series A preferred stock, contained in the registration statement on Form 8-A and any amendment or report filed for the purpose of updating that description	Filed on November 20, 2019
Cadence filings (SEC File No. 001-38058)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed on March 1, 2021

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2021, filed on May 10, 2021

Current Reports on Form 8-K	Filed on April 12, 2021, April 16, 2021 and May 10, 2021 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 26, 2021

Description of Cadence’s common stock, par value $0.01 per share, contained in the registration statement on Form S-1 and any amendment or report filed for the purpose of updating that description	Filed on March 17, 2017
You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
if you are a BancorpSouth shareholder:	if you are a Cadence shareholder:

BancorpSouth Bank One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi 38804 Attention: Corporate Secretary Telephone: (662) 680-2000	Cadence Bancorporation 2800 Post Oak Boulevard, Suite 3800 Houston, Texas 77056 Attention: Investor Relations Telephone: (713) 871-4103
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of BancorpSouth common stock requesting documents must do so by August 2, 2021, in order to receive them before the BancorpSouth special meeting, and holders of Cadence common stock requesting documents must do so by August 2, 2021, in order to receive them before the Cadence special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated July 7, 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of BancorpSouth common stock or holders of Cadence common stock, nor the issuance by BancorpSouth of shares of BancorpSouth common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to BancorpSouth was provided by BancorpSouth and the information contained in this document with respect to Cadence was provided by Cadence.

Annex A
AGREEMENT AND PLAN OF MERGER

by and between

BANCORPSOUTH BANK

and

CADENCE BANCORPORATION
Dated as of April 12, 2021

A-i

A-ii

A-iii

Exhibit A – Form of BancorpSouth Bylaw Amendment
Exhibit B – Form of Bank Merger Agreement
Exhibit C – Directors and Officers
A-iv

INDEX OF DEFINED TERMS
Page
Acceptable Confidentiality Agreement	47
Acquisition Proposal	47
affiliate	54
Agreement	1
BancorpSouth	1
BancorpSouth 401(k) Plan	43
BancorpSouth Agent	35
BancorpSouth Benefit Plans	28
BancorpSouth Board Recommendation	41
BancorpSouth Bylaw Amendment	5
BancorpSouth Bylaws	23
BancorpSouth Charter	23
BancorpSouth Common Stock	2
BancorpSouth Contract	32
BancorpSouth Converted RSU Award	3
BancorpSouth Converted Stock Option	3
BancorpSouth Disclosure Schedule	22
BancorpSouth Equity Awards	24
BancorpSouth Equity Incentive Plan	4
BancorpSouth ERISA Affiliate	28
BancorpSouth Insurance Subsidiary	36
BancorpSouth Meeting	41
BancorpSouth Owned Properties	33
BancorpSouth Preferred Stock	23
BancorpSouth Qualified Plans	28
BancorpSouth Real Property	33
BancorpSouth Regulatory Agreement	33
BancorpSouth Reports	30
BancorpSouth Securities	24
BancorpSouth Subsidiary	23
BancorpSouth Tax Certificate	49
Bank Merger	1
Bank Merger Act	8
Bank Merger Agreement	1
Bank Merger Certificates	1
Bank Merger Effective Time	1
BHC Act	7
business day	54
Cadence	1
Cadence 401(k) Plan	43
Cadence Advisory Subsidiary	21
Cadence Agent	21
Cadence Articles	8
Cadence Bank	1
Cadence Benefit Plans	13
Cadence Board Recommendation	41
Cadence Broker-Dealer Subsidiary	22
Cadence Bylaws	8
Cadence Class A Common Stock	2
Cadence Class B Common Stock	2
Cadence Common Stock	2
A-v

Page
Cadence Compensation Committee	4
Cadence Contract	17
Cadence Disclosure Schedule	7
Cadence Equity Awards	4, 9
Cadence ERISA Affiliate	13
Cadence Indemnified Parties	44
Cadence Insiders	48
Cadence Insurance Subsidiary	21
Cadence Meeting	41
Cadence Owned Properties	19
Cadence Preferred Stock	8
Cadence PSU Award	3
Cadence Qualified Plans	14
Cadence Real Property	19
Cadence Regulatory Agreement	18
Cadence Reports	15
Cadence RSU Award	3
Cadence Securities	9
Cadence Stock Option	3
Cadence Subsidiary	8
Cadence Tax Certificate	48
Certificates of Merger	2
Chosen Courts	55
Closing	1
Closing Date	2
Code	1
Confidentiality Agreement	41
Continuing Employees	42
Delaware Secretary	2
DGCL	1
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	18
ERISA	13
ESPP	4
Exchange Act	11
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
FDIC	8
Federal Reserve Board	10
Final Offering	4
FINRA	10
GAAP	7
Governmental Entity	10
Intellectual Property	19
Investment Advisers Act	21
IRS	14
Joint Proxy Statement	10
knowledge	54
Liens	9
Loans	20
A-vi

Page
made available	54
Material Adverse Effect	7
Materially Burdensome Regulatory Condition	40
MBCA	1
Merger	1
Merger Consideration	2
Mississippi Department	2
Mississippi Secretary	2
MS Code	1
Multiemployer Plan	13
Multiple Employer Plan	14
New Certificates	5
NYSE	6
OCC	10
Offering Circular	10
Old Certificate	2
ordinary course	54
ordinary course of business	54
Outstanding Performance Period BancorpSouth PSUs	4
Pandemic	8
Pandemic Measures	8
PBGC	14
Permitted Encumbrances	19
person	54
Personal Data	16
Premium Cap	44
Recommendation Change	41
Regulatory Agencies	11
Representatives	46
Requisite BancorpSouth Vote	24
Requisite Cadence Vote	9
Requisite Regulatory Approvals	40
Sarbanes-Oxley Act	11
SEC	10
Securities Act	15
Security Breach	16
Special Dividend	45
SRO	11
Subsidiary	8
Surviving Entity	1
Takeover Statutes	20
Tax	13
Tax Return	13
Taxes	13
Termination Date	51
Termination Fee	52
transactions contemplated by this Agreement	54
transactions contemplated hereby	54
willful and material breach	51
A-vii

AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2021 (this “Agreement”), by and between BancorpSouth Bank, a Mississippi-chartered bank (“BancorpSouth”), and Cadence Bancorporation, a Delaware corporation (“Cadence”).
RECITALS
A. The Boards of Directors of BancorpSouth and Cadence have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Cadence will, subject to the terms and conditions set forth herein, merge with and into BancorpSouth (the “Merger”), so that BancorpSouth is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.
B. In furtherance thereof, the respective Boards of Directors of BancorpSouth and Cadence have approved the Merger and adopted this Agreement and have resolved to submit this Agreement to their respective shareholders for approval and to recommend that their respective shareholders approve this Agreement.
C. For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
D. Simultaneous with entering into this Agreement, BancorpSouth has entered into an agreement with each of James D. Rollins III, Paul B. Murphy Jr., Chris A. Bagley, Rudolph H. Holmes, IV and Valerie C. Toalson with respect to their ongoing employment and services to BancorpSouth from and after the Effective Time.
E. Immediately following the Merger, and subject to it occurring, Cadence Bank, N.A. (“Cadence Bank”) will merge with and into the Surviving Entity (the “Bank Merger” ) so that the Surviving Entity is the surviving entity in the Bank Merger.
F. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I

THE MERGER
1.1 The Merger and Bank Merger.
(a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”), the Mississippi Code of 1972 (the “MS Code”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Cadence shall merge with and into BancorpSouth pursuant to this Agreement. BancorpSouth shall be the Surviving Entity, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Merger, the separate corporate existence of Cadence shall terminate.
(b) At the Bank Merger Effective Time, Cadence Bank will merge with and into the Surviving Entity. The Surviving Entity shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Cadence Bank shall cease. The Bank Merger shall be implemented pursuant to that certain agreement and plan of merger between BancorpSouth and Cadence Bank, dated as of the date hereof, a form of which is attached as Exhibit B (the “Bank Merger Agreement”). Each of BancorpSouth and Cadence shall, and Cadence shall cause Cadence Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time in accordance with applicable law (the “Bank Merger Effective Time”).
1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) and the Bank Merger will take place by electronic exchange of documents at 10:00 a.m., Central time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Cadence and BancorpSouth. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3 Effective Time. On or (if agreed by Cadence and BancorpSouth) prior to the Closing Date, BancorpSouth and Cadence, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) in accordance with the MBCA and with the Mississippi Department of Banking and Consumer Finance (the “Mississippi Department” ) in accordance with the MS Code and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Certificates of Merger”). The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the MBCA, MS Code and DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).
1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA, the Code, the DGCL and this Agreement.
1.5 Conversion of Cadence Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BancorpSouth, Cadence or the holder of any securities of BancorpSouth or Cadence:
(a) Subject to Section 2.2(e), each share of the Class A Common Stock, par value $0.01 per share (the “Cadence Class A Common Stock”), of Cadence issued and outstanding immediately prior to the Effective Time and each share of the Class B Non-Voting Common Stock (the “Cadence Class B Common Stock”), par value $0.01 per share, of Cadence issued and outstanding immediately prior to the Effective Time (collectively, the “Cadence Common Stock”), except for shares of Cadence Common Stock owned by Cadence or BancorpSouth (in each case, other than shares of Cadence Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Cadence or BancorpSouth in respect of debts previously contracted), shall be converted into the right to receive 0.70 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $2.50, of BancorpSouth (the “BancorpSouth Common Stock”); it being understood that at and after the Effective Time, pursuant to Section 1.6, the BancorpSouth Common Stock, including the shares issued to former holders of Cadence Common Stock, shall be the common stock of the Surviving Entity.
(b) All of the shares of Cadence Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Cadence Common Stock) previously representing any such shares of Cadence Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of BancorpSouth Common Stock that such shares of Cadence Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Cadence Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of BancorpSouth Common Stock or Cadence Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BancorpSouth and the holders of Cadence Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Cadence or BancorpSouth to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Cadence Common Stock that are owned by Cadence or BancorpSouth (in each case, other than shares of Cadence Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Cadence or BancorpSouth in respect of debts previously contracted) shall be cancelled and shall cease to exist and no BancorpSouth Common Stock or other consideration shall be delivered in exchange therefor.
1.6 BancorpSouth Stock. At and after the Effective Time, each share of BancorpSouth Common Stock and each share of BancorpSouth Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of the Surviving Entity and shall not be affected by the Merger.
1.7 Treatment of Cadence Equity Awards.
(a) Each option to purchase shares of Cadence Common Stock (a “Cadence Stock Option”) that is outstanding immediately prior to the Effective Time shall be equitably adjusted immediately prior to the Effective Time pursuant to the terms of the applicable Cadence plan and award agreement by reducing the exercise price thereof by an amount equal to the Special Dividend, contingent on the consummation of the Merger. At the Effective Time, each Cadence Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on part of the holder thereof, be converted into an option (a “BancorpSouth Converted Stock Option”) to purchase (i) that number of shares of BancorpSouth Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Cadence Common Stock subject to such Cadence Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)), (ii) at an exercise price per share of BancorpSouth Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Cadence Common Stock of such Cadence Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)); provided, however, that the exercise price and the number of shares of BancorpSouth Common Stock purchasable pursuant to the BancorpSouth Converted Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code; provided, further, that in the case of any BancorpSouth Converted Stock Option to which Section 422 of the Internal Revenue Code applies, the exercise price and the number of shares of BancorpSouth Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code. Except as expressly provided in this Section 1.7(a), each such BancorpSouth Converted Stock Option shall be subject to the same terms and conditions (including exercisability and forfeiture terms), after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence Stock Option immediately prior to the Effective Time.
(b) At the Effective Time, each restricted stock unit award in respect of shares of Cadence Common Stock (a “Cadence RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (A) a restricted stock unit award (each, a “BancorpSouth Converted RSU Award”) in respect of that number of shares of BancorpSouth Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Cadence Common Stock subject to the Cadence RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)) and (B) the Special Dividend with respect to the number of shares of Cadence Common Stock subject to the Cadence RSU Award, which will be credited in cash to a dividend equivalent account (“DEU Account”) for the benefit of the award holder, with the BancorpSouth Converted RSU Award and the amount credited to the DEU Account in respect thereof to be subject to the same terms and conditions, including vesting and settlement, as apply to the corresponding Cadence RSU Award immediately prior to the Effective Time. Except as expressly provided in this Section 1.7(b), each such BancorpSouth Converted RSU Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Cadence RSU Award immediately prior to the Effective Time.
(c) At the Effective Time, each performance stock unit (a “Cadence PSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (A) a BancorpSouth Converted RSU Award in respect of that number of shares of BancorpSouth Common Stock (rounded to the nearest whole share) equal to the product of (i) total number of shares of Cadence Common Stock subject to the Cadence PSU Award immediately prior to the Effective Time, with the number of shares of Cadence Common Stock determined based on the higher of target performance and actual performance through the latest practicable date prior to the Effective Time as reasonably determined by the compensation committee of the Cadence Board of Directors in consultation with BancorpSouth (the “Cadence Compensation Committee”), multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)) and (B) the Special Dividend with respect to the number of shares of Cadence Common Stock subject to such Cadence PSU Award that is determined to be earned as provided herein, which will be credited in cash to a DEU Account for the benefit of the award holder, with the BancorpSouth Converted RSU Award and the amount credited to such DEU Account to be subject to the same terms and conditions, including vesting and settlement, as applied with respect to the corresponding Cadence PSU Award immediately prior to the Effective Time. Except as specifically provided in this Section 1.7(c), each such BancorpSouth Converted RSU Award shall be subject to the same terms and conditions (including service-based vesting terms but not performance goals) as applied to the corresponding Cadence PSU Award immediately prior to the Effective Time.
(d) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, Cadence shall take all actions (including obtaining any necessary determinations and/or resolutions of Cadence’s board of directors or a committee thereof and, if appropriate, amending the terms of Cadence’s Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and applicable laws to (A) ensure that, except for the three month offering period under the ESPP that commenced on April 1, 2021 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (B) if the Closing shall occur prior to the end of the Final Offering, each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) business days prior to the Closing Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (C) the Final Offering shall end no later than the Closing Date, (D) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Cadence Common Stock in accordance with the ESPP as of the end of the Final Offering, (E) the applicable purchase price for shares of Cadence Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (F) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.
(e) At or prior to the Effective Time, Cadence, the Board of Directors of Cadence and the Cadence Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7 and provide for the deduction, withholding and remittance of any Taxes or amounts required under applicable law.
(f) As of the Effective Time, the number and kind of shares available for issuance under each Cadence equity or equity-based incentive plan shall be adjusted to reflect BancorpSouth Common Stock in accordance with the provisions of the applicable plan.
(g) BancorpSouth shall take all corporate actions that are necessary for the treatment of the Cadence Stock Options, Cadence RSU Awards and Cadence PSU Awards (together, the “Cadence Equity Awards”) pursuant to Section 1.7(a) through 1.7(d), including the reservation, issuance and listing of BancorpSouth Common Stock as necessary to effect the transactions contemplated by this Section 1.7.
1.8 Treatment of BancorpSouth Equity Awards.
(a) With respect to any BancorpSouth Equity Awards (as defined below) outstanding immediately prior to the Effective Time, upon a termination of employment of a holder by BancorpSouth without Cause (as defined in Section 8.3(b) of the BancorpSouth Long-Term Equity Incentive Plan (the “BancorpSouth Equity Incentive Plan”)) within 24 months following the Closing, such BancorpSouth Equity Awards (other than any BancorpSouth PSU Awards with an outstanding performance period (the “Outstanding Performance Period BancorpSouth PSUs”)) shall become fully vested; provided that, any Outstanding Performance Period BancorpSouth PSU will cease to be subject to any service-based vesting conditions and continue to be subject to performance-based vesting conditions in accordance with the terms of the award.
(b) Prior to the Effective Time, BancorpSouth, the Board of Directors of BancorpSouth and the BancorpSouth Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8.

1.9 Charter of Surviving Entity. At the Effective Time, the charter of BancorpSouth, as in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity until thereafter amended in accordance with applicable law.
1.10 Bylaws of Surviving Entity . At the Effective Time, the bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A (such amendment, the “BancorpSouth Bylaw Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.
1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
ARTICLE II

EXCHANGE OF SHARES
2.1 BancorpSouth to Make Consideration Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with an exchange agent mutually agreed upon by BancorpSouth and Cadence (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at BancorpSouth’s option, evidence in book-entry form, representing shares of BancorpSouth Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of BancorpSouth Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).
2.2 Exchange of Shares.
(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, BancorpSouth shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Cadence Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive BancorpSouth Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of BancorpSouth Common Stock and any cash in lieu of fractional shares, which the shares of Cadence Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of BancorpSouth Common Stock to which such holder of Cadence Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of BancorpSouth Common Stock which the shares of Cadence Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b) No dividends or other distributions declared with respect to BancorpSouth Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this

Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BancorpSouth Common Stock that the shares of Cadence Common Stock represented by such Old Certificate have been converted into the right to receive.
(c) If any New Certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of Cadence of the shares of Cadence Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of BancorpSouth Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.
(e) Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former holder of Cadence Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of BancorpSouth Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Cadence Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Cadence for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Cadence Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of BancorpSouth Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the BancorpSouth Common Stock deliverable in respect of each former share of Cadence Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, Cadence, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Cadence Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) BancorpSouth shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BancorpSouth Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Cadence Common Stock or Cadence Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by BancorpSouth or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cadence Common Stock, Cadence Equity Awards in respect of which the deduction and withholding was made by BancorpSouth or the Exchange Agent, as the case may be.
(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by BancorpSouth or the Exchange Agent, the posting by such person of a bond in such amount as BancorpSouth or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of BancorpSouth Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CADENCE
Except (a) as disclosed in the disclosure schedule delivered by Cadence to BancorpSouth concurrently herewith (the “Cadence Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Cadence Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Cadence that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) other sections of this Article III or Section 6.1 of the Bank Merger Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Cadence Reports filed with or furnished to the SEC by Cadence since December 31, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Cadence hereby represents and warrants to BancorpSouth as follows:
3.1 Corporate Organization.
(a) Cadence is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Cadence has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Cadence is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BancorpSouth, Cadence or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of a Pandemic or any Pandemic Measures),

(D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic; and the term “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the third amended and restated certificate of incorporation of Cadence (the “Cadence Articles”) and the second amended and restated bylaws of Cadence (the “Cadence Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Cadence to BancorpSouth.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, each Subsidiary of Cadence (a “Cadence Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Cadence or any Subsidiary of Cadence to pay dividends or distributions except, in the case of Cadence or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Cadence Bank is the only depository institution Subsidiary of Cadence, and the deposit accounts of Cadence Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Cadence Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Cadence as of the date hereof. True and complete copies of the organizational documents of Cadence Bank as in effect as of the date of this Agreement have previously been made available by Cadence to BancorpSouth. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Cadence other than the Cadence Subsidiaries.
3.2 Capitalization.
(a) The authorized capital stock of Cadence consists of 600,000,000 shares of the Cadence Common Stock, 300,000,000 shares of which are authorized for Cadence Class A Common Stock and 300,000,000 shares of which are authorized for Cadence Class B Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Cadence Preferred Stock”). As of April 1, 2021, there were (i) 124,698,503 shares of Cadence Class A Common Stock issued and outstanding and no shares of Cadence Class B Common Stock issued and outstanding; (ii) 1,068,565 shares of Cadence Common Stock reserved for issuance upon the exercise of outstanding Cadence Stock Options; (iii) 594,741 shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence PSU Awards (assuming performance goals are satisfied at the target level)

or 1,189,282 shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 1,173,207 shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence RSU Awards; and (v) no shares of Cadence Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since April 1, 2021 resulting from the exercise, vesting or settlement of any Cadence Stock Options, Cadence RSU Awards and Cadence PSU Awards (collectively, “Cadence Equity Awards”) described in the immediately preceding two sentences and 2,983,303 shares of Cadence Common Stock reserved for issuance pursuant to future grants under the Cadence equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of Cadence issued, reserved for issuance or outstanding. All the issued and outstanding shares of Cadence Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Cadence may vote. Other than Cadence Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Cadence, or contracts, commitments, understandings or arrangements by which Cadence may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Cadence, or that otherwise obligate Cadence to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Cadence Securities”). Other than Cadence Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Cadence or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Cadence or any of its Subsidiaries is a party with respect to the voting or transfer of Cadence Common Stock, capital stock or other voting or equity securities or ownership interests of Cadence or granting any shareholder or other person any registration rights.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, Cadence owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Cadence Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
3.3 Authority; No Violation.
(a) Cadence has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Cadence. The Board of Directors of Cadence has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Cadence and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Cadence’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by holders of Cadence Common Stock (the “Requisite Cadence Vote”), and the approval of the Bank Merger Agreement by Cadence as Cadence Bank’s sole shareholder, no other corporate proceedings on the part of Cadence are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of Cadence of an advisory (non-binding) vote on the compensation that may be paid or become payable to Cadence’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Cadence and (assuming due authorization, execution and delivery by BancorpSouth) constitutes a valid and binding obligation of Cadence, enforceable against Cadence in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b) Neither the execution and delivery of this Agreement by Cadence nor the consummation by Cadence of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Cadence with any of the terms or provisions hereof, will (i) violate any provision of the Cadence Articles or the Cadence Bylaws, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cadence or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Cadence or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cadence or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence.
(c) The representations and warranties of Cadence Bank in the Bank Merger Agreement are true and correct as of the date hereof, except to the extent that their failure to be true and correct would not have a Material Adverse Effect on Cadence.
3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Mississippi Department, and approval of such applications, filings and notices, (d) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), (e) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the Cadence Disclosure Schedule or Section 4.4 of the BancorpSouth Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with each of the Securities and Exchange Commission (the “SEC”) and the FDIC of a joint proxy statement in definitive form relating to the meetings of Cadence’s and BancorpSouth’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), which shall include an offering circular with respect to the BancorpSouth Common Stock to be issued in connection with the transactions contemplated by this Agreement (the “Offering Circular”), (h) the filing of the Certificates of Merger with the Mississippi Secretary pursuant to the MBCA, the Mississippi Department pursuant to the MS Code and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement and the approval of the listing of such BancorpSouth Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Cadence of this Agreement, or (ii) the consummation by Cadence of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Cadence has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Cadence to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5 Reports. Cadence and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (iv) the OCC, (v) the FDIC, (vi) any foreign regulatory authority, and (vii) any self-regulatory organization (an

“SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Cadence and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of Cadence, investigation into the business or operations of Cadence or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Cadence or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Cadence or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.
3.6  Financial Statements.
(a) The financial statements of Cadence and its Subsidiaries included (or incorporated by reference) in the Cadence Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Cadence and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows of Cadence and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of Cadence has resigned (or informed Cadence that it intends to resign) or been dismissed as independent public accountants of Cadence as a result of or in connection with any disagreements with Cadence on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, neither Cadence nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Cadence included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Cadence and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, Cadence or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Cadence. Cadence (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Cadence, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Cadence by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Cadence’s outside auditors and the audit committee of Cadence’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cadence’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Cadence, any fraud, whether or not material, that involves management or other employees who have a significant role in Cadence’s internal controls over financial reporting. To the knowledge of Cadence, any such disclosures were made in writing by management to Cadence’s auditors and audit committee. To the knowledge of Cadence, there is no reason to believe that Cadence’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2019, (i) neither Cadence nor any of its Subsidiaries, nor, to the knowledge of Cadence, any director, officer, auditor, accountant or representative of Cadence or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Cadence or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cadence or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Cadence or any of its Subsidiaries, whether or not employed by Cadence or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Cadence or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Cadence or any committee thereof or the Board of Directors or similar governing body of any Cadence Subsidiary or any committee thereof, or to the knowledge of Cadence, to any director or officer of Cadence or any Cadence Subsidiary.
3.7 Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, J.P.Morgan Securities LLC and Piper Sandler & Co., neither Cadence nor any Cadence Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Cadence has disclosed to BancorpSouth as of the date hereof the aggregate fees provided for in connection with the engagement by Cadence of Goldman Sachs & Co. LLC, J.P.Morgan Securities LLC and Piper Sandler & Co. related to the Merger and the other transactions contemplated hereunder.
3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.
(b) Since December 31, 2020 through the date of this Agreement, Cadence and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9  Legal and Regulatory Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence, neither Cadence nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Cadence, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cadence or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Cadence, any of its Subsidiaries or the assets of Cadence or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
3.10 Taxes and Tax Returns.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence: each of Cadence and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither Cadence nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Cadence and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Cadence and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither Cadence nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither Cadence nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Cadence and its Subsidiaries or the assets of Cadence and its Subsidiaries; neither Cadence nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among Cadence and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither Cadence nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Cadence), or (B) has any liability for the Taxes of any person (other than Cadence or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.
(b) Neither Cadence nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Cadence nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(c) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(d) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11 Employees.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each Cadence Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Cadence Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Cadence or any Subsidiary or any trade or business of Cadence or any of its Subsidiaries, whether or not incorporated, all of which together with Cadence would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Cadence ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Cadence or any of its Subsidiaries or any Cadence ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Cadence or any of its Subsidiaries or any Cadence ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).
(b) Cadence has made available to BancorpSouth true, correct and complete copies of each material Cadence Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.
(c) The IRS has issued a favorable determination letter or opinion with respect to each Cadence Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Cadence Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Cadence, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Cadence Qualified Plan or the related trust.
(d) Except as would not result in any material liability to Cadence and its Subsidiaries, taken as a whole, with respect to each Cadence Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Cadence Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Cadence Benefit Plan’s actuary with respect to such Cadence Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Cadence Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Cadence or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Cadence Benefit Plan.
(e) None of Cadence and its Subsidiaries nor any Cadence ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Cadence and its Subsidiaries nor any Cadence ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f) Except as would not result in any material liability to Cadence and its Subsidiaries, taken as a whole, no Cadence Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, all contributions required to be made to any Cadence Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Cadence Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Cadence.
(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Cadence’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Cadence Benefit Plans, any fiduciaries thereof with respect to their duties to the Cadence Benefit Plans or the assets of any of the trusts under any of the Cadence Benefit Plans that would reasonably be expected to result in any liability of Cadence or any of its Subsidiaries in an amount that would be material to Cadence and its Subsidiaries, taken as a whole.
(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, none of Cadence and its Subsidiaries nor any Cadence ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Cadence Benefit Plans or their related trusts, Cadence, any of its Subsidiaries or any Cadence ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Cadence or any of its Subsidiaries, or result in any limitation on the right of Cadence or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Cadence Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Cadence or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k) No Cadence Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, there are no pending or, to Cadence’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Cadence or any of its Subsidiaries, or any strikes or other labor disputes against Cadence or any of its Subsidiaries. Neither Cadence nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Cadence or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, there are no pending or, to the knowledge of Cadence, threatened organizing efforts by any union or other group seeking to represent any employees of Cadence or any of its Subsidiaries.
3.12 SEC Reports. Cadence has previously made available to BancorpSouth an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2018 by Cadence pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Cadence Reports”), and (b) communication mailed by Cadence to its shareholders since December 31, 2018 and prior to the date hereof, and no such Cadence Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all Cadence Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Cadence has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Cadence Reports.
3.13 Compliance with Applicable Law.
(a) Cadence and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, and, to the knowledge of Cadence, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, Cadence and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Cadence or any of its Subsidiaries, including all laws related to data protection or privacy

(including laws relating to the privacy and security of data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Cadence and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Cadence and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Cadence and its Subsidiaries conduct business.
(c) Cadence Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.
(d)  Cadence maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of Cadence, Cadence has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence. To the knowledge of Cadence, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cadence.
(e) Without limitation, none of Cadence or any of its Subsidiaries, or to the knowledge of Cadence, any director, officer, employee, agent or other person acting on behalf of Cadence or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Cadence or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Cadence or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Cadence or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Cadence or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Cadence or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Cadence or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence.
(f) As of the date hereof, each of Cadence and Cadence Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, (i) Cadence and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Cadence, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.14 Certain Contracts.
(a) Except as set forth in Section 3.14(a) of the Cadence Disclosure Schedule or as filed with any Cadence Reports, as of the date hereof, neither Cadence nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Cadence Benefit Plan:
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a provision that materially restricts the conduct of any line of business by Cadence or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii) which is a collective bargaining agreement or similar agreement with any labor organization;
(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Cadence Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence;
(v) (A) that relates to the incurrence of indebtedness by Cadence or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Cadence or any of its Subsidiaries of, or any similar commitment by Cadence or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, but, in each case, excluding any indebtedness disclosed in any Cadence Report(s) filed since January 1, 2021 or entered into in the ordinary course of business;
(vi) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Cadence or its Subsidiaries, taken as a whole;
(vii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Cadence or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any Cadence Report(s) filed since January 1, 2021 or leases or other agreements entered into in the ordinary course of business;
(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Cadence or any of its Subsidiaries; or
(ix) that relates to the acquisition or disposition of any person, business or asset and under which Cadence or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Cadence Disclosure Schedule, is referred to herein as a “Cadence Contract.” Cadence has made available to BancorpSouth true, correct and complete copies of each Cadence Contract in effect as of the date hereof.
(b) (i) Each Cadence Contract is valid and binding on Cadence or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence, (ii) Cadence and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Cadence Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence, (iii) to the knowledge of Cadence, each third-party counterparty to each Cadence Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Cadence Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence, (iv) neither Cadence nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Cadence Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Cadence or any of its Subsidiaries, or to the knowledge of Cadence, any other party thereto, of or under any such Cadence Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence and (vi) no third-party counterparty to any Cadence Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Cadence Contract as a result of a Pandemic or the Pandemic Measures.
3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Cadence nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Cadence Disclosure Schedule, a “Cadence Regulatory Agreement”), nor has Cadence or any of its Subsidiaries been advised in writing, or to Cadence’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Cadence Regulatory Agreement.
3.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, Cadence and its Subsidiaries are in compliance, and have complied since December 31, 2018, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Cadence, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Cadence or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Cadence, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence. To the knowledge of Cadence, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence. Cadence is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.
3.17 Investment Securities and Commodities. Each of Cadence and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Cadence’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Cadence or its Subsidiaries. Such securities and commodities are valued on the books of Cadence in accordance with GAAP in all material respects.

3.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence, Cadence or a Cadence Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Cadence Reports as being owned by Cadence or a Cadence Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Cadence Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Cadence Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Cadence Owned Properties, the “Cadence Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Cadence, the lessor. There are no pending or, to the knowledge of Cadence, threatened condemnation proceedings against the Cadence Real Property.
3.19 Intellectual Property. Cadence and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence: (a) (i) to the knowledge of Cadence, neither Cadence nor any of its Subsidiaries infringe, misappropriate or otherwise violate any other person’s rights in Intellectual Property, or have violated or breached any applicable license pursuant to which Cadence or any Cadence Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Cadence or any of its Subsidiaries that Cadence or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (b) to the knowledge of Cadence, no person is challenging, infringing on or otherwise violating, any right of Cadence or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Cadence or its Subsidiaries, and (c) neither Cadence nor any Cadence Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Cadence or any Cadence Subsidiary, and Cadence and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Cadence and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction.
3.20 Related Party Transactions. As of the date hereof, except as set forth in any Cadence Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Cadence or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Cadence or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Cadence Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Cadence) on the other hand, of the type required to be reported in any Cadence Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
3.21 State Takeover Laws. The Board of Directors of Cadence has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Cadence Articles or Cadence Bylaws (collectively, with any similar provisions of the BancorpSouth Charter or BancorpSouth Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Cadence Common Stock in connection with the Merger.
3.22 Reorganization. Cadence has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Cadence has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Goldman Sachs & Co. LLC and J.P.Morgan Securities LLC to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, the matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than BancorpSouth and its affiliates) of Cadence Common Stock. Neither of such opinion has been amended or rescinded as of the date of this Agreement.
3.24 Cadence Information. The information relating to Cadence and its Subsidiaries that is provided in writing by Cadence or its Subsidiaries or their respective representatives specifically for inclusion in the Joint Proxy Statement and Offering Circular, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to Cadence or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the Offering Circular relating to Cadence or any of its Subsidiaries will comply in all material respects with the provisions of 12 C.F.R. Part 335.
3.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 3.25(a) of the Cadence Disclosure Schedule, neither Cadence nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Cadence or any Subsidiary of Cadence is a creditor that, as of December 31, 2020, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of December 31, 2020 over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Cadence Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Cadence and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $5,000,000 and were classified by Cadence as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (B) each asset of Cadence or any of its Subsidiaries that, as of December 31, 2020, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each Loan of Cadence or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Cadence and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each outstanding Loan of Cadence or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Cadence and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence, (a) Cadence and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Cadence reasonably has determined to be prudent and consistent with industry practice, and Cadence and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Cadence and its Subsidiaries, Cadence or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Cadence or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither Cadence nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
3.27 Investment Advisor Subsidiaries.
(a) Cadence has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, a “Cadence Advisory Subsidiary”). Each Cadence Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2019 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.
(b) The accounts of each advisory client of Cadence or its Subsidiaries, for purposes of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), that are subject to ERISA have been managed by the applicable Cadence Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.
(c) None of the Cadence Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Cadence Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.
3.28 Insurance Subsidiaries.
(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Cadence, (i) since January 1, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Cadence Subsidiary (“Cadence Agent”) wrote, sold, produced, managed, administered or procured business for a Cadence Subsidiary, such Cadence Agent was, at the time the Cadence Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Cadence Agent has been since January 1, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Cadence Agent’s writing, sale, management, administration or production of insurance business for any Cadence Insurance Subsidiary (as defined below), and (iii) each Cadence Agent was appointed by Cadence or a Cadence Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Cadence Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Cadence Insurance Subsidiary” means each Subsidiary of Cadence through which insurance operations is conducted.
(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Cadence, (i) since January 1, 2019, Cadence and the Cadence Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Cadence Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Cadence Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
3.29 Broker-Dealer Subsidiaries.
(a) Cadence has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Cadence Subsidiary (each, a “Cadence Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence: (i) each Cadence Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Cadence Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Cadence Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Cadence, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.
(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence, (i) none of the Cadence Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Cadence Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Cadence, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).
3.30 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Cadence in this Article III or Section 6.1 of the Bank Merger Agreement, neither Cadence nor any other person makes any express or implied representation or warranty with respect to Cadence, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Cadence hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Cadence nor any other person makes or has made any representation or warranty to BancorpSouth or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Cadence, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Cadence in this Article III, any oral or written information presented to BancorpSouth or any of its affiliates or representatives in the course of their due diligence investigation of Cadence, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Cadence acknowledges and agrees that neither BancorpSouth nor any other person on behalf of BancorpSouth has made or is making, and Cadence has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH
Except (a) as disclosed in the disclosure schedule delivered by BancorpSouth to Cadence concurrently herewith (the “BancorpSouth Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the BancorpSouth Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BancorpSouth that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV or Section 6.1 of the Bank Merger Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any BancorpSouth Reports filed with or furnished to the FDIC by BancorpSouth since December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BancorpSouth hereby represents and warrants to Cadence as follows:
4.1 Corporate Organization.
(a) BancorpSouth is a Mississippi-chartered bank, duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. BancorpSouth is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth. The deposit accounts of BancorpSouth are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. True and complete copies of the amended and restated articles of incorporation of BancorpSouth, as amended (the “BancorpSouth Charter”) and the amended and restated bylaws of BancorpSouth, as amended (the “BancorpSouth Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by BancorpSouth to Cadence.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, each Subsidiary of BancorpSouth (a “BancorpSouth Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of BancorpSouth or any Subsidiary of BancorpSouth to pay dividends or distributions except, in the case of BancorpSouth or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 4.1(b) of the BancorpSouth Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of BancorpSouth as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of BancorpSouth other than the BancorpSouth Subsidiaries.
4.2 Capitalization.
(a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock, and 500,000,000 shares of preferred stock, par value $0.01 per share. As of April 1, 2021, there were (i) 102,627,052 shares of BancorpSouth Common Stock issued and outstanding, including 1,619,408 shares of BancorpSouth Common Stock granted in respect of outstanding BancorpSouth Restricted Stock Awards; (ii) 460,999 shares of BancorpSouth Common Stock reserved for issuance upon the settlement of outstanding BancorpSouth RSU Awards; and (iii) 842,747 shares of BancorpSouth Common Stock reserved for issuance upon the settlement of outstanding BancorpSouth PSU Awards; and (iv) 6,900,000 shares of preferred stock, which have been designated as Series A Non-Cumulative Perpetual Preferred Stock, issued and outstanding (the “BancorpSouth Preferred Stock”). As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since April 1, 2021 resulting from the exercise, vesting or settlement of any BancorpSouth Restricted Stock Awards, BancorpSouth RSU Awards and BancorpSouth PSU Awards (collectively, “BancorpSouth Equity Awards”) described in the immediately preceding two sentences and 71,691 shares of BancorpSouth Common Stock reserved for issuance pursuant to future grants under the BancorpSouth equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of BancorpSouth issued, reserved for issuance or outstanding. All the issued and outstanding shares of BancorpSouth Common Stock and BancorpSouth Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. BancorpSouth is current on all dividends payable on the outstanding shares of BancorpSouth Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BancorpSouth may vote. Other than BancorpSouth Equity Awards and BancorpSouth Preferred Stock, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in BancorpSouth, or contracts, commitments, understandings or arrangements by which BancorpSouth may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in BancorpSouth or that otherwise obligate BancorpSouth to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “BancorpSouth Securities”). Other than the BancorpSouth Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of BancorpSouth or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which BancorpSouth or any of its Subsidiaries is a party with respect to the voting or transfer of BancorpSouth Common Stock, capital stock or other voting or equity securities or ownership interests of BancorpSouth or granting any shareholder or other person any registration rights.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, BancorpSouth owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the BancorpSouth Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
4.3 Authority; No Violation.
(a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BancorpSouth. The Board of Directors of BancorpSouth has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BancorpSouth and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to BancorpSouth’s shareholders, for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of BancorpSouth Common Stock (the “Requisite BancorpSouth Vote”) and subject to the adoption and approval of the Bank Merger Agreement by BancorpSouth, no other corporate proceedings on the part of BancorpSouth are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of BancorpSouth of an advisory (non-binding) vote on the compensation that may be paid or become payable to BancorpSouth’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by BancorpSouth and (assuming due authorization, execution and delivery by Cadence) constitutes a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of BancorpSouth Common Stock in the Merger have been validly authorized (subject to the receipt of the Requisite BancorpSouth Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BancorpSouth will have any preemptive right or similar rights in respect thereof.
(b) Neither the execution and delivery of this Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by BancorpSouth with any of the terms or provisions hereof, will (i) violate any provision of the BancorpSouth Charter or the BancorpSouth Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancorpSouth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth.
(c) The representations and warranties of BancorpSouth in the Bank Merger Agreement are true and correct as of the date hereof, except to the extent that their failure to be true and correct would not have a Material Adverse Effect on BancorpSouth.
4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or granting of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Mississippi Department, and approval of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the OCC, (f) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (g) those additional applications, filings and notices, if any, listed on Section 3.4 of the Cadence Disclosure Schedule or Section 4.4 of the BancorpSouth Disclosure Schedule and approval of such applications, filings and notices, (h) the filing with each of the SEC and the FDIC of the Joint Proxy Statement, (i) the filing of the Certificates of Merger with the Mississippi Secretary pursuant to the MBCA, the Mississippi Department pursuant to the MS Code and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (j) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement and the approval of the listing of such BancorpSouth Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BancorpSouth of this Agreement, or (ii) the consummation by BancorpSouth of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, BancorpSouth has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by BancorpSouth to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5 Reports. BancorpSouth and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse

Effect on BancorpSouth. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of BancorpSouth and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of BancorpSouth, investigation into the business or operations of BancorpSouth or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BancorpSouth or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BancorpSouth or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth.
4.6 Financial Statements.
(a) The financial statements of BancorpSouth and its Subsidiaries included (or incorporated by reference) in the BancorpSouth Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BancorpSouth and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of shareholders’ equity and consolidated statements of cash flows of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of BancorpSouth has resigned (or informed BancorpSouth that it intends to resign) or been dismissed as independent public accountants of BancorpSouth as a result of or in connection with any disagreements with BancorpSouth on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, neither BancorpSouth nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of BancorpSouth included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of BancorpSouth and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, BancorpSouth or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on BancorpSouth. BancorpSouth (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BancorpSouth, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BancorpSouth by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BancorpSouth’s outside auditors and the audit committee of BancorpSouth’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BancorpSouth’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of BancorpSouth, any fraud, whether or not material, that involves management or other employees who have a significant role in BancorpSouth’s internal controls over financial reporting. To the knowledge of BancorpSouth, any such disclosures were made in writing by management to BancorpSouth’s auditors and audit committee. To the knowledge of BancorpSouth, there is no reason to believe that BancorpSouth’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2019, (i) neither BancorpSouth nor any of its Subsidiaries, nor, to the knowledge of BancorpSouth, any director, officer, auditor, accountant or representative of BancorpSouth or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BancorpSouth or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BancorpSouth or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing BancorpSouth or any of its Subsidiaries, whether or not employed by BancorpSouth or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by BancorpSouth or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of BancorpSouth or any committee thereof or the Board of Directors or similar governing body of any BancorpSouth Subsidiary or any committee thereof, or to the knowledge of BancorpSouth, to any director or officer of BancorpSouth or any BancorpSouth Subsidiary.
4.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither BancorpSouth nor any BancorpSouth Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. BancorpSouth has disclosed to Cadence as of the date hereof the aggregate fees provided for in connection with the engagement by BancorpSouth of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.
4.8 Absence of Certain Changes or Events.
(a) Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth.
(b) Since December 31, 2020 through the date of this Agreement, BancorpSouth and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9 Legal and Regulatory Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BancorpSouth, neither BancorpSouth nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of BancorpSouth, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BancorpSouth or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BancorpSouth, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon BancorpSouth, any of its Subsidiaries or the assets of BancorpSouth or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
4.10 Taxes and Tax Returns.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BancorpSouth: each of BancorpSouth and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither BancorpSouth nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of BancorpSouth and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of BancorpSouth and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither BancorpSouth nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither BancorpSouth nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BancorpSouth and its Subsidiaries or the assets of BancorpSouth and its Subsidiaries; neither BancorpSouth nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among BancorpSouth and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither BancorpSouth nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was BancorpSouth), or (B) has any liability for the Taxes of any person (other than BancorpSouth or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.
(b) Neither BancorpSouth nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither BancorpSouth nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
4.11 Employees.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, each BancorpSouth Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “BancorpSouth Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which BancorpSouth or any Subsidiary or any trade or business of BancorpSouth or any of its Subsidiaries, whether or not incorporated, all of which together with BancorpSouth would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “BancorpSouth ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by BancorpSouth or any of its Subsidiaries or any BancorpSouth ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of BancorpSouth or any of its Subsidiaries or any BancorpSouth ERISA Affiliate, excluding, in each case, any Multiemployer Plan.
(b) BancorpSouth has made available to Cadence true, correct and complete copies of each material BancorpSouth Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.
(c) The IRS has issued a favorable determination letter or opinion with respect to each BancorpSouth Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “BancorpSouth Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of BancorpSouth, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any BancorpSouth Qualified Plan or the related trust.
(d) Except as would not result in any material liability to BancorpSouth and its Subsidiaries, taken as a whole, with respect to each BancorpSouth Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such BancorpSouth Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such BancorpSouth Benefit Plan’s actuary with respect to such BancorpSouth Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such BancorpSouth Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by BancorpSouth or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such BancorpSouth Benefit Plan.
(e) None of BancorpSouth and its Subsidiaries nor any BancorpSouth ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of BancorpSouth and its Subsidiaries nor any BancorpSouth ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f) Except as would not result in any material liability to BancorpSouth and its Subsidiaries, taken as a whole, no BancorpSouth Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, all contributions required to be made to any BancorpSouth Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BancorpSouth Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BancorpSouth.
(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to BancorpSouth’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the BancorpSouth Benefit Plans, any fiduciaries thereof with respect to their duties to the BancorpSouth Benefit Plans or the assets of any of the trusts under any of the BancorpSouth Benefit Plans that would reasonably be expected to result in any liability of BancorpSouth or any of its Subsidiaries in an amount that would be material to BancorpSouth and its Subsidiaries, taken as a whole.
(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, none of BancorpSouth and its Subsidiaries nor any BancorpSouth ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the BancorpSouth Benefit Plans or their related trusts, BancorpSouth, any of its Subsidiaries or any BancorpSouth ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of BancorpSouth or any of its Subsidiaries, or result in any limitation on the right of BancorpSouth or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any BancorpSouth Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by BancorpSouth or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k) No BancorpSouth Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, there are no pending or, to BancorpSouth’s knowledge, threatened labor grievances or unfair labor practice claims or charges against BancorpSouth or any of its Subsidiaries, or any strikes or other labor disputes against BancorpSouth or any of its Subsidiaries. Neither BancorpSouth nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BancorpSouth or any of its Subsidiaries and, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, there are no pending or, to the knowledge of BancorpSouth, threatened organizing efforts by any union or other group seeking to represent any employees of BancorpSouth or any of its Subsidiaries.
4.12 FDIC Reports. BancorpSouth has previously made available to Cadence an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the FDIC since December 31, 2018 by BancorpSouth pursuant to the Exchange Act (the “BancorpSouth Reports”), and (b) communication mailed by BancorpSouth to its shareholders since December 31, 2018 and prior to the date hereof, and no such BancorpSouth Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all BancorpSouth Reports filed or furnished under the Exchange Act complied in all material respects with the published rules and regulations of the FDIC with respect thereto. As of the date of this Agreement, no executive officer of BancorpSouth has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the FDIC or SEC with respect to any of the BancorpSouth Reports.
4.13 Compliance with Applicable Law.
(a) BancorpSouth and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, and to the knowledge of BancorpSouth, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, BancorpSouth and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BancorpSouth or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. BancorpSouth and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by BancorpSouth and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where BancorpSouth and its Subsidiaries conduct business.
(c) BancorpSouth has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.
(d) BancorpSouth maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of BancorpSouth, BancorpSouth has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth. To the knowledge of BancorpSouth, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BancorpSouth.
(e) Without limitation, none of BancorpSouth, or any of its Subsidiaries, or to the knowledge of BancorpSouth, any director, officer, employee, agent or other person acting on behalf of BancorpSouth or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BancorpSouth or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BancorpSouth or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BancorpSouth or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BancorpSouth or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for BancorpSouth or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BancorpSouth or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth.
(f) As of the date hereof, BancorpSouth is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, (i) BancorpSouth and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of BancorpSouth, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.14 Certain Contracts.
(a) Except as set forth in Section 4.14(a) of the BancorpSouth Disclosure Schedule or as filed with any BancorpSouth Reports, as of the date hereof, neither BancorpSouth nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any BancorpSouth Benefit Plan:
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a provision that materially restricts the conduct of any line of business by BancorpSouth or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;
(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite BancorpSouth Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth;
(v) (A) that relates to the incurrence of indebtedness by BancorpSouth or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by BancorpSouth or any of its Subsidiaries of, or any similar commitment by BancorpSouth or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, but, in each case, excluding any indebtedness disclosed in any BancorpSouth Report(s) filed since January 1, 2021 or entered into in the ordinary course of business;
(vi) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of BancorpSouth or its Subsidiaries, taken as a whole;
(vii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by BancorpSouth or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any BancorpSouth Report(s) filed since January 1, 2021 or leases or other agreements entered into in the ordinary course of business;
(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of BancorpSouth or any of its Subsidiaries; or
(ix) that relates to the acquisition or disposition of any person, business or asset and under which BancorpSouth or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the BancorpSouth Disclosure Schedule, is referred to herein as a “BancorpSouth Contract.” BancorpSouth has made available to Cadence true, correct and complete copies of each BancorpSouth Contract in effect as of the date hereof.
(b) (i) Each BancorpSouth Contract is valid and binding on BancorpSouth or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth, (ii) BancorpSouth and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each BancorpSouth Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth, (iii) to the knowledge of BancorpSouth, each third-party counterparty to each BancorpSouth Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such BancorpSouth Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth, (iv) neither BancorpSouth nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any BancorpSouth Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of BancorpSouth or any of its Subsidiaries or, to the knowledge of BancorpSouth, any other party thereto, of or under any such BancorpSouth Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth and (vi) no third-party counterparty to any BancorpSouth Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Cadence Contract as a result of a Pandemic or the Pandemic Measures.
4.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither BancorpSouth nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BancorpSouth Disclosure Schedule, a “BancorpSouth Regulatory Agreement”), nor has BancorpSouth or any of its Subsidiaries been advised in writing, or to BancorpSouth’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BancorpSouth Regulatory Agreement.
4.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, BancorpSouth and its Subsidiaries are in compliance, and have complied since December 31, 2018, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BancorpSouth, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BancorpSouth or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against BancorpSouth, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth. To the knowledge of BancorpSouth, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth. BancorpSouth is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth.
4.17 Investment Securities and Commodities. Each of BancorpSouth and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to BancorpSouth’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BancorpSouth or its Subsidiaries. Such securities and commodities are valued on the books of BancorpSouth in accordance with GAAP in all material respects.
4.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, BancorpSouth or a BancorpSouth Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the BancorpSouth Reports as being owned by BancorpSouth or a BancorpSouth Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BancorpSouth Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such BancorpSouth Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the BancorpSouth Owned Properties, the “BancorpSouth Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of BancorpSouth, the lessor. There are no pending or, to the knowledge of BancorpSouth, threatened condemnation proceedings against the BancorpSouth Real Property.
4.19 Intellectual Property. BancorpSouth and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth: (a) (i) to the knowledge of BancorpSouth, neither BancorpSouth nor any of its Subsidiaries infringe, misappropriate or otherwise violate any other person’s rights in Intellectual Property, or have violated or breached any applicable license pursuant to which BancorpSouth or any BancorpSouth Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to BancorpSouth or any of its Subsidiaries that BancorpSouth or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (b) to the knowledge of BancorpSouth, no person is challenging, infringing on or otherwise violating any right of BancorpSouth or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to BancorpSouth or its Subsidiaries, and (c) neither BancorpSouth nor any BancorpSouth Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BancorpSouth or any BancorpSouth Subsidiary, and BancorpSouth and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by BancorpSouth and its Subsidiaries.
4.20 Related Party Transactions. As of the date hereof, except as set forth in any BancorpSouth Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between BancorpSouth or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of BancorpSouth or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding BancorpSouth Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of BancorpSouth) on the other hand, of the type required to be reported in any BancorpSouth Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
4.21 State Takeover Laws. The Board of Directors of BancorpSouth has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 79-4-13.02 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of BancorpSouth Common Stock or BancorpSouth Preferred Stock in connection with the Merger.
4.22 Reorganization. BancorpSouth has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of BancorpSouth has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to BancorpSouth. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24 BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Joint Proxy Statement and the Offering Circular, and the information relating to BancorpSouth and its Subsidiaries that is provided in writing by BancorpSouth or its representatives specifically for inclusion in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Cadence or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Offering Circular (except for such portions thereof that relate only to Cadence or any of its Subsidiaries) will comply in all material respects with the provisions of 12 C.F.R. Part 335.
4.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 4.25(a) of the BancorpSouth Disclosure Schedule, neither BancorpSouth nor any of its Subsidiaries is a party to any written or oral Loan in which BancorpSouth or any Subsidiary of BancorpSouth is a creditor that, as of December 31, 2020, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of December 31, 2020, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the BancorpSouth

Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BancorpSouth and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $5,000,000 and were classified by BancorpSouth as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (B) each asset of BancorpSouth or any of its Subsidiaries that, as of December 31, 2020, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, each Loan of BancorpSouth or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BancorpSouth and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, each outstanding Loan of BancorpSouth or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BancorpSouth and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
4.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, (a) BancorpSouth and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BancorpSouth reasonably has determined to be prudent and consistent with industry practice, and BancorpSouth and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of BancorpSouth and its Subsidiaries, BancorpSouth or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by BancorpSouth or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither BancorpSouth nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
4.27 Investment Advisory Subsidiaries. No Subsidiary of BancorpSouth is required to register with the SEC as an investment adviser under the Investment Advisers Act.
4.28 Insurance Subsidiaries.
(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, (i) since January 1, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any BancorpSouth Subsidiary (“BancorpSouth Agent”) wrote, sold, produced, managed, administered or procured business for a BancorpSouth Subsidiary, such BancorpSouth Agent was, at the time the BancorpSouth Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no BancorpSouth Agent has been since January 1, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such BancorpSouth Agent’s writing, sale, management, administration or production of insurance business for any BancorpSouth Insurance Subsidiary (as defined below), and (iii) each BancorpSouth Agent was appointed by BancorpSouth or a BancorpSouth Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such BancorpSouth Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “BancorpSouth Insurance Subsidiary” means each Subsidiary of BancorpSouth through which insurance operations is conducted.
(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, (i) since January 1, 2019, BancorpSouth and the BancorpSouth Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any BancorpSouth Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each BancorpSouth Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
4.29 Broker-Dealer Subsidiaries. No Subsidiary of BancorpSouth is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.
4.30 No Other Representations or Warranties.
(a) Except for the representations and warranties made by BancorpSouth in this Article IV or Section 6.1 of the Bank Merger Agreement, neither BancorpSouth nor any other person makes any express or implied representation or warranty with respect to BancorpSouth, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BancorpSouth hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BancorpSouth nor any other person makes or has made any representation or warranty to Cadence or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BancorpSouth, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by BancorpSouth in this Article IV, any oral or written information presented to Cadence or any of its affiliates or representatives in the course of their due diligence investigation of BancorpSouth, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) BancorpSouth acknowledges and agrees that neither Cadence nor any other person on behalf of Cadence has made or is making, and BancorpSouth has not relied upon, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Cadence Disclosure Schedule or the BancorpSouth Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of BancorpSouth and Cadence shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either BancorpSouth or Cadence to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the BancorpSouth Disclosure Schedule or the Cadence Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), neither BancorpSouth nor Cadence shall, and neither BancorpSouth nor Cadence shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):
(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case, in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Cadence or any of its wholly-owned Subsidiaries to Cadence or any of its wholly-owned Subsidiaries, on the one hand, or of BancorpSouth or any of its wholly-owned Subsidiaries to BancorpSouth or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);
(b) (i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or any BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth, except, in each case, (A) regular quarterly cash dividends by Cadence at a rate not in excess of $0.15 per share of Cadence Common Stock, (B) regular quarterly cash dividends by BancorpSouth at a rate not in excess of $0.22 per share of BancorpSouth Common Stock, (C) dividends paid by any of the Subsidiaries of each of BancorpSouth and Cadence to BancorpSouth or Cadence or any of their wholly-owned Subsidiaries, respectively, (D) in the case of BancorpSouth, dividends provided for and paid on shares of BancorpSouth Preferred Stock in accordance with the terms of the BancorpSouth Preferred Stock, (E) in the case of Cadence, regular distributions of outstanding trust preferred securities in accordance with their terms, (F) in the case of Cadence, the Special Dividend or (G) the acceptance of shares of Cadence Common Stock or BancorpSouth Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;
(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth; or
(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or any BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or any BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;
(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Cadence or BancorpSouth, as applicable;
(e) in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Cadence Contract or BancorpSouth Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Cadence or BancorpSouth, as the case may be, or enter into any contract that would constitute a Cadence Contract or BancorpSouth Contract, as the case may be, if it were in effect on the date of this Agreement;
(f) except as required under applicable law or the terms of any Cadence Benefit Plan or BancorpSouth Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any Cadence Benefit Plan or BancorpSouth Benefit Plan, or any arrangement that would be a Cadence Benefit Plan or a BancorpSouth Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice, and (y) as would not reasonably be expected to materially increase the cost of benefits under any Cadence Benefit Plan, BancorpSouth Benefit Plan, Cadence Contract or BancorpSouth Contract, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice after prior notice to the other party hereto, or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than entry into retention agreements or arrangements not related to the transactions contemplated by this Agreement with employees at or below the level of senior vice president in the ordinary course of business consistent with past practice, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Cadence Benefit Plan, BancorpSouth Benefit Plan, Cadence Contract or BancorpSouth Contract, as the case may be, (vi) terminate the employment or services of any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act), other than for cause, or (vii) hire any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act) (other than as a replacement hire receiving substantially similar terms of employment);
(g) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Cadence or BancorpSouth, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity after consummation of the Merger;
(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i) amend its charter, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(j) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l) enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(m) abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;
(n) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, except, in each case, in the ordinary course of business;
(o) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(p) take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied, except as may be required by applicable law; or
(q) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Promptly after the date of this Agreement, BancorpSouth and Cadence shall prepare and file with the FDIC and SEC, respectively, the Joint Proxy Statement, of which the Offering Circular will form a part. BancorpSouth and Cadence, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of BancorpSouth and Cadence shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed or delivered to their respective shareholders as promptly as reasonably practicable. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Cadence shall furnish all information concerning Cadence and the holders of Cadence Common Stock as may be reasonably requested in connection with any such action.
(b)  The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, waivers approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. BancorpSouth and Cadence shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Cadence or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity in connection with or affecting the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the FDIC (in respect of the Merger and the Bank Merger), the Mississippi Department and the Federal Reserve Board (in respect of the Merger), or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require BancorpSouth or Cadence or any of their respective Subsidiaries, and neither BancorpSouth nor Cadence nor any of their respective Subsidiaries shall be permitted (without the prior written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
(d) BancorpSouth and Cadence shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Offering Circular or any other statement, filing, notice or application made by or on behalf of BancorpSouth, Cadence or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e) BancorpSouth and Cadence shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed.
6.2 Access to Information; Confidentiality.
(a) Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of BancorpSouth and Cadence, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of BancorpSouth and Cadence shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement, offering circular or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that BancorpSouth or Cadence, as the case may be, is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither BancorpSouth nor Cadence nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BancorpSouth’s or Cadence’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of BancorpSouth and Cadence shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 9, 2020, between BancorpSouth and Cadence (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.
6.3 Non-Control. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4 Shareholders’ Approvals. Each of BancorpSouth and Cadence shall call, give notice of, convene and hold a meeting of its shareholders (the “BancorpSouth Meeting” and the “Cadence Meeting,” respectively) as soon as reasonably practicable after the Joint Proxy Statement is filed by BancorpSouth with the FDIC and Joint Proxy Statement is filed by Cadence with the SEC, for the purpose of obtaining (a) the Requisite BancorpSouth Vote and the Requisite Cadence Vote, respectively, required in connection with this Agreement and the Merger, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Cadence and BancorpSouth shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and at the same time, and to set the same record date for each such meeting. Each of BancorpSouth and Cadence and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of BancorpSouth and Cadence, respectively, the Requisite BancorpSouth Vote and the Requisite Cadence Vote, respectively, including by communicating to the respective shareholders of BancorpSouth and Cadence its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of BancorpSouth, the shareholders of BancorpSouth approve this Agreement (the “BancorpSouth Board Recommendation”), and in the case of Cadence, that the shareholders of Cadence approve this Agreement (the “Cadence Board Recommendation”), BancorpSouth and each of BancorpSouth and Cadence and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the BancorpSouth Board Recommendation, in the case of BancorpSouth, or the Cadence Board Recommendation, in the case of Cadence, (ii) fail to make the BancorpSouth Board Recommendation, in the case of BancorpSouth, or the Cadence Board Recommendation, in the case of Cadence, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal, or (B) reaffirm the BancorpSouth Board Recommendation, in the case of BancorpSouth, or the Cadence Board Recommendation, in the case of Cadence, in each case, within ten (10) business days (or such fewer number of days as remains prior to the BancorpSouth Meeting or the Cadence Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of BancorpSouth or Cadence, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BancorpSouth Board Recommendation or the Cadence Board Recommendation, as applicable, such Board of Directors may, in the case of BancorpSouth, prior to the receipt of the Requisite BancorpSouth Vote, and in the case of Cadence, prior to the receipt of the Requisite Cadence Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances), and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BancorpSouth Board Recommendation or Cadence Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4 and will require a new notice period as referred to in this Section 6.4. BancorpSouth or Cadence shall adjourn or postpone the BancorpSouth Meeting or the Cadence Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BancorpSouth Common Stock or Cadence Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Cadence or BancorpSouth, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Cadence Vote or the Requisite BancorpSouth Vote, and subject to the terms and conditions of this Agreement, Cadence or BancorpSouth, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Cadence Vote or Requisite BancorpSouth Vote, respectively. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the BancorpSouth Meeting shall be convened and this Agreement shall be submitted to the shareholders of BancorpSouth at the BancorpSouth Meeting, and (y) the Cadence Meeting shall be convened and this Agreement shall be submitted to the shareholders of Cadence at the Cadence Meeting, and nothing contained in this Agreement shall be deemed to relieve either BancorpSouth or Cadence of such obligation.
6.5 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of BancorpSouth and Cadence shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Cadence or BancorpSouth or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of BancorpSouth and Cadence reasonably satisfactory in form and substance to BancorpSouth’s and Cadence’s counsel.
6.6 Stock Exchange Listing. BancorpSouth shall cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
6.7 Employee Matters.
(a) From and after the Effective Time, unless otherwise mutually determined by Cadence and BancorpSouth prior to the Effective Time, BancorpSouth shall provide to employees of Cadence and its Subsidiaries who at the Effective Time become employees of BancorpSouth or its Subsidiaries (the “Continuing Employees”) employee compensation and benefits under the BancorpSouth Benefit Plans on terms and conditions that are no less favorable in the aggregate as those that apply to similarly situated BancorpSouth employees. Notwithstanding the foregoing, BancorpSouth and Cadence agree that, during the period commencing at the Effective Time and ending on the eighteen (18)-month anniversary thereof, any Continuing Employee or continuing employee of BancorpSouth and its Subsidiaries (in each case, other than those employees who are party to individual agreements that provide for severance benefits) who is involuntarily terminated during such eighteen (18)-month period will be provided with severance as described in Schedule 6.7(a) of the Cadence and BancorpSouth Disclosure Schedules.
(b) For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan or any purpose under the BancorpSouth Retirement Plan and Trust Agreement or to the extent that such credit would result in a duplication of benefits) under the

BancorpSouth Benefit Plans and the Cadence Benefit Plans, service with or credited by BancorpSouth, Cadence or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of BancorpSouth or its Subsidiaries shall be treated as service with BancorpSouth to the same extent that such service was taken into account under the analogous Cadence Benefit Plan or BancorpSouth Benefit Plan prior to the Effective Time; provided that, for the avoidance of doubt, Continuing Employees (i) shall receive service credit with respect to the BancorpSouth 401(k) plan and (ii) shall not receive service credit with respect to the BancorpSouth Retirement Plan and Trust Agreement. With respect to any Cadence Benefit Plan or BancorpSouth Benefit Plan in which any employees of BancorpSouth or Cadence (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, BancorpSouth, Cadence and the Surviving Entity shall: (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous BancorpSouth Benefit Plan or Cadence Benefit Plan, as the case may be, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a BancorpSouth Benefit Plan or Cadence Benefit Plan (to the same extent that such credit was given under the analogous Cadence or BancorpSouth Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any Cadence Benefit Plan or BancorpSouth Benefit Plan in which such employee first become eligible to participate after the Effective Time.
(c) The Surviving Entity agrees to honor in accordance with their terms all BancorpSouth Benefit Plans and Cadence Benefit Plans, including, without limitation, the BancorpSouth Benefit Plans set forth on Schedule 6.7(c) of the BancorpSouth Disclosure Schedule and Cadence Benefit Plans set forth on Schedule 6.7(c) of the Cadence Disclosure Schedule.
(d) If requested by BancorpSouth in writing delivered to Cadence not less than twenty (20) business days before the Closing Date, the Board of Directors of Cadence (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Cadence Banks, Inc. 401(k) Plan (the “Cadence 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If BancorpSouth requests that the Cadence 401(k) Plan be terminated, (i) Cadence shall provide BancorpSouth with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by BancorpSouth) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by BancorpSouth or one of its Subsidiaries (the “BancorpSouth 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. BancorpSouth and Cadence shall take any and all actions as may be required, including amendments to the Cadence 401(k) Plan and/or the BancorpSouth 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the BancorpSouth 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), BancorpSouth Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Cadence 401(k) Plan.
(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BancorpSouth or Cadence or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Cadence, BancorpSouth or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Cadence, BancorpSouth or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BancorpSouth or Cadence or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Cadence Benefit Plan or BancorpSouth Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Cadence Benefit Plan or BancorpSouth Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of BancorpSouth or Cadence or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Cadence Articles, the Cadence Bylaws and the governing or organizational documents of any Cadence Subsidiary, each present and former director, officer or employee of Cadence and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Cadence Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Cadence or any of its Subsidiaries or is or was serving at the request of Cadence or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Cadence Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Cadence Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the Cadence Indemnified Parties, and the Cadence Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Cadence Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.
(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Cadence (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Cadence or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Cadence for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, BancorpSouth or Cadence, in consultation with, but only upon the consent, of BancorpSouth, may (and at the request of BancorpSouth, Cadence shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Cadence’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c) The obligations of the Surviving Entity, BancorpSouth or Cadence under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Cadence Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Cadence Indemnified Party or affected person.
(d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Cadence Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.
6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of BancorpSouth, on the one hand, and a Subsidiary of Cadence, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.
6.10 Advice of Changes. BancorpSouth and Cadence shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.11 Dividends.
(a) Subject to Section 6.11(b), after the date of this Agreement and to the extent permitted under the BancorpSouth Charter and the Cadence Articles, respectively, each of BancorpSouth and Cadence shall coordinate with the other the declaration of any dividends in respect of BancorpSouth Common Stock, BancorpSouth Preferred Stock and Cadence Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Cadence Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Cadence Common Stock and any shares of BancorpSouth Common Stock any such holder receives in exchange therefor in the Merger.
(b) Subject to applicable law and the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing), prior to the Effective Time and in connection with the Closing, subject to applicable law, Cadence shall declare and, prior to the Effective Time, pay a cash dividend per share of Cadence Common Stock equal to $1.25 to holders of record of shares of Company Stock (the “Special Dividend” ). For the avoidance of doubt, in no event shall BancorpSouth or any of its Affiliates have any obligation, or be subject to any liability, to pay or fund the Special Dividend.
6.12 Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation. Each party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.
6.13 Corporate Governance; Headquarters.
(a) Prior to the Effective Time, the Board of Directors of BancorpSouth shall take all actions necessary to adopt the BancorpSouth Bylaw Amendment effective as of and from and after the Effective Time and to effect the requirements referenced therein. The provisions of Article XV of such bylaws shall also be considered an agreement of the parties in this Agreement mutatis mutandis. Effective as of the Effective Time, in accordance with the BancorpSouth Bylaw Amendment, the number of directors that will comprise the entire Board of Directors of the Surviving Entity shall each be twenty (20). Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time, eleven (11) shall be the current members of the Board of Directors of BancorpSouth as of immediately prior to the Effective Time (including the Chief Executive Officer of

BancorpSouth as of immediately prior to the Effective Time) (the “Legacy BancorpSouth Directors”), and nine (9) shall be members of the Board of Directors of Cadence as of immediately prior to the Effective Time (including the Chief Executive Officer of Cadence as of immediately prior to the Effective Time) (the “Legacy Cadence Directors”). On or prior to the Effective Time, the Board of Directors of BancorpSouth shall take such actions as are necessary to cause the persons indicated in Exhibit C to be elected or appointed to the Board of Directors of the Surviving Entity, including the classes and committees thereof, in each case as specified therein and with effect as of the Effective Time. In connection with the first annual meeting of shareholders of the Surviving Entity following the Effective Time (the “First Annual Meeting”), the Board of Directors of the Surviving Entity shall (i) nominate a slate of Directors that is comprised of (A) all the Legacy Cadence Directors who are eligible to serve under the provisions of the BancorpSouth Bylaws and, in accordance with the Corporate Governance Principles of BancorpSouth as of the date hereof, who are under the age of seventy-five (75) as of the date of the First Annual Meeting and (B) each Legacy BancorpSouth Director whose class term has expired as of the First Annual Meeting and (ii) use reasonable best efforts to obtain the election of all such nominees by the shareholders of the Surviving Entity at the First Annual Meeting.
(b) Effective as of the Effective Time: (i) James D. Rollins III shall be appointed Chairman of the Board of Directors and Chief Executive Officer of the Surviving Entity, (ii) Paul B. Murphy Jr. shall be appointed as Executive Vice Chairman and a member of the Board of Directors of the Surviving Entity and (iii) Larry G. Kirk shall be appointed independent lead director of the Board of Directors of the Surviving Entity.
(c) As of the Effective Time, the main office (as defined for purposes of the Mississippi Banking Law) and bank headquarters of the Surviving Entity will be located in Tupelo, Mississippi and the corporate headquarters of the Surviving Entity will be located in Houston, Texas. The Chief Executive Officer and the Executive Vice Chairman of the Surviving Entity will maintain their respective principal offices in Tupelo, Mississippi and Houston, Texas.
(d) As of the Effective Time, the name of the Surviving Entity will be Cadence Bank.
(e) On or prior to the Effective Time, the Board of Directors of BancorpSouth shall take such actions as are necessary to cause the persons indicated in Exhibit C to be elected or appointed to the offices of the Surviving Entity specified in such Exhibit, with effect as of the Effective Time.
6.14 Acquisition Proposals.
(a) Each party agrees that it will not, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.14), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite BancorpSouth Vote, in the case or BancorpSouth, or the Requisite Cadence Vote, in the case of Cadence, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Cadence or BancorpSouth, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to BancorpSouth or Cadence, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.15 Public Announcements. Cadence and BancorpSouth agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15.
6.16 Change of Method. Cadence and BancorpSouth shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Cadence and BancorpSouth (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of BancorpSouth Common Stock received by holders of Cadence Common Stock in exchange for each share of Cadence Common Stock, (ii) adversely affect the Tax treatment of Cadence’s shareholders or BancorpSouth’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Cadence or BancorpSouth pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17 Restructuring Efforts. If either Cadence or BancorpSouth shall have failed to obtain the Requisite Cadence Vote or the Requisite BancorpSouth Vote at the duly convened Cadence Meeting or BancorpSouth Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Cadence as provided for in this Agreement, or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its respective shareholders for approval.
6.18 Takeover Statutes. None of Cadence, BancorpSouth or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.19 Treatment of Cadence Indebtedness. At and after the Effective Time, BancorpSouth shall assume the due and punctual performance and observance of the covenants to be performed by Cadence under the indentures set forth on Section 6.19 of the Cadence Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, BancorpSouth and Cadence shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.
6.20 Exemption from Liability Under Section 16(b). Cadence and BancorpSouth agree that, in order to most effectively compensate and retain Cadence Insiders, both prior to and after the Effective Time, it is desirable that Cadence Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Cadence Common Stock into shares of BancorpSouth Common Stock in the Merger and the conversion of Cadence Equity Awards into corresponding BancorpSouth Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Cadence shall deliver to BancorpSouth in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Cadence subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Cadence Insiders”), and the Board of Directors of BancorpSouth and of Cadence, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Cadence) any dispositions of Cadence Common Stock or Cadence Equity Awards by the Cadence Insiders, and (in the case of BancorpSouth) any acquisitions of BancorpSouth Common Stock or BancorpSouth Equity Awards by any Cadence Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.21 Certain Tax Matters. Each of Cadence and BancorpSouth shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Cadence and BancorpSouth shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). In connection with the foregoing, (a) Cadence shall deliver to each of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 7.2(c) or 7.3(c)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Cadence Tax Certificate”), and (b) BancorpSouth shall deliver to each of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 7.2(c) or 7.3(c)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “BancorpSouth Tax Certificate”), in the case of each of clauses (a) and (b), at such times as such counsel shall reasonably request.
ARTICLE VII

CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approvals. The Requisite BancorpSouth Vote and the Requisite Cadence Vote shall have been obtained.
(b) NYSE Listing. The shares of BancorpSouth Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2 Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction, or waiver by BancorpSouth, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Cadence set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Cadence set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Cadence Bank), Section 3.2(b) (but only with respect to Cadence Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Cadence set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Cadence or the Surviving Entity. BancorpSouth shall have received a certificate dated as of the Closing Date and signed on behalf of Cadence by the Chief Executive Officer or the Chief Financial Officer of Cadence to the foregoing effect.

(b) Performance of Obligations of Cadence. Cadence shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and BancorpSouth shall have received a certificate dated as of the Closing Date and signed on behalf of Cadence by the Chief Executive Officer or the Chief Financial Officer of Cadence to such effect.
(c) Federal Tax Opinion. BancorpSouth shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to BancorpSouth, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the BancorpSouth Tax Certificate and the Cadence Tax Certificate.
7.3 Conditions to Obligations of Cadence. The obligation of Cadence to effect the Merger is also subject to the satisfaction, or waiver by Cadence, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of BancorpSouth set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of BancorpSouth set forth in Section 4.1(a), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BancorpSouth set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BancorpSouth. Cadence shall have received a certificate dated as of the Closing Date and signed on behalf of BancorpSouth by the Chief Executive Officer or the Chief Financial Officer of BancorpSouth to the foregoing effect.
(b) Performance of Obligations of BancorpSouth. BancorpSouth shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date (including the covenant to take all actions necessary to adopt the BancorpSouth Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time), and Cadence shall have received a certificate dated as of the Closing Date and signed on behalf of BancorpSouth by the Chief Executive Officer or the Chief Financial Officer of BancorpSouth to such effect.
(c) Federal Tax Opinion. Cadence shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Cadence, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the BancorpSouth Tax Certificate and the Cadence Tax Certificate.
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Cadence Vote or the Requisite BancorpSouth Vote:
(a) by mutual written consent of BancorpSouth and Cadence;

(b) by either BancorpSouth or Cadence if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c) by either BancorpSouth or Cadence if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d) by either BancorpSouth or Cadence (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Cadence, in the case of a termination by BancorpSouth, or BancorpSouth, in the case of a termination by Cadence, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by BancorpSouth, or Section 7.3, in the case of a termination by Cadence, and which is not cured within forty-five (45) days following written notice to Cadence, in the case of a termination by BancorpSouth, or BancorpSouth, in the case of a termination by Cadence, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e) by Cadence, if (i) BancorpSouth or the Board of Directors of BancorpSouth shall have made a Recommendation Change, or (ii) BancorpSouth or the Board of Directors of BancorpSouth shall have breached its obligations under Section 6.4 or 6.14 in any material respect; or
(f) by BancorpSouth, if (i) Cadence or the Board of Directors of Cadence shall have made a Recommendation Change, or (ii) Cadence or the Board of Directors of Cadence shall have breached its obligations under Section 6.4 or 6.14 in any material respect.
8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either BancorpSouth or Cadence as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BancorpSouth, Cadence, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BancorpSouth nor Cadence shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Cadence or shall have been made directly to the shareholders of Cadence or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Cadence Meeting) an Acquisition Proposal, in each case, with respect to Cadence, and (A) (x) thereafter this Agreement is terminated by either BancorpSouth or Cadence pursuant to Section 8.1(c) without the Requisite Cadence Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by BancorpSouth pursuant to Section 8.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Cadence enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Cadence shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BancorpSouth, by wire transfer of same-day funds, a fee equal to $118,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii) In the event that this Agreement is terminated by BancorpSouth pursuant to Section 8.1(f), then Cadence shall pay BancorpSouth, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(c)  (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of BancorpSouth or shall have been made directly to the shareholders of BancorpSouth or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the BancorpSouth Meeting) an Acquisition Proposal, in each case, with respect to BancorpSouth, and (A) (x) thereafter this Agreement is terminated by either BancorpSouth or Cadence pursuant to Section 8.1(c) without the Requisite BancorpSouth Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by Cadence pursuant to Section 8.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, BancorpSouth enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BancorpSouth shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Cadence the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii) In the event that this Agreement is terminated by Cadence pursuant to Section 8.1(e), then BancorpSouth shall pay Cadence, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(d) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.
(e) Each of BancorpSouth and Cadence acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if BancorpSouth or Cadence, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if BancorpSouth or Cadence, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE IX

GENERAL PROVISIONS
9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite BancorpSouth Vote or the Requisite Cadence Vote; provided, however, that after the receipt of the Requisite BancorpSouth Vote or the Requisite Cadence Vote, there may not be, without further approval of the shareholders of BancorpSouth or Cadence, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.
9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite BancorpSouth Vote or the Requisite Cadence Vote, there may not be, without further approval of the shareholders of BancorpSouth or Cadence, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 6.8 and 6.13 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.
9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and the FDIC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by BancorpSouth and Cadence.
9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Cadence, to:

Cadence Bancorporation
2100 Third Avenue North, Suite 1100
Birmingham, AL 35203
	Attention	Jerry W. Powell
	E-mail:	jerry.powell@cadencebank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Edward D. Herlihy
David E. Shapiro
Mark F. Veblen
	E-mail:	EDHerlihy@wlrk.com
DEShapiro@wlrk.com
MFVeblen@wlrk.com

and

(b)	if to BancorpSouth, to:

BancorpSouth Bank
One Mississippi Plaza
Tupelo, Mississippi 38804
	Attention:	Charles Pignuolo
	Email:	Charles.Pignuolo@bxs.com

With a copy (which shall not constitute notice) to each of:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	H. Rodgin Cohen
Mitchell S. Eitel
	Facsimile:	(212) 558-3588
	Email:	cohenhr@sullcrom.com
eitelm@sullcrom.com

Alston & Bird LLP
2200 Ross Avenue, Suite 2300
Dallas, Texas 75201
	Attention:	Sanford M. Brown
	Email:	sanford.brown@alston.com
9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Cadence means the actual knowledge of any of the officers of Cadence listed on Section 9.6 of the Cadence Disclosure Schedule, and the “knowledge” of BancorpSouth means the actual knowledge of any of the officers of BancorpSouth listed on Section 9.6 of the BancorpSouth Disclosure Schedule. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Central time, on the date hereof, (b) included in the virtual data room of a party by 5:00 p.m., Central time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (vi) the terms “ordinary course” and “ordinary course of business” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to a Pandemic and the Pandemic Measures. The Cadence Disclosure Schedule and the BancorpSouth Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Mississippi applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Cadence Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the

Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, BancorpSouth and Cadence have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
BancorpSouth Bank

By:	/s/ James D. Rollins III
Name: James D. Rollins III
Title: Chief Executive Officer

Cadence Bancorporation

By:	/s/ Paul B. Murphy, Jr.
Name: Paul B. Murphy, Jr.
Title: Chairman, Chief Executive Officer and Director

Exhibit A
Form of BancorpSouth Bylaw Amendment
[Attached]

EXHIBIT A
Form of Bylaw Amendment
The First Amended and Restated Bylaws of BancorpSouth Bank, as amended (the “Bylaws”) shall be further amended as follows:
1. A new Article XV shall be added to the Bylaws to state:
ARTICLE XV

CERTAIN GOVERNANCE MATTERS
Section 15.1 Interpretation; Definitions.
(a) The following definitions shall apply to this Article XV and otherwise as applicable in these Bylaws:
(i) “Designated Exchange” shall mean the primary stock exchange on which the Bank’s common stock is listed.
(ii) “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of April 12, 2021, by and between BancorpSouth Bank and Cadence Bancorporation, as it may have been amended, restated, supplemented or otherwise modified from time to time (the “Merger Agreement”).
(iii) “Entire Board of Directors” shall mean the total number of directors on the Board without giving effect to vacancies.
(iv) “First Annual Meeting” shall mean the first annual meeting of shareholders of the Bank following the Effective Time.
(v) “Legacy Cadence” shall mean Cadence Bancorporation, a Delaware corporation, which has merged with and into the Bank effective as of the Effective Time.
(vi) “Legacy Cadence Directors” shall mean the directors as of the Effective Time who were directors of Legacy Cadence as of immediately prior to the Effective Time.
(vii) “Legacy BancorpSouth” shall mean BancorpSouth Bank, a Mississippi state-charted nonmember bank, as in existence immediately prior to the Effective Time.
(viii) “Legacy BancorpSouth Directors” shall mean the directors as of the Effective Time who were directors of Legacy BancorpSouth as of immediately prior to the Effective Time.
(ix) “Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six (36) month anniversary of the Effective Time.
Section 15.2 Chairman; Executive Vice Chairman; Chief Executive Officer; Independent Lead Director.
(a) Effective as of the Effective Time, (i) James D. Rollins III shall serve as the Chairman of the Board of Directors and Chief Executive Officer of the Bank, (ii) Paul B. Murphy, Jr. shall serve as Executive Vice Chairman of the Bank and as a Director and (iii) Larry G. Kirk shall serve as Independent Lead Director of the Board of Directors.
(b) During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsection (a) above from, or failure to appoint, re-elect or re-nominate any of them to, any such positions, (ii) any amendment or modification to any employment or similar agreement with any of them to the extent such amendment or modification would materially and adversely affect such individual, or (iii) any termination of their employment by the Bank or any subsidiary of the Bank, shall, in each case, require the affirmative vote of at least two-thirds (66.7%) of the Entire Board of Directors.
Section 15.3 Composition of the Board of Directors.
Notwithstanding Section 4.1 of these Bylaws:
(a) During the period between the Effective Time and the First Annual Meeting, the Board of Directors shall be comprised of twenty (20) Directors, of which eleven (11) shall be the Legacy BancorpSouth Directors

(one of whom, as of the Effective Time, shall be the Chief Executive Officer of Legacy BancorpSouth as of immediately prior to the Effective Time) and nine (9) shall be the Legacy Cadence Directors (one of whom, as of the Effective Time, shall be the Chief Executive Officer of Legacy Cadence as of immediately prior to the Effective Time);
(b) as of the First Annual Meeting, the Board of Directors shall be reduced to eighteen (18) Directors;
(c) in connection with the First Annual Meeting, the Board of Directors shall nominate a slate of Directors that is comprised of:
(i) all the Legacy Cadence Directors who are eligible to serve under the provisions of these Bylaws and, in accordance with the Bank’s Corporate Governance Principles, who are under the age of seventy-five (75) as of the date of the First Annual Meeting; and
(ii)  each Legacy BancorpSouth Director whose class term has expired as of the First Annual Meeting; and
(d) each Legacy Cadence Director nominated pursuant to Section 15.3(b)(i) shall be nominated to join that certain class of directors as set forth in Exhibit C of the Merger Agreement.
Section 15.4 Committees.
(a) During the Specified Period, the Board of Directors shall have and maintain as standing committees an Audit Committee, a Risk Management Committee, an Executive Compensation and Stock Incentive Committee, a Nominating & Corporate Governance Committee, a Credit Risk Committee and a Trust and Financial Services Committee.
(b) During the Specified Period, the Board of Directors may by resolution (which, during the Specified Period, shall require the affirmative vote of at least two-thirds (66.7%) of the Entire Board of Directors) establish any committees not expressly contemplated by these Bylaws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the Bank and may prescribe the composition, duties and procedures thereof.
(c) At any time during the Specified Period in which an Executive Committee is in existence, the chairman of the Executive Committee shall be James D. Rollins III and each of Paul B. Murphy, Jr. and Larry G. Kirk shall serve as a member of the Executive Committee.
(d) Notwithstanding anything to the contrary in these Bylaws, during the Specified Period, no committee (including, for the avoidance of doubt, any Executive Committee, to the extent such a committee is in existence) shall be permitted to take any action, and the Board shall not delegate to any committee the power to take any action, that, if taken by the Board of Directors, would require the affirmative vote of at least two-thirds (66.7%) of the Board of Directors pursuant to this Article XV.
Section 15.5 Corporate Name; Headquarters.
During the Specified Period, (a) the name of the Bank shall be “Cadence Bank”, (b) the shares of common stock of the Bank shall be traded on the Designated Exchange under the ticker symbol “CADE”, and (c) the main office (as defined for purposes of the Mississippi Banking Law) and bank headquarters of the Bank shall be located in Tupelo, Mississippi and the corporate headquarters shall be located in Houston, Texas.
Section 15.6 Amendments.
During the Specified Period, the provisions of (a) this Article XV, and (b) any other provision of these Bylaws that sets forth the authority and responsibility of the Chairman, Executive Vice Chairman or the Chief Executive Officer, may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article XV may be adopted, by the Board of Directors only by (and any such modification, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Board of Directors for adoption by the shareholders of the Bank only by) an affirmative vote of at least two-thirds (66.7%) of the Entire Board of Directors.

Exhibit B
Form of Bank Merger Agreement
[Intentionally omitted]

Exhibit C
Directors
[Attached as Annex 1]
Officers
Name	Office
James D. Rollins III	Chairman and Chief Executive Officer
Paul B. Murphy Jr.	Executive Vice Chairman
Chris A. Bagley	President
R.H. (“Hank”) Holmes	Chief Banking Officer
Valerie C. Toalson	Chief Financial Officer

Annex 1 to Exhibit C

PROPOSED BXS/CADE BOARD COMMITTEE STRUCTURE

The following table shows the proposed membership of each committee of the Board of Directors:

Committee Chair-shown outlined

	Director	Board Class	Audit Committee	Executive Compensation and Stock Incentive Committee	Credit Risk Committee	Trust and Financial Services Committee	Nominating and Corporate Governance Committee	Risk Management	
1	Gus J. Blass III	II				B		B	2
2	Shannon Brown	III		B	B				2
3	Deborah Cannon	II	B		B				2
4	Charlotte Corley	I	B			B			2
5	Joe Evans	III			C	C			2
6	Dick Fredericks						C		1
7	Bill Harrison							C	1
8	Virginia Hepner	I	C	C					2
9	Skipper Holliman	III		B			B		2
10	Warren Hood	II	B					B	2
11	Keith Jackson	I				B	B		2
12	Larry Kirk*	I	B				B		2
13	Paul Murphy	I							0
14	Precious Owodunni	II	C				C		2
15	Alan Perry	III			B			B	2
16	Dan Rollins	III							0
17	Marc Shapiro	III		C			C		2
18	Tom Stanton	II		B				B	2
19	Kathy Waller	I		C	C				2
20	Tom Wiley	II				C		C	2
	BXS		4	3	3	3	3	4	20
	CADE		2	3	2	2	3	2	14
	TOTAL		**6**	**6**	**5**	**5**	**6**	**6**	**34**

* Independent Lead Director (for 3-year Class I term)

Class I term expires 2024, 2027
Class II expires in 2023, 2026
Class III expires in 2022, 2025

EXECUTION VERSION
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
AMENDMENT (this “Amendment”), dated as of May 27, 2021, to the Agreement and Plan of Merger, dated as of April 12, 2021 (the “Agreement”), by and between BancorpSouth Bank, a Mississippi-chartered bank (“BancorpSouth”), and Cadence Bancorporation, a Delaware corporation (“Cadence”).
WHEREAS, Section 9.1 of the Agreement provides that the Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; and
WHEREAS, the parties wish to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
1. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings given to them in the Agreement.
2. Section 1.9 of the Agreement is amended and restated in its entirety as follows:
“Section 1.9 Charter of Surviving Entity. At the Effective Time and in accordance with Section 6.13 of the Agreement, the charter of BancorpSouth as in effect immediately prior to the Effective Time, as amended with such amendments that are reflected in the articles of merger to be filed with the Mississippi Secretary and the Mississippi Department and the certificate of merger to be filed with the Delaware Secretary to (i) change the name of the Surviving Entity to ‘Cadence Bank’ and (ii) to increase the size of the Board of Directors of the Surviving Entity to twenty (20) members, shall be the charter of the Surviving Entity.”
3. Section 4.3(a) of the Agreement is amended by replacing the words “the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of BancorpSouth Common Stock” with:
“the affirmative vote of a majority of the votes cast on such matter by the holders of BancorpSouth Common Stock at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on such matter exists.”
4. Except as expressly amended hereby, each term, provision and Exhibit and Schedule of the Agreement will and does remain in full force and effect.
5. The provisions of Sections 9.1, 9.2, 9.6, 9.7 and 9.9 – 9.15 of the Agreement shall apply mutatis mutandis to this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, BancorpSouth and Cadence have caused this Amendment to be executed by their duly authorized officers as of the date first above written.
BancorpSouth Bank

By:	/s/ James D. Rollins III
	Name:	James D. Rollins III
	Title:	Chief Executive Officer

Cadence Bancorporation

By:	/s/ Paul B. Murphy, Jr.
	Name:	Paul B. Murphy, Jr.
	Title:	Chairman, Chief Executive Officer and Director
[Signature Page to Amendment to Agreement and Plan of Merger]

Annex B

April 9, 2021
The Board of Directors
BancorpSouth Bank
201 South Spring Street
Tupelo, MS 38804
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to BancorpSouth Bank (“BancorpSouth”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Cadence Bancorporation (“Cadence”) with and into BancorpSouth, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between BancorpSouth and Cadence. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of BancorpSouth, Cadence, or the holders of any securities thereof, each share of Class A Common Stock, par value of $0.01 per share, of Cadence (“Cadence Class A Common Stock”) and each share of Class B Non-Voting Common Stock, par value of $0.01 per share, of Cadence (“Cadence Class B Common Stock”, and together with the Cadence Class A Common Stock, the “Cadence Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Cadence Common Stock owned by Cadence or BancorpSouth (in each case, other than shares of Cadence Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Cadence or BancorpSouth in respect of debts previously contracted) will be converted into the right to receive 0.70 of a share of common stock, $2.50 par value per share, of BancorpSouth (“BancorpSouth Common Stock”). The ratio of 0.70 of a share of BancorpSouth Common Stock for one share of Cadence Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Effective Time, Cadence Bank, N.A., a wholly-owned subsidiary of Cadence, will merge with and into BancorpSouth, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”). In addition, the Agreement provides that, prior to the Effective Time and in connection with the closing of the Merger, Cadence will declare, and prior to the Effective Time, pay a cash dividend per share of Cadence Common Stock equal to $1.25 to holders of record of shares of Cadence Common Stock (the “Cadence Special Dividend”).
KBW has acted as financial advisor to BancorpSouth and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships between a KBW broker-dealer affiliate and each of BancorpSouth and Cadence, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, BancorpSouth and Cadence. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BancorpSouth or Cadence for its and their own respective accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of BancorpSouth (the “Board”) in rendering this opinion and will receive a fee from BancorpSouth for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, BancorpSouth has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years KBW has provided investment banking and financial advisory services to BancorpSouth and received compensation for such services. KBW acted as (i) joint book-running manager for BancorpSouth’s November 2019 offering of Series A non-cumulative perpetual preferred stock, and (ii) sole book-running manager for BancorpSouth’s November 2019 offering of fixed-to-floating rate subordinated notes. In the past two years, KBW has not provided investment banking or financial advisory services to Cadence. We may in the future provide investment banking and financial advisory services to BancorpSouth or Cadence and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BancorpSouth and Cadence and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated April 8, 2021 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2020 of BancorpSouth; (iii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Cadence; (iv) certain regulatory filings of BancorpSouth and Cadence and their respective subsidiaries, including the quarterly reports on Form FRY-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2020; (v) certain other interim reports and other communications of BancorpSouth and Cadence to their respective shareholders or stockholders; and (vi) other financial information concerning the respective businesses and operations of BancorpSouth and Cadence furnished to us by BancorpSouth and Cadence or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of BancorpSouth and Cadence; (ii) the assets and liabilities of BancorpSouth and Cadence; (iii) a comparison of certain financial and stock market information of BancorpSouth and Cadence with similar information for certain other companies, the securities of which are publicly traded; (iv) publicly available consensus “street estimates” of BancorpSouth and Cadence, as well as assumed BancorpSouth and Cadence long-term growth rates provided to us by BancorpSouth management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; (v) pro forma balance sheet and capital data of BancorpSouth as of December 31, 2020, as adjusted for BancorpSouth’s pending acquisitions of National United Bancshares, Inc. publicly announced on December 2, 2020 and FNS Bancshares, Inc. publicly announced on January 13, 2021 (collectively, the “Pending Acquisitions”), which data was prepared by, and provided to and discussed with us by, BancorpSouth management, and used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) estimates regarding certain pro forma financial effects of the Merger on BancorpSouth (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, BancorpSouth management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of BancorpSouth and Cadence regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon BancorpSouth management as to the reasonableness and achievability of the publicly available consensus “street estimates” of BancorpSouth and Cadence, the assumed BancorpSouth and Cadence long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on BancorpSouth (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the BancorpSouth and Cadence “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of BancorpSouth management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of BancorpSouth and Cadence that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of BancorpSouth and Cadence referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of BancorpSouth and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion, and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on BancorpSouth and Cadence. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BancorpSouth or Cadence since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for BancorpSouth and Cadence are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BancorpSouth or Cadence, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of BancorpSouth or Cadence under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger and the Cadence Special Dividend) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Cadence Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of BancorpSouth, Cadence or the pro forma entity or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of BancorpSouth that BancorpSouth has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BancorpSouth, Cadence, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to BancorpSouth. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the Cadence Special Dividend), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger to BancorpSouth, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of BancorpSouth to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BancorpSouth or the Board; (iii) any business, operational or other plans with respect to Cadence or the pro forma entity that may be currently contemplated by BancorpSouth or the Board or that may be implemented by BancorpSouth or the Board subsequent to the closing of the Merger; (iv) the fairness of the amount or nature of any compensation to any of BancorpSouth’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of BancorpSouth Common Stock or relative to the Exchange Ratio; (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of BancorpSouth, Cadence or any other party to any transaction contemplated by the Agreement; (vi) the actual value of BancorpSouth Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which BancorpSouth Common Stock or Cadence Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which BancorpSouth Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to BancorpSouth, Cadence, any of their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger and the Cadence Special Dividend), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of BancorpSouth Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder or stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to BancorpSouth.
Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C
Opinion of Goldman Sachs & Co. LLC
PERSONAL AND CONFIDENTIAL
April 12, 2021
Board of Directors
Cadence Bancorporation
2800 Post Oak Blvd., Suite 3800
Houston, TX 77056
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than BancorpSouth Bank (“BancorpSouth”) and its affiliates) of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of Cadence Bancorporation (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 12, 2021 (the “Agreement”), by and between the Company and BancorpSouth. The Agreement provides that (i) the Company will be merged with and into BancorpSouth (the “Merger”) and each outstanding Share (except for Shares owned by the Company or BancorpSouth (in each case, other than Shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by the Company or BancorpSouth in respect of debts previously contracted) will be converted into 0.70 of a share of common stock, par value $2.50 per share (the “BancorpSouth Common Stock”), of BancorpSouth (the “Stock Consideration”) and (ii) prior to the effective time of the Merger the Company will pay a cash dividend per Share equal to $1.25 to holders of record of Shares (the “Special Dividend”; together with the Stock Consideration, the “Consideration”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, BancorpSouth, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, BancorpSouth and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and BancorpSouth for the four years ended December 31, 2020; the Company’s Registration Statement on Form S-1, including the prospectus, dated November 9, 2017; certain publicly available research analyst reports for the Company and BancorpSouth; certain internal financial analyses and forecasts for BancorpSouth on a stand-alone basis as prepared by the management of BancorpSouth; and certain internal financial analyses and forecasts for the Company on a stand-alone basis, and certain financial analyses and forecasts for BancorpSouth on a stand-alone basis and pro forma for the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the managements of the Company and BancorpSouth to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and BancorpSouth regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and BancorpSouth; reviewed the reported price and trading activity for the Shares and shares of BancorpSouth Common Stock; compared certain financial and stock market information for the Company and BancorpSouth with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
C-1

Board of Directors
Cadence Bancorporation
April 12, 2021

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or BancorpSouth or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, we have assumed that such allowances and marks for losses for the Company or BancorpSouth are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or BancorpSouth or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than BancorpSouth and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than BancorpSouth and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the shares of BancorpSouth Common Stock or the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, BancorpSouth or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or BancorpSouth or the ability of the Company or BancorpSouth to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than BancorpSouth and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
C-2

Annex D
Opinion of J.P. Morgan Securities LLC
April 12, 2021
The Board of Directors
Cadence Bancorporation
2800 Post Oak Blvd., Suite 3800
Houston, TX 77056
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock, par value $0.01 per share (the “Company Class A Common Stock”), of Cadence Bancorporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with BancorpSouth Bank (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of April 12, 2021, by and between the Company and the Acquiror, (i) the Company will merge with and into the Acquiror (the “Merger”), and each outstanding share of Company Class A Common Stock, other than shares of Company Class A Common Stock held in treasury or owned by Acquiror (in each case, other than shares of Company Class A Common Stock owned by the Company or Acquiror (in each case, other than shares of Company Class A Common Stock (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (y) held, directly or indirectly, by the Company or Acquiror in respect of debts previously contracted)), will be converted into the right to receive 0.70 of a share (the “Stock Consideration”) of the common stock, par value $2.50, of Acquiror (the “Acquiror Common Stock”), and (ii) prior to the effective time of the Merger the Company will pay a cash dividend of $1.25 per share to holders of record of shares of Company Class A Common Stock (the “Special Dividend”, together with the Stock Consideration, the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Class A Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Acquiror relating to the Acquiror’s business on a stand-alone basis; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company’s business on a stand-alone basis and certain financial analyses and forecasts prepared by the management of the Company relating to the business of Acquiror on a stand-alone basis (collectively, the “Forecasts”) as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the Forecasts, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company and the Acquiror to which such Forecasts relate. We express no view as to such Forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income
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tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Class A Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Class A Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Class A Common Stock or the Acquiror Common Stock will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Class A Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
/s/ J.P. Morgan Securities LLC
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CADE2021SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D57494-S28152 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CADENCE BANCORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

To attend the Cadence Bancorporation special meeting, please go to:
www.virtualshareholdermeeting.com/CADE2021SM

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

D57495-S28152

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CADENCE BANCORPORATION

The undersigned appoints Jerry W. Powell and Allison O. Skinner, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Cadence common stock held of record by the undersigned at the close of business on July 6, 2021 at the special meeting of stockholders of Cadence to be held on August 9, 2021, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)